As filed with the Securities and Exchange Commission on September 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HF SINCLAIR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	4610	87-2092143
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

(214) 871-3555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vaishali S. Bhatia

Executive Vice President, General Counsel and Secretary

HF Sinclair Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

(214) 871-3555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan J. Bogdanow Katherine Terrell Frank E. Ramey Layne Vinson & Elkins L.L.P. Trammell Crow Center 2001 Ross Avenue, Suite 3900 Dallas, Texas 75201 (214) 220-7700	Hillary H. Holmes Tull R. Florey Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 (346) 718-6600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger contemplated by the Agreement and Plan of Merger, dated August 15, 2023, described in the enclosed joint proxy statement/prospectus, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. HF Sinclair Corporation may not sell the securities offered by this document until the registration statement filed with the U.S. Securities and Exchange Commission, of which this document is a part, is declared effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

PRELIMINARY— SUBJECT TO COMPLETION DATED SEPTEMBER 22, 2023

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of HF Sinclair Corporation and the Unitholders of Holly Energy Partners, L.P.:

On August 15, 2023, HF Sinclair Corporation (“HF Sinclair”) and Holly Energy Partners, L.P. (“HEP”) entered into an Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”) with Holly Logistic Services, L.L.C. (the “General Partner”), the general partner of HEP Logistics Holdings, L.P. (“HLH”); HLH, the general partner of HEP; Navajo Pipeline Co., L.P., an indirect wholly owned subsidiary of HF Sinclair (“HoldCo”); and Holly Apple Holdings LLC, a wholly owned subsidiary of HoldCo (“Merger Sub”); pursuant to which Merger Sub will merge with and into HEP (the “Merger”), with HEP surviving as an indirect wholly owned subsidiary of HF Sinclair.

Under the terms of the Merger Agreement, if the Merger is completed, at the effective time of the Merger (the “Effective Time”), each outstanding common unit representing a limited partner interest in HEP (each, a “HEP Common Unit”) other than the HEP Common Units already owned by HF Sinclair and its subsidiaries, including HoldCo, will be converted into the right to receive (i) 0.315 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of HF Sinclair (the “HF Sinclair Common Stock”), with cash paid in lieu of the issuance of fractional shares, if any, and (ii) $4.00 in cash, without interest (the “Cash Consideration” and, together with the shares of HF Sinclair Common Stock to be issued in the Merger, the “Merger Consideration”). Existing stockholders of HF Sinclair (“HF Sinclair Stockholders”) will continue to own their existing HF Sinclair Common Stock. Upon the closing of the Merger, former holders of HEP Common Units (“HEP Unitholders”) and existing HF Sinclair Stockholders will own approximately 10% and 90%, respectively, of the HF Sinclair Common Stock.

In connection with the Merger, (i) HLH’s non-economic general partner interest in HEP, (ii) HLH’s special general partner interest in HEP (the “Special General Partner Interest”), and (iii) the HEP Common Units owned by HF Sinclair and its subsidiaries, including HoldCo, will not be cancelled, will not be converted into the Merger Consideration and will remain outstanding following the Merger as a non-economic general partner interest in HEP, a Special General Partner Interest in HEP and as HEP Common Units, respectively.

In connection with the Merger, HF Sinclair will hold a special meeting of its stockholders (as the same may be adjourned or postponed, the “HF Sinclair Special Meeting”) and HEP will hold a special meeting of its unitholders (as the same may be adjourned or postponed, the “HEP Special Meeting”).

At the HF Sinclair Special Meeting, the HF Sinclair Stockholders will be asked to consider and vote on proposals to (i) approve the issuance of shares of HF Sinclair Common Stock to HEP Unitholders pursuant to the Merger Agreement (the “HF Sinclair Stock Issuance Proposal”) and (ii) approve the adjournment of the HF Sinclair Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the HF Sinclair Special Meeting to approve the HF Sinclair Stock Issuance Proposal (the “HF Sinclair Adjournment Proposal”). The approval by the HF Sinclair Stockholders of the HF Sinclair Stock Issuance Proposal is required by New York Stock Exchange (“NYSE”) rules relating to issuances of securities to certain related parties.

The conflicts committee (the “HF Sinclair Conflicts Committee”) of the board of directors of HF Sinclair (the “HF Sinclair Board”) and the HF Sinclair Board have unanimously approved the Merger Agreement and recommend that HF Sinclair Stockholders vote “FOR” the HF Sinclair Stock Issuance Proposal. The HF Sinclair Board recommends that HF Sinclair Stockholders vote

“FOR” the HF Sinclair Adjournment Proposal. The HF Sinclair Stockholders should be aware that certain of the directors, executive officers and other affiliates of HF Sinclair may have interests in the Merger that are different from, or in addition to, the interests they may have as a HF Sinclair Stockholder. See “Special Factors—Interests of Certain Persons in the Merger.”

At the HEP Special Meeting, the HEP Unitholders will be asked to consider and vote on proposals to (i) approve the Merger Agreement and the transactions contemplated thereby (the “Merger Proposal”) and (ii) approve the adjournment of the HEP Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the HEP Special Meeting to approve the Merger Proposal (the “HEP Adjournment Proposal”). Pursuant to the Merger Agreement, HF Sinclair has agreed that it will vote, or cause to be voted, all HEP Common Units then owned beneficially or of record by HF Sinclair or any of its subsidiaries in favor of the Merger Proposal. HF Sinclair currently holds approximately 47% of the issued and outstanding HEP Common Units through its subsidiaries, along with the non-economic general partner interest and the Special General Partner Interest.

The conflicts committee of the board of directors of the General Partner (the “HEP Conflicts Committee”) as well as the board of directors of the General Partner have unanimously and in good faith approved the Merger Agreement and recommend that HEP Unitholders vote “FOR” the Merger Proposal. The board of directors of the General Partner also recommends that HEP Unitholders vote “FOR” the HEP Adjournment Proposal. The HEP Unitholders should be aware that certain of the directors, executive officers and other affiliates of the General Partner and certain members of the HEP Conflicts Committee may have interests in the Merger that are different from, or in addition to, the interests they may have as a HEP Unitholder. See “Special Factors—Interests of Certain Persons in the Merger.”

Although the number of shares of HF Sinclair Common Stock that HEP Unitholders will receive in exchange for their HEP Common Units is fixed, the market value of the Merger Consideration will fluctuate with the market price of HF Sinclair Common Stock and will not be known at the time HEP Unitholders vote on the Merger Proposal or at the time HF Sinclair Stockholders vote on the HF Sinclair Stock Issuance Proposal. Based on the closing price of HF Sinclair Common Stock on the NYSE on August 15, 2023, the last trading day before the public announcement of the parties entering into the Merger Agreement, the Exchange Ratio represented approximately $17.71 in value for each HEP Common Unit for total Merger Consideration of $21.71 for each HEP Common Unit. Based on the closing price of HF Sinclair Common Stock on the NYSE on     , 2023, the most recent practicable day before the printing of the accompanying joint proxy statement/prospectus, the Exchange Ratio represented approximately $     in value for each HEP Common Unit for a total Merger Consideration of $     for each HEP Common Unit. We urge you to obtain current market quotations for HF Sinclair Common Stock (trading symbol “DINO”) and HEP Common Units (trading symbol “HEP”).

We cannot complete the Merger unless the HF Sinclair Stockholders approve the HF Sinclair Stock Issuance Proposal and the HEP Unitholders approve the Merger Proposal. Accordingly, your vote is very important regardless of the number of shares of HF Sinclair Common Stock or HEP Common Units you own. Voting instructions are set forth inside this joint proxy statement/prospectus.

The obligations of HF Sinclair and HEP to complete the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus describes the HF Sinclair Special Meeting and the proposals to be considered thereat, the HEP Special Meeting and the proposals to be considered thereat, the Merger and the documents and agreements related to the Merger. It also contains or incorporates by reference information about HF Sinclair and HEP and certain related agreements and matters. Please carefully read the entire accompanying joint proxy statement/prospectus, including “Risk Factors” beginning on page 22, for a discussion of the risks relating to the proposed Merger. You also can obtain information about HF Sinclair and HEP from documents that each has filed with the U.S. Securities and Exchange Commission. Please see “Where You Can Find More Information” beginning on page 183 of the accompanying joint proxy statement/prospectus for how you may obtain such information.

Sincerely,

Franklin Myers	Michael C. Jennings

Chairperson of the Board of Directors	Chairperson of the Board of Directors
HF Sinclair Corporation	Holly Logistic Services, L.L.C., the general partner of HEP Logistics Holdings, L.P., which is the general partner of Holly Energy Partners, L.P.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger described in the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying document is dated     , 2023 and is first being mailed to the HF Sinclair Stockholders and HEP Unitholders on or about     , 2023.

Dallas, Texas

   , 2023

HF Sinclair Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of HF Sinclair Corporation:

You are cordially invited to attend the virtual special meeting (as the same may be adjourned or postponed, the “HF Sinclair Special Meeting”) of stockholders of HF Sinclair Corporation (“HF Sinclair”), which will be held exclusively via a live audio webcast on     , 2023 at 9:30 a.m., Central Time, at https://www.virtualshareholdermeeting.com/DINO2023SM, for the following purposes:

•

to vote on a proposal (the “HF Sinclair Stock Issuance Proposal”) to approve the issuance of shares of common stock, par value $0.01 per share, of HF Sinclair (“HF Sinclair Common Stock” and such issuance, the “HF Sinclair Stock Issuance”) pursuant to the Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”), dated as of August 15, 2023, by and among HF Sinclair, Navajo Pipeline Co., L.P. (“HoldCo”), Holly Apple Holdings LLC (“Merger Sub”), HEP Logistics Holdings, L.P. (“HLH”), Holly Logistic Services, L.L.C. (the “General Partner”) and Holly Energy Partners, L.P. (“HEP”); and

•

to vote on a proposal to approve the adjournment of the HF Sinclair Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the HF Sinclair Special Meeting to approve the above proposal (the “HF Sinclair Adjournment Proposal”).

The HF Sinclair Special Meeting will be held via a live audio webcast in a virtual meeting format at https://www.virtualshareholdermeeting.com/DINO2023SM. Holders of HF Sinclair Common Stock (the “HF Sinclair Stockholders”) will not be able to attend the HF Sinclair Special Meeting physically in-person. The accompanying joint proxy statement/prospectus includes instructions on how to access the virtual HF Sinclair Special Meeting and how to participate and vote from home or any remote location with Internet connectivity. You or your proxy holder will be able to virtually attend and vote at the virtual HF Sinclair Special Meeting by visiting https://www.virtualshareholdermeeting.com/DINO2023SM and using the 16-digit control number on your proxy card.

Assuming a quorum is present, approval of the HF Sinclair Stock Issuance Proposal requires approval by a majority of the votes cast by HF Sinclair Stockholders entitled to vote on such proposal. The HF Sinclair Adjournment Proposal requires the approval by a majority in interest of the stockholders entitled to vote at the HF Sinclair Special Meeting, present in person or represented by proxy. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the HF Sinclair Special Meeting.

The parties to the Merger Agreement cannot complete the Merger unless the HF Sinclair Stock Issuance Proposal is approved at the HF Sinclair Special Meeting. Accordingly, your vote is very important regardless of the number of shares of HF Sinclair Common Stock you own.

The conflicts committee (the “HF Sinclair Conflicts Committee”) of the board of directors of HF Sinclair (the “HF Sinclair Board”) has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the

HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the HF Sinclair Board approve the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the HF Sinclair Board resolve, to (a) direct that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (b) recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

The HF Sinclair Board (acting, in part, based upon the recommendation of the HF Sinclair Conflicts Committee) has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (iv) resolved to recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

The HF Sinclair Board and HF Sinclair Conflicts Committee unanimously recommend that the HF Sinclair Stockholders vote “FOR” the HF Sinclair Stock Issuance Proposal. The HF Sinclair Board unanimously recommends that the HF Sinclair Stockholders vote “FOR” the HF Sinclair Adjournment Proposal. For more information regarding the recommendations of the HF Sinclair Board, see “Special Factors—Recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board and their Reasons for the Merger.”

The HF Sinclair Stockholders should be aware that certain of the directors, executive officers and other affiliates of HF Sinclair may have interests in the Merger that are different from, or in addition to, the interests they may have as a HF Sinclair Stockholder. See “Special Factors—Interests of Certain Persons in the Merger.”

Only the HF Sinclair Stockholders of record at the close of business on     , 2023 are entitled to notice of and to vote at the HF Sinclair Special Meeting. References to the HF Sinclair Special Meeting in this joint proxy statement/prospectus are to such virtual special meeting as the same may be adjourned or postponed from time to time.

TO PARTICIPATE IN THE VIRTUAL SPECIAL MEETING, A HF SINCLAIR STOCKHOLDER OF RECORD WILL NEED THE 16-DIGIT CONTROL NUMBER INCLUDED ON SUCH HOLDER’S PROXY CARD OR INSTRUCTIONS THAT ACCOMPANIED SUCH HOLDER’S PROXY MATERIALS. THE LIVE AUDIO WEBCAST OF THE HF SINCLAIR SPECIAL MEETING WILL BEGIN PROMPTLY ON     , 2023 AT 9:30 A.M., CENTRAL TIME, AT HTTPS://WWW.VIRTUALSHAREHOLDERMEETING.COM/DINO2023SM. THE HF SINCLAIR STOCKHOLDERS ARE ENCOURAGED TO ACCESS THE HF SINCLAIR SPECIAL MEETING PRIOR TO THE START TIME. ONLINE ACCESS AND CHECK-IN WILL BEGIN AT 9:15 A.M., CENTRAL TIME. TECHNICAL SUPPORT WILL BE AVAILABLE ON THE VIRTUAL MEETING PLATFORM BEGINNING AT 9:15 A.M., CENTRAL TIME ON     , 2023 THROUGH THE CONCLUSION OF THE HF SINCLAIR SPECIAL MEETING. IF YOU ENCOUNTER ANY DIFFICULTIES ACCESSING THE VIRTUAL MEETING DURING THE CHECK-IN OR MEETING TIME, PLEASE DIAL THE TECHNICAL ASSISTANCE NUMBERS SHOWN ON THE VIRTUAL MEETING PLATFORM. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO VIRTUALLY ATTEND THE HF SINCLAIR SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•

If you hold your shares of HF Sinclair Common Stock in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your shares of HF Sinclair Common Stock.

•	If you hold your shares of HF Sinclair Common Stock in your own name, you may submit your proxy by:

•	using the toll-free telephone number shown on the proxy card and voting no later than 10:59 p.m., Central Time, on the date prior to the HF Sinclair Special Meeting;

•	using the Internet website shown on the proxy card and voting no later than 10:59 p.m., Central Time, on the date prior to the HF Sinclair Special Meeting; or

•

marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States. To be counted at the HF Sinclair Special Meeting, the proxy card must be received no later than 10:59 p.m., Central Time, on the date prior to the HF Sinclair Special Meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the HF Sinclair Stock Issuance Proposal and the Merger Agreement. You are urged to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. This joint proxy statement/prospectus and the Notice of Virtual Special Meeting of Stockholders relating to the Merger and the HF Sinclair Stock Issuance Proposal will be available at     . If you have any questions concerning the Merger or the HF Sinclair Stock Issuance Proposal or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of HF Sinclair Common Stock, please contact HF Sinclair’s proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Call (212) 929-5500 / Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

Sincerely,

Vaishali S. Bhatia

Executive Vice President, General Counsel and Secretary

HF Sinclair Corporation

Dallas, Texas

   , 2023

Holly Energy Partners, L.P.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

NOTICE OF VIRTUAL SPECIAL MEETING OF UNITHOLDERS

To the Unitholders of Holly Energy Partners, L.P.:

You are cordially invited to attend the virtual special meeting (as the same may be adjourned or postponed, the “HEP Special Meeting”) of unitholders of Holly Energy Partners, L.P. (“HEP”) which will be held exclusively via a live audio webcast on     , 2023 at 8:30 a.m., Central Time, at https://www.virtualshareholdermeeting.com/HEP2023SM, for the following purposes:

•

to vote on a proposal to approve the Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”), dated as of August 15, 2023, by and among HF Sinclair Corporation (“HF Sinclair”), Navajo Pipeline Co., L.P. (“HoldCo”), Holly Apple Holdings LLC (“Merger Sub”), HEP Logistics Holdings, L.P. (“HLH”), Holly Logistic Services, L.L.C. (the “General Partner”) and HEP, and the transactions contemplated thereby, including the Merger (as defined below) (the “Merger Proposal”); and

•

to vote on a proposal to approve the adjournment of the HEP Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the HEP Special Meeting to approve the above proposal (the “HEP Adjournment Proposal”).

The HEP Special Meeting will be held via a live audio webcast in a virtual meeting format at https://www.virtualshareholdermeeting.com/HEP2023SM. Holders of common units representing limited partner interests in HEP (the “HEP Common Units” and such holders, the “HEP Unitholders”) will not be able to attend the HEP Special Meeting in-person. The accompanying joint proxy statement/prospectus includes instructions on how to access the virtual HEP Special Meeting and how to participate and vote from home or any remote location with Internet connectivity. You or your proxy holder will be able to virtually attend and vote at the virtual HEP Special Meeting by visiting https://www.virtualshareholdermeeting.com/HEP2023SM and using the 16-digit control number on your proxy card.

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon consummation of the Merger (as defined below), Merger Sub will merge with and into HEP, with HEP surviving as an indirect wholly owned subsidiary of HF Sinclair (the “Merger”). Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding HEP Common Units. In the absence of a quorum, approval of the HEP Adjournment Proposal requires the affirmative vote of HEP Unitholders representing a majority of the outstanding HEP Common Units entitled to vote and represented in person or by proxy at the HEP Special Meeting. If a quorum is present, approval of the HEP Adjournment proposal requires the affirmative vote of holders of a majority of the outstanding HEP Common Units. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the HF Sinclair Special Meeting.

Pursuant to the Merger Agreement, HF Sinclair has agreed that it will vote, or cause to be voted, all HEP Common Units then owned beneficially or of record by HF Sinclair or any of its subsidiaries in favor of the

Merger Proposal. HF Sinclair currently holds approximately 47% of the issued and outstanding HEP Common Units through its subsidiaries, along with the non-economic general partner interest and the special general partner interest.

The parties to the Merger Agreement cannot complete the Merger unless holders of a majority of the outstanding HEP Common Units approve the Merger Proposal. Accordingly, your vote is very important regardless of the number of HEP Common Units you own.

The conflicts committee (the “HEP Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”) has unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unitholders other than HF Sinclair, HoldCo, HLH, the General Partner and their respective Affiliates (the “HEP Unaffiliated Unitholders”), (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Second Amended and Restated Agreement of Limited Partnership of HEP, dated as of October 31, 2017, as may be further amended, modified or supplemented from time to time, including Section 7.9(a) thereof) on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the GP Board resolve to (a) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval and (b) recommend approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

The GP Board (acting, in part, based upon the recommendation of the HEP Conflicts Committee) has unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval and (iv) resolved to recommend approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

Each of the HEP Conflicts Committee and the GP Board unanimously recommends that the HEP Unitholders vote “FOR” the Merger Proposal. The GP Board also recommends that the HEP Unitholders vote “FOR” the HEP Adjournment Proposal. For more information regarding the recommendations of the HEP Conflicts Committee and the GP Board, see “Special Factors—Recommendations of the HEP Conflicts Committee and the GP Board and the Reasons for their Recommendations.”

The HEP Unitholders should be aware that certain of the directors, executive officers and other affiliates of the General Partner and certain members of the HEP Conflicts Committee may have interests in the Merger that are different from, or in addition to, the interests they may have as a HEP Unitholder. See “Special Factors—Interests of Certain Persons in the Merger.”

Only the HEP Unitholders of record at the close of business on     , 2023 are entitled to notice of and to vote at the HEP Special Meeting. References to the HEP Special Meeting in this joint proxy statement/prospectus are to such virtual special meeting as the same may be adjourned or postponed from time to time.

TO PARTICIPATE IN THE VIRTUAL SPECIAL MEETING, A HEP UNITHOLDER OF RECORD WILL NEED THE 16-DIGIT CONTROL NUMBER INCLUDED ON SUCH HOLDER’S PROXY CARD OR INSTRUCTIONS THAT ACCOMPANIED SUCH HOLDER’S PROXY MATERIALS. THE LIVE AUDIO WEBCAST OF THE HEP SPECIAL MEETING WILL BEGIN PROMPTLY ON     , 2023 AT 8:30 A.M., CENTRAL TIME, AT HTTPS://WWW.VIRTUALSHAREHOLDERMEETING.COM/HEP2023SM. THE HEP UNITHOLDERS ARE ENCOURAGED TO ACCESS THE HEP SPECIAL MEETING PRIOR TO THE START TIME. ONLINE ACCESS AND CHECK-IN WILL BEGIN AT 8:15 A.M., CENTRAL TIME. TECHNICAL SUPPORT WILL BE AVAILABLE ON THE VIRTUAL MEETING PLATFORM BEGINNING AT 8:15 A.M., CENTRAL TIME ON     , 2023 THROUGH

THE CONCLUSION OF THE HEP SPECIAL MEETING. IF YOU ENCOUNTER ANY DIFFICULTIES ACCESSING THE VIRTUAL MEETING DURING THE CHECK-IN OR MEETING TIME, PLEASE DIAL THE TECHNICAL ASSISTANCE NUMBERS SHOWN ON THE VIRTUAL MEETING PLATFORM. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO VIRTUALLY ATTEND THE HEP SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•	If you hold your HEP Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your HEP Common Units.

•	If you hold your HEP Common Units in your own name, you may submit your proxy by:

•	using the toll-free telephone number shown on the proxy card and voting no later than 10:59 p.m., Central Time, on the date prior to the HEP Special Meeting;

•	using the Internet website shown on the proxy card and voting no later than 10:59 p.m., Central Time, on the date prior to the HEP Special Meeting; or

•

marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States. To be counted at the HEP Special Meeting, the proxy card must be received no later than 10:59 p.m., Central Time, on the date prior to the HEP Special Meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the Merger and the Merger Agreement. You are urged to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. This joint proxy statement/prospectus and the Notice of Virtual Special Meeting of Unitholders relating to the Merger will be available at     . If you have any questions concerning the Merger or this joint proxy statement/prospectus, would like additional copies or need help voting your HEP Common Units, please contact HEP’s proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Call (212) 929-5500 / Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

Sincerely,

Vaishali S. Bhatia

Executive Vice President, General Counsel and Secretary

Holly Logistic Services, L.L.C.

the general partner of HEP Logistics Holdings, L.P.,

which is the general partner of Holly Energy Partners, L.P.

IMPORTANT NOTE ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by HF Sinclair, constitutes a prospectus of HF Sinclair under Section 5 of the Securities Act with respect to the HF Sinclair Common Stock to be issued in connection with the Merger Agreement. This document also constitutes a proxy statement of HF Sinclair and of HEP under Section 14(a) of the Exchange Act and a notice of meeting with respect to the HF Sinclair Special Meeting and the HEP Special Meeting. This joint proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of offers to exchange or purchase or the solicitation of a proxy in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

As permitted under the rules of the SEC, this joint proxy statement/prospectus incorporates by reference important business and financial information about HF Sinclair and HEP from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 183. You can obtain any of the documents incorporated by reference into this document from HF Sinclair or HEP, as the case may be, or from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from HF Sinclair or HEP at the following addresses and telephone numbers:

HF Sinclair Corporation Attention: Investor Relations 2828 N. Harwood St., Suite 1300 Dallas, Texas 75201 Telephone: (214) 954-6510	Holly Energy Partners, L.P. Attention: Investor Relations 2828 N. Harwood St., Suite 1300 Dallas, Texas 75201 Telephone: (214) 954-6511

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

You may obtain certain of these documents at HF Sinclair’s website at http://www.hfsinclair.com and HEP’s website at http://www.hollyenergy.com. Information contained on HF Sinclair’s and HEP’s websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the HF Sinclair Special Meeting and HEP Special Meeting, your request should be received no later than five business days before the date of each respective Special Meeting, which means your request should be received no later than     , 2023. If you request any documents, HF Sinclair or HEP, as applicable, will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

In “Questions and Answers” and in the “Summary Term Sheet” below, selected information from this joint proxy statement/prospectus is highlighted, but not all of the information that may be important to you is included. To better understand the Merger Agreement, the Merger and the HF Sinclair Stock Issuance, and for a more complete description of its legal terms, you should carefully read this entire joint proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 22 of this joint proxy statement/prospectus and the Merger Agreement, a copy of which is attached hereto as Annex A, as well as the documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

HF Sinclair and HEP have not authorized anyone to give any information or make any representation about the Merger, HF Sinclair or HEP that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/

prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning HF Sinclair has been furnished by HF Sinclair. All information in this document concerning HEP has been furnished by HEP.

JOINT PROXY STATEMENT/PROSPECTUS

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CERTAIN DEFINED TERMS

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“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purpose of the Merger Agreement, no Group Member, on the one hand, or HF Sinclair or any of HF Sinclair’s Subsidiaries (including the General Partner, HLH, HoldCo and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other; provided, further, however, that REH Company shall not be considered an Affiliate of HF Sinclair or HEP.

•	“Assignee” has the meaning set forth in the HEP Partnership Agreement.

•	“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

•	“DGCL” means the Delaware General Corporation Law, as amended.

•	“DOJ” means the U.S. Department of Justice.

•	“Effective Time” has the meaning set forth under Section 2.3 of the Merger Agreement.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“Exchange Agent” means the exchange agent appointed pursuant to Section 3.3 of the Merger Agreement.

•	“Exchange Ratio” means 0.315 shares of HF Sinclair Common Stock per HEP Public Common Unit.

•	“FTC” means the U.S. Federal Trade Commission.

•	“General Partner” means Holly Logistic Services, L.L.C., a Delaware limited liability company and general partner of HLH.

•	“GP Board” means the board of directors of the General Partner.

•	“Group Member” means a member of the Partnership Group.

•	“HEP” means Holly Energy Partners, L.P., a Delaware limited partnership.

•	“HEP Common Units” means the common units representing limited partner interests in HEP.

•	“HEP Conflicts Committee” means the conflicts committee of the GP Board.

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“HEP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of HEP, dated as of October 31, 2017, as may be further amended, modified or supplemented from time to time.

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“HEP Public Common Units” means each HEP Common Unit that is issued and outstanding as of immediately prior to the Effective Time, other than any HEP Common Units owned by HF Sinclair and its subsidiaries, including HoldCo, HLH and the General Partner.

•	“HEP Public Unitholder” means a holder of HEP Public Common Units.

•	“HEP Special Meeting” means the special meeting of HEP Unitholders, as the same may be adjourned or postponed.

•	“HEP Unaffiliated Unitholder” means the HEP Unitholders other than HF Sinclair, HoldCo, HLH, the General Partner and their respective Affiliates.

•	“HEP Unitholder” means a holder of HEP Common Units.

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“HEP Unitholder Approval” means the approval of the Merger Agreement and the Merger by the HEP Unitholders by the affirmative vote or consent of the holders of a majority of the outstanding HEP Common Units in accordance with the Delaware LP Act and the HEP Partnership Agreement.

•	“HF Sinclair” means HF Sinclair Corporation, a Delaware corporation.

•	“HF Sinclair Board” means the board of directors of HF Sinclair.

•	“HF Sinclair Bylaws” means the Third Amended and Restated By-Laws of HF Sinclair, effective as of September 18, 2023.

•	“HF Sinclair Charter” means the Amended and Restated Certificate of Incorporation of HF Sinclair, dated March 14, 2022.

•	“HF Sinclair Common Stock” means the common stock, par value $0.01 per share, of HF Sinclair.

•	“HF Sinclair Conflicts Committee” means the conflicts committee of the HF Sinclair Board.

•	“HF Sinclair Stock Issuance” means the issuance of shares of HF Sinclair Common Stock as part of the Merger Consideration.

•	“HF Sinclair Special Meeting” means the special meeting of HF Sinclair Stockholders, as the same may be adjourned or postponed.

•	“HF Sinclair Stockholder” means a holder of HF Sinclair Common Stock.

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“HF Sinclair Stockholder Approval” means the approval of the HF Sinclair Stock Issuance by a majority of the votes cast by HF Sinclair Stockholders entitled to vote on such proposal calculated in accordance with the DGCL and the organizational documents of HF Sinclair.

•	“HLH” means HEP Logistics Holdings, L.P., a Delaware limited partnership and the general partner of HEP.

•	“HoldCo” means Navajo Pipeline Co., L.P., a Delaware limited partnership and indirect wholly owned subsidiary of HF Sinclair.

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

•	“Merger” means the merger of Merger Sub with and into HEP, with HEP surviving the merger.

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“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 15, 2023, by and among HF Sinclair, HoldCo, Merger Sub, HLH, the General Partner and HEP, as the same may be amended or supplemented from time to time.

•	“Merger Consideration” means the shares of HF Sinclair Common Stock to be issued and cash to be paid to HEP Public Unitholders in the Merger pursuant to the Merger Agreement.

•	“Merger Sub” means Holly Apple Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of HoldCo.

•	“NYSE” means The New York Stock Exchange.

•	“Partners” means the General Partner and the HEP Unitholders.

•	“Partnership Group” means, collectively, HEP and its Subsidiaries.

•	“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a governmental authority.

•	“REH Company” means REH Company (formerly known as The Sinclair Companies), a Wyoming corporation.

•	“REH Parties” means REH Company, the stockholders of REH Company and each of their permitted transferees.

•	“REH Stockholders Agreement” means that certain Stockholders Agreement dated as of August 2, 2021, by and among HF Sinclair, REH Company and the stockholders of REH Company.

•	“REH Unitholders Agreement” means that certain Unitholders Agreement, dated as of August 2, 2021, by and among HEP, the General Partner, HoldCo and the REH Parties.

•	“SEC” means the U.S. Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

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“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

•	“Surviving Entity” means the entity that survives the Merger.

•	“Transactions” means the various transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance.

•	“U.S. GAAP” means the accounting principles generally accepted in the United States of America.

SUMMARY TERM SHEET

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. HF Sinclair and HEP urge you to carefully read this joint proxy statement/prospectus in its entirety, including the Annexes. Additionally, important information, which HF Sinclair and HEP also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 183. Unless stated otherwise, all references in this joint proxy statement/prospectus to HF Sinclair are to HF Sinclair Corporation, all references to HEP are to Holly Energy Partners, L.P. and all references to the Merger Agreement are to the Agreement and Plan of Merger, dated as of August 15, 2023, by and among HF Sinclair, HoldCo, Merger Sub, HLH, the General Partner and HEP, as the same may be amended or supplemented from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. HF Sinclair, HoldCo and Merger Sub are referred to herein collectively as the “Parent Entities.”

The Parties (see page 39)

HF Sinclair Corporation

HF Sinclair is a corporation incorporated under the laws of the State of Delaware. HF Sinclair’s Common Stock is listed on the NYSE under the trading symbol “DINO.” HF Sinclair is an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington, Utah and Wyoming. HF Sinclair markets its refined products principally in the Southwest United States, the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,500 branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47.2% limited partner interest and a non-economic general partner interest in HEP, a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HF Sinclair subsidiaries.

HF Sinclair’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Navajo Pipeline Co., L.P.

HoldCo is a limited partnership organized under the laws of the State of Delaware and an indirect wholly owned subsidiary of HF Sinclair.

HoldCo’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Holly Apple Holdings LLC

Merger Sub, a wholly owned subsidiary of HoldCo, is a limited liability company formed under the laws of the State of Delaware on August 14, 2023, solely for the purpose of effecting the Merger. Upon completion of the Merger, Merger Sub will merge with and into HEP, with HEP surviving as an indirect wholly owned subsidiary of HF Sinclair. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

Merger Sub’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Holly Logistic Services, L.L.C.

The General Partner is a limited liability company formed under the laws of the State of Delaware and is the general partner of HLH and an indirect wholly owned subsidiary of HF Sinclair.

The General Partner’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

HEP Logistics Holdings, L.P.

HLH is a limited partnership organized under the laws of the State of Delaware and is the general partner of HEP.

HLH’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Holly Energy Partners, L.P.

HEP, together with its consolidated subsidiaries, is a publicly traded master limited partnership organized under the laws of the State of Delaware. HEP’s Common Units are listed on the NYSE under the trading symbol “HEP.” HEP provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HF Sinclair. HEP, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington and Wyoming, as well as refinery processing units in Kansas and Utah.

HEP’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

HF Sinclair’s Ownership Interest in and Control of HEP

HF Sinclair has a significant equity interest in HEP. As of September 18, 2023, HF Sinclair’s interests in HEP consisted of the following:

•	a non-economic general partner interest, which HF Sinclair holds through its indirect 100% ownership interest in the General Partner;

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the indirect beneficial ownership of the special general partnership interest of HEP (the “Special General Partner Interest”), which HF Sinclair holds through its indirect 100% ownership interest in the General Partner; and

•	the direct and indirect beneficial ownership of 59,630,030 HEP Common Units or approximately 47.2% of the 126,440,201 outstanding HEP Common Units.

Certain of the executive officers and directors of the General Partner are also executive officers and directors of HF Sinclair.

For additional information, see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 85.

The Merger (see page 97)

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub will merge with and into HEP, with HEP surviving as an indirect wholly owned subsidiary of HF Sinclair.

The Merger Consideration (see page 41)

Under the terms of the Merger Agreement, at the Effective Time, (i) each outstanding HEP Public Common Unit will be converted into the right to receive (a) 0.315 shares of HF Sinclair Common Stock and (b) $4.00 in cash, without interest (the “Cash Consideration”), and (ii) each (a) Partnership Service LTIP Award (as defined in “Special Factors—Treatment of HEP Equity Awards”) (unless specifically noted in clause (b) or (c)) and Partnership Performance LTIP Award (as defined in “Special Factors—Treatment of HEP Equity Awards”) with a performance period ending in 2024 or beyond will be converted (with respect to performance awards, at target levels) into Parent RSUs (as defined in “Special Factors—Treatment of HEP Equity Awards”), as adjusted by the Equity Award Exchange Ratio (as defined in “Special Factors—Interests of Certain Persons in the Merger”); (b) Director LTIP Awards (as defined in “Special Factors—Treatment of HEP Equity Awards”) granted prior to the execution of the Merger Agreement and Partnership Performance LTIP Awards with a performance period ending in 2023 will vest and convert (with respect to the Partnership Performance LTIP Awards, at actual performance levels) into the right to receive the Merger Consideration and any accrued distribution rights on the original award; (c) Director LTIP Awards granted following the execution of the Merger Agreement will vest on a pro rata basis (based on months of service) and convert into the right to receive the Merger Consideration and any accrued distribution rights on the original award; and (d) Partnership Cash Awards (as defined in “Special Factors—Treatment of HEP Equity Awards”) will be assumed by HF Sinclair on substantially the same terms and conditions as were applicable to the corresponding Partnership Cash Award.

Effects of the Merger (see page 41)

If the Merger is completed, (i) HEP will become an indirect wholly owned subsidiary of HF Sinclair, (ii) the HEP Public Unitholders will no longer have an equity interest in HEP, (iii) the HEP Common Units will no longer be listed on the NYSE, (iv) HEP will commence the suspension and termination of the registration of the HEP Common Units with the SEC, (v) the HEP Common Units owned by HF Sinclair and its subsidiaries immediately prior to the Effective Time will remain outstanding as equity interests in the Surviving Entity, (vi) the general partner interest will remain outstanding as a general partner interest in the Surviving Entity and (vii) the Special General Partner Interest will remain outstanding as a general partner interest in the Surviving Entity.

Position of HF Sinclair, HoldCo and Merger Sub as to the Fairness of the Merger (see page 51)

None of the Parent Entities participated in the deliberations of the HEP Conflicts Committee regarding, or received advice from the HEP Conflicts Committee’s legal or financial advisors as to, the fairness of the Merger to the HEP Unaffiliated Unitholders. None of the Parent Entities has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the HEP Unaffiliated Unitholders. Nonetheless, each of the Parent Entities believes that the Merger is both procedurally and substantively fair to the HEP Unaffiliated Unitholders. This belief is based upon the factors discussed under the sections entitled “Special Factors—Position of HF Sinclair, HoldCo and Merger Sub as to the Fairness of the Merger” and “Special Factors—Recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board and their Reasons for the Merger.”

Each of the Parent Entities is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Parent Entities as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any HEP Unaffiliated Unitholder as to how to vote on the Merger Proposal.

Recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board and their Reasons for the Merger (see page 52)

On August 15, 2023, among other things, the HF Sinclair Conflicts Committee unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the HF Sinclair Board approve the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the HF Sinclair Board resolve to (a) direct that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (b) recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

On August 15, 2023, among other things, the HF Sinclair Board (acting, in part, based upon the recommendation of the HF Sinclair Conflicts Committee) unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (iv) resolved to recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

For a discussion of the many factors considered by the HF Sinclair Conflicts Committee and the HF Sinclair Board in making its determination and approval, see “Special Factors—Recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board and their Reasons for the Merger.”

Recommendations of the HEP Conflicts Committee and the GP Board and the Reasons for their Recommendations (see page 52)

At a meeting of the HEP Conflicts Committee on August 15, 2023, the HEP Conflicts Committee, by unanimous vote, (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” for all purposes of the HEP Partnership Agreement, including Section 7.9(a) thereof) on the terms and subject to the conditions set forth in the Merger Agreement, (c) recommended to the GP Board the approval by the GP Board of the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (d) resolved, and recommended that the GP Board resolve, to (i) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval pursuant to Section 14.3 of the HEP Partnership Agreement and (ii) recommend approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

Following the HEP Conflicts Committee meeting, the GP Board held a special meeting and, acting upon the recommendation of the HEP Conflicts Committee, unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (c) resolved to (i) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP

Unitholders for approval pursuant to Section 14.3 of the HEP Partnership Agreement and (ii) recommend the approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

For more information regarding the respective approvals of the HEP Conflicts Committee and the GP Board, see “Special Factors—Recommendations of the HEP Conflicts Committee and the GP Board and the Reasons for their Recommendations.”

Financial Advisor Discussion Materials Provided to HF Sinclair (see page 66)

HF Sinclair engaged Barclays Capital, Inc. (“Barclays”) to act as its financial advisor in connection with evaluating the Merger. As part of that engagement, Barclays provided, at HF Sinclair’s request, certain discussion materials to HF Sinclair, the HF Sinclair Conflicts Committee and the HF Sinclair Board, dated August 14, 2023 (the “Barclays Discussion Materials”).

For a description of the Barclays Discussion Materials that HF Sinclair, the HF Sinclair Conflicts Committee and the HF Sinclair Board received from Barclays, see “Financial Advisor Discussion Materials Provided to HF Sinclair” beginning on page 66. A copy of the Barclays Discussion Materials is attached as an exhibit to the Schedule 13E-3 Transaction Statement under Section 13(e) of the Exchange Act and Rule 13e-3 thereunder relating to the Transactions (the “Schedule 13E-3”).

Opinion of the Financial Advisor to the HEP Conflicts Committee (see page 70)

The HEP Conflicts Committee engaged Intrepid Partners, LLC (“Intrepid”) to act as its financial advisor. As part of that engagement, the HEP Conflicts Committee requested that Intrepid evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the HEP Unaffiliated Unitholders. On August 15, 2023, Intrepid delivered to the HEP Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Merger Consideration is fair, from a financial point of view, to the HEP Unaffiliated Unitholders. For a description of the opinion that the HEP Conflicts Committee received from Intrepid, see “Special Factors—Opinion of the Financial Advisor to the HEP Conflicts Committee” beginning on page 70. A copy of the opinion of Intrepid is attached as Annex B to this joint proxy statement/prospectus.

No Appraisal Rights (see page 84)

Neither the HF Sinclair Stockholders nor the HEP Unitholders are entitled to appraisal or dissenters’ rights in connection with the Merger under applicable law or contractual appraisal rights under HF Sinclair’s organizational documents, the HEP Partnership Agreement or the Merger Agreement.

Fees and Expenses (see page 84)

Except for a party’s reimbursement or termination fee obligations in connection with the termination of the Merger Agreement, generally, all fees and expenses incurred in connection with the Transactions will be the obligation of the respective party incurring such fees and expenses. Expenses relating to the preparation, printing, filing and mailing of this joint proxy statement/prospectus and the related Schedule 13E-3 will be paid 50% by HF Sinclair and 50% by HEP. For more information, see “Special Factors—Fees and Expenses” beginning on page 84.

Financing of the Merger (see page 84)

The total amount of funds necessary to fund the Cash Consideration portion of the Merger Consideration is anticipated to be approximately $268 million plus approximately $20.1 million of transaction expenses. HF Sinclair expects to fund the Cash Consideration with cash on hand.

Interests of Certain Persons in the Merger (see page 85)

The HF Sinclair Stockholders should be aware that certain of the directors, executive officers and other affiliates of HF Sinclair may have interests in the Merger that are different from, or in addition to, the interests they may have as a HF Sinclair Stockholder. For a detailed discussion of the interests that the directors and executive officers of HF Sinclair (or one of its subsidiaries) may have in the Merger, see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 85.

The HEP Unitholders should be aware that certain of the directors, executive officers and other affiliates of the General Partner and certain members of the HEP Conflicts Committee may have interests in the Merger that are different from, or in addition to, the interests they may have as a HEP Unitholder. For a detailed discussion of the interests that the directors and executive officers of the General Partner (or one of its subsidiaries) may have in the Merger, see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 85.

The HF Sinclair Stockholders and the HEP Unitholders should be aware that REH Company, a significant HF Sinclair Stockholder and a significant HEP Unitholder, may have interests in the Merger that are different from, or in addition to, the interests they have as a HF Sinclair Stockholder and/or a HEP Unitholder due to the special rights included in the REH Stockholders Agreement and the REH Unitholder Agreement. For a detailed discussion of the interests that REH may have in the Merger, see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 85.

The Merger Agreement (see page 97)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to carefully read the Merger Agreement in its entirety, as it is the principal document that governs the Merger.

U.S. Federal Income Tax Consequences (see page 166)

The receipt of HF Sinclair Common Stock and cash in exchange for HEP Public Common Units pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “United States Federal Income Tax Consequences”). Accordingly, a U.S. Holder who receives HF Sinclair Common Stock and cash in exchange for HEP Public Common Units pursuant to the Merger Agreement will recognize gain or loss in an amount equal to the difference between:

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the sum of (i) the fair market value of the HF Sinclair Common Stock, measured at the time of receipt thereof, (ii) the amount of cash, and (iii) such U.S. Holder’s share of HEP’s nonrecourse liabilities immediately prior to the Merger; and

•	such U.S. Holder’s adjusted tax basis in the HEP Public Common Units exchanged therefor (which includes such U.S. Holder’s share of HEP’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a U.S. Holder will generally be taxable as capital gain or loss. However, a portion of the amount realized in the Merger, which amount could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent attributable to “unrealized receivables,” including depreciation recapture, or “inventory items” owned by HEP and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded such U.S. Holder’s share of HEP’s income may become available to offset all or a portion of the ordinary income and gain recognized by such U.S. Holder.

The U.S. federal income tax consequences of the Merger to a HEP Public Unitholder will depend on such U.S. Holder’s own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “United States Federal Income Tax Consequences” for a more complete discussion of U.S. federal income tax consequences of the Merger.

Listing of HF Sinclair Common Stock to be Issued in the Merger; Delisting and Deregistration of HEP Common Units (see page 85)

HF Sinclair expects to obtain approval to list on the NYSE, subject to official notice of issuance, if required, the shares of HF Sinclair Common Stock to be issued as Merger Consideration; or, if treasury shares are used as Merger Consideration, to provide appropriate notice to the NYSE required in place of an approved listing application. Such approval or notice for use, as applicable, is a condition to the Merger. Upon completion of the Merger, HF Sinclair will undertake certain actions whereby the HEP Common Units will be delisted from the NYSE and subsequently deregistered under the Exchange Act.

Accounting Treatment of the Merger (see page 85)

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 810, Consolidation. As HF Sinclair controls HEP both before and after the Merger, the changes in HF Sinclair’s ownership interest in HEP resulting from the Merger will be accounted for as an equity transaction, and no gain or loss will be recognized in HF Sinclair’s consolidated income statement. In addition, the tax effects of the Merger will be reported as adjustments to deferred income taxes and additional capital consistent with ASC 740, Income Taxes.

Timing of the Merger (see page 97)

The Merger is expected to be completed in the fourth quarter of 2023, subject to the receipt of the HF Sinclair Stockholder Approval and HEP Unitholder Approval and the satisfaction or waiver of other closing conditions. For a discussion of the timing of the Merger, see “The Merger Agreement—The Merger; Effective Time; Closing” beginning on page 97.

Comparison of the Rights of the HF Sinclair Stockholders and the HEP Unitholders (see page 116)

HF Sinclair is a Delaware corporation, and HEP is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of HF Sinclair Stockholders are governed by the HF Sinclair Charter, the HF Sinclair Bylaws and the DGCL. The rights of the HEP Unitholders are governed by the HEP Partnership Agreement and the Delaware LP Act. For more information, see page 116.

Comparative Market Prices and Cash Dividend/Distribution Information (see page 33)

Shares of HF Sinclair Common Stock are traded on the NYSE under the trading symbol “DINO”, and the HEP Common Units are traded on the NYSE under the trading symbol “HEP.” The following table presents the closing prices of HF Sinclair Common Stock and HEP Common Unit on (i) August 15, 2023, the last trading day before the public announcement of the parties entering into the Merger Agreement, and (ii)     , 2023. The table also shows the equivalent per unit value of the HF Sinclair Common Stock included in the Merger Consideration for each HEP Common Unit, which per unit value is calculated as the product of (i) the applicable HF Sinclair Common Stock closing price and (ii) 0.315, the Exchange Ratio, plus $4.00 in cash.

	HF Sinclair Common Stock Closing Price		HEP Common Unit Closing Price		Equivalent Per Unit Value
August 15, 2023		$56.22		$21.30		$21.71
, 2023	$		$		$

For more information, see “The Merger Agreement—Dividends and Distributions” on page 110.

Summary of Risk Factors (see page 22)

You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the Merger and the related transactions, HF Sinclair’s business and HF Sinclair Common Stock are described under “Risk Factors” beginning on page 22.

QUESTIONS AND ANSWERS

Important Information and Risks. The following are brief answers to some questions that you may have regarding the proposed Merger, the HF Sinclair Special Meeting and the HEP Special Meeting. You should read and consider carefully the remainder of this joint proxy statement/prospectus, including the Risk Factors beginning on page 22 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 183.

Q:	Why am I receiving these materials?

A:	This joint proxy statement/prospectus serves as a proxy statement for the HF Sinclair Special Meeting and the HEP Special Meeting.

You are receiving this joint proxy statement/prospectus because HF Sinclair and HEP have entered into the Merger Agreement, pursuant to which, on the terms and subject to the fulfillment or, to the extent permissible under applicable law, waiver of the conditions included in the Merger Agreement, Merger Sub will merge with and into HEP; the separate existence of Merger Sub will cease and HEP will continue as the Surviving Entity in the Merger as an indirect wholly owned subsidiary of HF Sinclair. The Merger Agreement governs the terms of the Merger of Merger Sub and HEP and is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the Merger, among other things, HF Sinclair Stockholders must approve the issuance of HF Sinclair Common Stock (the “HF Sinclair Stock Issuance”) in connection with the Merger under the rules of the NYSE related to related party transactions (the “HF Sinclair Stock Issuance Proposal”) and HEP Unitholders must approve the Merger Agreement and the Merger in accordance with Delaware law and the HEP Partnership Agreement (the “Merger Proposal”).

This joint proxy statement/prospectus serves as both the proxy statement through which HF Sinclair and HEP will solicit proxies to obtain the necessary stockholder and unitholder approvals for the Merger and the prospectus forming part of the Registration Statement on Form S-4 by which HF Sinclair will issue shares of HF Sinclair Common Stock as consideration in the Merger.

This joint proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the HF Sinclair Special Meeting and HEP Special Meeting, the Merger and other matters.

Q:	Why are HF Sinclair and HEP proposing the Merger?

A:

HF Sinclair and HEP believe that the Merger will benefit both the HF Sinclair Stockholders and the HEP Unaffiliated Unitholders. See “Special Factors—Recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board and their Reasons for the Merger” and “Special Factors—Recommendations of the HEP Conflicts Committee and the GP Board and the Reasons for their Recommendations.”

Q:	What will happen to HEP as a result of the Merger?

A:

If the Merger is successfully completed, Merger Sub will be merged with and into HEP, with HEP surviving as an indirect wholly owned subsidiary of HF Sinclair. Upon completion of the Merger, HEP Common Units will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act. There are no immediate plans to terminate HEP’s legal existence or transfer, assign or otherwise dispose of any of HEP’s assets following the Merger.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. For a more complete discussion of the proposed Merger, its effects and the other Transactions, please see “The Merger Agreement.”

Q:	What percentage of outstanding shares of HF Sinclair Common Stock will HEP Public Unitholders own after the successful consummation of the Merger?

A:

If the Merger is successfully completed, based on the number of shares of HF Sinclair Common Stock and HEP Public Common Units outstanding as of September 18, 2023, the shares of HF Sinclair Common Stock that the HEP Public Unitholders receive in the Merger will collectively represent approximately 10.4% of the outstanding shares of HF Sinclair Common Stock following completion of the Merger.

Q:	What will HEP Public Unitholders receive in the Merger?

A:

If the Merger is completed, each eligible HEP Public Common Unit outstanding at the Effective Time will automatically be converted into and will thereafter represent the right to receive (i) 0.315 shares of HF Sinclair Common Stock and (ii) $4.00 in cash, without interest. Each eligible HEP Public Unitholder will receive cash in lieu of the issuance of fractional shares of HF Sinclair Common Stock that such HEP Public Unitholder would otherwise be entitled to receive in the Merger.

Because HF Sinclair will issue a fixed number of shares of HF Sinclair Common Stock in exchange for each HEP Public Common Unit, the value of the Merger Consideration that HEP Public Unitholders will receive in the Merger will depend on the market price of shares of HF Sinclair Common Stock at the Effective Time. The market price of shares of HF Sinclair Common Stock that HEP Public Unitholders receive at the Effective Time could be greater than, less than or the same as the market price of shares of HF Sinclair Common Stock on the date of this joint proxy statement/prospectus or at the time of the HEP Special Meeting. Accordingly, you should obtain current market quotations for HF Sinclair Common Stock and HEP Common Units before deciding how to vote with respect to the Merger Proposal or the HF Sinclair Stock Issuance Proposal, as applicable. HF Sinclair Common Stock is traded on the NYSE under the trading symbol “DINO.” HEP Common Units are traded on the NYSE under the trading symbol “HEP.”

For more information regarding the Merger Consideration to be received by HEP Public Unitholders if the Merger is completed, please see “The Merger Agreement.”

Q:	What will holders of HEP equity awards receive in the Merger?

A:

If the Merger is completed, each holder of a (i) Partnership Service LTIP Award will receive restricted stock units relating to a number of shares of HF Sinclair Common Stock (“Parent RSUs”), equal to (A) the number of HEP Common Units subject to or referenced within the corresponding Partnership Service LTIP Award as of immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, rounded up to the nearest share; (ii) Director LTIP Award that becomes vested in connection with the Merger will receive the (A) Merger Consideration, plus (B) any accrued but unpaid amounts in relation to distribution equivalent rights; (iii) Partnership Performance LTIP Award that was granted during the 2020 calendar year will receive vesting of the award based on actual performance and receive, with respect to each such HEP Common Unit subject to the vested Partnership Performance LTIP Award, (A) the Merger Consideration, plus (B) any accrued but unpaid amounts in relation to distribution equivalent rights; and (iv) Partnership Performance LTIP Award that was granted during the 2021, 2022 and 2023 calendar years will receive a number of Parent RSUs equal to the target number of HEP Common Units subject to the award multiplied by the Equity Award Exchange Ratio (each capitalized term used herein as defined in “Special Factors—Treatment of HEP Equity Awards”). The former holder of any Partnership LTIP Award (other than 2020 Partnership

LTIP Awards, Director LTIP Awards and Partnership Cash Awards) will only be entitled to receive Parent RSUs in exchange for the previously held Partnership LTIP Awards, which Parent RSUs will include a right to receive payment of any amounts with respect to accrued distribution equivalent rights as of the closing and in accordance with and subject to substantially the same vesting, forfeiture, payment timing and other provisions as applied under the corresponding converted Partnership LTIP Award. For more information regarding the treatment of all HEP equity awards in connection with the Merger, please see “Special Factors—Treatment of HEP Equity Awards.”

Q:	How will existing HF Sinclair Stockholders be affected by the Merger?

A:

Upon completion of the Merger, each HF Sinclair Stockholder will hold the same number of shares of HF Sinclair Common Stock that such stockholder held immediately prior to completion of the Merger. As a result of the Merger, HF Sinclair Stockholders will own shares in a larger company with higher earnings attributable to HF Sinclair Stockholders. However, because HF Sinclair will be issuing additional shares of HF Sinclair Common Stock to HEP Public Unitholders in exchange for their HEP Public Common Units in connection with the Merger, each outstanding share of HF Sinclair Common Stock issued and outstanding immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of HF Sinclair Common Stock issued and outstanding after the Merger.

Q:	Should HEP Public Unitholders deliver their HEP Public Common Units now?

A:

No. After the Merger is completed, any HEP Public Common Units you hold as of the Effective Time in book entry form automatically will be converted into the right to receive the Merger Consideration. If you hold your HEP Public Common Units in book entry form, you will not be required to deliver certificates to receive the Merger Consideration. If you instead hold your HEP Public Common Units in certificated form, then, after receiving the proper documentation from you following the Effective Time, the Exchange Agent will deliver to you the shares of HF Sinclair Common Stock in book entry form. If you own HEP Public Common Units in street name, the shares of HF Sinclair Common Stock you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker, or other nominee within a few days following the closing date of the Merger.

Q:	Where will my shares or units trade after the Merger?

A:

HF Sinclair Common Stock will continue to trade on the NYSE under the trading symbol “DINO.” HEP Common Units will no longer be publicly traded after the completion of the Merger and will be deregistered under the Exchange Act.

Q:	Will the shares of HF Sinclair Common Stock acquired in the Merger be entitled to receive dividends?

A:

After the closing of the Merger, all shares of HF Sinclair Common Stock issued in exchange for HEP Public Common Units will entitle the holder to the same dividends (if any) that all other holders of HF Sinclair Common Stock will receive with respect to any dividend record date that occurs after the Effective Time. See “Comparison of the Rights of the HF Sinclair Stockholders and the HEP Unitholders.”

Q:	What happens to future distributions with respect to HEP Public Common Units?

A:

If the Merger is successfully consummated, all outstanding HEP Public Common Units will be converted into the right to receive the Merger Consideration, including the HF Sinclair Common Stock at the Exchange Ratio, and will no longer be entitled to receive quarterly distributions from HEP with respect to such HEP Public Common Units. See “Comparative Market Prices and Cash Dividend/Distribution Information” and “Comparison of the Rights of the HF Sinclair Stockholders and the HEP Unitholders.”

Q:	When and where will the HF Sinclair Special Meeting be held?

A:

The HF Sinclair Special Meeting will be held virtually on    , 2023, at 9:30 a.m., Central Time, via live audio webcast at https://www.virtualshareholdermeeting.com/DINO2023SM, or other such date, time and place to which such meeting may be adjourned or postponed from time to time, to consider and vote upon the HF Sinclair Stock Issuance Proposal and the HF Sinclair Adjournment Proposal.

Q:	When and where will the HEP Special Meeting be held?

A:

The HEP Special Meeting will be held virtually on    , 2023, at 8:30 a.m., Central Time, via live audio webcast at https://www.virtualshareholdermeeting.com/HEP2023SM, or other such date, time and place to which such meeting may be adjourned or postponed from time to time, to consider and vote upon the Merger Proposal and the HEP Adjournment Proposal.

Q:	Why did HF Sinclair and HEP choose to hold virtual special meetings?

A:

The HF Sinclair Board and the GP Board each decided to hold the HF Sinclair Special Meeting and HEP Special Meeting, respectively, virtually in order to facilitate HF Sinclair Stockholder and HEP Public Unitholder attendance and participation from nearly any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual special meeting makes it possible for more HF Sinclair Stockholders or HEP Public Unitholders (regardless of size, resources or physical location) to have direct access to information, while saving HF Sinclair, HEP and their respective holders time and money.

Q:	Who is entitled to vote at the Special Meetings?

A:

The record date for the HF Sinclair Special Meeting is    , 2023 (the “HF Sinclair record date”). Only the HF Sinclair Stockholders of record as of the close of business on the HF Sinclair record date are entitled to notice of, and to vote at, the HF Sinclair Special Meeting.

The record date for the HEP Special Meeting is     , 2023 (the “HEP record date”). Only the HEP Unitholders of record as of the close of business on the HEP record date are entitled to notice of, and to vote at, the HEP Special Meeting.

Q:	What if I sell my HF Sinclair Common Stock or HEP Public Common Units after the HF Sinclair record date or HEP record date but before the HF Sinclair Special Meeting or HEP Special Meeting?

A:

The HF Sinclair record date for the HF Sinclair Special Meeting is earlier than the date of the HF Sinclair Special Meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your HF Sinclair Common Stock after the HF Sinclair record date but before the date of the HF Sinclair Special Meeting, you will retain your right to vote at the HF Sinclair Special Meeting.

The HEP record date for the HEP Special Meeting is earlier than the date of the HEP Special Meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your HEP Public Common Units after the HEP record date but before the date of the HEP Special Meeting, you will retain your right to vote at the HEP Special Meeting. However, you will not have the right to receive the Merger Consideration to be received by the HEP Public Unitholders in the Merger. In order to receive the Merger Consideration, you must hold your HEP Public Common Units as of the Effective Time.

Q:	What constitutes a quorum at the Special Meetings?

A:

The holders of a majority of the outstanding shares of HF Sinclair Common Stock entitled to vote at the HF Sinclair Special Meeting represented in person or by proxy at the HF Sinclair Special Meeting will constitute a quorum and will permit HF Sinclair to conduct the proposed business at the HF Sinclair Special Meeting. Virtual attendance at the HF Sinclair Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum. Proxies received but marked as abstentions will be counted as shares of HF Sinclair Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present or represented at the HF Sinclair Special Meeting for purposes of determining the presence of a quorum.

The holders of a majority of the outstanding HEP Common Units entitled to vote at the HEP Special Meeting (including outstanding HEP Common Units directly or indirectly owned by HF Sinclair) represented in person or by proxy at the HEP Special Meeting will constitute a quorum and will permit HEP to conduct the proposed business at the HEP Special Meeting. Virtual attendance at the HEP Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum. Proxies received but marked as abstentions will be counted as HEP Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present or represented at the HEP Special Meeting for purposes of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the HF Sinclair Special Meeting?

A:

Assuming a quorum is present, approval of the HF Sinclair Stock Issuance Proposal requires approval by a majority of the votes cast by HF Sinclair Stockholders entitled to vote on such proposal. The proposal to approve the adjournment of the HF Sinclair Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the HF Sinclair Special Meeting to approve the HF Sinclair Stock Issuance Proposal (the “HF Sinclair Adjournment Proposal”) requires approval by a majority in interest of the stockholders entitled to vote at the HF Sinclair Special Meeting, present in person or represented by proxy.

All of the directors and executive officers of HF Sinclair beneficially owned, in the aggregate, less than 1% of the outstanding shares of HF Sinclair Common Stock as of September 18, 2023.

The approval of the HF Sinclair Stock Issuance Proposal is a condition to the obligations of HF Sinclair and HEP to complete the Merger. The HF Sinclair Stockholder Approval is required by NYSE rules relating to issuances of securities to certain related parties. The approval of the HF Sinclair Adjournment Proposal is not a condition to the obligations of HF Sinclair or HEP to complete the Merger.

Q:	What is the vote required to approve each proposal at the HEP Special Meeting?

A:

Approval of the Merger Proposal requires the affirmative vote of the HEP Unitholders representing at least a majority of the outstanding HEP Common Units. In the absence of a quorum, approval of the proposal to approve the adjournment of the HEP Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the HEP Special Meeting to approve the Merger Proposal (the “HEP Adjournment Proposal”) requires the affirmative vote of the HEP Unitholders representing a majority of the outstanding HEP Common Units entitled to vote and represented in person or by proxy at the HEP Special Meeting. If a quorum is present, approval of the HEP Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding HEP Common Units. Further, assuming a quorum is present, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the HEP Adjournment Proposal.

HF Sinclair and its subsidiaries beneficially owned, in the aggregate, approximately 47.2% of the outstanding HEP Common Units as of September 18, 2023. Pursuant to the terms of the Merger Agreement, HF Sinclair and its subsidiaries have agreed to vote their shares in favor of the Merger Proposal and the HEP Adjournment Proposal.

All of the directors and executive officers of the General Partner beneficially owned, in the aggregate, less than 1% of the outstanding HEP Common Units as of September 18, 2023.

Approval of the Merger Proposal is a condition to the obligations of HF Sinclair and HEP to complete the Merger. The approval of the HEP Adjournment Proposal is not a condition to the obligations of HF Sinclair or HEP to complete the Merger.

Q:	How do I vote my shares of HF Sinclair Common Stock if I hold them in my own name?

A:	After you have read this joint proxy statement/prospectus carefully, you may cause your shares of HF Sinclair Common Stock to be voted in one of the following ways:

•	by submitting your proxy by mail by completing, signing, dating and returning the enclosed proxy card (a proxy card and a postage-paid envelope are enclosed for your convenience);

•	by submitting your proxy electronically by visiting the Internet website listed on your proxy card;

•	by submitting your proxy telephonically by calling the toll-free (within the United States or Canada) phone number on the enclosed proxy card; or

•	by virtually attending the HF Sinclair Special Meeting and voting at the HF Sinclair Special Meeting using the 16-digit control number on the enclosed proxy card.

The deadline for submitting your proxy by mail, telephone or electronically through the Internet website listed on your proxy card is 10:59 p.m., Central Time, on the date prior to the HF Sinclair Special Meeting.

If you virtually attend the HF Sinclair Special Meeting and want to vote during the virtual meeting, you will be able to do so using the control number included on your proxy card or instructions that accompanied your proxy materials. The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of HF Sinclair Common Stock and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone.

Q:	How do I vote my HEP Common Units if I hold them in my own name?

A:	After you have read this joint proxy statement/prospectus carefully, you may cause your HEP Common Units to be voted in one of the following ways:

•	by submitting your proxy by mail by completing, signing, dating and returning the enclosed proxy card (a proxy card and a postage-paid envelope are enclosed for your convenience);

•	by submitting your proxy electronically by visiting the Internet website listed on your proxy card;

•	by submitting your proxy telephonically by calling the toll-free (within the United States or Canada) phone number on the enclosed proxy card; or

•	by virtually attending the HEP Special Meeting and voting at the HEP Special Meeting using the 16-digit control number on the enclosed proxy card.

The deadline for submitting your proxy by mail, telephone or electronically through the Internet website listed on your proxy card is 10:59 p.m., Central Time, on the date prior to the HEP Special Meeting.

If you virtually attend the HEP Special Meeting and want to vote during the virtual meeting, you will be able to do so using the control number included on your proxy card or instructions that accompanied your proxy materials. The control number located on your proxy card is designed to verify your identity and allow you to vote your HEP Common Units and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone.

Q:	May I attend the HF Sinclair Special Meeting and vote at the HF Sinclair Special Meeting?

A:

If you are a HF Sinclair Stockholder of record as of the close of business on    , 2023, an authorized representative of such holder or an invited guest of HF Sinclair, you may virtually attend the HF Sinclair Special Meeting via a live audio webcast at https://www.virtualshareholdermeeting.com/DINO2023SM. You will be able to participate in the HF Sinclair Special Meeting live and vote online. The HF Sinclair Special Meeting will begin at 9:30 a.m., Central Time. Online access and check-in will begin at 9:15 a.m., Central Time. Technical support will be available on the virtual meeting platform beginning at 9:15 a.m., Central Time on    , 2023 through the conclusion of the HF Sinclair Special Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please dial the technical assistance numbers shown on the virtual meeting platform.

You will need the 16-digit control number found on your proxy card or voting instruction form in order to participate in the HF Sinclair Special Meeting (including voting your shares of HF Sinclair Common Stock). As the HF Sinclair Special Meeting is virtual, there will be no physical meeting location and HF Sinclair Stockholders will not be able to attend the HF Sinclair Special Meeting in-person.

Even if you plan to virtually attend the HF Sinclair Special Meeting, to ensure that your shares of HF Sinclair Common Stock will be represented at the HF Sinclair Special Meeting, you are encouraged to promptly sign, date and return the enclosed proxy card (a proxy card and a postage-paid envelope are enclosed for your convenience) or grant your proxy electronically over the Internet or by telephone (using the instructions found on the proxy card). If you virtually attend the HF Sinclair Special Meeting and vote at the HF Sinclair Special Meeting, your vote will revoke any proxy previously submitted.

If your shares of HF Sinclair Common Stock are held in “street name,” see the answer below for pertinent information regarding how to ensure your shares of HF Sinclair Common Stock are voted.

Q:	May I attend the HEP Special Meeting and vote at the HEP Special Meeting?

A:

If you are a HEP Unitholder of record as of the close of business on    , 2023, an authorized representative of such holder or an invited guest of HEP, you may virtually attend the HEP Special Meeting via a live audio webcast at https://www.virtualshareholdermeeting.com/HEP2023SM. You will be able to participate in the HEP Special Meeting live and vote online. The HEP Special Meeting will begin at 8:30 a.m., Central Time. Online access and check-in will begin at 8:15 a.m., Central Time. Technical support will be available on the virtual meeting platform beginning at 8:15 a.m., Central Time on    , 2023 through the conclusion of the HEP Special Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please dial the technical assistance numbers shown on the virtual meeting platform.

You will need the 16-digit control number found on your proxy card or voting instruction form in order to participate in the HEP Special Meeting (including voting your HEP Common Units). As the HEP Special Meeting is virtual, there will be no physical meeting location and HEP Unitholders will not be able to attend the HEP Special Meeting in-person.

Even if you plan to virtually attend the HEP Special Meeting, to ensure that your HEP Common Units will be represented at the HEP Special Meeting, you are encouraged to promptly sign, date and return the enclosed proxy card (a proxy card and a postage-paid envelope are enclosed for your convenience) or grant your proxy electronically over the Internet or by telephone (using the instructions found on the proxy card). If you virtually attend the HEP Special Meeting and vote at the HEP Special Meeting, your vote will revoke any proxy previously submitted.

If your HEP Common Units are held in “street name,” see the answer below for pertinent information regarding how to ensure your HEP Common Units are voted.

Q:	If my shares of HF Sinclair Common Stock or HEP Common Units are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote them for me?

A:

Under the rules of the NYSE, your bank, broker or other nominee will only be permitted to vote your shares of HF Sinclair Common Stock or HEP Common Units, as applicable, on “non-routine” matters if you instruct your bank, broker or other nominee how to vote. All of the proposals scheduled for consideration at the HF Sinclair Special Meeting and HEP Special Meeting are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your units or shares will not be counted as present or represented at the HF Sinclair Special Meeting or HEP Special Meeting, as applicable, for purposes of determining a quorum and will not be voted on any of the proposals. To make sure that your shares or units are voted on each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your shares or units in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your shares or units.

Failure of a HF Sinclair Stockholder to instruct its, his or her bank, broker or other nominee how such stockholder wishes to vote its, his or her shares will have no effect on the outcome of the HF Sinclair Stock Issuance Proposal, assuming the presence of a quorum at the HF Sinclair Special Meeting, or on the outcome of the HF Sinclair Adjournment Proposal.

Failure of a HEP Unitholder to instruct its, his or her bank, broker or other nominee how such unitholder wishes to vote its, his or her units will be the same as a vote “AGAINST” the Merger Proposal. Failure of a HEP Unitholder to instruct its, his or her bank, broker or other nominee how such unitholder wishes to vote its, his or her units will have no effect on the outcome of the HEP Adjournment Proposal, assuming the absence of a quorum. If a quorum is present, failure of a HEP Unitholder to instruct its, his or her bank, broker or other nominee how such HEP Unitholder wishes to vote its, his or her units will be the same as a vote “AGAINST” the HEP Adjournment Proposal.

You may also vote at the HF Sinclair Special Meeting or the HEP Special Meeting, as applicable, if you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your HF Sinclair Common Stock or HEP Common Units, as applicable, at the HF Sinclair Special Meeting or the HEP Special Meetings, as applicable.

Q:	When do you expect the Merger to be completed?

A:

We currently expect the Merger to close in the fourth quarter of 2023. A number of conditions must be satisfied before HF Sinclair and HEP can complete the Merger, including, among others, HEP Unitholder Approval of the Merger Agreement, HF Sinclair Stockholder Approval of the HF Sinclair Stock Issuance and the expiration or termination of all waiting periods under the HSR Act. Although HF Sinclair and HEP cannot be sure when all of the conditions to the Merger will be satisfied, HF Sinclair and HEP expect to complete the Merger as soon as practicable following the HF Sinclair Special Meeting and HEP Special Meeting (assuming the Merger Proposal is approved by the HEP Unitholders and the HF Sinclair Stock Issuance is approved by HF Sinclair Stockholders), subject to, among other things, the registration statement of which this joint proxy statement/prospectus forms a part having become effective under the Securities Act. See “The Merger Agreement—Conditions to Completion of the Merger.” The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect HF Sinclair’s and HEP’s future business and financial results and the trading prices of HF Sinclair Common Stock and HEP Common Units. See “Risk Factors—Risks Related to the Merger.”

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not completed for any reason, the HEP Unitholders will not receive the Merger Consideration for any HEP Common Units that they hold. In such case, the HEP Common Units will remain outstanding, the HEP Common Units will continue to be listed and traded on the NYSE, and HEP will remain a publicly traded master limited partnership.

Q:	How does the HF Sinclair Board recommend that the HF Sinclair Stockholders vote?

A:

On August 15, 2023, among other things, the HF Sinclair Conflicts Committee unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the HF Sinclair Board approve the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the HF Sinclair Board resolve to (a) direct that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (b) recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

On August 15, 2023, among other things, the HF Sinclair Board (acting, in part, based upon the recommendation of the HF Sinclair Conflicts Committee) unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (iv) resolved to recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

The HF Sinclair Board and HF Sinclair Conflicts Committee unanimously recommend that the HF Sinclair Stockholders vote “FOR” the HF Sinclair Stock Issuance Proposal. The HF Sinclair Board unanimously recommends that the HF Sinclair Stockholders vote “FOR” the HF Sinclair Adjournment Proposal.

The HF Sinclair Stockholders should be aware that certain of the directors, executive officers and other affiliates of HF Sinclair may have interests in the Merger that are different from, or in addition to, the interests they may have as a HF Sinclair Stockholder. See “Special Factors—Interests of Certain Persons in the Merger.”

Q:	How does the GP Board recommend that the HEP Unitholders vote?

A:

On August 15, 2023, the HEP Conflicts Committee unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” for all purposes of the HEP Partnership Agreement, including Section 7.9(a) thereof) on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the GP Board resolve to (a) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval pursuant to Section 14.3 of the HEP Partnership Agreement and (b) recommend approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

Following the HEP Conflicts Committee meeting, the GP Board held a special meeting and, acting upon the recommendation of the HEP Conflicts Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to (a) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval pursuant to Section 14.3 of the HEP Partnership Agreement and (b) recommend the approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

The HEP Conflicts Committee and the GP Board recommend that the HEP Unitholders vote “FOR” the Merger Proposal. The GP Board recommends that the HEP Unitholders vote “FOR” the HEP Adjournment Proposal.

For more information regarding the approval of the HEP Conflicts Committee and the GP Board in making such determination under the HEP Partnership Agreement, see “Special Factors—Recommendations of the HEP Conflicts Committee and the GP Board and the Reasons for their Recommendations.”

The HEP Unitholders should be aware that certain of the directors, executive officers and other affiliates of the General Partner and certain members of the HEP Conflicts Committee may have interests in the Merger that are different from, or in addition to, the interests they may have as a HEP Unitholder. See “Special Factors—Interests of Certain Persons in the Merger.”

Q:	What are the expected U.S. federal income tax consequences to a HEP Public Unitholder as a result of the Merger?

A:

The receipt of HF Sinclair Common Stock and cash in exchange for HEP Public Common Units pursuant to the Merger Agreement will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. Accordingly, a U.S. Holder will generally recognize capital gain or loss on the receipt of HF Sinclair Common Stock and cash in exchange for HEP Public Common Units. However, a portion of the amount realized in the Merger, which amount could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or “inventory items” owned by HEP and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of HEP’s income may become available to offset all or a portion of the ordinary income and gain recognized by such U.S. Holder. See “United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Q:	What are the expected U.S. federal income tax consequences for a HEP Public Unitholder of the ownership of HF Sinclair Common Stock after the Merger is completed?

A:

HF Sinclair is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. To the extent that HF Sinclair makes a distribution of cash to a stockholder who is a U.S. Holder, such cash distribution will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of HF Sinclair’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to HF Sinclair Stockholders by HF Sinclair after the Merger may exceed HF Sinclair’s current and accumulated earnings and profits. Distributions of cash in excess of HF Sinclair’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s HF Sinclair Common Stock and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such HF Sinclair Common Stock. See “United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of owning and disposing of HF Sinclair Common Stock received in the Merger.

Q:	Are the HF Sinclair Stockholders or the HEP Unitholders entitled to appraisal or dissenters’ rights?

A:

No. Neither the HF Sinclair Stockholders nor the HEP Unitholders are entitled to appraisal or dissenters’ rights in connection with the Merger under applicable law or contractual appraisal rights under HF Sinclair’s organizational documents, the HEP Partnership Agreement or the Merger Agreement.

Q:	What if I do not indicate how to vote on my proxy or voting instruction card?

A:

If you are a HF Sinclair Stockholder and sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares of HF Sinclair Common Stock represented by your proxy will be voted as recommended by the HF Sinclair Board with respect to that proposal. This means they will be voted: (1) “FOR” the HF Sinclair Stock Issuance Proposal and (2) “FOR” the HF Sinclair Adjournment Proposal.

If you are a HEP Unitholder and sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the HEP Common Units represented by your proxy will be voted as recommended by the GP Board with respect to that proposal. This means they will be voted: (1) “FOR” the Merger Proposal and (2) “FOR” the HEP Adjournment Proposal.

An abstention occurs when a HF Sinclair Stockholder or a HEP Unitholder returns a proxy with an “abstain” instruction.

•

HF Sinclair Stock Issuance Proposal: An abstention or failure to vote will have no effect on the HF Sinclair Stock Issuance Proposal, assuming the presence of a quorum at the HF Sinclair Special Meeting.

•

HF Sinclair Adjournment Proposal: An abstention will have the same effect as a vote “AGAINST” the HF Sinclair Adjournment Proposal. A failure to vote will have no effect on the HF Sinclair Adjournment Proposal.

•	Merger Proposal: Assuming a quorum is present, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal.

•	HEP Adjournment Proposal: Assuming a quorum is present, an abstention or failure to vote will have the same effect as a vote “AGAINST” the HEP Adjournment Proposal.

Q:	Can I change my voting instructions of HF Sinclair Common Stock after I have submitted my proxy?

A:	Yes. If you own your HF Sinclair Common Stock in your own name, you may revoke your proxy at any time before it is voted at the HF Sinclair Special Meeting by:

•

submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; provided such new proxy is received no later than 10:59 p.m., Central Time, on the date prior to the HF Sinclair Special Meeting;

•

delivering written notice of revocation to the Secretary of HF Sinclair at the address listed below; provided such written notice of revocation is received no later than 10:59 p.m., Central Time, on the date prior to the HF Sinclair Special Meeting;

•	virtually attending the HF Sinclair Special Meeting and voting at the HF Sinclair Special Meeting using the 16-digit control number on your proxy card; or

•

properly completing and executing a later dated proxy and delivering it to the Secretary of HF Sinclair at the address listed below; provided such later dated proxy is received no later than 10:59 p.m., Central Time, on the date prior to the HF Sinclair Special Meeting:

HF Sinclair Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: Secretary

Telephone: (214) 871-3555

Your presence without voting at the HF Sinclair Special Meeting will not automatically revoke your proxy, and any revocation of a proxy will not in any way affect your right to attend the HF Sinclair Special Meeting. If you hold your HF Sinclair Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the HF Sinclair Special Meeting if you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your HF Sinclair Common Stock at the HF Sinclair Special Meeting.

Q:	Can I change my voting instructions of HEP Common Units after I have submitted my proxy?

A:	Yes. If you own your HEP Common Units in your own name, you may revoke your proxy at any time before it is voted at the HEP Special Meeting by:

•

submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; provided such new proxy is received no later than 10:59 p.m., Central Time, on the date prior to the HEP Special Meeting;

•

delivering written notice of revocation to the Secretary of HEP at the address listed below; provided such written notice of revocation is received no later than 10:59 p.m., Central Time, on the date prior to the HEP Special Meeting;

•	virtually attending the HEP Special Meeting and voting at the HEP Special Meeting using the 16-digit control number on your proxy card; or

•

properly completing and executing a later dated proxy and delivering it to the Secretary of HEP at the address listed below; provided such later dated proxy is received no later than 10:59 p.m., Central Time, on the date prior to the HEP Special Meeting:

Holly Energy Partners, L.P.

2828 N. Harwood, Suite 1300

Attention: Secretary

Dallas, Texas 75201

Telephone: (214) 871-3555

Your presence without voting at the HEP Special Meeting will not automatically revoke your proxy, and any revocation of a proxy will not in any way affect your right to attend the HEP Special Meeting. If you hold your HEP Common Units in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the HEP Special Meeting if you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your HEP Common Units at the HEP Special Meeting.

Q:	Where can I find the voting results of the HF Sinclair Special Meeting and HEP Special Meeting?

A:

If available, HF Sinclair may announce preliminary voting results at the conclusion of the HF Sinclair Special Meeting and HEP may announce preliminary voting results at the conclusion of the HEP Special Meeting. HF Sinclair and HEP will publish final voting results of their respective meetings in Current Reports on Form 8-K to be filed with the SEC following the HF Sinclair Special Meeting and HEP Special Meeting. All reports that HF Sinclair and HEP file with the SEC are publicly available when filed. Please see the section titled “Where You Can Find More Information.”

Q:	What should I do if I receive more than one set of voting materials for the HF Sinclair Special Meeting or HEP Special Meeting?

A:

You may receive more than one set of voting materials for the HF Sinclair Special Meeting or the HEP Special Meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold HF Sinclair Common Stock or HEP Common Units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Whom do I call if I have further questions about voting, the HF Sinclair Special Meeting, the HEP Special Meeting or the Merger?

A:

If you are a HF Sinclair Stockholder and have questions about the HF Sinclair Special Meeting or the Merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Call (212) 929-5500 / Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

If you are a HEP Unitholder and have questions about the HEP Special Meeting or the Merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Call (212) 929-5500 / Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the approval of the applicable proposals described in this joint proxy statement/prospectus. In addition, you should read and carefully consider the risks associated with each of HF Sinclair and HEP and their respective businesses. These risks can be found in HF Sinclair’s and HEP’s respective Annual Reports on Form 10-K for the year ended December 31, 2022, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For further information regarding the documents incorporated into this joint proxy statement/prospectus by reference, please see the section titled “Where You Can Find More Information” beginning on page 183. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on HF Sinclair’s, HEP’s or the combined organization’s businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of the HF Sinclair Common Stock or the HEP Common Units.

Risks Related to the Merger

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect the trading prices of HF Sinclair Common Stock and HEP Common Units.

The completion of the Merger is not assured and is subject to certain risks, some of which are beyond the parties’ control, including the risk that certain conditions of the Merger Agreement are not satisfied or waived, which may prevent, delay or otherwise result in the Merger not occurring. These conditions include, among other things, HEP Unitholder Approval of the Merger Agreement, HF Sinclair Stockholder Approval of the HF Sinclair Stock Issuance and the expiration or termination of any applicable waiting periods under the HSR Act. HF Sinclair and HEP cannot predict with certainty whether and when any of these conditions will be satisfied. Failure to complete, or significant delays in completing, the Merger could negatively affect the trading prices of HF Sinclair Common Stock and HEP Common Units. See “The Merger Agreement—Conditions to Completion of the Merger.”

Because the Exchange Ratio under the Merger Agreement is fixed and because the market price of HF Sinclair Common Stock will fluctuate prior to the completion of the Merger, HEP Public Unitholders cannot be sure of the market value of the HF Sinclair Common Stock they will receive as Merger Consideration relative to the value of HEP Common Units they exchange.

The market value of the consideration that the HEP Public Unitholders will receive in the Merger will depend, in part, on the trading price of HF Sinclair Common Stock at the closing of the Merger. The Exchange Ratio that determines the number of shares of HF Sinclair Common Stock that HEP Public Unitholders will receive (in addition to $4.00 in cash, without interest) in the Merger is fixed at 0.315 shares of HF Sinclair Common Stock for each HEP Common Unit (subject to adjustments in accordance with the terms of the Merger Agreement), which means that it will not change between now and the closing date, regardless of whether the market price of either HF Sinclair Common Stock or HEP Common Units changes. Stock or unit price changes may result from a variety of factors (many of which are beyond HF Sinclair’s and HEP’s control), including but not limited to:

•	changes in HF Sinclair’s or HEP’s business, operations and prospects;

•	changes in market assessments of HF Sinclair’s or HEP’s business, operations and prospects;

•	changes in market assessments of the likelihood that the Merger will be completed;

•	interest rates, commodity prices, general market, industry and economic conditions and other factors generally affecting the price of HF Sinclair Common Stock or HEP Common Units; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which HF Sinclair and HEP operate.

If the price of HF Sinclair Common Stock at the closing of the Merger is less than the price of HF Sinclair Common Stock on the date that the Merger Agreement was executed, then the market value of the Merger Consideration will be less than contemplated at the time the Merger Agreement was executed.

HF Sinclair and HEP will each be subject to business uncertainties while the Merger is pending, which could adversely affect their respective businesses.

Uncertainty about the effect of the Merger on the business relationships or commercial arrangements for the companies that do business with HF Sinclair and HEP may have an adverse effect on HF Sinclair and HEP’s respective businesses. These uncertainties may impair the ability of both HF Sinclair and HEP to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause those that transact with HF Sinclair and HEP to seek to change their existing business relationships.

If the Merger is approved by the HEP Unitholders, the date that HEP Public Unitholders will receive the Merger Consideration is dependent on the completion date of the Merger, which is uncertain.

As described in this joint proxy statement/prospectus, completing the proposed Merger is subject to several conditions, not all of which are controllable by HF Sinclair or HEP. Accordingly, if the proposed Merger is approved by the HEP Unitholders, the date that HEP Public Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain and subject to several other closing conditions.

The Merger Agreement limits HF Sinclair’s ability to pursue alternatives to the Merger, which may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require HF Sinclair or HEP to pay the other party a termination fee.

Under the Merger Agreement, (i) the HF Sinclair Conflicts Committee and the HF Sinclair Board, based on the HF Sinclair Conflicts Committee’s recommendation, have recommended that the HF Sinclair Stockholders vote in favor of the HF Sinclair Stock Issuance and (ii) the HEP Conflicts Committee and the GP Board have recommended that the HEP Unitholders vote in favor of the Merger Agreement and the Merger. Under the Merger Agreement, if any of the HF Sinclair Board, the GP Board or their respective conflicts committees, withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify its recommendation with respect to the HF Sinclair Stock Issuance Proposal and the Merger Proposal, as applicable, unless the Merger Agreement has been terminated in accordance with its terms, HF Sinclair and HEP, as applicable, will still be required to submit the HF Sinclair Stock Issuance Proposal and the Merger Proposal, respectively, to a vote at their respective special meetings. In addition, under the Merger Agreement, HF Sinclair and HEP generally have an opportunity to offer to modify the terms of the Merger Agreement before the other party’s board or conflicts committee may withdraw or qualify its recommendation. For more information, see the sections entitled “The Merger Agreement—HF Sinclair Recommendation and HF Sinclair Adverse Recommendation Change” and “The Merger Agreement—The General Partner Recommendation and HEP Adverse Recommendation Change.” The Merger Agreement further provides that, if HEP or HF Sinclair terminates the Merger Agreement in response to an adverse recommendation change by the other party’s board or conflicts committee, HEP may be required to pay HF Sinclair a breakup fee of $10.0 million or HF Sinclair may be required to pay HEP a breakup fee of $20.0 million, as applicable. See “The Merger Agreement — Effect of Termination; Termination Expenses” for additional details.

These provisions regarding a HF Sinclair adverse recommendation change could discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in HF Sinclair from considering or pursuing an alternative transaction with HF Sinclair. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

HF Sinclair and HEP may incur substantial transaction-related costs in connection with the Merger.

HF Sinclair and HEP expect to incur substantial nonrecurring expenses in connection with completing the Merger, including fees paid to legal, financial and accounting advisors, filing fees, proxy solicitation costs and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Pursuant to the Merger Agreement, all fees and expenses incurred in connection with the Transactions will be paid by the respective party incurring such fees and expenses except that expenses (other than the expenses of financial advisors or outside legal advisors) relating to the preparation, printing, filing and mailing of this joint proxy statement/prospectus and the related Schedule 13E-3 will be paid 50% by HF Sinclair and 50% by HEP and costs and fees of the exchange agent and all expenses associated with the exchange process will be paid by HF Sinclair.

If the Merger Agreement is terminated, under certain circumstances, HF Sinclair or HEP may be obligated to reimburse the other party for costs incurred related to the Merger or pay a termination fee to the other party.

Upon termination of the Merger Agreement under certain circumstances, HEP may be obligated to reimburse HF Sinclair for its expenses, up to a maximum amount of $5.0 million, or pay HF Sinclair a termination fee in an amount in cash equal to $10.0 million. Further, upon termination of the Merger Agreement under certain circumstances, HF Sinclair may be obligated to reimburse HEP for its expenses, up to a maximum amount of $5.0 million, or pay HEP a termination fee in an amount in cash equal to $20.0 million. See “The Merger Agreement—Effect of Termination; Termination Expenses.”

HF Sinclair and HEP may in the future be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the closing of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. HF Sinclair and HEP may in the future be defendants in one or more lawsuits relating to or arising out of the Merger Agreement and the Merger. HF Sinclair and HEP cannot predict the outcome of these lawsuits, or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in HF Sinclair’s and HEP’s favor, could be substantial, and such litigation could divert management time and resources of HF Sinclair and HEP from pursuing the consummation of the Merger and other potentially beneficial business opportunities.

HEP Unitholders will not be entitled to appraisal rights in connection with the Merger.

Under the Delaware LP Act, only contractual rights to appraisal are available for unitholders, so appraisal rights will only be available for limited partners if such rights are provided in the partnership agreement. The HEP Partnership Agreement does not provide for appraisal rights to HEP Unitholders. Accordingly, HEP Unitholders do not have appraisal rights. See “Special Factors—No Appraisal Rights.”

HF Sinclair and HEP must obtain certain regulatory approvals and clearances to consummate the Merger, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair consummation of the Merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the Merger.

The completion of the Merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. On September 7, 2023, HF Sinclair and HEP filed the required notice and furnished the required information under the HSR Act to the Antitrust Division of the DOJ and the FTC. The 30-day HSR waiting period will expire on October 10, 2023 at 11:59 PM Eastern time.

At any time before or after consummation of the Merger, the Antitrust Division of the DOJ or the FTC, or any state, could take any action under the antitrust laws as it deems necessary or desirable in the public interest. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the Merger or of imposing additional costs or limitations on HF Sinclair or HEP following completion of the Merger, any of which might have an adverse effect on HF Sinclair or HEP following completion of the Merger and may diminish the anticipated benefits of the Merger. See “The Merger Agreement—Conditions to Completion of the Merger.”

Certain executive officers and directors of the General Partner and HF Sinclair have interests in the Merger that are different from, or in addition to, the interests they may have as a HEP Unitholder or a HF Sinclair Stockholder, respectively, which could have an influence on their decision to support or approve the Merger.

Certain executive officers and directors of the General Partner own equity interests in HF Sinclair, receive fees and other compensation from HF Sinclair, and have rights to ongoing indemnification and insurance coverage by HF Sinclair (as executives and, in Mr. Lee’s case, as a director of HF Sinclair) and HEP and will have rights to indemnification and insurance coverage by the Surviving Entity, with respect to HEP’s existing directors’ and officers’ liability insurance policy, that give them interests in the Merger that may be different from, or be in addition to, interests of the HEP Unaffiliated Unitholders.

Additionally, certain executive officers and directors of HF Sinclair beneficially own HEP Common Units and will receive the applicable Merger Consideration upon completion of the Merger, receive fees and other compensation from HF Sinclair, and are entitled to indemnification arrangements with HF Sinclair that give them interests in the Merger that may be different from, or be in addition to, interests of the HF Sinclair Stockholders.

These different interests are described in “Special Factors—Interests of Certain Persons in the Merger.”

REH Company will increase its holdings of HF Sinclair Common Stock following the completion of the Merger and may have ability to influence HF Sinclair’s management and affairs.

As of September 18, 2023, REH Company owned approximately 13.0% of the outstanding HF Sinclair Common Stock, and has the right under the REH Stockholders Agreement and the REH Unitholders Agreement to nominate two directors to the HF Sinclair Board and one director to the GP Board, respectively. REH Company is currently HF Sinclair’s largest stockholder.

So long as REH Company continues to control a significant amount of HF Sinclair Common Stock, it will continue to be able to influence all matters requiring stockholder approval, subject to the voting agreements of the REH Parties set forth in the REH Stockholders Agreement. Moreover, this concentration of stock ownership may also adversely affect the trading price of HF Sinclair Common Stock to the extent investors perceive a disadvantage in owning stock of a company with a significant stockholder.

Upon completion of the Merger, assuming there is no decrease in REH Company’s holdings of HF Sinclair Common Stock and HEP Common Units prior to completion of the Merger, REH Company would be expected to own approximately 14.9% of both outstanding HF Sinclair Common Stock and HF Sinclair’s combined voting power. As a result, REH Company will retain certain rights under the REH Stockholders Agreement with HF Sinclair, including (i) the ability to nominate two directors to the HF Sinclair Board in the event that REH Company continues to own at least 15% of the outstanding HF Sinclair Common Stock upon completion of the

Merger and (ii) the ability to nominate one director to the HF Sinclair Board in the event that REH Company continues to own less than 15% but more than or equal to 5% of the outstanding HF Sinclair Common Stock upon completion of the Merger. Further, the existence of a significant stockholder may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of HF Sinclair’s other stockholders to approve transactions that they may view as being in their best interests or in the best interests of HF Sinclair.

In the event that REH Company continues to be the owner of a significant amount of HF Sinclair Common Stock, the prospect that it may be able to influence matters requiring the approval of HF Sinclair Stockholders may continue. In any of these matters, the interests of REH Company may differ or conflict from those of other HF Sinclair Stockholders. Moreover, in the event that REH Company continues to be the owner of a significant concentration of HF Sinclair Common Stock, such an ownership stake may also adversely affect the trading price of HF Sinclair Common Stock to the extent investors perceive a disadvantage in owning stock of a company with a significant stockholder.

Additionally, on June 14, 2023, certain lock-up provisions that restricted REH Company’s ability to transfer its shares of HF Sinclair Common Stock and HEP Common Units, as applicable, under the REH Stockholders Agreement and the REH Unitholders Agreement expired. As a result, and subject to the filing of a resale registration statement or satisfaction of the requirements of Rule 144 under the Securities Act, REH Company and its stockholders may seek to sell their shares of HF Sinclair Common Stock and HEP Common Units, as applicable. Such sales (or the perception that sales may occur) may affect the market for, and the market price of, the HF Sinclair Common Stock and HEP Common Units in an adverse manner.

The opinion of Intrepid speaks only as of the date rendered based on circumstances and conditions existing as of the signing of the Merger Agreement and will not reflect changes in circumstances between the signing of the Merger Agreement and the closing date of the Merger.

The HEP Conflicts Committee received an opinion from its financial advisor, Intrepid, in connection with the signing of the Merger Agreement based on circumstances and conditions existing at that time but has not obtained any updated opinion from its financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of HF Sinclair and HEP, general market and economic conditions and other factors that may be beyond the control of HF Sinclair or HEP, and on which Intrepid’s opinion was based, may significantly alter the value of HF Sinclair and/or HEP or the prices of HF Sinclair’s Common Stock or HEP’s Common Units by the time the Merger is completed. The opinion speaks only as of the date rendered and, accordingly, does not address the fairness of the Merger Consideration from a financial point of view as of any date other than the date of such opinion, including upon completion of the Merger. Because the HEP Conflicts Committee does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed. For a description of the opinion that the HEP Conflicts Committee received from its financial advisor, see the section entitled “Special Factors—Opinion of the Financial Advisor to the HEP Conflicts Committee.” A copy of the opinion of Intrepid is attached as Annex B to this joint proxy statement/prospectus.

Financial projections by HF Sinclair and HEP may not prove to be reflective of actual future results.

In connection with the Merger, HF Sinclair and HEP management prepared and considered, among other things, internal financial forecasts for HF Sinclair and HEP. These forecasts speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of businesses to achieve projected results could have a material adverse effect on the share price of HF Sinclair Common Stock and on HF Sinclair’s financial position and ability to maintain or increase its dividends following the Merger.

The HEP Partnership Agreement limits the duties of the General Partner and HLH to the HEP Unitholders and restricts the remedies available to the HEP Unitholders for actions taken by the General Partner or HLH that might otherwise constitute breaches of its duties.

As permitted under the HEP Partnership Agreement, due to the potential conflicts of interest between HF Sinclair and the General Partner, on the one hand, and HEP and the HEP Unaffiliated Unitholders, on the other hand, the GP Board submitted the Merger and related matters to the HEP Conflicts Committee for, among other things, review, evaluation, negotiation and possible approval of a majority of its members, which is referred to as “Special Approval” in the HEP Partnership Agreement and this joint proxy statement/prospectus. The duties of the General Partner, the GP Board and the HEP Conflicts Committee to the HEP Unitholders in connection with the Merger are substantially limited by the HEP Partnership Agreement, pursuant to which:

•

any resolutions or course of action by the general partner or its Affiliates in respect of such conflict of interest is permitted and deemed approved by all partners of HEP and shall not constitute a breach of the HEP Partnership Agreement, any agreement contemplated by the HEP Partnership Agreement or of any duty stated or implied by law or in equity, if the resolution or course of action in respect of such conflict of interest is approved by Special Approval; and

•

the general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such persons as to matters that the General Partner reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The HEP Conflicts Committee reviewed, negotiated and evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of HEP and the HEP Unaffiliated Unitholders. On August 15, 2023, the HEP Conflicts Committee unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” for all purposes of the HEP Partnership Agreement, including Section 7.9(a) thereof) on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the GP Board resolve to (a) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval and (b) recommend approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting. Following the HEP Conflicts Committee meeting, the GP Board held a special meeting and, acting upon the recommendation of the HEP Conflicts Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of HEP, including the HEP Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to (a) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval pursuant to Section 14.3 of the HEP Partnership Agreement and (b) recommend the approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

Risks Inherent in an Investment in HF Sinclair

Shares of HF Sinclair Common Stock to be received by HEP Public Unitholders as a result of the Merger have different rights from HEP Common Units.

Following completion of the Merger, HEP Public Unitholders will no longer hold HEP Common Units, but will instead be HF Sinclair Stockholders. There are important differences between the rights of the HEP Unitholders and the rights of the HF Sinclair Stockholders. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The HEP Unitholders will own HF Sinclair Common Stock following the completion of the Merger, and their rights associated with the HF Sinclair Common Stock will be governed by the HF Sinclair Charter, the HF Sinclair Bylaws and the DGCL, which differ in a number of respects from the HEP Partnership Agreement and the Delaware LP Act. See “Comparison of the Rights of the HF Sinclair Stockholders and the HEP Unitholders.”

The market value of HF Sinclair Common Stock could decline if large amounts of such HF Sinclair Common Stock are sold following the Merger and the market value of HF Sinclair Common Stock could also decline as a result of issuances and sales of shares of HF Sinclair Common Stock other than in connection with the Merger.

Following completion of the Merger, HEP Public Unitholders will no longer hold HEP Common Units, and will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current HF Sinclair Stockholders and former HEP Public Unitholders may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which HF Sinclair Common Stock or HEP Common Units are or were included. If, following the completion of the Merger, large amounts of HF Sinclair Common Stock are sold, the price of HF Sinclair Common Stock could decline.

Furthermore, HF Sinclair cannot predict the effect that issuances and sales of shares of HF Sinclair Common Stock, whether taking place before completion of the Merger (subject to the limitations of the Merger Agreement) or after completion of the Merger, including issuances and sales in connection with capital markets transactions, acquisition transactions or other transactions, may have on the market value of HF Sinclair Common Stock. The issuance and sale of substantial amounts of HF Sinclair Common Stock could adversely affect its market value.

HF Sinclair may not achieve the intended benefits of the Merger, and the Merger may disrupt its current plans or operations.

There can be no assurance that HF Sinclair will be able to realize the expected benefits of the Merger (including related synergies). The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining or attracting business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures; as well as potential unknown liabilities, unforeseen expenses relating to integration, or delays associated with the Merger.

Tax Risks Related to the Merger and the Ownership of HF Sinclair Common Stock Received in the Merger

In addition to reading the following risk factors, you are urged to read the section “United States Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of HF Sinclair Common Stock received in the Merger.

The Merger will be a taxable transaction and, accordingly, the resulting tax liability of a HEP Public Unitholder, if any, will depend on the HEP Public Unitholder’s particular situation. The tax liability of a HEP Public Unitholder as a result of the Merger could be more than expected.

The receipt of HF Sinclair Common Stock and cash in exchange for HEP Public Common Units pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes. Accordingly, as a result of the Merger, a HEP Public Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such HEP Public Unitholder’s amount realized and the HEP Public Unitholder’s adjusted tax basis in their HEP Public Common Units. The amount of gain or loss recognized by each HEP Public Unitholder in the Merger will vary depending on each HEP Public Unitholder’s particular situation, including the value of the shares of HF Sinclair Common Stock and the amount of cash received by each HEP Public

Unitholder in the Merger, the adjusted tax basis of the HEP Public Common Units exchanged by each HEP Public Unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular HEP Public Unitholder to offset a portion of the gain recognized by the HEP Public Unitholder.

Because the value of any HF Sinclair Common Stock received in the Merger will not be known until the Effective Time, a HEP Public Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a HEP Public Unitholder’s allocable share of HEP’s net taxable income decrease the HEP Public Unitholder’s tax basis in its HEP Public Common Units, the amount, if any, of the prior excess distributions with respect to such HEP Public Common Units will, in effect, become taxable income to a HEP Public Unitholder if the aggregate value of the consideration received in the Merger is greater than the HEP Public Unitholder’s adjusted tax basis in its HEP Public Common Units, even if the aggregate value of the consideration received in the Merger is less than the HEP Public Unitholder’s original cost basis in its HEP Public Common Units. Furthermore, a portion of the amount realized in the Merger, which amount could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or “inventory items” owned by HEP and its subsidiaries.

For a more complete discussion of U.S. federal income tax consequences of the Merger, see “United States Federal Income Tax Consequences.”

The U.S. federal income tax treatment of owning and disposing of HF Sinclair Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of HEP Common Units.

HEP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each HEP Unitholder is required to take into account its respective share of HEP’s items of income, gain, loss and deduction in computing its federal income tax liability, even if no cash distributions are made by HEP to the HEP Unitholder. A pro rata distribution of cash by HEP to a HEP Unitholder who is a U.S. Holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the HEP Unitholder’s adjusted tax basis in its HEP Common Units.

In contrast, HF Sinclair is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by HF Sinclair to a HF Sinclair Stockholder who is a U.S. Holder will generally be included in such HF Sinclair Stockholder’s income as ordinary dividend income to the extent of HF Sinclair’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to HF Sinclair Stockholders by HF Sinclair after the Merger may exceed HF Sinclair’s current and accumulated earnings and profits. Cash distributions to a HF Sinclair Stockholder who is a U.S. Holder in excess of HF Sinclair’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing the adjusted tax basis in the HF Sinclair Stockholder’s HF Sinclair Common Stock and, to the extent the cash distribution exceeds the holder’s adjusted tax basis, as capital gain from the sale or exchange of such HF Sinclair Common Stock. See “United States Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of owning and disposing of HF Sinclair Common Stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HEP

The SEC allows HEP to “incorporate by reference” information into this joint proxy statement/prospectus. This means that HEP can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus. This joint proxy statement/prospectus and the information that HEP later files with the SEC may update and supersede the information incorporated by reference. The audited consolidated financial statements of HEP for the two years ended December 31, 2022 and 2021 are incorporated herein by reference to HEP’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “HEP 2022 Form 10-K”), originally filed on February 28, 2023.

The following tables present selected consolidated financial and operating information for HEP. HEP’s summary of consolidated statements of operations presented below for the years ended December 31, 2022 and 2021 and HEP’s summary of consolidated balance sheets presented below as of December 31, 2022 and 2021 have been derived from HEP’s audited consolidated financial statements, which are included in the HEP 2022 Form 10-K. HEP’s summary of consolidated statements of operations presented below for the six months ended June 30, 2023 and 2022 and HEP’s summary of consolidated balance sheets presented below as of June 30, 2023 have been derived from HEP’s financial results for the quarterly period ended June 30, 2023, which are included in HEP’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2023. You should read the following data in conjunction with the consolidated financial statements and the related notes thereto set forth in the HEP 2022 Form 10-K and in conjunction with the financial results from the quarter ended June 30, 2023 included in HEP’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2023, each of which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

HEP’s historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial and operating information below should be read in conjunction with, and is qualified in its entirety by reference to, HEP’s audited consolidated financial statements and unaudited consolidated financial statements for the six months ended June 30, 2023 and the related notes and other financial information, which are also incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information.”

Summary Consolidated Balance Sheets

(In thousands)

	As of
	June 30, 2023 (Unaudited)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$7,845	$10,917	$14,381
Accounts receivable	13,570	16,344	12,745
Related party receivable	70,774	63,459	56,154
Prepaid and other current assets	11,930	12,397	11,033

Total current assets	$104,119	$103,117	$94,313
Properties and equipment, net	1,374,667	1,388,888	1,329,028
Operating lease right-of-use assets	1,847	2,317	2,275
Net investment in leases	522,812	539,705	309,303
Intangible assets, net	53,946	59,300	73,307
Goodwill	342,762	342,762	223,650
Equity method investments	265,262	270,604	116,378
Deferred turnaround costs	22,454	24,154	2,632
Other assets	17,556	16,655	14,981

Total assets	$2,705,425	$2,747,502	$2,165,867

Total current liabilities	90,249	85,824	76,852

	As of
	June 30, 2023 (Unaudited)	December 31, 2022	December 31, 2021
Long-term debt	1,495,442	1,556,334	1,333,049
Noncurrent operating lease liabilities	1,439	1,720	2,030
Noncurrent finance lease liabilities	61,034	62,513	64,649
Other long-term liabilities	29,512	29,111	12,527
Deferred revenue	19,581	24,613	29,662
Class B Unit	62,554	60,507	56,549
HEP Unitholders	876,980	857,126	443,017
Noncontrolling interests	68,634	69,754	147,532

Total equity	945,614	926,880	590,549

Total liabilities and equity	$2,705,425	$2,747,502	$2,165,867

Summary Consolidated Statements of Income

(In thousands, except per unit data)

	Six Months Ended		Year Ended
	June 30, 2023 (Unaudited)	June 30, 2022 (Unaudited)	December 31, 2022	December 31, 2021
Revenues	$283,049	$255,968	$547,480	$494,495
Operations (exclusive of depreciation and amortization)	105,284	96,524	210,623	170,524
Depreciation and amortization	50,560	49,161	99,092	93,800
General and administrative	10,147	8,994	17,003	12,637
Goodwill impairment	—	—	—	11,034

Total operating costs and expenses	165,991	154,679	326,718	287,995

Operating income	117,058	101,289	220,762	206,500
Other income (expense)	(3,968)	12,211	9,254	19,395

Income before income taxes	113,090	113,500	230,016	225,895
State income tax benefit (expense)	(2)	(45)	(111)	(32)

Net income	113,088	113,455	229,905	225,863
Allocation of net income attributable to noncontrolling interests	(5,337)	(7,104)	(13,122)	(10,917)

Net income attributable to the HEP Unitholders	107,751	106,351	$216,783	$214,946

HEP Unitholders’ per unit interest in earnings:
HEP Common Unit—Basic and diluted	$0.85	$0.90	$1.77	$2.03

Income from operations per HEP Common Unit:
HEP Common Unit—Basic	0.93	0.86	1.81	1.96
HEP Common Unit—Diluted	0.93	0.86	1.80	1.95

Weighted average HEP Common Units outstanding
HEP Common Unit—Basic	126,440	118,087	122,298	105,440
HEP Common Unit—Diluted	126,533	118,253	122,479	105,666

HF Sinclair advises that the acquisition of HEP is not significant and, as such, pro forma information has not been provided pursuant to Item 5 of Form S-4.

Book Value per HEP Common Unit

As of June 30, 2023, the book value per HEP Common Unit was $7.48. Book value per HEP Common Unit is computed by dividing total equity of $945.6 million as of June 30, 2023 by the total HEP Common Units outstanding on that date of 126,440,201 HEP Common Units.

COMPARATIVE MARKET PRICES AND CASH DIVIDEND/DISTRIBUTION INFORMATION

Shares of HF Sinclair Common Stock are traded on the NYSE under the trading symbol “DINO” and the HEP Common Units are traded on the NYSE under the trading symbol “HEP.” On August 15, 2023, the last trading day before the public announcement of the parties entering into the Merger Agreement, the reported closing price of shares of HF Sinclair Common Stock and HEP Common Units on the NYSE was $56.22 per share of HF Sinclair Common Stock and $21.30 per HEP Common Unit. As of August 15, 2023, the equivalent per unit value of the HF Sinclair Common Stock included in the Merger Consideration for each HEP Common Unit, which per unit value is calculated as (i) the product of (a) the applicable HF Sinclair Common Stock closing price and (b) the Exchange Ratio plus (ii) $4.00 was $21.71. The receipt of Merger Consideration in exchange for HEP Public Common Units pursuant to the Merger will be a taxable transaction to HEP Public Unitholders. See “United States Federal Income Tax Consequences.” On     , 2023, the most recent practicable date before the printing of this joint proxy statement/prospectus, the reported closing price of shares of HF Sinclair Common Stock and HEP Common Units on the NYSE was $     per share of HF Sinclair Common Stock and $     per HEP Common Unit. As of     , 2023, the equivalent per unit value of the Merger Consideration for each HEP Common Unit, which per unit value is calculated as (i) the product of (a) the applicable HF Sinclair Common Stock closing price and (b) the Exchange Ratio plus (ii) $4.00 is $    .

On     , 2023, the most recent practicable date before the printing of this joint proxy statement/prospectus, high and low reported sales prices of HEP Common Units were $     and $    , respectively, and there were approximately      holders of record of HEP Common Units.

On     , 2023, the most recent practicable date before the printing of this joint proxy statement/prospectus, high and low reported sales prices of shares of HF Sinclair Common Stock were $     and $    , respectively, and there were approximately      holders of record of HF Sinclair Common Stock.

The following table shows the high and low prices per share of HF Sinclair Common Stock and per HEP Common Unit as well as the cash dividend paid per share of HF Sinclair Common Stock and cash distribution paid per HEP Common Unit, each as reported by the NYSE, during the periods indicated.

	HEP Common Unit Price Ranges		Cash Distribution Paid Per HEP Common Unit	HF Sinclair Common Stock Price Ranges		Cash Dividend Paid Per Share of HF Sinclair Common Stock
	High	Low		High	Low
Period from July 1, 2023 to September 18, 2023	$23.62	$18.02	$0.35	$62.20	$43.29	$0.45
Quarter Ended June 30, 2023	$18.59	$15.92	$0.35	$48.69	$38.26	$0.45
Quarter Ended March 31, 2023	$19.72	$17.02	$0.35	$59.18	$45.12	$0.45
Year Ended December 31, 2022
Quarter Ended December 31, 2022	$19.61	$16.85	$0.35	$65.61	$48.72	$0.40
Quarter Ended September 30, 2022	$19.02	$15.66	$0.35	$55.19	$42.58	$0.40
Quarter Ended June 30, 2022	$20.00	$15.80	$0.35	$57.55	$36.53	$0.40
Quarter Ended March 31, 2022	$19.37	$16.13	$0.35	$39.85	$29.34	$0.00
Year Ended December 31, 2021
Quarter Ended December 31, 2021	$20.38	$15.90	$0.35	$37.53	$31.19	$0.00
Quarter Ended September 30, 2021	$23.12	$17.51	$0.35	$33.43	$27.59	$0.00
Quarter Ended June 30, 2021	$23.33	$19.17	$0.35	$38.02	$32.47	$0.00
Quarter Ended March 31, 2021	$19.72	$13.73	$0.35	$41.27	$25.27	$0.35

The above table may not provide meaningful information to the HEP Unitholders in connection with making any decisions with respect to the Merger. The HEP Unitholders are urged to obtain current market quotations for shares of HF Sinclair Common Stock and HEP Common Units and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated herein by reference in making any decisions with respect to the Merger. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Prior Stock Purchases

The following table sets forth information about HEP Common Units purchased by HEP during the past two years.

	Amount of HEP Common Units Purchased	Range of Prices Paid		Average Price Paid Per HEP Common Unit
Quarter Ended September 30, 2023		$		$
Quarter Ended June 30, 2023	—		$—		$—
Quarter Ended March 31, 2023	17		$18.08-18.08		$18.08
Quarter Ended December 31, 2022	95,240		$18.42-19.71		$19.02
Quarter Ended September 30, 2022	27,512		$16.69-18.36		$17.70
Quarter Ended June 30, 2022	454		$17.79-17.79		$17.79
Quarter Ended March 31, 2022	3,021		$16.79-18.76		$18.70
Quarter Ended December 31, 2021	145,463		$16.42-17.67		$17.04
Quarter Ended September 30, 2021	—		$—		$—

There have been no transactions in the last 60 days in the HEP Common Units by HEP, the General Partner or the Parent Entities or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties.

Dividend and Share Data—HF Sinclair

On February 23, 2023, the HF Sinclair Board declared a regular quarterly dividend in the amount of $0.45 per share of HF Sinclair Common Stock, which represented an increase of $0.05 over its previous dividend of $0.40 per share of HF Sinclair Common Stock. On August 2, 2023, the HF Sinclair Board declared a regular quarterly dividend in the amount of $0.45 per share of HF Sinclair Common Stock. HF Sinclair intends to consider the declaration of a dividend on a quarterly basis, although no assurance can be given as to future dividends since they are dependent upon future earnings, capital requirements, HF Sinclair’s financial condition and other factors.

As of September 18, 2023, there were approximately 181,038,520 shares of HF Sinclair Common Stock outstanding with approximately 1,604 holders of record of HF Sinclair Common Stock.

Distribution and Unit Data—HEP

The HEP Partnership Agreement provides that within 45 days following the end of each quarter, HEP will, subject to Section 17-607 of the Delaware LP Act, distribute an amount equal to 100% of Available Cash (as defined in the HEP Partnership Agreement) with respect to such quarter to the HEP Unitholders, pro rata, as of record on the applicable record date, which will be selected by the General Partner. As a result of the conversion and cancellation of HEP Public Common Units held by the HEP Public Unitholders in connection with the Merger, HEP will no longer make quarterly distributions to the HEP Public Unitholders following the closing of the Merger.

During the term of the Merger Agreement until the Effective Time, the General Partner will cause HEP to pay a quarterly cash distribution to the HEP Unitholders (including the HEP Public Unitholders) consistent with past practice in an amount not less than $0.35 per HEP Common Unit per quarter. Neither HEP nor the General Partner shall be required to take any action with respect to a cash distribution if such action would violate applicable law or the HEP Partnership Agreement or any material contract to which HEP is a party as of August 15, 2023. See “The Merger Agreement—Dividends and Distributions.”

As of September 18, 2023, there were approximately 126,440,201 HEP Common Units outstanding and there were approximately 83 holders of record of HEP Common Units.

The Merger Agreement restricts the ability of HEP to declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the HEP Common Units prior to the consummation of the Merger, other than payment of regular quarterly distributions that are declared and paid consistent with past practice and do not exceed $0.35 per HEP Common Unit per quarter. See “The Merger Agreement—Conduct of Business Prior to Closing.”

Because the Exchange Ratio is fixed and because the market price of HF Sinclair Common Stock will fluctuate prior to the completion of the Merger, the HEP Unitholders cannot be sure of the market value of the HF Sinclair Common Stock they will receive as Merger Consideration relative to the value of HEP Common Units they exchange. See “Risk Factors” beginning on page 22.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained or incorporated by reference in this joint proxy statement/prospectus relating to matters that are not historical facts are “forward-looking statements” (as defined under federal securities laws) based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in HF Sinclair’s and HEP’s filings with the SEC. Forward-looking statements use words such as “anticipate,” “project,” “will,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding HF Sinclair’s and HEP’s plans and objectives for future operations or the proposed Merger. Although HF Sinclair and HEP believe that the expectations reflected in these forward-looking statements are reasonable, neither HF Sinclair nor HEP can assure you that HF Sinclair’s and HEP’s expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Any differences could be caused by a number of factors, including, but not limited to:

•	the ability of HF Sinclair or HEP to consummate the Merger;

•	the risk that the Merger does not occur;

•	negative effects from the pendency of the Merger;

•

failure to obtain the required approvals for the Merger, including the ability to obtain the requisite approvals from HF Sinclair Stockholders or HEP Unitholders, and the risk that HF Sinclair or HEP may be unable to obtain governmental and regulatory approvals required for the Merger or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the Merger;

•	the risk that a condition to closing of the Merger may not be satisfied;

•	the time required to consummate the Merger;

•	the risk that cost savings, tax benefits and any other synergies from the Merger may not be fully realized or may take longer to realize than expected;

•	disruption from the Merger may make it more difficult to maintain relationships with customers, employees or suppliers;

•	the possibility that the market price of HF Sinclair Common Stock will fluctuate prior to the completion of the Merger causing the value of the Merger Consideration to change;

•

the risk that certain officers and directors of HF Sinclair and HEP have interests in the Merger that are different from, or in addition, to the interests they may have as a HF Sinclair Stockholder or a HEP Unitholder, respectively;

•	the possibility that financial projections by HF Sinclair may not prove to be reflective of actual future results;

•	the different rights associated with owning HF Sinclair Common Stock rather than HEP Common Units;

•	the risk that the market value of HF Sinclair Common Stock will decline;

•	potential dilution on HF Sinclair’s earnings per share of HF Sinclair Common Stock;

•	the focus of management time and attention on the Merger and other disruptions arising from the Merger;

•	legal proceedings that may be instituted against HF Sinclair or HEP in connection with the Merger;

•	limitations on HF Sinclair’s ability to effectuate share repurchases due to market conditions and corporate, tax, regulatory and other considerations;

•

HF Sinclair’s and HEP’s ability to successfully integrate the Sinclair Oil Corporation (now known as Sinclair Oil LLC) and Sinclair Transportation Company LLC businesses acquired from The Sinclair Companies (now known as REH Company) (collectively, the “Sinclair Transactions”) with their existing operations and fully realize the expected synergies of the Sinclair Transactions or on the expected timeline;

•	HF Sinclair’s ability to successfully integrate the operation of the Puget Sound refinery with its existing operations;

•	the demand for and supply of crude oil and refined products, including uncertainty regarding the increasing societal expectations that companies address climate change;

•

risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products or lubricant and specialty products in HF Sinclair’s markets;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products or lubricant and specialty products;

•

the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, whether due to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, infection in the workforce, weather events, global health events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting HF Sinclair’s and/or HEP’s operations, production facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of HF Sinclair’s and/or HEP’s suppliers, customers, or third-party providers, and any potential asset impairments resulting from, or the failure to have adequate insurance coverage for or receive insurance recoveries from, such actions;

•	the effects of current and/or future governmental and environmental regulations and policies, including increases in interest rates;

•	the availability and cost of financing to HF Sinclair; the effectiveness of HF Sinclair’s capital investments and marketing strategies;

•	HF Sinclair’s and HEP’s efficiency in carrying out and consummating construction projects, including HF Sinclair’s ability to complete announced capital projects on time and within capital guidance;

•	HF Sinclair’s and HEP’s ability to timely obtain or maintain permits, including those necessary for operations or capital projects;

•	the ability of HF Sinclair to acquire refined or lubricant product operations or pipeline and terminal operations on acceptable terms and to integrate any existing or future acquired operations;

•	the possibility of terrorist or cyberattacks and the consequences of any such attacks;

•

uncertainty regarding the effects and duration of global hostilities, including the Russia-Ukraine war, and any associated military campaigns which may disrupt crude oil supplies and markets for HF Sinclair’s refined products and create instability in the financial markets that could restrict HF Sinclair’s ability to raise capital;

•	general economic conditions, including economic slowdowns caused by a local or national recession or other adverse economic condition, such as periods of increased or prolonged inflation; and

•

other business, financial, operational and legal risks and uncertainties detailed from time to time in HF Sinclair’s and HEP’s most recent annual, quarterly and periodic reports filed with the SEC, whether or not related to the Merger.

You are cautioned that the foregoing list of important factors may not contain all of the material factors that are important to you. In evaluating these factors and our forward-looking statements, you should carefully consider the risks described herein and in the other reports that HF Sinclair and HEP file with the SEC. See the sections entitled “Risk Factors” beginning on page 22 of this joint proxy statement/prospectus and “Where You Can Find More Information” beginning on page 183 of this joint proxy statement/prospectus. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this joint proxy statement/prospectus may not in fact occur. Accordingly, investors should not place undue reliance on those statements.

Forward-looking statements included herein speak only as of the date of made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

THE PARTIES

HF Sinclair Corporation

HF Sinclair is a corporation incorporated under the laws of the State of Delaware. HF Sinclair’s Common Stock is listed on the NYSE under the trading symbol “DINO.” HF Sinclair is an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington, Utah and Wyoming. HF Sinclair markets its refined products principally in the Southwest United States, the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,500 branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in HEP, a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HF Sinclair subsidiaries.

HF Sinclair’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Navajo Pipeline Co., L.P.

HoldCo is a limited partnership organized under the laws of the State of Delaware and an indirect wholly owned subsidiary of HF Sinclair.

HoldCo’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Holly Apple Holdings LLC

Merger Sub, a wholly owned subsidiary of HoldCo, is a limited liability company formed under the laws of the State of Delaware on August 14, 2023, for the purpose of effecting the Merger. Upon completion of the Merger, Merger Sub will merge with and into HEP, with HEP surviving as an indirect wholly owned subsidiary of HF Sinclair. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

Merger Sub’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Holly Logistic Services, L.L.C.

The General Partner is a limited liability company formed under the laws of the State of Delaware and is the general partner of HLH, and an indirect wholly owned subsidiary of HF Sinclair.

The General Partner’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

HEP Logistics Holdings, L.P.

HLH is a limited partnership organized under the laws of the State of Delaware and is the general partner of HEP.

HLH’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Holly Energy Partners, L.P.

HEP, together with its consolidated subsidiaries, is a publicly traded master limited partnership organized under the laws of the State of Delaware. HEP’s Common Units are listed on the NYSE under the trading symbol “HEP.” HEP provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HF Sinclair. HEP, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington and Wyoming, as well as refinery processing units in Kansas and Utah.

HEP’s principal executive offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

During the past five years, none of the entities described above have been (i) convicted in a criminal proceeding, or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SPECIAL FACTORS

This section of the document describes the material aspects of the proposed Merger, but may not contain all of the information that is important to you. The following discussion of the Merger is qualified in its entirety by reference to the Merger Agreement between HF Sinclair and HEP. You are urged to carefully read the Merger Agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Overview of Special Factors

The proposed Merger is a “going-private” transaction under SEC rules and the Exchange Act. Accordingly, Rule 13e-3 and related rules under the Exchange Act require that the Parent Entities, HEP, HLH and the General Partner make certain disclosures regarding the Merger. This “Special Factors” section contains various information that you should read carefully. For example, the section entitled “ —Effects of the Merger” explains the material steps for completing the Merger and results of the Merger, including the Surviving Entity. The section entitled “ —Background of the Merger” explains, among other things, HF Sinclair’s purposes for the Merger and the general negotiation of the Merger Agreement. The sections entitled “ —Position of HF Sinclair, HoldCo and Merger Sub as to the Fairness of the Merger,” “ —Recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board and the Reasons for the Merger” and “ —Recommendations of the HEP Conflicts Committee and the GP Board and the Reasons for their Recommendations,” respectively, explain why the HEP Conflicts Committee and the GP Board, and each of HEP, HLH, and the General Partner, on the one hand, and the Parent Entities, on the other hand, believe the Merger is in the best interests of the HEP Unaffiliated Unitholders. The section entitled “ —Financial Advisor Discussion Materials Provided to HF Sinclair” summarizes the process and methodologies followed by Barclays in acting as HF Sinclair’s financial advisor in connection with evaluating the Merger. The section entitled “ —Opinion of the Financial Advisor to the HEP Conflicts Committee” summarizes the process and methodologies followed by Intrepid in rendering its opinion to the HEP Conflicts Committee. You are encouraged to carefully read this “Special Factors” section and this entire proxy statement/prospectus, along with the documents incorporated herein by reference.

Effects of the Merger

On August 15, 2023, HF Sinclair, HoldCo, Merger Sub, HEP, the General Partner and HLH entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into HEP, with HEP surviving as an indirect wholly owned subsidiary of HF Sinclair.

As of September 18, 2023, HF Sinclair indirectly owned 59,630,030 HEP Common Units, representing approximately 47% of the issued and outstanding HEP Common Units, through its subsidiaries. HF Sinclair and its subsidiaries also own a non-economic general partner interest and the Special General Partner Interest in HEP. HF Sinclair controls HEP through its indirect ownership of the General Partner, and certain of the executive officers and directors of the General Partner are also officers and/or directors of HF Sinclair (and/or its subsidiaries).

If the Merger is completed, (i) HEP will become an indirect wholly owned subsidiary of HF Sinclair, (ii) the HEP Public Unitholders will no longer have an equity interest in HEP, (iii) the HEP Common Units will no longer be listed on the NYSE, (iv) HEP will commence the suspension and termination of the registration of the HEP Common Units with the SEC, (v) the HEP Common Units owned by HF Sinclair and its subsidiaries immediately prior to the Effective Time will remain outstanding as equity interests in the Surviving Entity, (vi) the non-economic general partner interest will remain outstanding as a non-economic general partner interest in the Surviving Entity and (vii) the Special General Partner Interest will remain outstanding as a general partner interest in the Surviving Entity.

HEP’s net book value (calculated as total assets minus total liabilities) as of June 30, 2023 was approximately $945.6 million, and HEP’s net income attributable to the partners for the fiscal quarter ended June 30, 2023 was approximately $50.2 million. As of June 30, 2023, HF Sinclair owned 59,630,030 HEP Common Units, representing an effective beneficial ownership by HF Sinclair of approximately 47% of HEP’s net book value (approximately $444.4 million), as well as an effective beneficial ownership by HF Sinclair attributable to approximately 47% of HEP’s net income attributable to the partners (which 47% interest was approximately $50.6 million for the six months ended June 30, 2023). If the Merger is consummated, HF Sinclair’s aggregate beneficial interest in HEP’s net book value will increase to 100% and net income will increase to 100%. Accordingly, if the Merger is consummated, HF Sinclair’s aggregate beneficial interest in HEP’s net book value will increase to approximately $945.6 million, and net income attributable to the partners will increase to approximately $50.2 million (based on HEP’s June 30, 2023 financial data). HF Sinclair and its Affiliates will also be entitled to any future increase in HEP’s value and all income generated by HEP’s operations going forward.

Background of the Merger

The HF Sinclair Board and HF Sinclair management, which are responsible for overseeing HF Sinclair’s business, as well as the GP Board, regularly review and assess operational and strategic opportunities to increase value for HF Sinclair’s and HEP’s respective investors. In connection with these reviews, these boards of directors and the management team, from time to time, evaluated potential transactions that would further their respective strategic objectives and create value for the HF Sinclair Stockholders and the HEP Unitholders, as applicable. These alternatives included potential acquisitions or business combination transactions with third parties, potential acquisitions or business combination transactions involving HF Sinclair and HEP, and other potential strategic alternatives. In addition, from time to time, HF Sinclair has received and discussed suggestions from several investment banks with respect to, among other things, a possible business combination transaction between HF Sinclair and HEP.

On August 2, 2021, HollyFrontier Corporation, now a wholly owned subsidiary of HF Sinclair (“HFC”), and HEP announced the execution of a Business Combination Agreement and a Contribution Agreement, respectively (the “Sinclair Transaction Agreements”), with The Sinclair Companies (now known as REH Company (“REH”)) and certain other parties thereto, pursuant to which HFC and HEP would acquire Sinclair Oil Corporation and Sinclair Transportation Company LLC, respectively, from REH (the “Sinclair Acquisition”). The execution of the Sinclair Transaction Agreements was preceded by a several year period during which HFC and HEP engaged in intermittent acquisition discussions with REH. Also on August 2, 2021, REH executed a Stockholders Agreement with the predecessor to HF Sinclair and a Unitholders Agreement with HEP.

On March 14, 2022, HFC and HEP consummated the Sinclair Acquisition and announced the establishment of HF Sinclair as the new parent holding company of HFC, HEP and their respective subsidiaries.

In the months following the Sinclair Acquisition, HF Sinclair management analyzed the potential benefits of making HEP a wholly owned subsidiary of HF Sinclair by acquiring the HEP Public Common Units.

On August 31, 2022, the HF Sinclair Board held a regular meeting attended by representatives of HF Sinclair management. During the meeting, representatives of HF Sinclair management reviewed the potential benefits of acquiring the HEP Public Common Units, including the simplification of HF Sinclair’s business and a decrease in costs.

In the months following the HF Sinclair Board meeting on August 31, 2022, HF Sinclair management continued to preliminarily evaluate a potential acquisition of the HEP Public Common Units.

On January 11, 2023, representatives of HF Sinclair management met with representatives of Vinson & Elkins LLP (“Vinson & Elkins”), outside counsel for HF Sinclair. During the meeting, representatives of Vinson & Elkins provided an overview on potential processes for HF Sinclair possibly acquiring the HEP Public Common Units, including timing, structure and governance considerations.

On February 15, 2023, the HF Sinclair Board held a regular meeting attended by representatives of HF Sinclair management. During the meeting, the HF Sinclair Board reviewed and discussed strategic options for HEP, including a potential acquisition of the HEP Public Common Units.

During the next several months, HF Sinclair management continued to evaluate a potential acquisition of the HEP Public Common Units and began interviewing experienced financial advisors, including Barclays, to advise HF Sinclair on such a transaction. On March 28, 2023, HF Sinclair management notified Barclays that HF Sinclair intended to engage Barclays to advise on the potential transaction, and the parties executed an engagement letter on April 4, 2023. HF Sinclair selected Barclays because of its qualifications, reputation and experience in mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Merger.

Over the course of April 2023, HF Sinclair management, together with Barclays, continued to evaluate a potential acquisition of the HEP Public Common Units, including analyzing different timing and structure considerations.

On April 20, 2023, Mr. Eric Mattson, the Chairperson of the HEP Conflicts Committee, and Mr. Larry Baldwin, the Presiding Director of the GP Board and a member of the HEP Conflicts Committee, were contacted by Mr. Michael Jennings, the then Chief Executive Officer of HF Sinclair. Mr. Jennings informed Mr. Mattson and Mr. Baldwin that HF Sinclair management had been evaluating, as it did periodically, a potential acquisition by HF Sinclair of the HEP Public Common Units. Mr. Jennings also offered to arrange a meeting among Messrs. Mattson, Baldwin and Jennings and Mr. Timothy Go, the incoming Chief Executive Officer and President of HF Sinclair, to further discuss a possible proposal from HF Sinclair to acquire the HEP Public Common Units, noting that although HF Sinclair was not prepared to make a proposal for an acquisition of the HEP Public Common Units, the management of HF Sinclair wanted to make the HEP Conflicts Committee members aware of the possibility of such a proposal.

On April 21, 2023, Mr. Mattson and Mr. Baldwin met with Mr. Jennings and Mr. Go, during which meeting Mr. Go discussed the rationale for a possible proposal from HF Sinclair to acquire the HEP Public Common Units.

On April 24, 2023, Mr. Mattson had a call with Mr. Franklin Myers, Chairperson of the HF Sinclair Board, during which call Mr. Myers reiterated what Mr. Jennings and Mr. Go had told Mr. Mattson and Mr. Baldwin regarding a possible proposal from HF Sinclair with respect to an acquisition of the HEP Public Common Units.

On April 25, 2023, Mr. Mattson and Mr. Baldwin met with Mr. Jennings and Mr. Go, during which meeting Mr. Jennings and Mr. Go discussed potential timing of a proposal from HF Sinclair.

On April 26, 2023, Mr. Go orally informed the full GP Board of a possible proposal from HF Sinclair to acquire the HEP Public Common Units.

On April 28, 2023, the HF Sinclair Conflicts Committee, consisting of Leldon Echols, Craig Knocke and Franklin Myers, held a special informational meeting attended by representatives of HF Sinclair management, Barclays and Vinson & Elkins. The HF Sinclair Board has historically had a standing HF Sinclair Conflicts Committee to evaluate, among other things, transactions between HF Sinclair and HEP. During the meeting, the HF Sinclair Conflicts Committee received presentations from representatives of HF Sinclair management and Barclays regarding a potential acquisition of the HEP Public Common Units.

On May 3, 2023, the HF Sinclair Board held a special meeting attended by representatives of HF Sinclair management, Barclays, Vinson & Elkins and Richards, Layton & Finger, P.A. (“RLF”), as Delaware counsel to HF Sinclair. During the meeting, the HF Sinclair Board discussed a potential acquisition of the HEP Public Common Units and received presentations from representatives of HF Sinclair management and Barclays on the potential transaction. A representative of Vinson & Elkins also reviewed with the HF Sinclair Board the directors’ fiduciary duties in the context of evaluating and negotiating a potential transaction. At the meeting, the

HF Sinclair Board authorized the HF Sinclair Conflicts Committee to review, evaluate, negotiate and determine whether or not to approve, and recommend for approval to the HF Sinclair Board, an acquisition of the HEP Public Common Units. Also during the meeting, the members of the HF Sinclair Conflicts Committee each confirmed their independence with respect to the potential transaction. Following the HF Sinclair Board meeting, the HF Sinclair Conflicts Committee held a meeting attended by representatives of HF Sinclair management, Barclays, Vinson & Elkins and RLF. At the meeting, the HF Sinclair Conflicts Committee reviewed and discussed financial analyses prepared by HF Sinclair management and Barclays regarding the potential terms of a proposal. The HF Sinclair Conflicts Committee then authorized HF Sinclair management to deliver a non-binding proposal to the GP Board to acquire all of the HEP Public Common Units (the “Proposed Transaction”), with the proposed consideration for such transaction to be at a fixed exchange ratio of 0.3714 shares of HF Sinclair Common Stock per HEP Public Common Unit, which exchange ratio was derived using the 30-day volume-weighted average price for each security as of market close on May 3, 2023 (the “Initial HF Sinclair Proposal”). Later that day, Mr. Go had a call with Mr. Mattson, during which call Mr. Go informed Mr. Mattson that the HF Sinclair Board had approved the Initial HF Sinclair Proposal. Later that day, Mr. Go delivered to Mr. Mattson a letter from HF Sinclair to the GP Board setting forth the Initial HF Sinclair Proposal.

On May 4, 2023, HF Sinclair and HEP issued separate press releases announcing the submission of the Initial HF Sinclair Proposal by HF Sinclair to the GP Board. Also on May 4, 2023, HF Sinclair filed with the SEC an amendment to its HEP Schedule 13D disclosing the proposal and attaching the non-binding proposal letter as an exhibit.

Following the receipt of the Initial HF Sinclair Proposal, the GP Board authorized the HEP Conflicts Committee to, among other things, review, evaluate and negotiate the Proposed Transaction for the purpose of determining whether to grant Special Approval under the HEP Partnership Agreement.

On May 8, 2023, the HEP Conflicts Committee met with a representative of Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”), to approve the engagement of Morris Nichols as special Delaware counsel to the HEP Conflicts Committee with respect to the Proposed Transaction and to discuss, among other things, considerations in connection with the HEP Conflicts Committee’s review and evaluation of the Proposed Transaction. Morris Nichols and the HEP Conflicts Committee executed an engagement letter on May 15, 2023.

On May 10, 2023, the HEP Conflicts Committee met with representatives of Morris Nichols, during which meeting the HEP Conflicts Committee approved the engagement of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as its legal counsel with respect to the Proposed Transaction. Gibson Dunn and the HEP Conflicts Committee executed an engagement letter on May 15, 2023.

On May 17, 2023, the GP Board held a special meeting attended by representatives of HEP management, Gibson Dunn, Morris Nichols, and Bracewell LLP (“Bracewell”), outside counsel for HEP. A representative of Bracewell discussed certain responsibilities of the GP Board related to the Proposed Transaction under the applicable laws of the State of Delaware and the applicable provisions of the HEP Partnership Agreement. During the meeting, the GP Board adopted resolutions that, among other things, (1) determined, pursuant to questionnaires completed by each member of the HEP Conflicts Committee, that (i) each of the members of the HEP Conflicts Committee satisfied the independence and other requirements set forth in the HEP Partnership Agreement to serve as a member of the HEP Conflicts Committee and (ii) none of the members of the HEP Conflicts Committee had any relationship or ownership interest in the General Partner or its affiliates that would interfere with the exercise of such member’s independent judgment in carrying out the responsibilities of a member of the HEP Conflicts Committee in evaluating the Proposed Transaction; (2) authorized, and ratified the prior action of, the HEP Conflicts Committee to review and evaluate the potential conflicts of interest (the “Potential Conflicts”) among or between the General Partner and its affiliates (including HF Sinclair), on the one hand, and HEP, other Group Members (as such term is defined in the First Amended and Restated Limited Liability Company Agreement of the General Partner) and unitholders of HEP, on the other hand, in connection with the Proposed Transaction for the purpose of determining whether to approve, and whether to recommend that the GP Board approve, the Proposed Transaction, with such approval and related recommendation constituting “Special Approval” for all purposes under the HEP Partnership Agreement, including Section 7.9(a) thereof; and (3) delegated to the HEP Conflicts Committee the power and authority, consistent with the HEP Conflicts Committee’s charter, to (i) review and evaluate any Potential Conflicts arising in connection with the Proposed Transaction, (ii) negotiate any terms of the Proposed Transaction as it may deem necessary or appropriate, in its sole discretion, (iii) determine whether to approve, and whether to recommend that the GP Board approve, the Proposed Transaction, with such approval and related recommendation constituting “Special Approval” for all purposes under the HEP Partnership Agreement, including Section 7.9(a) thereof, and (iv) make a recommendation to the HEP Unaffiliated Unitholders as to what action, if any, should be taken by the HEP Unaffiliated Unitholders with respect to the Proposed Transaction. The GP Board also authorized and ratified the retention of legal and financial advisors by the HEP Conflicts Committee in its sole discretion.

On May 18, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn to discuss certain issues and considerations in connection with the HEP Conflicts Committee’s review and evaluation of the Proposed Transaction, the transaction process and next steps, including with respect to the selection of a financial advisor to the HEP Conflicts Committee.

On May 18 and 19, 2023, the HEP Conflicts Committee interviewed representatives of three potential financial advisors to advise the HEP Conflicts Committee in connection with the Proposed Transaction, at which interviews representatives of Gibson Dunn and Morris Nichols were in attendance.

On May 19, 2023, the HEP Conflicts Committee met to discuss matters related to the HEP Conflicts Committee’s review and evaluation of the Proposed Transaction and compensation matters. The HEP Conflicts Committee members also discussed the interviews with the potential financial advisors.

On May 22, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn and Morris Nichols. At the meeting, the HEP Conflicts Committee approved the engagement of Intrepid as its financial advisor with respect to the Proposed Transaction because of Intrepid’s knowledge and experience with respect to public mergers and acquisitions and transactions involving master limited partnerships (“MLPs”), its familiarity with HEP and HEP’s business, and its reputation generally and in MLP transactions specifically. The HEP Conflicts Committee and representatives of Gibson Dunn and Morris Nichols also discussed materials prepared by Gibson Dunn and Morris Nichols regarding the framework and process for resolution of conflicts of interest under the HEP Partnership Agreement and Delaware law and compensation matters.

On May 26, 2023, Gibson Dunn, on behalf of the HEP Conflicts Committee and Intrepid, sent a diligence request list to HF Sinclair management. Over the next few weeks, the parties and their respective advisors engaged in a series of diligence calls to discuss items in the diligence request list and other diligence matters.

On June 1, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn, Morris Nichols and Intrepid, at which meeting Intrepid reviewed certain materials prepared by Intrepid with respect to the Proposed Transaction.

On June 12, 2023, HF Sinclair management held a meeting with members of the HEP Conflicts Committee at the Dallas, Texas office of Vinson & Elkins. Also in attendance were representatives of Barclays, Intrepid, Vinson & Elkins, Gibson Dunn, RLF and Morris Nichols. During the meeting, management of HF Sinclair and HEP (“Management”), together with representatives of Barclays, delivered a presentation to the HEP Conflicts Committee regarding the Proposed Transaction. During the presentation, Management discussed the terms proposed by HF Sinclair with respect to the Proposed Transaction, the pro forma structure upon the consummation of the Proposed Transaction, and HF Sinclair’s rationale for the Proposed Transaction. Management also discussed the assets of HF Sinclair and HEP by segment, as well as the financial forecasts of HF Sinclair and HEP, respectively. For more information on the projections prepared by HF Sinclair management, see “—Unaudited Projected Financial Information.” After the meeting with Management, the HEP

Conflicts Committee, Gibson Dunn and Intrepid had a preliminary discussion regarding the presentation and next steps for the Proposed Transaction.

On June 13, 2023, HF Sinclair granted Gibson Dunn and Intrepid access to a virtual data room containing due diligence materials with respect to HF Sinclair and HEP. From June 2023 until the execution of the Merger Agreement in August 2023, the HEP Conflicts Committee, with the assistance of its advisors, reviewed and discussed various financial and legal matters and information relating to HF Sinclair, HEP and the Proposed Transaction.

On June 14, 2023, HF Sinclair management uploaded a draft merger agreement to the virtual data room for review by the HEP Conflicts Committee and its advisors. The draft merger agreement included, among other things, generally mutual deal protection, termination fee and expense reimbursement obligations of the parties, including a mutual $10.0 million termination fee payable by a party if the merger agreement was terminated due to a change of recommendation in favor of the transaction by such party’s board of directors or conflicts committee.

On June 26, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn and Intrepid, at which meeting Intrepid reviewed the materials prepared by Intrepid with respect to the Proposed Transaction. The participants noted additional data and diligence were needed by Intrepid to conduct further analysis. Subsequently, Intrepid obtained additional data from Management.

On July 13, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn, Morris Nichols and Intrepid. At the meeting, Intrepid reviewed the materials prepared by Intrepid with respect to the Proposed Transaction, which had been updated based on additional data provided by Management and reflected certain sensitivity analyses performed by Intrepid. The HEP Conflicts Committee requested that Intrepid prepare additional and updated materials for the HEP Conflicts Committee’s review and consideration.

On July 14, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn, Morris Nichols and Intrepid, at which meeting Intrepid reviewed the materials prepared by Intrepid with respect to the Proposed Transaction, which supplemented the materials provided by Intrepid in connection with the meeting of the HEP Conflicts Committee on July 13, 2023. The participants then discussed a potential counterproposal with respect to the Proposed Transaction. After the discussion, the HEP Conflicts Committee members unanimously agreed to make a counterproposal whereby HF Sinclair would acquire all of the HEP Public Common Units for 0.3714 shares of HF Sinclair Common Stock plus $7.00 in cash for each HEP Public Common Unit (the “First HEP Committee Counterproposal”). The HEP Conflicts Committee members also unanimously agreed that, on behalf of the HEP Conflicts Committee, Gibson Dunn should deliver to HF Sinclair a letter setting forth the First HEP Committee Counterproposal, which Gibson Dunn did later that day.

On July 16, 2023, Barclays called Intrepid and provided initial feedback from HF Sinclair with respect to the First HEP Committee Counterproposal. Later that day, the HEP Conflicts Committee met with representatives of Gibson Dunn, Morris Nichols and Intrepid to discuss such call, as well as strategy and next steps of the transaction process.

On July 19, 2023, the HF Sinclair Conflicts Committee held a meeting attended by representatives of HF Sinclair management, Barclays, Vinson & Elkins and RLF. During the meeting, representatives of HF Sinclair management and Barclays reviewed with the HF Sinclair Conflicts Committee materials regarding the First HEP Committee Counterproposal, including potential options for responding to such counterproposal.

On July 21, 2023, the HF Sinclair Conflicts Committee held a meeting attended by representatives of HF Sinclair management, Barclays, Vinson & Elkins and RLF. During the meeting, HF Sinclair management and Barclays reviewed with the HF Sinclair Conflicts Committee additional materials regarding a potential counterproposal in response to the First HEP Committee Counterproposal. Following discussion among the HF Sinclair Conflicts

Committee and other meeting attendees, the HF Sinclair Conflicts Committee approved a revised non-binding proposal to acquire the HEP Public Common Units for a fixed exchange ratio of 0.315 shares of HF Sinclair Common Stock plus $3.50 in cash for each HEP Public Common Unit (the “Second HF Sinclair Proposal”) and authorized HF Sinclair management to deliver such proposal to the HEP Conflicts Committee. Later that day, Mr. Go delivered a letter setting forth the Second HF Sinclair Proposal to the HEP Conflicts Committee.

On July 24, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn, Morris Nichols and Intrepid to discuss the Second HF Sinclair Proposal. At the meeting, Intrepid reviewed the updated financial analyses prepared by Intrepid with respect to the Proposed Transaction. The participants also discussed negotiation strategy, the upcoming GP Board meeting and next steps.

On July 26, 2023, after a regularly scheduled GP Board meeting, Mr. Mattson and Mr. Baldwin, pursuant to Mr. Go’s request, met briefly with Mr. Go and Mr. Jennings to discuss the process for the Proposed Transaction.

On July 27, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn, Morris Nichols and Intrepid, during which meeting (i) the participants discussed the meeting Mr. Mattson and Mr. Baldwin had with Mr. Go and Mr. Jennings on the previous day; (ii) Intrepid reviewed the updated financial analyses prepared by Intrepid based on the latest market data; and (iii) Gibson Dunn provided an overview of the draft merger agreement provided by HF Sinclair in connection with the Proposed Transaction and a detailed summary of the proposed changes made by Gibson Dunn and Morris Nichols in a revised draft of the merger agreement. Discussion ensued among the participants regarding a potential counterproposal to HF Sinclair with respect to the Proposed Transaction. After such discussion, the HEP Conflicts Committee members unanimously: (i) authorized a counterproposal whereby HF Sinclair would acquire all of the HEP Public Common Units at a fixed exchange ratio of 0.3714 shares of HF Sinclair Common Stock plus $4.00 in cash per HEP Public Common Unit, which counterproposal would be delivered by a letter to HF Sinclair (the “Second HEP Committee Counterproposal”); (ii) confirmed agreement with the proposed changes to the draft merger agreement discussed at the meeting; (iii) directed Gibson Dunn to further revise the draft merger agreement to incorporate comments from the HEP Conflicts Committee; and (iv) directed Gibson Dunn to, on behalf of the HEP Conflicts Committee, send the Second HEP Committee Counterproposal and the markup of the draft merger agreement to HF Sinclair and its legal counsel following approval by the HEP Conflicts Committee.

On July 28, 2023, upon the HEP Conflicts Committee’s approval, Gibson Dunn delivered the letter setting forth the Second HEP Committee Counterproposal and a markup of the draft merger agreement to HF Sinclair and its legal counsel on behalf of the HEP Conflicts Committee. The revised merger agreement, among other things, (i) modified and deleted certain representations and warranties of HEP; (ii) deleted various interim operating covenants with respect to HEP and added certain interim operating covenants with respect to HF Sinclair; (iii) limited the circumstances under which the HF Sinclair Board or the HF Sinclair Conflicts Committee could change its respective recommendation to HF Sinclair Stockholders; (iv) added an affirmative obligation of HEP to continue to make quarterly distributions no less than $0.35 per HEP Common Unit through the closing of the Proposed Transaction consistent with past practice; (v) required HF Sinclair to reimburse HEP for expenses up to $5.0 million for failure to obtain the HF Sinclair Stockholder Approval; (vi) increased the termination fee payable to HEP by HF Sinclair from $10.0 million to 3% of the transaction value, which based on the Second HEP Committee Counterproposal, would have equaled approximately $40 million; and (vii) modified certain closing conditions regarding representations and warranties to increase closing certainty.

On August 1, 2023, the HF Sinclair Conflicts Committee held a meeting attended by representatives of HF Sinclair management, Barclays, Vinson & Elkins and RLF. During the meeting, representatives of HF Sinclair management and Barclays presented certain updated financial analyses related to the Second HEP Committee Counterproposal. Representatives of Vinson & Elkins also provided an overview of the key issues in Gibson Dunn’s markup of the merger agreement. Later that day, Barclays called and relayed to Intrepid, on behalf of HF Sinclair, that (i) the consideration proposed by the Second HEP Committee Counterproposal was well above what HF Sinclair was willing to accept and (ii) HF Sinclair confirmed its prior proposal of 0.315 shares of HF

Sinclair Common Stock and $3.50 in cash in exchange for each HEP Public Common Unit and would pause in formally responding to the Second HEP Committee Counterproposal.

On August 2, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn, Morris Nichols and Intrepid to discuss a call between Barclays and Intrepid on the previous day and a potential response to HF Sinclair. Representatives of Intrepid referenced the updated financial analyses of the Proposed Transaction prepared by Intrepid based on the latest market data, and provided observations and suggestions. Discussion ensued among the HEP Conflicts Committee members, Intrepid, Gibson Dunn and Morris Nichols regarding the financial analyses, a potential response to HF Sinclair, negotiation strategy and next steps. After such discussion, the HEP Conflicts Committee members unanimously authorized Intrepid to, on behalf of the HEP Conflicts Committee, inform Barclays that the HEP Conflicts Committee would potentially consider a proposal from HF Sinclair with respect to the Proposed Transaction within the range of the Second HF Sinclair Proposal and the Second HEP Committee Counterproposal, which representatives of Intrepid did later that day.

Over the next several days, representatives of HF Sinclair management, Barclays and Vinson & Elkins held several calls to discuss potential counterproposals to the HEP Conflicts Committee. During this period, Mr. Go also communicated with members of the HF Sinclair Conflicts Committee regarding potential counterproposals.

On August 8, 2023, at the direction of HF Sinclair management, Barclays called and relayed to Intrepid that (i) HF Sinclair could potentially make a proposal of 0.315 shares of HF Sinclair Common Stock and $3.75 in cash in exchange for each HEP Public Common Unit; and (ii) if an agreement could not be reached by the HEP Conflicts Committee and HF Sinclair in the near term, then HF Sinclair would pause on the Proposed Transaction process.

On August 9, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn, Morris Nichols and Intrepid to discuss the call between Barclays and Intrepid on the previous day and a potential response to HF Sinclair. Discussion ensued among the HEP Conflicts Committee members, Intrepid, Gibson Dunn and Morris Nichols regarding a potential response to HF Sinclair, negotiation strategy and next steps of the transaction process. Representatives of Intrepid referenced the updated financial analyses of the Proposed Transaction prepared by Intrepid based on the latest market data, and provided observations and suggestions. After such discussion, the HEP Conflicts Committee members unanimously authorized Intrepid to, on behalf of the HEP Conflicts Committee, inform Barclays that the HEP Conflicts Committee could potentially agree to a Proposed Transaction whereby the consideration would be 0.315 shares of HF Sinclair Common Stock and $4.00 in cash in exchange for each HEP Public Common Unit if HF Sinclair were to make such a proposal. Representatives of Intrepid informed Barclays as such later that day.

On August 10, 2023, Barclays called and relayed to Intrepid, on behalf of HF Sinclair, that HF Sinclair would propose to the HF Sinclair Conflicts Committee that HF Sinclair make a proposal to acquire all the HEP Public Common Units for 0.315 shares of HF Sinclair Common Stock and $4.00 in cash per HEP Public Common Unit as HF Sinclair’s best and final proposal (the “Best and Final HF Sinclair Proposal”).

Later that day, Gibson Dunn received a further revised draft merger agreement from Vinson & Elkins, which, among other things: (i) reinserted certain representations and warranties of HEP; (ii) reinserted certain interim operating covenants with respect to HEP and deleted certain interim operating covenants with respect to HF Sinclair; (iii) rejected the limitation on the circumstances under which the HF Sinclair Board or the HF Sinclair Conflicts Committee could change its respective recommendation to HF Sinclair Stockholders; (iv) accepted the obligation of HEP to continue to make quarterly distributions no less than $0.35 per HEP Common Unit through the closing of the Proposed Transaction consistent with past practice; (v) rejected the requirement for HF Sinclair to reimburse HEP for expenses up to $5.0 million for failure to obtain HF Sinclair Stockholder Approval; (vi) rejected the increase of the termination fee payable to HEP by HF Sinclair from $10.0 million to 3% of the transaction value; and (vii) rejected certain modifications to closing conditions regarding representations and warranties.

On August 11, 2023, the HF Sinclair Conflicts Committee held a meeting attended by representatives of HF Sinclair management, Barclays, Vinson & Elkins and RLF. During the meeting, representatives of HF Sinclair management and Barclays presented certain updated materials related to the Best and Final Sinclair Proposal and Barclays updated the HF Sinclair Conflicts Committee on Barclays’ discussions with Intrepid. Following discussion among the HF Sinclair Conflicts Committee and other meeting attendees, the HF Sinclair Conflicts Committee formally approved the Best and Final HF Sinclair Proposal and authorized HF Sinclair management to deliver such proposal to the HEP Conflicts Committee noting that the proposal was the HF Sinclair Conflicts Committee’s best and final offer. Later that day, Mr. Go delivered a letter setting forth the Best and Final HF Sinclair Proposal to the HEP Conflicts Committee, noting, among other things, HF Sinclair’s views on (1) the compelling benefits of the transaction to holders of the HEP Public Common Units, including the meaningful premium to the historical trading price of the HEP Common Units prior to the announcement of HF Sinclair’s initial proposal, an investment in a larger, more diversified entity with substantially higher trading liquidity and (2) the meaningful headwinds HEP would face under the status quo, including HF Sinclair’s views on HEP’s limited growth opportunities in part due to MLPs’ higher cost of capital and diminished access to equity capital markets, the need for HEP to focus on reducing its leverage rather than on distribution growth and the lack of desire by HF Sinclair to enter into additional long-term agreements with high-volume commitments.

Also on August 11, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn, Morris Nichols and Intrepid to discuss the Best and Final HF Sinclair Proposal, the potential tax impacts of the Proposed Transaction on the holders of the HEP Public Common Units, the status of the transaction documentation and next steps. Representatives of Intrepid also referenced the updated financial analyses prepared by Intrepid based on the latest market data and provided observations. After such discussion, the HEP Conflicts Committee members unanimously agreed that Mr. Mattson should contact representatives of HF Sinclair and Intrepid should contact Barclays, in each case, on behalf of the HEP Conflicts Committee, to acknowledge the agreement on the consideration for the Proposed Transaction, subject to agreement on definitive documentation. Representatives of Intrepid informed Barclays as such later that day. Mr. Mattson contacted Mr. Go and indicated the same on August 12, 2023.

Between August 11, 2023 and August 14, 2023, Gibson Dunn and Vinson & Elkins exchanged several markups of the draft merger agreement. During such period, the HEP Conflicts Committee members were informed of the proposed revisions to the draft merger agreement and provided feedback to Gibson Dunn and Morris Nichols. On August 13, 2023, Gibson Dunn, Morris Nichols, Vinson & Elkins, RLF and representatives of Management had a call regarding the open issues in the draft merger agreement. On August 14, 2023, Gibson Dunn and Vinson & Elkins had multiple calls and email exchanges to negotiate and finalize the terms of the merger agreement and the parties’ respective disclosure schedules. On August 14, 2023, Gibson Dunn sent Vinson & Elkins the proposed execution version of the merger agreement, subject to final approval by the HEP Conflicts Committee. Among other things, the proposed execution version of the merger agreement: (i) reflected compromises by the HEP Conflicts Committee and HF Sinclair with respect to the representations and warranties and interim operating covenants of HEP and HF Sinclair; (ii) limited the circumstances under which the HF Sinclair Board or the HF Sinclair Conflicts Committee could change its respective recommendation to HF Sinclair Stockholders; (iii) required HF Sinclair to reimburse HEP for expenses up to $5.0 million for failure to obtain the HF Sinclair Stockholder Approval; and (iv) set the termination fee payable to HEP by HF Sinclair at $20.0 million. Later that day, Management sent to Gibson Dunn and Vinson & Elkins the proposed final disclosure schedules of HEP and HF Sinclair.

On August 14, 2023, the HF Sinclair Board held a special meeting attended by representatives of HF Sinclair management, Barclays, Vinson & Elkins and RLF. During the meeting, representatives of HF Sinclair management and Barclays reviewed with the HF Sinclair Board certain updated financial analyses related to the proposed transaction. In addition, Mr. Echols, chairperson of the HF Sinclair Conflicts Committee, reviewed with the HF Sinclair Board the process the HF Sinclair Conflicts Committee had undertaken in evaluating the proposed transaction. A representative of Vinson & Elkins also reviewed with the HF Sinclair Board a summary of the merger agreement.

On the morning of August 15, 2023, the HF Sinclair Conflicts Committee held a meeting attended by representatives of HF Sinclair management, Barclays, Vinson & Elkins and RLF. During the meeting, representatives of HF Sinclair and Barclays reviewed the final terms of the transaction, including the final consideration amount of a fixed exchange ratio of 0.315 shares of HF Sinclair Common Stock plus $4.00 in cash for each HEP Public Common Unit. In addition, a representative of Vinson & Elkins reviewed the proposed final terms of the Merger Agreement. Following discussion, the HF Sinclair Conflicts Committee unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the HF Sinclair Board approve the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the HF Sinclair Board resolve, to (a) direct that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (b) recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting. Following the HF Sinclair Conflicts Committee meeting, the HF Sinclair Board held a special meeting attended by representatives of HF Sinclair management, Barclays, Vinson & Elkins and RLF. During the meeting, the Chairperson of the HF Sinclair Conflicts Committee reported on the determinations and approvals made by the HF Sinclair Conflicts Committee members and representatives of HF Sinclair and Barclays reviewed the final terms of the transaction, including the final consideration amount of a fixed exchange ratio of 0.315 shares of HF Sinclair Common Stock plus $4.00 in cash for each HEP Public Common Unit. In addition, a representative of Vinson & Elkins reviewed the proposed final terms of the Merger Agreement. Following discussion, the HF Sinclair Board (acting, in part, based upon the recommendation of the HF Sinclair Conflicts Committee) unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (iv) resolved to recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

Also on August 15, 2023, the HEP Conflicts Committee met with representatives of Gibson Dunn, Morris Nichols and Intrepid. Gibson Dunn discussed the summary of the proposed execution version of the Merger Agreement prepared by Gibson Dunn. Representatives of Intrepid then discussed materials prepared by Intrepid regarding financial analyses with respect to the Proposed Transaction and delivered an oral opinion, confirmed by delivery of a written opinion dated August 15, 2023, to the HEP Conflicts Committee to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Merger Consideration is fair, from a financial point of view, to the HEP Unaffiliated Unitholders. After all representatives of Intrepid left the meeting, Morris Nichols reviewed duties of the HEP Conflicts Committee under the HEP Partnership Agreement, and Gibson Dunn reviewed Gibson Dunn’s observations on the HEP Conflicts Committee’s process. Thereafter, the HEP Conflicts Committee, by unanimous vote, in good faith (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the foregoing constituting “Special Approval” for all purposes of the HEP Partnership Agreement, including Section 7.9(a) thereof) on the terms and subject to the conditions set forth in the Merger Agreement, (c) recommended to the GP Board the approval by the GP Board of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (d) resolved, and recommended that the GP Board resolve, to (i) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval pursuant to Section 14.3 of the HEP Partnership Agreement and (ii) recommend approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting. Following the HEP Conflicts Committee meeting, the GP Board held a special meeting attended by representatives of HEP management and Bracewell, during which the Chairperson of the HEP Conflicts Committee provided the GP Board with a report on the process conducted by the HEP Conflicts Committee in its evaluation of the proposed Merger, including (i) the HEP Conflicts Committee’s consideration of the merits of the proposed Merger over the course of a number of meetings, including meetings with its financial and legal advisors, (ii) the HEP Conflicts Committee’s negotiation of the terms of the Merger Agreement, including the consideration to be received by the HEP Unaffiliated Unitholders, (iii) the receipt of the opinion of Intrepid, as described above, and (iv) the determination, approval and recommendations of the HEP Conflicts Committee with respect to the Merger Agreement and the Merger, as described above. Following such report and acting upon the recommendation of the HEP Conflicts Committee, the GP Board unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (c) resolved to (1) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval pursuant to Section 14.3 of the HEP Partnership Agreement and (2) recommend the approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

Later in the afternoon on August 15, 2023, following the closing of trading on the NYSE, the parties exchanged an executed final version of the Merger Agreement and the final versions of the disclosure schedules.

Before the opening of trading on the NYSE on August 16, 2023, HF Sinclair and HEP issued a joint press release announcing the execution of the Merger Agreement and HF Sinclair and HEP each filed with the SEC Current Reports on Form 8-K attaching a copy of the joint press release as an exhibit. Later that day, HF Sinclair and HEP each filed with the SEC Current Reports on Form 8-K attaching a copy of the Merger Agreement and letter to their respective employees as exhibits. HF Sinclair also filed an amendment to its HEP Schedule 13D disclosing the execution of the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by a majority of the members of the HEP Conflicts Committee constitutes “Special Approval” under the HEP Partnership Agreement. Under Section 7.9 of the HEP Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and HEP, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of the HEP Partnership Agreement, of any Group Member Agreement (as defined in the HEP Partnership Agreement), or of any agreement contemplated therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the HEP Common Units (excluding HEP Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to HEP than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to HEP, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to HEP).

Section 7.10(b) of the HEP Partnership Agreement provides that any action taken or omitted to be taken by the General Partner in reliance upon the opinion of an investment banker, among others, as to matters reasonably believed by the General Partner to be in such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

Position of HF Sinclair, HoldCo and Merger Sub as to the Fairness of the Merger

Under the rules governing “going private” transactions, including Rule 13e-3 under the Exchange Act, each of the Parent Entities is deemed to be engaged in a “going private” transaction with respect to HEP and the Merger and, therefore, is required to express its belief as to the fairness of the Merger to the HEP Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act and the related rules under the Exchange Act. Each of the Parent Entities is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Parent Entities as to the fairness of the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 will be filed with the SEC at the same time as this joint proxy statement/prospectus) should not be construed as a recommendation to any HEP Unaffiliated Unitholder as to how such HEP Unaffiliated Unitholder should vote on the Merger Proposal.

None of the Parent Entities participated in the deliberations of the HEP Conflicts Committee regarding, or received advice from the HEP Conflicts Committee’s legal or financial advisors as to, the fairness of the Merger. None of the Parent Entities has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the HEP Unaffiliated Unitholders. The Parent Entities believe that the interests of the HEP Unaffiliated Unitholders were represented by the HEP Conflicts Committee, which negotiated the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, with the assistance of independent legal and financial advisors.

However, based on (i) the requirement of HEP Unitholder Approval, (ii) the review and approval of the Merger Agreement and the Transactions, including the Merger, by the HF Sinclair Conflicts Committee as a related party transaction pursuant to HF Sinclair’s Related Party Transaction Policy, (iii) the review and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the HEP Conflicts Committee, (iv) the Parent Entities’ knowledge and analysis of available information relating to HF Sinclair, HEP and the General Partner, (v) the factors considered by, and findings of, the HEP Conflicts Committee and the GP Board discussed in the section entitled “—Recommendations of the HEP Conflicts Committee and the GP Board and the Reasons for their Recommendations,” beginning on page 52, which factors and findings as set forth in this joint proxy statement/prospectus the Parent Entities considered in making their determination of fairness, which the Parent Entities considered material and are not listed in any relative order of importance, and (vi) the factors set forth below in the section entitled “—Recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board and their Reasons for the Merger,” which are considered material and are not listed in any relative order of importance, solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act, the Parent Entities believe that the Merger is both substantively and procedurally fair to the HEP Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered and given weight by HF Sinclair, acting on its own behalf and on behalf of HoldCo and Merger Sub, is not intended to be exhaustive, but includes the factors considered by the Parent Entities that each believes to be material to the fairness determination regarding the fairness of the Merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The Parent Entities did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, HF Sinclair, acting on its own behalf and on behalf of HoldCo and Merger Sub, made its fairness determination after considering all of the factors as a whole. HF Sinclair management did not consider, and did not provide for consideration of the HF Sinclair Board, the net book value of HEP, which is an accounting concept, for purposes of making its recommendation, because, it believes net book value is indicative of neither HEP’s market value nor its value as a going concern, but rather is an indicator of historical costs. HF Sinclair management did not consider, and did not provide for consideration of the HF Sinclair Board, the liquidation value of HEP because HEP was viewed to be a viable, going concern and therefore liquidation value was not a relevant methodology.

Recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board and their Reasons for the Merger

The HF Sinclair Conflicts Committee consists of three independent directors of the HF Sinclair Board who do not have any ownership or other interest in HEP: Leldon E. Echols, R. Craig Knocke and Franklin Myers. The HF Sinclair Board authorized the HF Sinclair Conflicts Committee to (i) review and evaluate the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance, on behalf of HF Sinclair and the HF Sinclair Stockholders; (ii) negotiate, or delegate (subject to continued oversight by the HF Sinclair Conflicts Committee) to any person or persons the ability to negotiate, the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance; (iii) determine whether to approve and recommend for approval to the HF Sinclair Board the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance; and (iv) determine whether the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance, are advisable and fair and reasonable to, and in the best interests of, HF Sinclair and the HF Sinclair Stockholders.

The HF Sinclair Conflicts Committee consulted with and received advice from Vinson & Elkins and RLF as legal counsel and Barclays as financial advisor in connection with its evaluation of the proposed transaction. The HF Sinclair Conflicts Committee, among other things, conducted a review and evaluation of the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance, reviewed the Merger Agreement and directed negotiations with the HEP Conflicts Committee and its representatives with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance.

On August 15, 2023, the HF Sinclair Conflicts Committee, by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended to the HF Sinclair Board the approval by the HF Sinclair Board of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved, and recommended that the HF Sinclair Board resolve, to (a) direct that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at a special meeting of the HF Sinclair Stockholders, and (b) recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

Later on August 15, 2023, the HF Sinclair Board (acting, in part, based upon the receipt of such approval and recommendation of the HF Sinclair Conflicts Committee), by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (iv) resolved to recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

The HF Sinclair Conflicts Committee considered various factors in making its determination and approvals and the related recommendation to the HF Sinclair Board.

In addition to considering the terms and conditions of the Merger Agreement, the HF Sinclair Conflicts Committee consulted with financial and legal advisors and considered the following factors as generally favorable with respect to the Merger and the transactions related thereto, including the HF Sinclair Stock Issuance:

•	The HF Sinclair Conflicts Committee’s belief that the Merger will continue HF Sinclair management’s strategic imperative to integrate and optimize HF Sinclair’s existing businesses.

•

The HF Sinclair Conflicts Committee’s belief that the strong financial position of the combined entity following the closing of the Merger will enable it to more efficiently fund its own growth, reduce leverage, and provide greater flexibility in capital allocation, all of which maximize HF Sinclair Stockholder value.

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The HF Sinclair Conflicts Committee’s belief that the Merger will drive greater value for the HF Sinclair Stockholders by increasing HF Sinclair’s access to cash flow from operations that was previously paid to holders of the HEP Common Units.

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The HF Sinclair Conflicts Committee’s belief that HEP can operate more efficiently and effectively as a wholly owned subsidiary of HF Sinclair and achieve financial efficiencies through improved access to debt and equity capital markets and improved ability to reduce HEP’s debt and interest costs.

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The HF Sinclair Conflicts Committee’s belief that HF Sinclair’s management and employees will be able to better execute on HF Sinclair’s and HEP’s future strategic plans after eliminating the administrative, compliance and cost burdens of running a separate public company.

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The HF Sinclair Conflicts Committee’s belief that the HF Sinclair Common Stock will continue to attract a wider investor base and benefit from higher trading liquidity than the HEP Common Units, while MLP equity markets will likely remain challenged and the MLP investor base will continue to decrease relative to the C-corp investor universe.

•	HF Sinclair’s expectation that it will maintain its investment grade credit ratings following the completion of the Merger.

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The HF Sinclair Conflicts Committee’s expectation that, for tax purposes, the Merger should result in a step-up in basis/additional depreciation and the ability to utilize accelerated bonus depreciation deductions on certain of HEP’s assets.

The HF Sinclair Conflicts Committee viewed the following factors as generally negative or unfavorable in making a determination with respect to the Merger and the transactions related thereto, including the HF Sinclair Stock Issuance:

•	The loss of strategic optionality provided by having a publicly traded partnership as a standalone entity, in the event that the MLP equity markets become more favorable.

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The risk of HF Sinclair Common Stock price volatility generated by investor turnover if holders of the HEP Common Units sell substantial numbers of shares of HF Sinclair Common Stock received as Merger Consideration following the closing.

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The limitations that certain securities laws may impose on repurchases of shares of HF Sinclair Common Stock during the interim period between the execution of the Merger Agreement and the closing of the Merger (the “Interim Period”).

•	The risk that the financial and operational benefits expected from the Merger might not be fully realized.

•	The risk that HF Sinclair may be obligated to consummate the Merger even if there are material negative developments or events at HEP during the Interim Period.

•	The risk that the attention of management and employees may be distracted during the Interim Period, which may negatively affect HF Sinclair’s and HEP’s businesses.

•	The risk of litigation in connection with the Merger, and the costs and diversion of management focus related thereto.

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The risk of fluctuation in the total Merger Consideration to be paid at closing due to HF Sinclair Common Stock price volatility during the Interim Period and the use of a fixed exchange ratio as the primary component of the Merger Consideration.

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The risk that the Merger might not be completed in a timely manner or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and that a failure to complete the Merger could negatively affect the trading price of shares of HF Sinclair Common Stock.

The foregoing discussion of the information and factors considered by the HF Sinclair Conflicts Committee is not intended to be exhaustive, but includes material factors the HF Sinclair Conflicts Committee considered. In view of the variety of factors and the quality and amount of information considered, the HF Sinclair Conflicts Committee as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall evaluation of the Merger. Individual members of the HF Sinclair Conflicts Committee may have given different relative considerations to different factors. After taking into account all of the factors set forth above, as well as others, the HF Sinclair Conflicts Committee concluded that the potential benefits of the Merger and the transactions related thereto, including the HF Sinclair Stock Issuance, outweighed any negative or unfavorable considerations.

The explanation of the reasoning of the HF Sinclair Conflicts Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

In reaching its conclusions regarding the Merger, the HF Sinclair Board considered all matters and factors it believed were necessary or appropriate to enable it to reach an informed decision, including the process by which the HF Sinclair Conflicts Committee made its recommendations, the matters described above or considered by the HF Sinclair Conflicts Committee, and the HF Sinclair Board’s understanding of the process conducted by the HEP Conflicts Committee. As in the case of the HF Sinclair Conflicts Committee, in view of the variety of factors and the quality and amount of information considered, the HF Sinclair Board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. Individual members of the HF Sinclair Board may have given different relative considerations to different factors.

Purpose and Reasons of the Parent Entities for the Merger

Under the SEC rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, each of the Parent Entities is deemed to be engaged in a “going-private” transaction with respect to HEP and the Merger and, therefore, is required to express its purposes and reasons for the Merger to the HEP Unaffiliated Unitholders. The Parent Entities are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Parent Entities’ purpose of the Merger is for HF Sinclair to acquire all of the HEP Public Common Units, with the result that HF Sinclair will indirectly own 100% of the HEP Common Units and will bear the rewards and risks of such ownership after the HEP Common Units cease to be publicly traded.

The Parent Entities have undertaken to pursue the Merger at this time, as opposed to any previous time, for the reasons described in the section titled “—Recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board and their Reasons for the Merger.”

Although the Parent Entities believe that there will be opportunities associated with their investment in HEP, the Parent Entities realize that there are also risks (including the risks and uncertainties relating to the prospects of HEP) and that such opportunities may never be fully realized. Further, following the Merger, there will be no trading market for the HEP Common Units.

The Parent Entities believe that structuring the proposed Merger as a merger transaction is preferable to other transaction structures because it provides a prompt and orderly transfer of ownership of the HEP Public Common

Units in a single step, without the necessity of additional HEP Public Common Unit purchases by HF Sinclair, either through a tender offer, individually negotiated purchases or open market purchases, and without incurring additional transaction costs associated with such activities. Further, the Merger provides an opportunity for the HEP Unaffiliated Unitholders to receive a premium for their HEP Common Units.

Recommendations of the HEP Conflicts Committee and the GP Board and the Reasons for their Recommendations

In evaluating the Proposed Transaction and reaching its determination and approval of the Merger Agreement and the transactions contemplated thereby, the HEP Conflicts Committee considered information supplied by Management, HF Sinclair and its affiliates, consulted with its legal and financial advisors, and considered a number of factors. The HEP Conflicts Committee also consulted with its legal counsel regarding its authority and duties.

The HEP Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and granting “Special Approval” of the Proposed Transaction:

•

The Merger Consideration represents an implied value of $22.25 per HEP Public Common Unit based on the closing price of the HF Sinclair Common Stock on August 14, 2023 of $57.95 (the last trading day before the HEP Conflicts Committee approved the Merger), which reflected (i) a 40% premium to the closing price per HEP Common Unit on May 3, 2023 (the last trading day prior to the day on which HF Sinclair publicly announced its proposal to acquire all of the HEP Public Common Units), (ii) a 3% premium to the closing price per HEP Common Unit on August 14, 2023, and (iii) a 11% premium to the highest closing price of the HEP Common Units for the trailing 52 weeks as of May 3, 2023.

•	The HEP Conflicts Committee believed 0.315 shares of HF Sinclair Common Stock and $4.00 in cash per HEP Public Common Unit was likely the highest price that HF Sinclair would be willing to pay.

•

The financial analyses prepared by Intrepid, as financial advisor to the HEP Conflicts Committee, and the oral opinion of Intrepid delivered to the HEP Conflicts Committee on August 15, 2023 and subsequently confirmed in writing, which analyses and opinion the HEP Conflicts Committee adopted as its own, that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and others matters set forth in Intrepid’s written opinion (as more fully described below under “Opinion of the Financial Advisor to the HEP Conflicts Committee”), the Merger Consideration is fair, from a financial point of view, to the HEP Unaffiliated Unitholders.

•

Supported by the financial analyses prepared by Intrepid, the HEP Conflicts Committee believed that the relative value provided by the Merger Consideration to the HEP Unaffiliated Unitholders was greater than the value of the HEP Public Common Units. The HEP Conflicts Committee also believed the value provided by the Merger Consideration to the HEP Unaffiliated Unitholders was attractive relative to the valuation multiples and yields for HEP’s peers.

•

A portion of the Merger Consideration is payable in cash and thus provides a measure of immediate liquidity and certainty of value to the HEP Unaffiliated Unitholders and helps to fund potential taxes incurred by the HEP Unaffiliated Unitholders as a result of the Proposed Transaction, while the balance is payable in HF Sinclair Common Stock, which affords the HEP Unaffiliated Unitholders the opportunity to participate in the value and opportunities of HF Sinclair after the Merger, including synergies, dividends and expected future growth, should they choose to retain their HF Sinclair Common Stock. Alternatively, the significantly larger public float and higher average daily trading volume of the HF Sinclair Common Stock as compared to the HEP Common Units will allow the HEP Unaffiliated Unitholders to efficiently sell the HF Sinclair Common Stock they receive in the Merger for cash should they decide not to retain the HF Sinclair Common Stock received as part of the Merger Consideration.

•

The HEP Conflicts Committee reviewed with its advisors the potential tax impacts of the Proposed Transaction on the HEP Unaffiliated Unitholders, including that the weighted average tax liability per HEP Public Common Unit was estimated to be lower than the cash portion of the Merger Consideration.

•

The HEP Unaffiliated Unitholders will have enhanced voting and other rights as stockholders of a corporation as compared to unitholders of an MLP controlled by a general partner, including as more fully described in the section titled “Comparison of the Rights of the HF Sinclair Stockholders and the HEP Unitholders.”

•

The HEP Conflicts Committee believed that it was unlikely that any other transaction with a third party involving a sale of HEP or a significant interest in HEP or its assets could be consummated at the time of the HEP Conflicts Committee’s determination and approval and that there were no viable alternative transactions for HEP in lieu of a transaction with HF Sinclair that would provide comparable or superior value, in light of HF Sinclair’s controlling position in HEP through HF Sinclair’s indirect ownership of the General Partner and approximately 47% of the voting power of HEP’s outstanding limited partner interests as of August 15, 2023, HF Sinclair’s stated position when it delivered the Initial Proposal (and throughout its negotiations with the HEP Conflicts Committee) that it was only interested in acquiring all of the HEP Public Common Units, and the HEP Conflicts Committee’s recognition of overall risks and uncertainties in midstream corporate and asset transactions.

•

Further increases in market interest rates, which are expected, may adversely affect the attractiveness of the HEP Common Units to investors compared to other financial instruments or alternate investment opportunities.

•

The HEP Conflicts Committee’s belief that investor sentiment increasingly disfavors MLP structures as compared to alternative structures and, as a result, the state of the MLP debt and equity capital markets will continue to present challenges for HEP to fund acquisitions and growth capital expenditures.

•

HF Sinclair’s and its affiliates’ historical status as one of HEP’s largest customers and the dependence of HEP’s revenue growth on HF Sinclair’s support of asset dropdowns by HF Sinclair and third-party acquisitions by HEP underpinned by high-volume long-term contractual commitments from HF Sinclair.

•

Given HF Sinclair’s controlling position in HEP through HF Sinclair’s indirect ownership of the General Partner, the difficulty HEP would face in controlling the timing of and accessing the capital markets to fund asset dropdowns from HF Sinclair, third-party acquisitions or capital projects, and HF Sinclair’s stated position that (a) HEP’s ability to benefit from HF Sinclair’s assets and growth was no longer efficient, given the increased cost of capital at HEP, (b) HF Sinclair was no longer desirous to enter into additional long-term agreements with high-volume commitments with HEP, and (c) HF Sinclair would encourage repayment of indebtedness by HEP rather than distribution growth, growth opportunities for HEP were expected to be limited and any increase in distributions on the HEP Common Units was unlikely.

•

The Exchange Ratio is fixed and therefore the implied value of the Merger Consideration payable to the HEP Unaffiliated Unitholders will increase in the event that the market price of the HF Sinclair Common Stock increases prior to the closing of the Merger.

•	Certain terms of the Merger Agreement, principally:

•	Each HEP Public Unitholder will receive 0.315 newly issued shares of HF Sinclair Common Stock and $4.00 in cash for each HEP Public Common Unit owned;

•

HF Sinclair’s obligation to reimburse certain of HEP’s expenses, up to $5.0 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by HF Sinclair or for failure to obtain the requisite HF Sinclair Stockholder Approval;

•

The HF Sinclair Board and the HF Sinclair Conflicts Committee may make a Parent Adverse Recommendation Change (as such term is defined below in “The Merger Agreement—HF Sinclair Recommendation and HF Sinclair Adverse Recommendation Change”) only under limited circumstances;

•

HF Sinclair’s obligations to hold the HF Sinclair Special Meeting even if the HF Sinclair Board and the HF Sinclair Conflicts Committee effect a Parent Adverse Recommendation Change and to pay a $20.0 million termination fee to HEP if HEP terminates the Merger Agreement for a Parent Adverse Recommendation Change;

•

The operating covenants of HF Sinclair providing protection to the HEP Unaffiliated Unitholders prior to the closing of the Merger by restricting HF Sinclair’s ability to take certain actions prior to the closing of the Merger that could reduce the value of the HF Sinclair Common Stock received by the HEP Unaffiliated Unitholders in the Proposed Transaction;

•

Provisions permitting the HEP Conflicts Committee to make a Partnership Adverse Recommendation Change (as such term is defined below in “The General Partner Recommendation and Adverse Recommendation Change”) if failure to do so would be inconsistent with its duties under applicable law, as modified by the HEP Partnership Agreement;

•

Provisions prohibiting HF Sinclair and its subsidiaries, including the General Partner, from revoking or diminishing the authority of the HEP Conflicts Committee, increasing the size of the HEP Conflicts Committee or removing any member of the HEP Conflicts Committee, in each case, without the consent of the HEP Conflicts Committee between signing of the Merger Agreement and the closing of the Merger;

•

Provisions requiring the prior authorization of the HEP Conflicts Committee to amend the Merger Agreement and to authorize other actions on behalf of HEP and the General Partner as specified in the Merger Agreement;

•

Provisions requiring HEP to make distributions of no less than $0.35 per HEP Common Unit through the closing of the Merger and to pay any distributions with a record date prior to the closing of the Merger that remain unpaid as of the closing of the Merger;

•	The limited nature of the operational representations and warranties and covenants given by HEP and its subsidiaries;

•	The Merger Agreement contains only limited conditions and exceptions to the closing conditions, and the consummation of the Proposed Transaction is not contingent upon financing;

•	A provision requiring HF Sinclair to vote all interests in HEP owned beneficially or of record by HF Sinclair or its subsidiaries in favor of the Merger; and

•

A provision prohibiting HF Sinclair and its subsidiaries from transferring any interests in HEP that HF Sinclair or its subsidiaries own until the closing of the Merger or the earlier termination of the Merger Agreement.

As part of its deliberative process, the HEP Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and granting “Special Approval” of the Proposed Transaction:

•

The HEP Conflicts Committee was not authorized to and did not engage in the review, solicitation, consideration or evaluation of any alternative proposals by third parties unaffiliated with HF Sinclair. Since HF Sinclair indirectly controls the General Partner, the HEP Conflicts Committee believed that it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire the assets or control of HEP, and it was unlikely that the HEP Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of the assets or control of HEP.

•

HF Sinclair owns approximately 47% of the voting power of HEP’s outstanding limited partner interests as of August 15, 2023, which could allow for the approval of the Merger Agreement and the Merger with only minimal support from other holders of the HEP Common Units, and there is no requirement in the HEP Partnership Agreement or the Merger Agreement for separate approval by a majority of the HEP Public Common Units.

•	The dividend yield of HF Sinclair Common Stock historically has been lower than the distribution yield of HEP Common Units.

•

The fact that the market price of the HEP Common Units could be affected by many factors, including the following if the Merger Agreement is terminated: (i) the reason for such termination and whether such termination resulted from factors adversely affecting HEP, (ii) the possibility that, as a result of the termination of the Merger Agreement, possible acquirers (including HF Sinclair and its affiliates in any future transaction) may consider HEP to be an unattractive acquisition candidate and (iii) the possible sale of HEP Common Units by short-term investors following an announcement that the Merger Agreement was terminated.

•

The risks and contingencies relating to the announcement and pendency of the Merger, including the potential for diversion of management and employee attention and the potential effect on HEP’s business and the restrictions on the conduct of HEP’s business during the period between the execution of the Merger Agreement and the completion of the Merger.

•

The Exchange Ratio is fixed and therefore the implied value of the Merger Consideration payable to the HEP Unaffiliated Unitholders will decrease in the event that the market price of the HF Sinclair Common Stock decreases prior to the closing of the Merger.

•	Certain terms of the Merger Agreement, principally:

•

HEP’s obligation to reimburse certain of HF Sinclair’s expenses, up to $5.0 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by HEP or the General Partner;

•

HEP’s obligations to hold the HEP Special Meeting even if the HEP Conflicts Committee effects a Partnership Adverse Recommendation Change and to pay a $10.0 million termination fee to HF Sinclair if HF Sinclair terminates the Merger Agreement for a Partnership Adverse Recommendation Change;

•	The operating covenants of HF Sinclair providing protection to the HEP Unaffiliated Unitholders prior to the closing of the Merger are limited;

•	The ability of the HF Sinclair Board and the HF Sinclair Conflicts Committee to effect a Parent Adverse Recommendation Change in certain circumstances; and

•

The operating covenants of HEP providing protection to HF Sinclair prior to the closing of the Merger by restricting HEP’s ability to take certain actions prior to the closing of the Merger that could reduce the value of the HEP Common Units in the event the Merger Agreement is terminated.

•	The HEP Unaffiliated Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the HEP Partnership Agreement or Delaware law.

•

The HEP Unaffiliated Unitholders will not have any equity participation in HEP following the consummation of the Proposed Transaction, and the HEP Unaffiliated Unitholders will accordingly cease to participate in HEP’s future earnings or growth, if any, or benefit from any increases, if any, in the value of the HEP Common Units (other than indirectly through their HF Sinclair Common Stock).

•

All of the Merger Consideration (including the HF Sinclair Common Stock) will be taxable to the HEP Unaffiliated Unitholders, and a significant portion of the Merger Consideration may be taxable as ordinary income. The amount of the tax liability of a HEP Unaffiliated Unitholder arising from the Proposed Transaction will depend on many factors, including the length of time such HEP Unaffiliated Unitholder held the HEP Public Common Units and the purchase price for such units.

•	For certain HEP Unaffiliated Unitholders, the Proposed Transaction may result in a tax liability that exceeds the portion of the Merger Consideration payable to them in cash.

•	HEP has incurred and will continue to incur transaction costs and expenses in connection with the Proposed Transaction, whether or not the Proposed Transaction is completed.

•	Litigation may be commenced in connection with the Proposed Transaction, and such litigation may increase costs and result in a diversion of management focus.

•	There is risk that the potential benefits expected to be realized in the Proposed Transaction might not be fully realized, or might not be realized within the expected time period.

•	The Proposed Transaction might not be completed in a timely manner, or at all, and a failure to complete the Proposed Transaction could negatively affect the trading price of the HEP Common Units.

•

Some of the directors and executive officers of HF Sinclair, its affiliates and the General Partner may have interests in the Proposed Transaction that are different from, or in addition to, the interests of the HEP Unaffiliated Unitholders, including as more fully described in the section titled “Special Factors—Interests of Certain Persons in the Merger.”

The HEP Conflicts Committee also considered the following factors relating to the procedural safeguards that the HEP Conflicts Committee believed were and are present with respect to the fairness of the Proposed Transaction and to permit the HEP Conflicts Committee to make its determination and grant “Special Approval”, which the HEP Conflicts Committee believes support its decision and provide assurance as to the procedural fairness of the Proposed Transaction to the HEP Unaffiliated Unitholders:

•

The HEP Conflicts Committee consists solely of directors who are not securityholders (other than of HEP Common Units), officers or employees of the General Partner or its affiliates, are not officers, employees or controlling equityholders of HF Sinclair, any of its affiliates or HEP, are not otherwise affiliated with HF Sinclair and its affiliates and are all independent of management of the General Partner.

•

The terms and conditions of the Merger Agreement, including the Merger Consideration, were determined as a result of arm’s length negotiations between HF Sinclair and the HEP Conflicts Committee and their respective representatives that included multiple proposals and counterproposals.

•

The HEP Conflicts Committee retained independent financial and legal advisors with positive reputations, knowledge and experience with respect to public merger and acquisition transactions, MLPs, and midstream, downstream and oil and gas companies, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Proposed Transaction and familiarity with HEP and its business.

•

The members of the HEP Conflicts Committee are members of the GP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of HEP.

•	The compensation of the members of the HEP Conflicts Committee is in no way contingent on their approving the Proposed Transaction.

•

Although no specific issues came to the attention of the HEP Conflicts Committee with respect to the information it was ultimately provided, the HEP Conflicts Committee was aware that HF Sinclair, as the controlling party of HEP, controlled the delivery and presentation of information the HEP Conflicts Committee received for purposes of evaluating the Proposed Transaction and the fairness of the Merger Consideration to be received by the HEP Unaffiliated Unitholders, and thus examined the reasonableness of such information.

•

The resolutions of the GP Board charging the HEP Conflicts Committee granted authority to the HEP Conflicts Committee, including the authority to determine whether or not to proceed with the Proposed Transaction and to negotiate the terms and conditions of the Proposed Transaction, and the members of the HEP Conflicts Committee were aware that they were under no obligation to approve, and could reject, the Proposed Transaction.

After taking into account all of the factors set forth above, as well as others, the HEP Conflicts Committee concluded that the potential benefits of the Proposed Transaction outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered by the HEP Conflicts Committee is not intended to be exhaustive, but includes material factors the HEP Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Proposed Transaction and the complexity of these matters, the HEP Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and granting its approval. In addition, each of the members of the HEP Conflicts Committee may have given differing weights to different factors. The HEP Conflicts Committee granted its approval based on the totality of information presented to, and the investigation conducted by, the HEP Conflicts Committee. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in the light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The GP Board considered the following factors, the order of which does not necessarily reflect their relative significance, in making its determinations and approvals of the Merger Agreement and the transactions contemplated thereby:

•

The HEP Conflicts Committee’s unanimous approval of the Merger Agreement and the transactions contemplated thereby, such approval constituting “Special Approval” for all purposes of the HEP Partnership Agreement, and the related recommendations of the HEP Conflicts Committee to the GP Board.

•

The GP Board’s understanding of the process and procedures undertaken by the HEP Conflicts Committee in reaching its determination and approval and making related recommendations to the GP Board, which included:

•

The GP Board’s determination that the members of the HEP Conflicts Committee met the independence and other requirements for service on the HEP Conflicts Committee that are set forth in the HEP Partnership Agreement.

•

The HEP Conflicts Committee’s engagement of independent financial and legal advisors with positive reputations, knowledge and experience with respect to public merger and acquisition transactions, MLPs, and midstream, downstream and oil and gas companies, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Proposed Transaction and familiarity with HEP and its business.

•

The terms of the Merger Agreement, including the Merger Consideration, were determined as a result of arms’ length negotiations between HF Sinclair and the HEP Conflicts Committee and their respective representatives that included multiple proposals and counterproposals.

•

The HEP Conflicts Committee’s receipt of Intrepid’s opinion, dated as of August 15, 2023, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s opinion (as more fully described below under “Opinion of the Financial Advisor to the HEP Conflicts Committee”), the Merger Consideration is fair, from a financial point of view, to the HEP Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered by the GP Board is not intended to be exhaustive, but includes the factors believed by the GP Board to be material to its determinations and approvals. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the GP Board did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in making its determinations and approvals. Individual members of the GP Board may have given different relative considerations to different factors. The GP Board made its determinations and approvals based upon the totality of the information presented to and considered by the GP

Board in making its determinations and approvals. In making its determinations and approvals, the GP Board expressly adopted the analysis of the HEP Conflicts Committee, which is discussed above, which in turn expressly adopted the analyses and opinion of Intrepid, among other factors considered, in the course of reaching the HEP Conflicts Committee’s decision to recommend that the GP Board approve the Merger Agreement and the transactions contemplated thereby.

In addition, under the rules governing “going private” transactions, including Rule 13e-3 under the Exchange Act, each of HEP, HLH and the General Partner is deemed to be engaged in a “going private” transaction with respect to the Merger and, therefore, is required to express its belief as to the fairness of the Merger to the HEP Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act. The GP Board, on behalf of HEP, HLH and the General Partner, is making the following statements for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The GP Board, on behalf of HEP, HLH and the General Partner, on the basis of the factors described above, believes the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was filed with the SEC) is both procedurally and substantively fair to the HEP Unaffiliated Unitholders.

Other than its review and adoption of the analysis of the HEP Conflicts Committee, the GP Board did not conduct a going-concern valuation of HEP in evaluating the Merger because of its belief that the financial analyses presented by Intrepid to the HEP Conflicts Committee, as more fully summarized in the section entitled “Opinion of the Financial Advisor to the HEP Conflicts Committee,” represented potential valuations of HEP as it continues to operate its business as a going concern. The GP Board did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the Merger. Rather, the GP Board, on behalf of HEP, HLH and the General Partner made its fairness determination after considering all of the factors as a whole. The GP Board did not consider the net book value of HEP, which is an accounting concept, for purposes of making its recommendation, because, it believed net book value is indicative of neither HEP’s market value nor its value as a going concern, but rather is an indicator of historical costs. In the course of reaching its decision to recommend to the HEP Unitholders that they approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the GP Board did not consider the liquidation value of HEP because it considered HEP to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology.

The HEP Conflicts Committee and the GP Board unanimously recommend that HEP Unitholders vote “FOR” the Merger Proposal. The GP Board unanimously recommends that HEP Unitholders vote “FOR” the HEP Adjournment Proposal.

Unaudited Projected Financial Information

Neither HF Sinclair nor HEP, as a matter of course, publicly discloses long-term financial projections. However, in connection with the proposed Merger, HF Sinclair’s management and the General Partner’s management (“HEP management”) prepared and provided to the HEP Conflicts Committee on June 12, 2023, certain internal projections (the “Projections”) regarding the future financial performance of HF Sinclair and HEP for the time periods shown below. The Projections were used by the HEP Conflicts Committee for the purposes of evaluating the Merger. The Projections also were provided to Intrepid in connection with their financial analysis and opinion as described in the section entitled “ —Opinion of the Financial Advisor to the HEP Conflicts Committee,” and to Barclays in connection with Barclays’ role as financial advisor to HF Sinclair as described in the section entitled “ —Financial Advisor Discussion Materials Provided to HF Sinclair.”

A summary of the Projections is included below to give HF Sinclair Stockholders and HEP Unitholders access to certain unaudited projections that were made available to the HEP Conflicts Committee and its advisors in connection with the Merger.

HF Sinclair and HEP each caution you that uncertainties are inherent in projections of any kind. None of HF Sinclair, HEP or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation or can give any assurance to any HF Sinclair Stockholder or HEP Unitholder regarding the ultimate performance of HF Sinclair or HEP compared to the summarized information set forth below or that any projected results will be achieved.

The Projections were prepared solely for internal use and are subjective in many respects. There can be no assurance that these Projections will be realized or that actual results will not be significantly higher or lower than forecasted. In addition, the Projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, HF Sinclair management and HEP management. Each of Ernst & Young LLP and KPMG LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Projections and, accordingly, neither Ernst & Young LLP nor KPMG LLP expresses an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP reports incorporated by reference in this joint proxy statement/prospectus relate to HF Sinclair’s and HEP’s respective historical financial information. The KPMG LLP reports incorporated by reference in this joint proxy statement/prospectus relate to Hippo Holding, LLC (now known as Sinclair Holding LLC) and subsidiaries’ and Sinclair Transportation Company LLC and subsidiaries’ respective historical financial information. Such reports do not extend to the Projections and should not be read to do so.

While presented with numerical specificity, the Projections for the periods shown reflect numerous estimates and assumptions made by HF Sinclair management and HEP management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to each of HF Sinclair’s and HEP’s businesses, all of which are difficult to predict and many of which are beyond HF Sinclair’s and HEP’s control. In developing the Projections for the periods shown below, HF Sinclair management and HEP management made numerous material assumptions with respect to HF Sinclair and HEP for the periods covered by such Projections, including assumptions regarding:

•	feedstock and product pricing forecast estimates, which were largely based on forward curve trends, where possible, and adjusted for historical basis differentials;

•	throughput estimates, which were based on historical performance (except for renewables estimates, which assumed higher utilization rates) and were adjusted for planned maintenance periods;

•

that all HEP contracts will be renewed at similar rates and volumes as current HEP contracts (with the exception of the Malaga and Roadrunner contracts with HF Sinclair, which will not be renewed) and that tariff and service fee escalations will grow at a Producer Price Index rate of 13.5% effective July 2023 and 2.0% annually thereafter (subject to individual contract escalation limitations);

•

expected operating and maintenance expenses and general and administrative expenses, including assumptions that (i) were based on historical expenses and (ii) presumed an inflation rate of 2% annually onward;

•

that HEP’s distributable cash flow is expected to be used to maintain the current level of annual distributions paid by HEP at $1.40 per unit throughout the periods covered and that all excess cash is expected to be used to pay down outstanding amounts borrowed under HEP’s existing senior secured Revolving Credit Facility (“RCF”), assuming a minimum cash balance of $15 million, with cash building on HEP’s balance sheet following full paydown of the RCF;

•

the amounts and nature of future maintenance, growth and other capital expenditures, including assumptions throughout the periods covered that there will be (i) no further dropdowns at HEP and (ii) no growth capital expenditures at HEP after 2023;

•

outstanding debt during applicable periods, including assumptions that all outstanding debt is targeted to be refinanced throughout the periods covered at similar rates, except the approximately $308 million of outstanding HF Sinclair 2.625% senior notes due 2023, which will be paid in full at the time of maturity; and

•	other general business, market and industry assumptions.

Important factors that may affect actual results and cause these financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to HF Sinclair’s and HEP’s business (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Regarding Forward-Looking Statements” and those risks and uncertainties detailed in HF Sinclair’s and HEP’s public filings with the SEC. In addition, the Projections also reflect assumptions that are subject to change and do not and will not reflect revised prospects for HF Sinclair’s and HEP’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur following the time the Projections were prepared and provided in early June 2023. Accordingly, there can be no assurance that these Projections will be realized or that future financial results will not materially vary from these Projections.

In addition, the inclusion of the following Projections in this joint proxy statement/prospectus should not be regarded as an indication that HF Sinclair, HEP or their respective financial advisors or other representatives considered or consider the Projections to be necessarily indicative of actual future performance or events, and the Projections set forth below should not be relied upon as such. Accordingly, HF Sinclair Stockholders and HEP Unitholders are cautioned not to place undue reliance on the Projections. The summaries of the Projections provided to the HEP Conflicts Committee are not included in this joint proxy statement/prospectus in order to induce any HF Sinclair Stockholder or HEP Unitholder to vote in favor of the HF Sinclair Stock Issuance Proposal or the Merger Proposal, as applicable. By including in this joint proxy statement/prospectus a summary of certain of the Projections, none of HF Sinclair, HEP or any of their respective financial advisors or other representatives have made or are making any representation to any person regarding the ultimate performance of HF Sinclair or HEP. The Projections cover multiple years and are highly dependent on volatile commodities pricing; such information by its nature becomes less predictive with each succeeding year.

The following table sets forth a summary of the Projections with respect to HF Sinclair and HEP for the periods shown below:

	Years Ending December 31,
(in millions)	2023E	2024E	2025E	2026E	2027E	2028E
HF Sinclair, consolidated
EBITDA(1)	$3,050	$2,846	$2,891	$2,607	$2,675	$2,666
Capital expenditures	$1,020	$946	$887	$828	$705	$851
HEP
Adjusted EBITDA(2)	$458	$477	$474	$480	$497	$511
Distributable cash flow(3)	$332	$349	$360	$378	$400	$398

(1)

HF Sinclair earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP measure of financial performance and is calculated as net income attributable to HF Sinclair stockholders plus (i) interest expense, net of interest income, (ii) income tax provision and (iii) depreciation and amortization. Projected EBITDA includes full HEP earnings and projected synergies starting in 2024.

(2)

HEP adjusted EBITDA is a non-GAAP measure of financial performance and is calculated as earnings before interest, taxes, depreciation and amortization, adjusted for extraordinary items, other unusual or non-recurring items, each as determined in accordance with GAAP and identified in the financial statements, which has historically included gain on sales-type leases, gain on significant asset sales, goodwill impairment, and includes items such as the share of Osage Pipe Line Company, LLC (“Osage”)

environmental remediation costs, net of insurance recoveries, acquisition integration and regulatory costs, tariffs and fees not included in revenues due to impacts from lease accounting for certain tariffs and fees, lease payments not included in operating costs and expenses. Portions of HEP’s minimum guaranteed tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now included in the Projections as interest expense and reductions in the lease liability.
(3)

Distributable cash flow is a non-GAAP measure of financial performance and is calculated as net income attributable to HEP plus (i) depreciation and amortization, (ii) amortization of discount and deferred debt charges, (iii) customer billings greater than net income recognized, (iv) maintenance capital expenditures, (v) increase (decrease) in environmental liability, (vi) share of Osage insurance coverage, (vii) reimbursable deferred revenue and (viii) other.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available because certain information needed to make a reasonable forward-looking estimate of the most comparable GAAP measures is difficult to estimate or not available and dependent on future events which may be uncertain or outside of HF Sinclair’s and HEP’s control. Accordingly, a reconciliation is not available without unreasonable effort or expense.

NONE OF HF SINCLAIR OR HEP (OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS OR MANAGERS) INTENDS TO REVISE ANY FINANCIAL PROJECTIONS, WHICH, FOR THE AVOIDANCE OF DOUBT, SPEAK ONLY TO MANAGEMENT’S PROJECTIONS AS OF THE DATE SUCH PROJECTIONS WERE MADE, INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the HEP Unaffiliated Unitholders, who will not have a continuing interest in HEP following the Merger, include the following:

•

the receipt by such HEP Unaffiliated Unitholders of the Merger Consideration which represents an implied value of $22.25 per HEP Public Common Unit based on the closing price of the HF Sinclair Common Stock on August 14, 2023 of $57.95 (the last trading day before the HEP Conflicts Committee approved the Merger), which reflected (i) a 40% premium to the closing price per HEP Common Unit on May 3, 2023 (the last trading day prior to the day on which HF Sinclair publicly announced its proposal to acquire all of the HEP Public Common Units), (ii) a 3% premium to the closing price per HEP Common Unit on August 14, 2023, and (iii) a 11% premium to the highest closing price of the HEP Common Units for the trailing 52 weeks as of May 3, 2023; and

•

the avoidance of all downside risk associated with the continued ownership of the HEP Common Units, including any possible decrease in the future revenues and free cash flow, growth or value of HEP following the Merger.

The primary detriments of the Merger to the HEP Unaffiliated Unitholders, who will not have a continuing interest in HEP following the Merger, include the following:

•

such HEP Unaffiliated Unitholders will cease to have an interest in HEP and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of HEP or payment of distributions on the HEP Common Units, if any; and

•	the receipt of the Merger Consideration in exchange for HEP Public Common Units pursuant to the Merger will generally be a taxable transaction to the HEP Unaffiliated Unitholders.

Benefits and Detriments to HEP, the General Partner and the Parent Entities

The primary benefits of the Merger to HEP, the General Partner and the Parent Entities include the following:

•

if HEP successfully executes its business strategy, the value of HF Sinclair’s equity investment could increase because of possible increases in future revenues and cash flow or increases in the underlying value of HEP;

•

HEP will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded partnership, HEP currently faces public unitholder and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of their equity value;

•	HEP will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and

•

HF Sinclair is expected to become a beneficiary of the savings associated with the reduced burden of complying with the substantive requirements that federal securities laws impose on public companies.

The primary detriments of the Merger to HEP, the General Partner and the Parent Entities include the following:

•	HEP’s Projections may not be realized, which could result in the future impairment of HF Sinclair’s investment in HEP;

•	following the Merger, there will be no trading market for the equity securities of HEP, as the Surviving Entity; and

•	the risk that potential benefits sought in the Merger may not be realized.

Financial Advisor Discussion Materials Provided to HF Sinclair

HF Sinclair retained Barclays to act as its financial advisor in connection with evaluating the Merger. Barclays provided, at HF Sinclair’s request, the Barclays Discussion Materials.

The Barclays Discussion Materials are included as an exhibit to the Schedule 13E-3 relating to the Merger and are incorporated herein by reference in their entirety. The description of the Barclays Discussion Materials set forth below is qualified in its entirety by reference to the full text of such materials. You are urged to read the Barclays Discussion Materials carefully and in their entirety. The Barclays Discussion Materials were provided for the information and benefit of HF Sinclair in connection with its evaluation of the Merger. Barclays was not requested to, and it did not, provide to HF Sinclair or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Merger Consideration, or otherwise), (ii) valuation of HEP for the purpose of assessing the fairness of the Merger Consideration to any person, or (iii) recommendation as to how to vote or act on any matters relating to the proposed Merger or otherwise. The Barclays Discussion Materials were provided for the use and benefit of HF Sinclair in its consideration of the Merger and did not address the relative merits of the Merger as compared to any alternative transaction or opportunity that might be available to HF Sinclair or HEP, nor did they address the underlying business decision by HF Sinclair or HEP to engage in the Merger or to agree to the terms of the Merger Agreement or the documents referred to therein. The Barclays Discussion Materials were informational and were based on financial projections and other information and data available to Barclays as of the date such materials were prepared rather than as of the date of the execution of the Merger Agreement. Because Barclays was not requested to, and did not, deliver a fairness opinion in connection with the Merger, it did not follow and was not required to follow all of the procedures in preparing the Barclays Discussion Materials that it would ordinarily follow in connection with delivering an opinion. The Barclays Discussion Materials should not be construed as creating any fiduciary duty on Barclays’ part to HF Sinclair or any other person and such materials are not intended to be, and do not constitute, a recommendation to HF Sinclair or any other person in respect of the Merger, including as to how any HEP Unitholder should act or vote in respect of the Merger Proposal or as to how any HF Sinclair Stockholder should act or vote in respect of the HF Sinclair Stock Issuance Proposal.

In preparing the Barclays Discussion Materials, Barclays assumed and relied upon the accuracy and completeness of the financial and other information (including but not limited to with respect to the business, operations and prospects of HEP and HF Sinclair furnished to Barclays by HF Sinclair, including financial projections of HEP prepared by the management of the General Partner and financial projections of HF Sinclair prepared by the management of HF Sinclair) used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of HF Sinclair that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections relating to HEP and HF Sinclair furnished to Barclays by HF Sinclair, including financial projections of HEP prepared by the management of the General Partner and financial projections of HF Sinclair prepared by the management of HF Sinclair, upon the advice of HF Sinclair, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the General Partner and the management of HF Sinclair as to the future financial performance of HEP and HF Sinclair, respectively, and that HEP and HF Sinclair will perform substantially in accordance with such projections. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. Barclays assumed no responsibility for updating or revising the Barclays Discussion Materials for events or circumstances that may have occurred after the date thereof.

In connection with preparing the Barclays Discussion Materials, Barclays reviewed (i) a comparison of the historical financial results and present financial condition of HEP and HF Sinclair with those of other companies that Barclays deemed relevant, (ii) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Barclays deemed relevant, (iii) published estimates of independent research analysts with respect to the future financial performance and price targets of HF Sinclair and HEP and (iv) financial and operating information with respect to the business, operations and prospects of HEP and HF Sinclair furnished to Barclays by HF Sinclair, including financial projections of HEP prepared by the management of the General Partner and financial projections of HF Sinclair prepared by the management of HF Sinclair. In addition, Barclays had discussions with the management of HF Sinclair and the General Partner concerning their respective business operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

For purposes of its analysis and preparing the Barclays Discussion Materials, Barclays assumed that the executed Merger Agreement would conform in all material respects to the last draft reviewed by Barclays prior to the delivery of the Barclays Discussion Materials. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all the agreements related thereto. Barclays further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition.

Barclays did not conduct a physical inspection of the properties or facilities of HEP or HF Sinclair, and Barclays did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of HEP or HF Sinclair, nor was Barclays furnished with any such valuations or appraisals, nor did Barclays evaluate the solvency or fair value of HEP or HF Sinclair under any state or federal laws relating to bankruptcy, insolvency or similar matters. The Barclays Discussion Materials were necessarily based upon information made available to Barclays as of the date of such materials and financial, economic, market and other conditions as they existed and as could be evaluated on the date of such materials. It is understood that subsequent developments may affect the Barclays Discussion Materials and that Barclays does not have any obligation to update, revise or reaffirm such materials.

Barclays was not asked to pass upon and expressed no opinion with respect to any matter. Barclays did not express any view on, and the Barclays Discussion Materials did not address, the fairness of the Merger to, or any consideration (including the Merger Consideration) received in connection therewith by, the holders of any class of securities, creditors or other constituencies of HEP, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of HEP, or any class of such persons, whether relative to the Merger Consideration or otherwise. Barclays was not asked to pass upon, did not express any view on, and the Barclays Discussion Materials did not address, any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement.

Barclays did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to HF Sinclair or HEP, nor did it address the underlying business decision of HF Sinclair or HEP to engage in the Merger. Barclays was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the HEP Common Units or any business combination or other extraordinary transaction involving HF Sinclair or HEP. Barclays did not make, and the Barclays Discussion Materials did not constitute, a recommendation to HF Sinclair or to any other persons in respect of the Merger, including as to how any HEP Unitholder should vote or act in respect of the Merger or as to how any HF Sinclair Stockholder should act or vote in respect of the HF Sinclair Stock Issuance Proposal. Barclays did not express any opinion as to the price at which the HEP Common Units would trade at any time. Barclays was not requested to, and did not, provide any tax advice or express any opinion as to any tax or other consequences that might result from the Merger, nor did Barclays address any legal, tax, regulatory or accounting matters, as to which Barclays understood HF Sinclair had obtained such advice as it deemed necessary from other qualified professionals.

Summary of Barclays Discussion Materials

The following description of the Barclays Discussion Materials is qualified in its entirety by reference to the relevant Barclays Discussion Materials included as an exhibit to the Schedule 13E-3 related to the Merger, which is incorporated herein by reference. Such description does not purport to be complete, nor does it represent relative importance or weight given to those analyses by Barclays.

Barclays made a written presentation to HF Sinclair dated August 14, 2023 that, among other things:

•

referenced, for informational purposes, an analysis of the offers made by HF Sinclair to the HEP Conflicts Committee and the counteroffers received from the HEP Conflicts Committee, including implied premium or discount, exchange ratio and total merger consideration, in each case based on (i) the closing prices of HF Sinclair Common Stock and HEP Common Units on May 3, 2023, the latest unaffected trading day price prior to public announcement of the initial offer, and August 11, 2023, the trading day prior to the date of the presentation, and (ii) the volume-weighted average price of HF Sinclair Common Stock and HEP Common Units for the 30-day periods ending on May 3, 2023 and August 11, 2023;

•

compared the relative trading performance of HF Sinclair and HEP, as well as four selected comparable companies, being Delek Logistics Partners LP, Magellan Midstream Partners, L.P., NuStar Energy L.P. and Plains All American Pipeline, L.P., for the one-year period from August 11, 2022 to August 11, 2023;

•

compared the relative exchange ratio of HEP to HF Sinclair over a five-year period from August 11, 2018 to August 11, 2023, and, at HF Sinclair management’s direction, provided the premium implied by a range of hypothetical purchase price outcomes to the historical exchange ratios and historical trading prices;

•	compared HF Sinclair’s relative valuation to seven selected comparable companies, being CVR Energy, Inc., Delek Logistics Partners LP, Marathon Petroleum Corporation, Par Pacific Holdings,

Inc., PBF Energy Inc., Phillips 66 and Valero Energy Corporation, based on (a) the ratio of enterprise value to EBITDA and (b) the ratio of price to parent cash flow per share, in each case based on financial projections in the case of HF Sinclair, and consensus estimates for the same seven selected comparable companies, for 2023, 2024 and 2025;

•

compared HEP’s relative valuation to the same four selected comparable companies set forth above, based on (a) the ratio of enterprise value to EBITDA based on financial projections in the case of HEP, and consensus estimates for those selected comparable companies, for 2023, 2024 and 2025, (b) levered free cash flow yield based on financial projections in the case of HEP, and consensus estimates for those selected comparable companies, for 2023, 2024 and 2025, (c) the ratio of debt plus preferred equity to EBITDA for 2022 and 2023, and (d) distribution yield for the second quarter of 2023;

•

at HF Sinclair management’s direction, based on a range of hypothetical purchase price outcomes, calculated implied (a) HEP equity values and enterprise values, (b) premiums or discounts to various historic and analyst target trading prices, and (c) using management projections of the General Partner for each of 2023, 2024 and 2025, implied HEP enterprise and equity value multiples, distribution yields and leverage ratios;

•	compared HEP’s research analyst price targets to the same four selected comparable companies set forth above;

•	compared HF Sinclair’s research analyst price targets to the same seven selected comparable companies set forth above; and

•	reviewed transaction multiples and premiums paid in select master limited partnership transactions that Barclays deemed relevant.

Except as otherwise noted, the quantitative information included in the August 14, 2023 presentation, to the extent that it was based on market data, was based on market data that existed on August 11, 2023, and is not necessarily indicative of current market conditions.

A copy of the Barclays Discussion Materials is attached as an exhibit to the Schedule 13E-3 related to the Merger.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in financial advisory services in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

HF Sinclair engaged Barclays to act as its financial advisor in connection with the proposed transaction pursuant to an engagement letter dated as of April 4, 2023, by and between Barclays and HF Sinclair. Accordingly, as compensation for Barclays’ services in connection with the Merger, HF Sinclair will pay Barclays a fee of $6,000,000 upon completion of the Merger. In addition, HF Sinclair has agreed to reimburse Barclays for its reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Barclays for certain liabilities that may arise out of its engagement.

Barclays has performed various investment banking and financial services for HF Sinclair, HEP, and their respective affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays and its affiliates have performed, or currently are performing, certain investment banking and financial services specifically for HF Sinclair and HEP and have received customary fees for rendering such services.

During the past two years, the aggregate fees received by Barclays that were attributed to HF Sinclair and its affiliates, according to Barclays’ systems and processes, were less than $1,000,000 in investment banking fees.

During the past two years, the aggregate fees received by Barclays that were attributed to HEP and its affiliates, according to Barclays’ systems and processes, were less than $1,000,000 in investment banking fees. In the future, Barclays and its affiliates may provide additional investment banking and financial services to HF Sinclair and its affiliates and may receive customary fees for rendering such services.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of HF Sinclair or HEP and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of the Financial Advisor to the HEP Conflicts Committee

The HEP Conflicts Committee engaged Intrepid to act as its financial advisor. As part of that engagement, the HEP Conflicts Committee requested that Intrepid evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the HEP Unaffiliated Unitholders. On August 15, 2023, Intrepid delivered to the HEP Conflicts Committee its oral opinion, confirmed by its delivery to the HEP Conflicts Committee of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Merger Consideration is fair, from a financial point of view, to the HEP Unaffiliated Unitholders.

The full text of Intrepid’s written opinion, dated August 15, 2023, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, and the qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference into this section.

Intrepid provided its opinion for the information and benefit of the HEP Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger. The opinion does not address HEP’s underlying business decision to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative that may be available to HEP. The opinion is not intended to be and does not constitute a recommendation to any HEP Unaffiliated Unitholder as to how such HEP Unaffiliated Unitholder should act or vote with respect to the Merger or any other matter. This summary is qualified in its entirety by reference to the full text of the opinion.

Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they existed on, and were evaluated as of, August 15, 2023. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after August 15, 2023. Intrepid’s opinion did not express any opinion as to equity securities or debt securities of HEP or HF Sinclair and the price, trading range or volume at which any securities will trade at any time.

In connection with rendering its opinion, Intrepid, among other things:

•	reviewed a draft of the Merger Agreement (draft dated August 14, 2023);

•	reviewed the HEP Partnership Agreement;

•	reviewed certain presentations to the HEP Conflicts Committee from the management of the General Partner and HF Sinclair;

•	reviewed certain publicly available information relating to HEP and HF Sinclair that Intrepid deemed relevant, including each of HEP’s and HF Sinclair’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Reports on Form 10-Q for each of the three months ended March 31, 2023 and June 30, 2023, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC;

•

reviewed HEP’s and HF Sinclair’s business plan with management of the General Partner and HF Sinclair, including, but not limited to, a detailed review of business segments, certain material growth projects and commercial contracts and legal, environmental, regulatory and other matters;

•	discussed the distribution policy for HEP and the dividend policy for HF Sinclair with the management of the General Partner and HF Sinclair;

•	reviewed certain recent corporate announcements made by HEP and HF Sinclair;

•	reviewed certain non-public projected financial data and related assumptions of each of HEP and HF Sinclair, as prepared and furnished to Intrepid by management of the General Partner and HF Sinclair;

•

discussed past and current operations and operational projections of each of HEP and HF Sinclair with management of the General Partner and HF Sinclair, including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided;

•	discussed the strategic rationale for, and potential benefits of, the Merger with management of the General Partner and HF Sinclair;

•	performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner and HF Sinclair;

•

reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that Intrepid considered comparable to each of HEP and HF Sinclair;

•	reviewed the financial metrics of certain historical transactions that Intrepid deemed relevant and compared such financial metrics to those implied by the Merger; and

•

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that Intrepid deemed appropriate for purposes of providing its opinion.

For purposes of its analysis and opinion, Intrepid assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax, and other information and data provided to, discussed with or reviewed by it, or that was publicly available to it, and Intrepid has not assumed any responsibility for independent verification of the accuracy or completeness of any such information. Intrepid further relied upon the assurances of management of the General Partner and HF Sinclair that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts, projections and business plans of HEP and HF Sinclair provided to it, Intrepid relied, with the consent of the HEP Conflicts Committee, upon the assurances of management of the General Partner and HF Sinclair, respectively, that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such management as to the future financial performance of HEP and HF Sinclair, under the assumptions reflected therein. Intrepid expresses no view as to such financial forecasts or any judgments, estimates or assumptions on which they were based. Intrepid relied upon, with the consent of the HEP Conflicts Committee, the assessment of management of the General Partner and HF Sinclair as to: (i) the potential impact on HEP and HF Sinclair of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the refining and petroleum product and crude oil storage and transportation industries, and U.S. markets, (ii) the potential impact on the operations, results and prospects of HEP and HF Sinclair of the Merger, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of HEP and HF Sinclair. Intrepid did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which

HEP or HF Sinclair is or may be a party or is or may be subject. Intrepid also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to HEP and HF Sinclair since the date of the latest information relating to HEP or HF Sinclair, as applicable, made available to it. In arriving at its opinion, Intrepid did not conduct a physical inspection of the properties and facilities of HEP or HF Sinclair and did not make or obtain any evaluations or appraisals of their respective assets or liabilities, nor has Intrepid been furnished with any such evaluations or appraisals.

In rendering its opinion, Intrepid assumed (in all respects material to its analysis and with the consent of the HEP Conflicts Committee) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any terms or conditions contained therein that were material to its analysis. Intrepid assumed that the final executed and delivered versions of all documents reviewed by it in draft form will conform in all material respects to the most recent drafts reviewed by it. Intrepid assumed that all governmental, regulatory or other consents, approvals or releases, including under the HEP Partnership Agreement, and any financing necessary for the consummation of the Merger, will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Merger or the consummation of the Merger or materially reduce the benefits of the Merger to HEP. Intrepid assumed that the Merger and the business of each of HEP, the General Partner and the other parties to the Merger will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. Intrepid assumed that HEP, the General Partner and the HEP Conflicts Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Merger.

Intrepid was not asked to pass upon, and expresses no opinion with respect to, any matter other than whether the Merger Consideration is fair, from a financial point of view, to the HEP Unaffiliated Unitholders. Intrepid was not asked to, nor does it express any view on, and its opinion does not address, any other terms, conditions, aspects or implications of the Merger or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Merger, any potential adjustment to the Exchange Ratio and Cash Consideration under the Merger Agreement, and the covenants and undertakings of HEP and HF Sinclair in the Merger Agreement. For purposes of its opinion and analyses, with the permission of the HEP Conflicts Committee, the Merger Consideration is as defined in Intrepid’s opinion, and Intrepid gives no effect or consideration to the potential adjustments to the Merger Consideration provided for in the Merger Agreement. Intrepid’s opinion does not address any financing transactions associated with the Merger. In addition, Intrepid does not express any view regarding the relative merits of the Merger as compared to any other transaction or business strategy in which HEP might engage or the merits of the underlying decision by the GP Board to cause HEP to engage in the Merger and enter into and perform under the Merger Agreement. Intrepid expresses no view or opinion as to the fairness of the Merger to any creditors, bondholders or other constituencies of HEP (other than the HEP Unaffiliated Unitholders, as described in Intrepid’s opinion) or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger or class of such persons, relative to the Merger Consideration or otherwise. Further, the HEP Conflicts Committee did not authorize Intrepid to solicit, and Intrepid did not solicit, any indications of interest from any third party with respect to any alternative transaction to the Merger.

Intrepid’s opinion does not address accounting, legal, actuarial, regulatory or tax matters. Intrepid is not a legal, tax, commercial or bankruptcy advisor. Intrepid’s opinion does not constitute a solvency opinion and does not address the solvency or financial condition of HEP or any of the potential parties to the Merger. Intrepid’s opinion does not address whether HEP has sufficient cash available or other sources of funds to enable it to consummate any distributions. Intrepid’s opinion does not constitute a tax opinion. Intrepid’s opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

Intrepid does not express any opinion as to equity securities or debt securities of HEP or HF Sinclair and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Merger.

In arriving at its opinion, Intrepid did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Intrepid in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Intrepid. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Intrepid believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Intrepid, therefore, is based on the application of Intrepid’s own experience and judgment to all analyses and factors considered by it, taken as a whole. Intrepid’s opinion was approved by the fairness opinion committee of Intrepid.

Summary of Material Financial Analyses

Set forth below is a summary of the material financial analyses performed by Intrepid and reviewed with the HEP Conflicts Committee on August 15, 2023, in connection with rendering Intrepid’s opinion to the HEP Conflicts Committee.

Financial data for HEP and HF Sinclair utilized in the financial analyses described below were based on, among other things, financial projections of HEP, on a standalone basis as prepared by the management of the General Partner (which is referred to in this section as the “HEP Base Case”), and financial projections of HF Sinclair prepared by the management of HF Sinclair (which is referred to in this section as the “HF Sinclair Base Case”). The management of the General Partner consists of certain members of the management of HF Sinclair. Please see “Business and Background of Natural Persons” beginning on page 170. At the direction of the HEP Conflicts Committee, Intrepid also analyzed a sensitivity case (the “Sensitivity Case”) sensitizing the Renewables and Lubricants segments of HF Sinclair, which reflects an alternative forecast that is more conservative than the HF Sinclair Base Case. The HEP Base Case and the HF Sinclair Base Case are further described under “—Unaudited Projected Financial Information” on page 62.

The following is a summary of the material financial analyses performed by Intrepid with respect to each of HEP and HF Sinclair in preparing Intrepid’s opinion:

HEP

•	comparable company trading analysis;

•	discounted cash flow analysis;

•	distribution discount model analysis;

•	precedent transactions analysis; and

•	precedent premiums paid analysis.

HF Sinclair

•	comparable company trading analysis; and

•	discounted cash flow analysis.

In addition, Intrepid performed certain other analyses that were reviewed with the HEP Conflicts Committee. As reference analyses, Intrepid reviewed research analyst price targets included in equity research from certain investment banks and performed a 52-week market trading analysis for HEP Common Units and HF Sinclair Common Stock.

The following summary does not purport to be an exhaustive description of the financial and comparative analyses performed by Intrepid, nor does the order of analyses described represent relative importance or weight given to those analyses by Intrepid. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary descriptions.

The financial and comparative analyses summarized below include information presented in tabular format. In order to fully understand the analyses performed by Intrepid, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses performed by Intrepid. Considering the data set forth in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial and comparative analyses performed by Intrepid. Except as otherwise noted, the following quantitative information is based on market data or conditions as they existed at the time of the delivery of the opinion, on August 15, 2023, and is not necessarily indicative of current market conditions.

Analysis of HEP

Comparable Company Trading Analysis

Intrepid performed a comparable company trading analysis of HEP by reviewing and comparing the market values and trading multiples of the following publicly traded companies that Intrepid deemed to have certain characteristics similar to those of HEP:

Liquids Transportation and Storage companies:

•	Delek Logistics Partners, LP

•	NuStar Energy L.P.

•	Plains All American Pipeline, L.P.

Small Cap MLP companies:

•	CrossAmerica Partners LP

•	Genesis Energy, L.P.

•	Global Partners LP

These companies are referred to in this section as the “HEP selected comparable companies.” Intrepid performed the comparable company trading analysis based on data derived from public company filings and disclosures, publicly available disclosures and broker research estimates. Although none of the HEP selected comparable companies are directly comparable to HEP, the companies included were selected because they are midstream MLP companies with operations, asset profiles, financial profiles, service profiles, geographic exposure and/or entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of HEP. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of HEP and the HEP selected comparable companies are also relevant.

For each of the HEP selected comparable companies, Intrepid calculated the following trading multiples based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates, using applicable market data as of August 14, 2023, including:

•	TEV/EBITDA, which is calculated as total enterprise value divided by EBITDA (as projected by broker research analysts) (each company’s definition of EBITDA may vary);

•

LP Distributable Cash Flow Yield, which is calculated as limited partner distributable cash flow per unit divided by limited partner equity value per unit. Distributable cash flow (“DCF”) is calculated as EBITDA less maintenance capital expenditures, less interest expense and other cash flow adjustments (each company’s definition of EBITDA and DCF may vary). LP DCF is calculated as DCF less the DCF allocation to the economic general partner interest and the incentive distribution rights, as applicable; and

•	LP Distribution Yield, which is calculated as limited partner cash distributions per unit (“DPU”) divided by limited partner equity value per unit.

For purposes of its analysis, in its professional judgment, Intrepid reviewed all trading multiples and ratios for the HEP selected comparable companies. The resulting mean and median trading multiples and ratios of the HEP selected comparable companies are set forth below.

Metric	Mean	Median
Overall HEP selected comparable companies
TEV/EBITDA (2023E)	8.3 x	8.2 x
TEV/EBITDA (2024E)	8.0 x	8.0 x
LP DCF Yield (2023E)	17.0%	16.1%
LP DCF Yield (2024E)	17.9%	16.8%
DPU Yield (2023E)	8.8%	9.3%

Liquids Transportation and Storage
TEV/EBITDA (2023E)	8.5 x	8.4 x
TEV/EBITDA (2024E)	8.2 x	8.1 x
LP DCF Yield (2023E)	15.9%	15.5%
LP DCF Yield (2024E)	17.7%	17.2%
DPU Yield (2023E)	9.2%	10.2%

Small Cap MLPs
TEV/EBITDA (2023E)	8.2 x	8.0 x
TEV/EBITDA (2024E)	7.8 x	7.7 x
LP DCF Yield (2023E)	18.1%	16.6%
LP DCF Yield (2024E)	18.1%	16.4%
DPU Yield (2023E)	8.4%	8.3%

The table below includes relevant multiple reference ranges selected by Intrepid based on the trading multiples of the HEP selected comparable companies set forth above and Intrepid’s professional judgment.

Metric	Reference Range
TEV/EBITDA (2023E)	7.5x - 9.0x
TEV/EBITDA (2024E)	7.0x - 8.5x
LP DCF Yield (2023E)	16.5% - 12.5%
LP DCF Yield (2024E)	17.5% - 13.5%
DPU Yield (2023E)	9.25% - 7.25%

Based upon the multiples and yields observed in this analysis, Intrepid calculated an implied price per unit range for HEP Common Units as set forth below.

Metric	Implied Unit Price ($)
TEV/EBITDA (2023E)	$15.28 - $20.70
TEV/EBITDA (2024E)	$14.56 - $20.21
LP DCF Yield (2023E)	$15.89 - $20.97
LP DCF Yield (2024E)	$15.76 - $20.42
DPU Yield (2023E)	$15.14 - $19.31

Based upon this analysis, Intrepid determined an implied HEP Common Unit price range of $15.32 to $20.32 based on the averages of the respective minimum and maximum values as derived by each of the methodologies.

Discounted Cash Flow Analysis

For purposes of this analysis, “unlevered free cash flow” is calculated as the adjusted EBITDA attributable to HEP as provided by the management of the General Partner in the HEP Base Case (“Adjusted EBITDA”) less maintenance capital expenditures, turnaround expense, MidCon capital expenditures, growth capital expenditures, changes in net working capital and other cash adjustments. Intrepid performed discounted cash flow analyses to calculate the estimated present value of: (i) the unlevered free cash flow that HEP is projected to generate for the five and a half year period beginning with the six months ending December 31, 2023, based on the HEP Base Case prepared by the General Partner’s management, and (ii) an implied terminal enterprise value.

Using an estimated weighted average cost of capital ranging from 8.5% to 10.5%, Intrepid discounted: (i) HEP’s estimated unlevered free cash flow, and (ii) a range of illustrative terminal enterprise values, calculated by applying a range of terminal Adjusted EBITDA multiples of 7.0x to 8.5x to terminal year Adjusted EBITDA. Intrepid derived such weighted average cost of capital range by application of the Capital Asset Pricing Model and analysis of recently issued senior unsecured debt of HEP and peers and such terminal multiple range using its professional judgment and experience, taking into account, among other things, an analysis of HEP and the HEP selected comparable companies. Intrepid then subtracted HEP estimated debt and added HEP estimated cash as of June 30, 2023 to arrive at an implied equity value for HEP. Intrepid divided the implied equity value for HEP by the HEP Common Units outstanding, to compute the implied equity value per HEP Common Unit. The analysis resulted in an implied equity value per HEP Common Unit range of $19.81 to $26.13.

Distribution Discount Model

Intrepid performed discounted cash flow analyses to calculate the estimated present value of: (i) the DPU that HEP is projected to distribute for the five and a half year period beginning with the six months ending December 31, 2023, based on the HEP Base Case prepared by the General Partner’s management, and (ii) an implied terminal value per HEP Common Unit.

Using an estimated cost of equity ranging from 9.0% to 13.25%, Intrepid discounted: (i) HEP’s estimated DPU, and (ii) a range of illustrative terminal values per HEP Common Unit, calculated by applying a range of terminal distribution yields of 7.25% to 9.25% to terminal year DPU. Intrepid derived such cost of equity range by application of the Capital Asset Pricing Model and such terminal distribution yields using its professional judgment and experience, taking into account, among other things, an analysis of HEP and the HEP selected comparable companies. The analysis resulted in an implied price per HEP Common Unit range of $13.20 to $18.15.

Precedent Transactions Analysis

Intrepid evaluated certain financial information with respect to the following midstream parent-MLP buy-in precedent transactions:

Unaffected Date	Buyer(s)	Target(s)
8/17/22	Phillips 66	DCP Midstream
6/23/22	PBF Energy	PBF Logistics
5/13/22	Diamondback Energy	Rattler Midstream LP
2/10/22	Shell	Shell Midstream
10/25/21	Phillips 66	Phillips 66 Partners
8/4/21	BP	BP Midstream Partners
2/4/21	Chevron Corp.	Noble Midstream Partners
10/2/20	TC Energy Corporation	TC PipeLines
2/25/20	Equitrans Midstream	EQM Midstream Partners
8/27/19	Blackstone	Tallgrass Energy
4/1/19	UGI Corp.	AmeriGas Partners
11/7/18	Western Gas Equity Partners	Western Gas Partners
10/19/18	EnLink Midstream	EnLink Midstream Partners
10/17/18	Valero Energy	Valero Energy Partners
10/8/18	Antero Midstream GP LP	Antero Midstream Partners LP
9/18/18	Dominion Energy	Dominion Energy Midstream Partners
8/1/18	Energy Transfer Equity	Energy Transfer Partners
6/1/18	OCI	OCI Partners
5/16/18	Enbridge	Spectra Energy Partners
5/16/18	Enbridge	Enbridge Energy Partners
3/15/18	Williams	Williams Partners
2/7/18	Tallgrass Energy GP	Tallgrass Energy Partners
12/29/17	Archrock	Archrock Partners
9/23/16	Columbia Pipeline Group	Columbia Pipeline Partners

The transactions listed in the table above are referred to in this section as the “selected comparable transactions.” No selected comparable transaction utilized in the precedent transactions analysis was identical or entirely comparable to the Merger. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of HEP and HF Sinclair and the selected comparable transactions that could affect the values are also relevant.

The table below includes relevant multiple reference ranges selected by Intrepid based on the trading multiples of the HEP selected comparable companies set forth above and Intrepid’s professional judgment.

Metric	Reference Range
LP DCF Yield (2023E)	14.0% - 11.0%
DPU Yield (2023E)	8.0% - 6.0%

Based upon the LP DCF Yield ratios and LP Distribution Yield ratios observed in this analysis, Intrepid calculated an implied price per unit range for HEP Common Units as set forth below.

Metric	Implied Unit Price ($)
LP DCF Yield (2023E)	$18.72 - $23.83
DPU Yield (2023E)	$17.50 - $23.33

Based on this analysis, Intrepid determined an implied equity value per HEP Common Unit range of $18.11 to $23.58 based on the averages of the respective minimum and maximum values as derived by each of the methodologies.

Precedent Premiums Paid Analysis

Intrepid compared (i) the premium implied by the Merger Consideration to the unaffected closing price of HEP Common Units on May 3, 2023 with (ii) premiums to unaffected market trading metrics received in selected precedent midstream parent-MLP buy-in transactions. Intrepid calculated the implied unaffected premiums received considering, in the case of all-equity buy-in transactions, the offer exchange ratio relative to the unaffected target/acquirer exchange ratio and, in the case of all-cash or cash and equity buy-in transactions, the offer price relative to the unaffected closing price using publicly available information.

Premium	Minimum	Median	Mean	Maximum
T - 1	(9%)	11%	14%	56%

Intrepid reviewed the relevant merger premiums and derived a range of premiums to HEP’s 30-day volume-weighted average price and HEP Common Unit price as of August 14, 2023, of 10.0% to 25.0%. Intrepid determined an implied equity value per HEP Common Unit range of $17.51 to $19.90.

Intrepid made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the median and mean, is not in itself a meaningful method of using comparable transaction data. Also, the transaction metrics for the precedent transactions reflect the cyclicality of the oil and gas industry and any potential business, economic, market, regulatory and other conditions impacting such transactions.

Analysis of HF Sinclair

Comparable Company Trading Analysis

Intrepid performed a comparable company trading analysis of HF Sinclair by reviewing and comparing the market values and trading multiples of the following publicly traded companies that Intrepid deemed to have certain characteristics similar to those of HF Sinclair:

Large Cap companies:

•	Marathon Petroleum Corporation

•	Phillips 66

•	Valero Energy Corporation

Small- and Mid- Cap companies:

•	CVR Energy, Inc.

•	Delek US Holdings, Inc.

•	Par Pacific Holdings, Inc.

•	PBF Energy Inc.

•	Vertex Energy, Inc.

These companies are referred to in this section as the “HF Sinclair selected comparable companies.” Intrepid performed the comparable company trading analysis based on data derived from public company filings and disclosures, publicly available disclosures and broker research estimates. Although none of the HF Sinclair selected comparable companies is directly comparable to HF Sinclair, the companies included were selected because they are public companies with operations, asset profiles, financial profiles, service profiles, geographic exposure and/or entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of HF Sinclair. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of HF Sinclair and the HF Sinclair selected comparable companies are also relevant.

For each of the HF Sinclair selected comparable companies, Intrepid calculated the following trading multiples based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates, using applicable market data as of August 14, 2023, including:

•	TEV/EBITDA, which is calculated as total enterprise value divided by consolidated EBITDA (as projected by broker research analysts) (each company’s definition of EBITDA may vary); and

•	TEV/UFCF, which is calculated as total enterprise value divided by unlevered free cash flow (calculated as EBITDA less capital expenditures).

For purposes of its analysis, in its professional judgment, Intrepid reviewed all trading multiples and ratios for the comparable companies. The resulting mean and median trading multiples and ratios of the HF Sinclair selected comparable companies are set forth below.

Metric	Mean	Median
HF Sinclair Selected Comparable companies
TEV/EBITDA (2023E)	4.6 x	4.5 x
TEV/EBITDA (2024E)	5.6 x	5.9 x
TEV/UFCF (2023E)	5.7 x	5.6 x
TEV/UFCF (2024E)	7.7 x	8.1 x

The table below includes relevant multiple reference ranges selected by Intrepid based on the mean and median trading multiples and ratios of the HF Sinclair selected comparable companies set forth above and Intrepid’s professional judgment.

Metric	Reference Range
TEV/EBITDA (2023E)	4.25x - 5.25x
TEV/EBITDA (2024E)	5.25x - 6.25x
TEV/UFCF (2023E)	5.25x - 6.75x
TEV/UFCF (2024E)	6.25x - 7.75x

Based upon the financial metrics observed in this analysis, Intrepid calculated an implied price per share range for HF Sinclair Common Stock based on: the HF Sinclair Base Case prepared by management of HF Sinclair.

Metric	Implied Share Price ($)
TEV/EBITDA (2023E)	$54.41 - $71.59
TEV/EBITDA (2024E)	$61.72 - $77.02
TEV/UFCF (2023E)	$42.75 - $60.28
TEV/UFCF (2024E)	$45.20 - $60.51

Based upon this analysis, Intrepid determined an implied share price range of $51.02 to $67.35 based on the average minimum and maximum values of equity value per share of HF Sinclair Common Stock.

Discounted Cash Flow Analysis

For purposes of this analysis, “unlevered free cash flow” is calculated as consolidated HF Sinclair EBITDA less adjustments for taxes, capital expenditures and changes in net working capital. Intrepid performed discounted cash flow analyses based on: (i) the HF Sinclair Base Case prepared by HF Sinclair management, and (ii) the Sensitivity Case as requested by the HEP Conflicts Committee that sensitized the Renewables and Lubricants segments to calculate the estimated present value of: (i) the unlevered free cash flow that HF Sinclair is projected to generate for the five and a half year period beginning with the six months ending December 31, 2023, and (ii) an implied terminal enterprise value.

Using an estimated weighted average cost of capital ranging from 9.0% to 10.5%, Intrepid discounted: (i) HF Sinclair’s estimated unlevered free cash flow, and (ii) a range of terminal EBITDA multiples ranging from 5.25x to 6.25x to terminal year EBITDA. Intrepid derived such weighted average cost of capital range by application of the Capital Asset Pricing Model and analysis of recently issued senior unsecured debt of HF Sinclair and peers and such terminal EBITDA multiples range using its professional judgment and experience, taking into account, among other things, an analysis of HF Sinclair and the HF Sinclair selected comparable companies. Intrepid then subtracted estimated HF Sinclair consolidated debt as of June 30, 2023, the estimated value of the HEP Common Units held by the HEP Unaffiliated Unitholders (calculated utilizing the estimated midpoint value of the HEP Common Units under the HEP Discounted Cash Flow Analysis) and added estimated HF Sinclair consolidated cash as of June 30, 2023 to arrive at an implied equity value for HF Sinclair. Intrepid divided the implied equity value for HF Sinclair by the shares of HF Sinclair Common Stock outstanding to compute the implied equity value per share of HF Sinclair Common Stock. The analysis resulted in an implied equity value per share of HF Sinclair Common Stock of $58.88 to $72.38 (in the case of the HF Sinclair Base Case projections) and $52.08 to $64.40 (in the case of the Sensitivity Case projections).

Has / Gets Analysis

As described above, Intrepid analyzed the implied values per HEP Common Unit resulting from the discounted cash flow analysis, comparable company trading analysis, and precedent transactions analysis (“HEP Has”). In order to evaluate the Merger Consideration, Intrepid compared this to the implied value of the Merger Consideration, based on the cash consideration to be issued in the Merger, plus the implied value of the stock consideration to be issued in the Merger, based on the implied value per share of HF Sinclair Common Stock resulting from the above described comparable company trading analysis and discounted cash flow analysis (“HEP Gets”). Intrepid compared the “HEP Has” to the “HEP Gets” across each of its financial analyses within its methodologies.

Methodology	HEP Has	HEP Gets
Discounted Cash Flow (Management)	$19.81 - $26.13	$22.55 - $26.80
Discounted Cash Flow (Sensitivity Case)	$19.81 - $26.13	$20.40 - $24.28
Trading Comparables	$15.32 - $20.32	$20.07 - $25.21
Precedent Transactions	$18.11 - $23.58	$20.07 - $25.21

Other Information Reviewed for Informational Purposes Only

Solely for informational purposes, Intrepid analyzed the range of trading prices for HEP Common Units and HF Sinclair Common Stock for the 52-week period ended August 14, 2023. Intrepid observed that, during this period, the closing prices of HEP Common Units ranged from $15.66 to $20.00 per unit and the closing prices of HF Sinclair Common Stock ranged from $41.63 to $65.61 per share. This information did not provide the basis for, and was not otherwise material to, the rendering of Intrepid’s fairness opinion.

In addition, solely for informational purposes, Intrepid reviewed research analyst price targets for each of HEP and HF Sinclair included in equity research from various investment banks. Based on this analysis, Intrepid determined an implied equity value per HEP Common Unit range of $18.00 to $23.00 based upon research analyst price targets prior to the public announcement of the Initial HF Sinclair Proposal, an implied equity value per HEP Common Unit of $17.00 to $21.00 based upon research analyst price targets after the public announcement of the Initial HF Sinclair Proposal, an implied equity value per share of HF Sinclair Common Stock of $50.00 to $73.00 based upon research analyst price targets prior to the public announcement of the Initial HF Sinclair Proposal, and an implied equity value per share of HF Sinclair Common Stock of $44.00 to $70.00 based on research analyst price targets after the public announcement of the initial proposal. This information did not provide the basis for, and was not otherwise material to, the rendering of Intrepid’s fairness opinion.

Intrepid also prepared, for informational purposes only, an illustrative analysis benchmarking (i) the implied premium of the Merger Consideration, on a per unit basis, relative to various historical HEP Common Unit prices, and (ii) certain trading multiples implied by the Merger Consideration relative to those of the Liquids Transportation and Storage companies

Time Period	HEP Common Unit Price	Premium
Merger Consideration(1)	$22.25	n/a
Unaffected Price (5/3/23)	$15.92	40%
Closing Price (8/14/23)	$21.55	3%
Unaffected 10-Day VWAP	$16.73	33%
Unaffected 20-Day VWAP	$16.93	31%
Unaffected 30-Day VWAP	$17.10	30%
Unaffected LTM VWAP	$17.77	25%
Unaffected 52-Week High (6/6/22)	$20.00	11%
Current 52-Week High (8/11/23)	$21.74	2%
VWAP Since Unaffected	$18.85	18%

(1)	Based on the HF Sinclair Common Stock share price as of August 24, 2023 and 0.3150x exchange ratio plus $4.00 cash consideration.

	Liquids Transportation and Storage Peers		HEP Common Units at Merger Consideration
Metric	Range	Median
TEV/EBITDA (2023E)	8.0x - 9.2x	8.4x	9.4x
LP DCF Yield (2023E)	18.3% -14.0%	15.5%	11.8%
DPU Yield (2023E)	10.4% - 7.0%	10.2%	6.3%

General

As described above in this section, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Intrepid’s opinion. In arriving at its fairness determination, Intrepid considered the results of all of its analyses and, except as otherwise described herein, did not attribute any particular weight to any factor or analysis considered by it. Intrepid made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to HEP, HF Sinclair or the contemplated transaction. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Intrepid prepared these analyses for purposes of Intrepid providing its opinion only to the HEP Conflicts Committee as to the fairness, from a financial point of view, of the Merger Consideration to the HEP Unaffiliated Unitholders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of HEP, the General Partner, Intrepid or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Intrepid’s opinion to the HEP Conflicts Committee was only one of many factors taken into consideration by the HEP Conflicts Committee and should not be viewed as determinative of the views of the HEP Conflicts Committee in making its determination to approve the Merger. The foregoing summary does not purport to be an exhaustive description of the analyses performed by Intrepid in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Intrepid attached as Annex B to this joint proxy statement/prospectus.

Miscellaneous

Intrepid and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and other transactions as well as for real estate, corporate and other purposes. Intrepid and its affiliates also engage in advisory work, private equity activities, underwriting and financing, principal investing, investment management and other financial and non-financial activities and services for various persons and entities.

Intrepid and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in: (i) equity, debt and other securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans and other obligations) of HEP, HF Sinclair, any of their respective affiliates and third parties or any of the other parties to the transactions contemplated by the Merger Agreement, or (ii) any currency or commodity that may be involved in the transactions and other matters otherwise contemplated by the Merger Agreement for the accounts of Intrepid and its affiliates and employees and their customers.

Intrepid acted as financial advisor to the HEP Conflicts Committee in connection with, and participated in certain of the negotiations leading to, the Transactions. Intrepid may in the future provide certain investment banking services to HEP, the General Partner, HF Sinclair and/or their affiliates, for which Intrepid may receive compensation.

Intrepid was engaged by the HEP Conflicts Committee to act as its financial advisor in connection with an evaluation of the Merger by entering into an engagement letter. The engagement letter between the HEP Conflicts Committee and Intrepid provides for an opinion fee of $1,000,000, which has been paid to Intrepid by HEP and was earned by Intrepid upon delivery, regardless of the conclusion reached by Intrepid. The Intrepid engagement letter also provides for a financial advisory fee of $500,000, which was paid upon execution of the engagement letter, an announcement fee of $1,500,000, which was paid upon the public announcement of the Merger and a transaction fee of $750,000, which becomes payable upon the consummation of the Merger. In addition, HEP has agreed to reimburse Intrepid for certain of its expenses, including certain attorneys’ fees and disbursements, and to indemnify Intrepid and related persons against various liabilities, including certain liabilities under the federal securities laws. During the past two years, no material relationship has existed between Intrepid and its affiliates and HF Sinclair, HEP or any of their respective affiliates pursuant to which compensation was received by Intrepid or its affiliates as a result of such a relationship. The engagement letter includes a consent for use of Intrepid’s opinion in HEP’s SEC filings related to the Merger, including this joint proxy statement/prospectus.

The HEP Conflicts Committee selected Intrepid as its financial advisor because it is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The HEP Conflicts Committee selected Intrepid to act as its financial advisor on the basis of Intrepid’s qualifications and expertise, knowledge of the refining and petroleum product and crude oil storage and transportation industries, reputation in the investment community, independence and experience in transactions similar to the transactions described in the Merger Agreement, as well as familiarity with HEP and its business.

Other Presentations by Intrepid

In addition to the presentation made to the HEP Conflicts Committee on August 15, 2023, the date on which Intrepid delivered its fairness opinion, as described above, Intrepid made other written and oral presentations to the HEP Conflicts Committee on June 1, 2023, June 26, 2023, July 13, 2023, July 14, 2023, July 24, 2023, July 27, 2023, August 2, 2023, August 9, 2023 and August 11, 2023, which are referred to herein as the “preliminary Intrepid presentations.” Copies of the preliminary Intrepid presentations have been attached as exhibits to the Transaction Statement on Schedule 13E-3 filed with the SEC with respect to the Merger. These written presentations will be available for any interested HEP Unaffiliated Unitholder to inspect and copy at HEP’s executive offices during regular business hours.

None of these other written and oral presentations by Intrepid, alone or together, constitutes an opinion of Intrepid with respect to the Merger Consideration.

Each of the analyses performed in these preliminary Intrepid presentations was subject to further updating and subject to the final analyses presented to the HEP Conflicts Committee on August 15, 2023 by Intrepid. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Intrepid as of, the dates on which Intrepid performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the August 15, 2023 presentation.

The preliminary illustrative draft materials dated June 1, 2023 contained, among other information, a preliminary timeline and next steps, market trading data, implied premium analysis and preliminary illustrative analysis of the proposal terms.

The preliminary illustrative draft materials dated June 26, 2023 contained, among other information, market trading data, a summary of Intrepid’s due diligence and a review of the financial projections of the management of the General Partner.

The preliminary illustrative draft materials dated July 13, 2023 contained, among other information, a summary of the financial projections of the management of the General Partner, a preliminary illustrative valuation analysis, a preliminary illustrative sensitivity analysis, a preliminary evaluation of the proposal and proposed next steps.

The preliminary illustrative draft materials dated July 14, 2023 contained, among other information, information, market trading data, preliminary illustrative valuation analysis and preliminary illustrative analysis of the proposal terms.

The preliminary illustrative draft materials dated July 24, 2023 contained, among other information, market trading data, a summary of negotiations to date and preliminary illustrative analysis of the proposal terms.

The preliminary illustrative draft materials dated July 27, 2023 contained, among other information, market trading data, a summary of negotiations to date and preliminary illustrative analysis of the proposal terms.

The preliminary illustrative draft materials dated August 2, 2023 contained, among other information, market trading data, a summary of negotiations to date and preliminary illustrative analysis of the proposal terms.

The preliminary illustrative draft materials dated August 9, 2023 contained, among other information, market trading data, a summary of negotiations to date and preliminary illustrative analysis of the proposal terms.

The preliminary illustrative draft materials dated August 11, 2023 contained, among other information, market trading data, a summary of negotiations to date and preliminary illustrative analysis of the proposal terms.

No Appraisal Rights

Neither the HF Sinclair Stockholders nor the HEP Unitholders are entitled to appraisal or dissenters’ rights in connection with the Merger under applicable law or contractual appraisal rights under HF Sinclair’s organizational documents, the HEP Partnership Agreement or the Merger Agreement.

Fees and Expenses

Except for a party’s reimbursement or termination fee obligations in connection with the termination of the Merger Agreement, generally, all fees and expenses incurred in connection with the Transactions will be the obligation of the respective party incurring such fees and expenses. Expenses relating to the preparation, printing, filing and mailing of this joint proxy statement/prospectus and the related Schedule 13E-3 will be paid 50% by HF Sinclair and 50% by HEP. Total fees and expenses incurred or to be incurred by HF Sinclair and HEP in connection with the Merger are estimated at this time to be as follows:

	Amount to be Paid by HEP	Amount to be Paid by HF Sinclair
Financial advisory fee and expenses	$	$
Legal, accounting and other professional fees	$	$
Proxy solicitation, printing and mailing costs and filing fees	$	$
Transfer agent and paying agent fees and expenses	$	$
Insurance premiums and other costs and expenses	$	$

Total	$	$

Financing of the Merger

The total amount of funds necessary to fund the Cash Consideration portion of the Merger Consideration is anticipated to be approximately $268.0 million. HF Sinclair expects to fund the Cash Consideration with cash on hand.

Regulatory Matters

On September 7, 2023, HF Sinclair and HEP filed the required notice and furnished the required information under the HSR Act to the Antitrust Division of the DOJ and the FTC. The 30-day HSR waiting period will expire on October 10, 2023 at 11:59 PM Eastern time. Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Merger is subject to the expiration or earlier termination of any applicable waiting periods under the HSR Act. In connection with the Merger, HF Sinclair and HEP each intends to make all other required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE.

HF Sinclair and HEP are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

Litigation Relating to the Merger

Since the initial public announcement of the Merger by HF Sinclair and HEP on August 16, 2023, to the knowledge of HF Sinclair and HEP as of the date hereof, none of HF Sinclair, HEP, HoldCo, Merger Sub, HLH or the General Partner has been named as a defendant in any lawsuit relating to the Merger.

Listing of HF Sinclair Common Stock to be Issued in the Merger; Delisting and Deregistration of HEP Common Units

HF Sinclair expects to obtain approval to list on the NYSE, subject to official notice of issuance, if required, the shares of HF Sinclair Common Stock to be issued as Merger Consideration; or, if treasury shares are used as Merger Consideration, to provide appropriate notice to the NYSE required in place of an approved listing application. Such approval or notice for use, as applicable, is a condition to the Merger. Upon completion of the Merger, HEP Common Units will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Post-Closing Status of HEP

After the consummation of the Merger, it is expected that HEP will remain an indirect subsidiary of HF Sinclair indefinitely. There are no definite plans to reorganize or transfer HEP or any of its assets immediately following the closing as of the date of this joint proxy statement/prospectus.

Provisions for HEP Unaffiliated Unitholders

No provision has been made to grant the HEP Unaffiliated Unitholders access to the files of HEP or the Parent Entities or to obtain counsel or appraisal services at the expense of the foregoing parties.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with Financial Accounting Standards Board ASC 810, Consolidation. As HF Sinclair controls HEP both before and after the Merger, the changes in HF Sinclair’s ownership interest in HEP resulting from the Merger will be accounted for as an equity transaction, and no gain or loss will be recognized in HF Sinclair’s consolidated income statement. In addition, the tax effects of the Merger will be reported as adjustments to deferred income taxes and additional capital consistent with ASC 740, Income Taxes.

Interests of Certain Persons in the Merger

Board of Directors and Executive Officers of HF Sinclair

In considering the recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board, the HF Sinclair Stockholders should be aware that some of the executive officers and directors of HF Sinclair, including the members of the HF Sinclair Conflicts Committee, have interests in the Merger, including financial interests, which may be different from, or may be in addition to, the interests of the HF Sinclair Stockholders generally. The HF Sinclair Conflicts Committee and the HF Sinclair Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that HF Sinclair Stockholders approve the proposals presented at the HF Sinclair Special Meeting.

The directors and executive officers of HF Sinclair prior to the Merger are expected to continue as directors and executive officers of HF Sinclair after the Merger except for Mr. Jennings’ and Mr. Lee’s expected retirement from HF Sinclair and the GP Board, respectively, as described in additional detail below. Additionally, certain directors and officers of HF Sinclair beneficially own HEP Common Units. For additional information see that section titled “ —Certain Beneficial Owners of HEP Common Units.”

Common Directors and Executive Officers with HEP

The following executive officers of HF Sinclair are also executive officers of the General Partner:

•	Michael C. Jennings, Executive Vice President, Corporate of HF Sinclair

•	Chief Executive Officer and President of the General Partner

•	Vaishali S. Bhatia, Executive Vice President, General Counsel and Secretary of HF Sinclair

•	Executive Vice President, General Counsel and Secretary of the General Partner

The following director of HF Sinclair is also a director of the General Partner:

•	James H. Lee

Each of these individuals will retain their position with HF Sinclair following the Merger, however, (i) Mr. Jennings announced on February 15, 2023 his planned retirement from HF Sinclair in November 2023 and (ii) Mr. Lee has announced his retirement from the GP Board effective as of the earlier of the Effective Time or September 1, 2024 pursuant to the General Partner’s retirement policy set forth in its Governance Guidelines. Mr. Jennings’ and Ms. Bhatia’s interests in the Merger as executive officers of the General Partner are described below in the section titled “—The General Partner’s Directors and Executive Officers.”

Golden Parachute or Other Compensation Payable to the Executive Officers or Directors of HF Sinclair in Connection with the Merger

None of the executive officers (including the named executive officers) or directors of HF Sinclair (other than the HF Sinclair Conflict Committee members, as described below) are entitled to any compensation from HF Sinclair as a result of any agreement or understanding between such executive officer or director, as applicable, and HF Sinclair, nor is any compensation item for the HF Sinclair executive officers or directors enhanced by reason of the occurrence of the Transactions, including the Merger.

Certain members of the HF Sinclair Board that were appointed to the HF Sinclair Conflicts Committee received additional committee fees as a result of the services that they provided or will provide in the future to that committee in connection with, and until the closing of, the Merger, although those fees were not conditioned upon or subject to the completion of the Merger. As of September 18, 2023, Leldon E. Echols, chairperson of the HF Sinclair Conflicts Committee, has received $24,800 for his service on the HF Sinclair Conflicts Committee, and R. Craig Knocke and Franklin Myers each has received $18,800 as consideration for their service on the HF Sinclair Conflicts Committee. If the HF Sinclair Conflicts Committee is required to meet again following September 18, 2023, each member will receive a fee of $2,400 for each additional meeting.

For historical compensation information required to be disclosed by Item 402 of Regulation S-K for each HF Sinclair named executive officer or director that is expected to continue providing services as part of the management team following the Merger, please see HF Sinclair’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2023, which is incorporated herein by reference to such disclosures.

Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” for its named executive officers regarding any agreement or understanding, between such named executive officer and the acquiring company or target company that is based on or otherwise relates to the Transactions, including the Merger.

Because no “golden parachute” or similar compensation is to be received by any of the named executive officers of HF Sinclair or HEP as a result of any agreement or understanding between such officer and HF Sinclair that is based on or otherwise relates to the Transactions, including the Merger, no disclosure is required under Item 402(t) of Regulation S-K and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c) under the Exchange Act.

REH Company

Pursuant to the REH Stockholders Agreement, the REH Parties have the right to nominate (i) two persons to the HF Sinclair Board for so long as the REH Parties beneficially own not less than 15% of all outstanding HF Sinclair Common Stock and (ii) one person to the HF Sinclair Board for so long as the REH Parties beneficially own less than 15% but more than or equal to 5% of all outstanding HF Sinclair Common Stock. As of September 18, 2023, REH Company holds 23,578,566 shares of HF Sinclair Common Stock or approximately 13.0% of the issued and outstanding HF Sinclair Common Stock, which would entitle it to nominate one director to the HF Sinclair Board at the 2024 HF Sinclair annual meeting of stockholders; provided that its ownership percentage of HF Sinclair Common Stock remains the same on the measurement date used to determine its ownership percentage for director nomination rights as set forth in the REH Stockholders Agreement.

Upon completion of the Merger, assuming there is no decrease in REH Company’s holdings of HF Sinclair Common Stock prior to the measurement date used to determine its ownership percentage for director nomination rights as set forth in the REH Stockholders Agreement, REH Company would be expected to own approximately 14.9% of both outstanding HF Sinclair Common Stock, and HF Sinclair’s combined voting power. As a result, REH Company will retain certain rights under the REH Stockholders Agreement with HF Sinclair, including (i) the ability to nominate two directors to the HF Sinclair Board in the event that REH Company continues to own at least 15% of the outstanding HF Sinclair Common Stock upon completion of the Merger and (ii) the ability to nominate one director to the HF Sinclair Board in the event that REH Company continues to own less than 15% but more than or equal to 5% of the outstanding HF Sinclair Common Stock upon completion of the Merger.

The General Partner’s Directors and Executive Officers

In considering the recommendations of the HEP Conflicts Committee and the GP Board, the HEP Unitholders should be aware that some of the executive officers and directors of the General Partner and certain members of the HEP Conflicts Committee have interests in the Merger, including financial interests, which may be different from, or in addition to, the interests of the other HEP Unitholders generally. The HEP Conflicts Committee and the GP Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that HEP Unitholders approve the proposals presented at the HEP Special Meeting.

Board of Directors and Executive Officers of HEP After the Merger

The executive officers of the General Partner prior to the Merger are expected to continue as officers of the General Partner after the Merger. Each of the members of the GP Board are expected to resign in connection with the Merger. Mr. Lee has submitted his resignation pursuant to the General Partner’s director resignation policy, which resignation will be effective upon the earlier of the Effective Time or September 1, 2024.

For historical compensation information required to be disclosed by Item 402 of Regulation S-K for each HEP named executive officer that is expected to continue providing services as part of the management team following the Merger, please see HEP’s 2022 Form 10-K, which is incorporated herein by reference to such disclosures.

Indemnification; Directors’ and Officers’ Insurance

All of the members of the GP Board and executive officers of the General Partner will have continued indemnification and insurance coverage for their actions as directors and executive officers for a period of six years after the Effective Time of the Merger.

HEP Conflicts Committee

Certain members of the GP Board that were appointed to the HEP Conflicts Committee have received, and will receive until the End Date (as defined below), additional cash compensation as a result of their services as HEP Conflicts Committee members in connection with the Merger, although such compensation is in no way conditioned upon or subject to the completion of the Merger. As of September 18, 2023, Mr. Eric Mattson, chairperson of the HEP Conflicts Committee, has received an aggregate of $87,000 for his services on the HEP Conflicts Committee in 2023 and will receive a monthly cash retainer of $9,000 for each month of his continued service on the HEP Conflicts Committee until the earliest of (a) the dissolution of the HEP Conflicts Committee, (ii) the termination of the Merger Agreement and (iii) the closing of the Merger (the “End Date”). Ms. Christine LaFollette and Mr. Larry Baldwin have each received an aggregate of $72,500 for their services on the HEP Conflicts Committee in 2023 and will receive a monthly cash retainer of $7,500 for each month of their continued service on the HEP Conflicts Committee until the End Date.

Certain Assumptions

Except as otherwise specifically noted, for purposes of the potential payments and benefits described in this section, the following assumptions were used:

•

A “change in control” was not deemed to be triggered in any applicable HEP compensation documents or arrangements with the HEP executive officers or HEP directors as a result of the Merger, including any compensation arrangements that HF Sinclair may have entered into with a shared HEP executive officer;

•	No HEP executive officers will be terminated in connection with the Merger, therefore no HEP executive officer will be entitled to severance benefits in connection with the Merger;

•

The term “Equity Award Exchange Ratio” means (i) 0.315 plus (ii) the quotient (rounded to the nearest thousandth) obtained by dividing (A) $4.00 by (B) the closing sales price of HF Sinclair Common Stock reported on the last trading day prior to the closing date;

•	The term “Merger Consideration” has the meaning given such term in the section “Certain Defined Terms”;

•	The Effective Time, or closing date, is assumed to be , 2023;

•

A “Partnership LTIP Award” is an award granted pursuant to the Holly Energy Partners, L.P. Long-Term Incentive Plan, as amended (the “HEP LTIP”). The Merger Agreement provisions may result in the alteration of the vesting or settlement provisions of certain HEP LTIP awards, or provide for the conversion of such awards into HF Sinclair incentive awards, as described below; and

•

Robert Jamieson is the only HEP executive officer that holds outstanding HEP LTIP Awards as of the date of this joint proxy statement/prospectus. All other HEP executive officers hold outstanding equity awards pursuant to the HF Sinclair Corporation Amended and Restated 2020 Long Term Incentive Plan, as amended (the “HF Sinclair LTIP”). The Merger Agreement does not alter the vesting, settlement or any other provision of any HF Sinclair LTIP award.

Treatment of HEP Equity Awards

The Merger Agreement addresses all outstanding HEP LTIP awards as follows:

Partnership Service LTIP Awards. Pursuant to the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership LTIP Award that is conditioned solely upon the satisfaction of a service-based or time-based condition in order to become vested and is designed to be settled in the form of equity (each, a “Partnership Service LTIP Award”) that is outstanding immediately prior to the Effective Time (other than Director LTIP Awards) shall cease to relate to or represent any right to receive HEP Common Units or the cash equivalent of a HEP Common Unit, if applicable, and shall be converted at the Effective Time, into an award of Parent RSUs equal to (A) the number of HEP Common Units subject to or referenced within the corresponding Partnership Service LTIP Award as of immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, rounded up to the nearest share, on substantially the same terms and conditions as were applicable to the corresponding Partnership Service LTIP Award.

Director LTIP Awards. Pursuant to the Merger Agreement, as of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership Service LTIP Award held by a non-employee director whose service to HEP or its Affiliates will terminate upon the consummation of the Merger (each, a “Director LTIP Award”) that was granted prior to August 15, 2023 shall become fully vested and each Director LTIP Award that is granted on or after August 15, 2023 shall vest on a pro rata basis based on whole or partial months of service from the grant through the closing date with the remaining portion forfeited for no consideration, in each case immediately prior to the Effective Time. At the Effective Time, such vested Director LTIP Awards shall be automatically converted into the right to receive (i) the Merger Consideration, plus (ii) any accrued but unpaid amounts in relation to distribution equivalent rights, in accordance with the applicable payment timing provisions set forth in the award agreement evidencing such Director LTIP Award.

2020 Partnership Performance LTIP Awards. Pursuant to the Merger Agreement, as of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership LTIP Award that is conditioned upon the satisfaction or attainment of a performance or incentive goal in order to become vested and is designed to be settled in the form of equity (each, a “Partnership Performance LTIP Award”) that was granted during the 2020 calendar year and that is outstanding immediately prior to the Effective Time shall cease to relate to or represent any right to receive HEP Common Units and (A) shall become vested based on actual achievement of the performance criteria applicable to such Partnership Performance LTIP Awards measured for the performance period that ends on September 30, 2023, and (B) shall be automatically converted into the right to receive with respect to each HEP Common Unit subject to the vested Partnership Performance LTIP Award, (i) the Merger Consideration, plus (ii) any accrued but unpaid amounts in relation to distribution equivalent rights, in accordance with the applicable payment timing provisions set forth in the award agreement evidencing such vested Partnership Performance LTIP Award.

2021, 2022 and 2023 Partnership Performance LTIP Awards. Pursuant to the Merger Agreement, as of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, all Partnership LTIP Awards that were granted during the 2021, 2022 and 2023 calendar years and that are outstanding immediately prior to the Effective Time shall cease to relate to or represent any right to receive HEP Common Units and shall become converted into a number of Parent RSUs equal to (A) the target number of units subject to the Partnership Performance LTIP Awards, multiplied by (B) the Equity Award Exchange Ratio, effective as of the Effective Time. The Parent RSUs shall require that the applicable grantee remain employed through the end of the original service period assigned to the corresponding converted Partnership Performance LTIP Award in order to vest in the number of shares of HF Sinclair Common Stock subject to such Parent RSUs and shall otherwise continue to be governed by substantially the same terms and conditions that were applicable to the corresponding Partnership Performance LTIP Awards immediately prior to the Effective Time.

Partnership Cash Awards. Pursuant to the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership LTIP Award that is designed solely as a cash-based and cash-settled award granted under the HEP LTIP (each, a “Partnership Cash Award”) that is outstanding immediately prior to the Effective Time shall be automatically assumed by HF Sinclair on substantially the same terms and conditions as were applicable to the corresponding Partnership Cash Award (as assumed, a “Parent Cash Award”).

Partnership LTIP Awards. From and after the Effective Time, the former holder of any Partnership LTIP Award (other than 2020 Partnership LTIP Awards, Director LTIP Awards and Partnership Cash Awards) shall only be entitled to receive Parent RSUs in exchange for the previously held Partnership LTIP Awards, which Parent RSUs will include a right to receive payment of any amounts with respect to accrued distribution equivalent rights as of the Effective Time and in accordance with and subject to substantially the same vesting, forfeiture, payment timing and other provisions as applied under the corresponding converted Partnership LTIP Award. Further, immediately prior to the Effective Time, if, during the one-year period immediately following the Effective Time, the employment of a service provider that receives a Parent RSU or a Parent Cash Award, as applicable, pursuant to the Merger Agreement is terminated by HF Sinclair without cause or due to the individual’s resignation for good reason, then a pro rata portion of the Parent RSUs or the Parent Cash Awards, as applicable, shall vest on the applicable termination date, with such pro rata portion determined by reducing the total number of Parent RSUs by the percentage obtained by multiplying (A) the number of days beginning on the date termination of employment occurs and ending on the last day of the service period set forth in the applicable award agreement governing the corresponding Partnership LTIP Award (the “Service Period”), by (B) the total number of days in the Service Period. As noted in the table immediately below, Mr. Jamieson currently holds Partnership LTIP Awards that will convert to Parent RSUs holding this potential vesting acceleration right for the one-year period following the Merger.

HEP Awards Held by Directors and Executive Officers

The unvested Partnership LTIP Service Awards, Director LTIP Awards, Partnership Performance LTIP Awards and Partnership Cash Awards currently outstanding and held by each of the General Partner’s executive officers and directors is set forth in the table below.

Name (1)	Partnership Service LTIP Award (#)	2020 Partnership Performance LTIP Award (#) (2)	2021, 2022 or 2023 Partnership Performance LTIP Award (#) (2)	Value of Partnership Cash Award to be Converted to Parent Cash Award ($)
Executive Officers
Michael C. Jennings(3)	—	—	—	—
John Harrison	—	—	—	—
Robert I. Jamieson	13,147	10,488	11,412	$181,123
Vaishali S. Bhatia	—	—	—	—
Non-Employee Directors
Larry R. Baldwin	6,150	—	—	—
Christine B. LaFollette	6,150	—	—	—
James H. Lee	6,150	—	—	—
Eric L. Mattson	6,150	—	—	—
Mark A. Petersen	6,150	—	—	—

(1)

Additional individuals may have been identified as “executive officers” or “Named Executive Officers” in the most recent HEP Annual Report on Form 10-K, but the following individuals are no longer providing services to HEP as of the date of this joint proxy statement and therefore will receive no compensation in connection with the Merger: Mr. Mark T. Cunningham (former Senior Vice President, Operations and Engineering) and Mr. Richard L. Voliva (former President).
(2)

All Partnership Performance LTIP Awards are reflected at target values. With respect to the 2020 Partnership Performance LTIP Awards, the awards will be settled using actual performance achievement at the end of the performance period, which may be higher or lower than the target values shown here.

(3)	Mr. Jennings is also the Chairperson of the GP Board.

Severance and Change in Control Agreements

HEP sponsors the Severance Pay Plan for certain employees, which provides potential severance benefits in the event that a participant incurs a termination by HEP without cause. However, HEP executive officers are not eligible for participation in the plan unless they are solely dedicated to providing services to HEP or the General Partner. Currently, none of the HEP executive officers participate in the HEP Severance Pay Plan with the exception of Mr. Jamieson. Pursuant to the HEP Severance Pay Plan and subject to the terms and conditions of Mr. Jamieson’s individual participation agreement, upon a termination without cause (as defined in the Severance Pay Plan), Mr. Jamieson would be entitled to (i) a cash payment, payable in 12 monthly installments, equal to 100% of Mr. Jamieson’s annual base salary, and (ii) continuation coverage for Mr. Jamieson and his eligible dependents under HEP’s group health plans for 12 months at active employee rates, unless such coverage is earlier terminated in accordance with the terms of the Severance Pay Plan. Assuming that Mr. Jamieson was terminated without cause in connection with the Merger, his aggregate severance amount would equal $343,365, and the estimated costs of his continued health care coverage would equal $9,745.44.

The HEP equity awards granted pursuant to the HEP LTIP described above are also granted with potential severance and change in control protections. In the event that a HEP equity award holder incurs a “special involuntary termination,” the HEP LTIP awards provide that the individual could receive accelerated vesting of a portion of their awards. However, a “special involuntary termination” only occurs in the event that an involuntary termination occurs within the 60-day period prior to, or at any time following, a change in control event. The Merger does not constitute a change in control pursuant to the HEP LTIP equity awards, therefore a “special involuntary termination” could not occur. Notwithstanding the provisions within the equity award agreements or the HEP LTIP, the Merger Agreement does provide for certain severance protections for the holders of Parent RSUs that will be received in connection with the Merger, as described above.

Neither HEP nor the General Partner has entered into individual employment agreements with the HEP executive officers. HEP maintains the Holly Energy Partners, L.P. Change in Control Agreement Policy and related form Change in Control Agreements for certain officer employees (the “CIC Agreements”). As of the date of this joint proxy statement, HEP only maintains a CIC Agreement with one HEP executive officer, Mr. Jamieson. Mr. Jamieson’s CIC Agreement provides for potential severance and change in control protections in connection with an involuntary termination that occurs in connection with a HEP change in control event. As noted above, the change in control provisions within the CIC Agreements will not be triggered by the Merger, therefore the Merger will not result in any payments becoming due pursuant to Mr. Jamieson’s CIC Agreement.

Messrs. Jennings and Harrison, and Ms. Bhatia entered into Change in Control Agreements with HF Sinclair (the “HF Sinclair CIC Agreements”), which provide potential severance and change in control benefits solely in connection with change in control events relating to HF Sinclair. The Merger does not constitute a change in control pursuant to the HF Sinclair CIC Agreements, therefore none of the HEP executive officers that are party to these agreements will receive severance or change in control benefits pursuant to the HF Sinclair CIC Agreements.

No Golden Parachute Compensation Payable to the HEP Named Executive Officers in Connection with the Merger

None of the Named Executive Officers of HEP are entitled to any compensation from HEP or HF Sinclair as a result of any agreement or understanding that is based on or otherwise relates to the Merger.

Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” for its Named Executive Officers regarding any agreement or understanding, between such executive officer and the acquiring company or target company that is based on or otherwise relates to the Transactions, including the Merger.

Because no “golden parachute” or similar compensation is to be received by any of the Named Executive Officers of HEP as a result of any agreement or understanding between such officer and HEP or HF Sinclair that is based on or otherwise relates to the Transactions, including the Merger, no disclosure is required under Item 402(t) of Regulation S-K and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c) under the Exchange Act.

Certain Beneficial Owners of HF Sinclair Common Stock

The following table sets forth, as of September 18, 2023, the beneficial ownership of HF Sinclair Common Stock held by:

•	any person known by HF Sinclair to be the beneficial owner of more than 5% of the outstanding shares of HF Sinclair Common Stock;

•	each of the directors of HF Sinclair;

•	each of the Named Executive Officers of HF Sinclair; and

•	all directors and executive officers as a group.

The amounts and percentage of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, the persons named in the tables below have sole voting and investment power with respect to all units or shares shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address for all beneficial owners in this table is 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Name of Beneficial Owner	HF Sinclair Common Stock Prior to the Merger	Percentage of shares of HF Sinclair Common Stock Outstanding(1)
Five percent holders of HF Sinclair
REH Company(2)	23,578,566	13.02%
BlackRock, Inc.(3)	15,065,763	8.32%
The Vanguard Group(4)	14,163,404	7.82%
TCTC Holdings, LLC(5)	12,561,896	6.94%
Directors and executive officers of HF Sinclair
Franklin Myers	119,608	*
Timothy Go(6)	62,208	*
James H. Lee	57,101	*
Leldon E. Echols	54,766	*
Michael C. Jennings(6)	51,164	*
Robert J. Kostelnik	49,878	*
Anne-Marie N. Ainsworth	21,231	*
Anna C. Catalano	21,231	*
R. Craig Knocke	18,633	*
Vaishali S. Bhatia(6)	18,465	*
Manuel J. Fernandez	9,771	*
Valerie Pompa(6)	5,000	*
Ross B. Matthews(7)	4,864	*
Norman J. Szydlowski(7)	4,864	*
Rhoman J. Hardy(7)	3,809	*
Atanas H. Atanasov(6)(8)	—	*
Steven C. Ledbetter(6)(9)	—	*
Richard L. Voliva III(10)	—	*
Thomas G. Creery(11)	77,566	*
All directors and executive officers as a group (17 persons)(12)	502,593	*

*	Less than 1 percent.
(1)	The percentage of ownership is based on 181,038,520 shares of HF Sinclair Common Stock outstanding on September 18, 2023.
(2)

According to a Schedule 13D/A filed on September 12, 2023 by REH Company and Carol Orme Holding, REH Company has shared voting power with respect to 23,578,566 shares and shared dispositive power with respect to 21,008,566 shares, and Mrs. Holding has shared voting power with respect to 23,578,566 shares and shared dispositive power with respect to 21,008,566 shares. As a result of her relationship with REH Company, Mrs. Holding may be deemed to beneficially own such shares under applicable securities law and SEC guidance. Mrs. Holding, however, does not intend ever to own such shares directly for investment purposes in the future and expressly disclaims such beneficial ownership to the maximum extent permitted by law. The address for REH Company and Mrs. Holding is 550 East South Temple, Salt Lake City, Utah 84102.
(3)

According to a Schedule 13G filed on February 3, 2023 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting power with respect to 13,584,632 shares and sole dispositive power with respect to 15,065,763 shares. The address for Blackrock is 55 East 52nd Street, New York, New York 10055.

(4)

According to a Schedule 13G filed on February 9, 2023 by The Vanguard Group (“Vanguard”), Vanguard has shared voting power with respect to 122,136 shares, sole dispositive power with respect to 13,945,120 shares and shared dispositive power with respect to 218,284 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

According to a Schedule 13D/A filed on February 15, 2019 by TCTC Holdings, LLC (“TCTC”) and its two wholly owned subsidiaries Turtle Creek Trust Company, LTA (“Trust Company”) and Trust Creek Management, LLC (“Management”), (a) TCTC may be deemed to beneficially own and has sole voting and dispositive power with respect to 12,561,896 shares, (b) Trust Company may be deemed to beneficially own and has sole voting and dispositive power with respect to 12,510,831 shares, and (c) Management may be deemed to beneficially own and has sole voting and dispositive power with respect to 51,065 shares. Mr. Knocke is the Director of Trust Company and a Principal and non-controlling manager and member of TCTC. Mr. Knocke is not deemed to beneficially own the shares reported by TCTC because he does not have voting or dispositive power over such shares. The address for TCTC, Trust Company and Management is 3838 Oak Lawn, Suite 1650, Dallas, Texas 75219.

(6)

The number reported does not include unvested restricted stock units and performance share units held by the executive officers. Until settled, the executive officers have no voting or dispositive power over the common stock underlying the restricted stock units and the performance share units.

(7)	Messrs. Matthews and Szydlowski were appointed to the HF Sinclair Board effective March 15, 2022. Mr. Hardy was appointed to the HF Sinclair Board effective July 2, 2022.
(8)	As Mr. Atanasov joined HF Sinclair on September 30, 2022, the equity awards he holds have not yet vested.
(9)	As Mr. Ledbetter joined HF Sinclair on March 31, 2023, the equity awards he holds have not yet vested.
(10)

HF Sinclair and Mr. Voliva, former Executive Vice President and Chief Financial Officer, agreed to a mutual separation effective September 15, 2022. The amount of HF Sinclair Common Stock provided is pursuant to HF Sinclair’s records as of February 15, 2023.

(11)	Mr. Creery, former President, Renewables, retired from HF Sinclair effective July 31, 2022. The amount of HF Sinclair Common Stock provided is pursuant to HF Sinclair’s records as of March 27, 2023.
(12)

HF Sinclair’s directors and current executive officers, as a group, own approximately 0.28% of the HF Sinclair Common Stock. Because Mr. Voliva and Mr. Creery departed HF Sinclair prior to the date of this joint proxy statement/prospectus, each of their respective beneficial ownership of HF Sinclair Common Stock are not included in the total reported in this row.

Certain Beneficial Owners of HEP Common Units

The following table sets forth as of September 18, 2023, the beneficial ownership of HEP Common Units held by:

•	any person known by HEP to be the beneficial owner of more than 5% of the outstanding HEP Common Units;

•	the directors of the General Partner;

•	each executive officer of the General Partner; and

•	all directors and executive officers of the General Partner as a group.

The amounts and percentage of units or shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, the persons named in the tables below have sole voting and investment power with respect to all units or shares shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address for all beneficial owners in this table is 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Name of Beneficial Owner	HEP Common Units	Percentage of HEP Common Units Outstanding(1)
Five percent holders of HEP
HF Sinclair Corporation(2)	59,630,030	47.16%
REH Company(3)	21,000,000	16.61%
ALPS Advisors, Inc.(4)	6,821,862	5.40%
Directors and executive officers of the General Partner
Mark T. Cunningham(5)	84,833	*
Robert I. Jamieson(6)	38,354	*
Larry R. Baldwin	36,150	*
Christine B. LaFollette	30,698	*
Eric L Mattson	28,698	*
James H. Lee(7)	26,629	*
Michael C. Jennings	26,377	*
Mark A. Petersen	10,463	*
John Harrison	—	*
Vaishali S. Bhatia	—	*
Richard L. Voliva III(8)	—	*
All directors and executive officers as a group (9 persons)(9)(10)	197,369	*

*	Less than 1 percent.
(1)	The percentage of ownership is based on 126,440,201 HEP Common Units outstanding on September 18, 2023.
(2)

Certain direct and indirect wholly owned subsidiaries of HF Sinclair, including HollyFrontier Corporation, HollyFrontier Holdings LLC, HoldCo, HollyFrontier Navajo Refining LLC, HLH, HollyFrontier Woods Cross Refining LLC and Holly Logistics Limited LLC, are the record owners of 59,630,030 of these HEP Common Units. HollyFrontier Corporation directly holds 5,006 HEP Common Units over which it has sole voting and dispositive power and 59,625,024 HEP Common Units over which it has shared voting and dispositive power. HollyFrontier Corporation is the record holder of 140,000 HEP Common Units as nominee for HoldCo. The 59,625,024 HEP Common Units over which HF Sinclair has shared voting and dispositive power are held as follows: HLH directly holds 37,250,000 HEP Common Units; Holly Logistics Limited LLC directly holds 21,615,230 HEP Common Units; HollyFrontier Holdings LLC directly holds 184,800 HEP Common Units; HoldCo directly holds 254,880 HEP Common Units; and other wholly owned subsidiaries of HF Sinclair directly own 180,114 HEP Common Units. HF Sinclair is the ultimate parent company of each such entity and may therefore be deemed to beneficially own the units held by each such entity. HF Sinclair files information with, or furnishes information to, the SEC pursuant to the information requirements of the Exchange Act. The address of HF Sinclair Corporation is 2828 N. Harwood, Suite 1300, Dallas, Texas 75201-1507.

(3)	According to a Schedule 13D filed on March 24, 2022 by The Sinclair Companies (now known as REH Company) and Carol Orme Holding, as updated by HEP’s internal records, REH Company has shared voting and dispositive power with respect to 21,000,000 HEP Common Units, and Mrs. Holding has shared voting and dispositive power with respect to 21,000,000 HEP Common Units. As a result of her relationship with REH, Mrs. Holding is deemed to beneficially own such HEP Common Units under applicable securities law and SEC guidance. Mrs. Holding, however, does not intend ever to own such HEP Common Units directly for investment purposes in the future and expressly disclaims such beneficial ownership to the maximum extent permitted by law. The address for REH and Mrs. Holding is 550 East South Temple, Salt Lake City, Utah 84102.
(4)

Based on a Schedule 13G/A filed with the SEC on February 13, 2023, ALPS Advisors, Inc. (“AAI”) acts as an investment adviser to certain investment companies, including Alerian MLP ETF (the “Funds”). AAI has shared voting power and shared dispositive power over 6,821,862 HEP Common Units owned by the Funds and may be deemed to be the beneficial owner of such HEP Common Units. The 6,821,862 HEP Common Units that AAI may be deemed to beneficially own include 6,821,862 HEP Common Units that the Funds may be deemed to beneficially own as of December 31, 2022. The address of AAI and Funds is 1290 Broadway, Suite 1000, Denver, Colorado 80203.

(5)

Mr. Cunningham retired as Senior Vice President, Operations and Engineering of the General Partner effective February 18, 2022. The amount of HEP Common Units provided is pursuant to the General Partner’s records as of February 15, 2023.

(6)	The number reported does not include unvested phantom units and performance units.
(7)

The number reported includes 285 HEP Common Units held by Mr. Lee’s wife. Mr. Lee’s wife has the right to receive distributions from, and the proceeds from the sale of, these HEP Common Units. Mr. Lee disclaims beneficial ownership of the HEP Common Units held by his wife except to the extent of his pecuniary interest therein.

(8)

The General Partner and Richard L. Voliva III, former President of the General Partner, agreed to a mutual separation effective September 15, 2022. The amount of HEP Common Units provided is pursuant to HEP’s records as of February 15, 2023.

(9)	The number reported includes 285 HEP Common Units as to which Mr. Lee disclaims beneficial ownership, except to the extent of his pecuniary interest therein.
(10)

HEP’s directors and current executive officers, as a group, own approximately 0.16% of the HEP Common Units. Because Mr. Cunningham and Mr. Voliva departed HEP prior to the date of this joint proxy statement/prospectus, their respective beneficial ownership of HEP Common Units is not included in the total reported in this row.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement, and this summary is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about HF Sinclair, HEP, the General Partner or their respective subsidiaries and Affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of HF Sinclair, HEP, the General Partner or any of their respective subsidiaries or Affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in HF Sinclair’s or HEP’s public disclosures incorporated by reference in this joint proxy statement/prospectus. Capitalized terms used but not defined in this section shall have the respective meanings given to them in the Merger Agreement.

The Merger; Effective Time; Closing

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub will merge with and into HEP, with HEP continuing as the Surviving Entity and an indirect wholly owned subsidiary of HF Sinclair.

At the Effective Time, subject to any applicable withholding tax:

•	the HEP Public Common Units outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration;

•

all Partnership Service LTIP Awards that are outstanding immediately prior to the Effective Time, other than the Director LTIP Awards, will cease to relate to or represent any right to receive a HEP Common Unit or the cash equivalent of a HEP Common Unit, if applicable, and will be converted, at the Effective Time, into an award of Parent RSUs equal to (A) the number of HEP Common Units subject to or referenced within the corresponding Partnership LTIP Award as of immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, rounded up to the nearest whole share, on substantially the same terms and conditions as were applicable to the corresponding Partnership LTIP Award, including any applicable payment timing provisions, the form of settlement (i.e., cash or equity-based) and dividend or distribution equivalent rights, as applicable, except as adjusted pursuant to the Merger Agreement;

•

each Director LTIP Award that was granted prior to the date of the Merger Agreement will become fully vested and each Director LTIP Award that is granted on or after the date of the Merger Agreement will vest on a pro rata basis based on whole or partial months of service from the grant date through the closing date with the remaining portion forfeited for no consideration, in each case immediately prior to the Effective Time. At the Effective Time, such vested Director LTIP Awards will be automatically converted into the right to receive, with respect to each HEP Common Unit subject thereto, (i) the Merger Consideration, plus (ii) any accrued but unpaid amounts in relation to distribution equivalent rights, in accordance with the applicable payment timing provisions set forth in the award agreement evidencing such Director LTIP Award (and, if such right is payable in the form of the Merger Consideration, then such right will include dividend equivalent rights relating to dividends declared with respect to HF Sinclair Common Stock during the period beginning at the Effective Time and ending on the date of settlement of such Director LTIP Award). The conversion of a Director LTIP Award as provided in the immediately preceding sentence will be deemed a release of any and all rights the holder thereof had or may have had in respect of such Director LTIP Award, other than from and after the Effective Time, the right to receive the Merger Consideration, plus any accrued but unpaid amounts in relation to distribution equivalent rights (and dividend equivalent rights as described in such clause if the Director LTIP Award is payable in the form of the Merger Consideration) in respect of each HEP Common Unit subject to such converted Director LTIP Award;

•

all Partnership Performance LTIP Awards that were granted during the 2020 calendar year (the “2020 Partnership LTIP Awards”) and that are outstanding immediately prior to the Effective Time will cease to relate to or represent any right to receive a HEP Common Unit and will (A) become vested based on actual achievement of the performance criteria applicable to such Partnership Performance LTIP Awards measured for the performance period that ends on September 30, 2023, and (B) be automatically converted into the right to receive, with respect to each HEP Common Unit subject to the vested Partnership Performance LTIP Award, (i) the Merger Consideration, plus (ii) any accrued but unpaid amounts in relation to distribution equivalent rights, in accordance with the applicable payment timing provisions set forth in the award agreement evidencing such vested Partnership Performance LTIP Awards (and, if such right is payable in the form of the Merger Consideration, then such right will include dividend equivalent rights relating to dividends declared with respect to HF Sinclair Common Stock during the period beginning at the Effective Time and ending on the date of settlement of such vested Partnership Performance LTIP Awards);

•

all Partnership Performance LTIP Awards granted during the 2021, 2022 and 2023 calendar years and that are outstanding immediately prior to the Effective Time will cease to relate to or represent any right to receive a HEP Common Unit and will be converted into a number of Parent RSUs equal to (A) the target number of units subject to the Partnership Performance LTIP Awards, multiplied by (B) the Equity Award Exchange Ratio, effective as of the Effective Time. Effective as of the Effective Time, the Parent RSUs will require that the applicable grantee remain employed through the end of the original service period assigned to the corresponding converted Partnership Performance LTIP Award in order to vest in the number of shares of HF Sinclair Common Stock subject to such Parent RSUs and will otherwise continue to be governed by substantially the same terms and conditions that were applicable to the corresponding Partnership Performance LTIP Awards immediately prior to the Effective Time, including any applicable payment timing provisions, the form of settlement (i.e., equity-based) and dividend or distribution equivalent rights but excluding any performance-based vesting condition. HEP will provide HF Sinclair with the number of shares of HF Sinclair Common Stock that will be subject to the Parent RSUs pursuant to the immediately preceding sentences at least five business days prior to the Effective Time; and

•

all Partnership Cash Awards that are outstanding immediately prior to the Effective Time will be automatically assumed by HF Sinclair on substantially the same terms and conditions as were applicable to the corresponding Partnership Cash Award. For purposes of clarity, the amount of the Partnership Cash Award that is outstanding immediately prior to the Effective Time will not be impacted by the Equity Award Exchange Ratio.

From and after the Effective Time, the former holder of any Partnership LTIP Award (other than the 2020 Partnership LTIP Awards, Director LTIP Awards and the Partnership Cash Awards) will only be entitled to receive Parent RSUs in exchange for the previously held Partnership LTIP Awards, which Parent RSUs will include a right to receive payment of any amounts with respect to accrued distribution equivalent rights as of the closing in accordance with and subject to substantially the same vesting, forfeiture, payment timing and other provisions as applied under the corresponding converted Partnership LTIP Award.

Notwithstanding anything to the contrary set forth in Section 3.6 of the Merger Agreement or in an individual award agreement governing a Partnership LTIP Award immediately prior to the Effective Time, if, during the one-year period immediately following the Effective Time, the employment of a Partnership Service Provider (as defined in the Merger Agreement) that receives a Parent RSU or a Parent Cash Award, as applicable, pursuant to Section 3.6 of the Merger Agreement is terminated by HF Sinclair without cause (as defined in the Merger Agreement solely for purposes of Section 3.6(e) of the Merger Agreement) or due to such Partnership Service Provider’s resignation for good reason (as defined in the Merger Agreement solely for purposes of Section 3.6(e) of the Merger Agreement), then a pro rata portion of the Parent RSUs or the Parent Cash Awards, as applicable, received pursuant to Section 3.6 of the Merger Agreement will vest on the applicable termination date, with such pro rata portion determined by reducing the total number of Parent RSUs by the percentage obtained by multiplying (A) the number of days beginning on the date termination of employment occurs and ending on the last day of the Service Period, by (B) the total number of days in the Service Period.

As of the Effective Time, unless otherwise determined by the HF Sinclair Board, HF Sinclair will assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the HEP LTIP for the purpose of making future grants relating to shares of HF Sinclair Common Stock to applicable employees and other service providers of HF Sinclair and its subsidiaries, which Partnership LTIP Reserve (i) will be adjusted as reasonably determined by the HF Sinclair Board or a committee thereof to give effect to the Transactions, and (ii) will be added to the Parent Equity Plans (as defined in the Merger Agreement) in such manner as determined by the HF Sinclair Board or a committee thereof in accordance with NYSE Listing Rule 303A.08.

HF Sinclair will not issue any fractional shares of HF Sinclair Common Stock in the Merger. Instead of receiving any fractions of a share of HF Sinclair Common Stock, all fractions of shares of HF Sinclair Common Stock to which a HEP Public Unitholder would otherwise have been entitled will be aggregated and entitle the holder to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of (i) the aggregated amount of the fractional interest in shares of HF Sinclair Common Stock to which such holder would otherwise be entitled and (ii) an amount equal to the average of the volume-weighted average price per share of HF Sinclair Common Stock on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by HF Sinclair and the General Partner) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the closing date.

The Effective Time will occur at such time as HF Sinclair and HEP cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by HF Sinclair and HEP in writing and specified in the certificate of merger.

The closing will occur remotely via electronic exchange of documentation and consideration required to be delivered at closing on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as HF Sinclair and HEP may agree.

Conditions to Completion of the Merger

The obligations of HF Sinclair and HEP to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the HEP Unitholder Approval will have been obtained in accordance with applicable laws and the Partnership Agreement;

•	the HF Sinclair Stockholder Approval will have been obtained in accordance with the rules of the NYSE;

•

no Restraint (as defined in the Merger Agreement) is in effect enjoining, restraining, preventing or prohibiting the completion of the Transactions or making the completion of the Transactions illegal;

•	any waiting period applicable to the Transactions under the HSR Act will have terminated or expired;

•

the registration statement of which this joint proxy statement/prospectus forms a part must have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC; and

•

HF Sinclair Common Stock deliverable to the HEP Unitholders as contemplated by the Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance, if required, or any notice for the use of treasury shares required in place of an approved listing application will have been provided to the NYSE.

The obligations of HF Sinclair, Merger Sub and HoldCo (each a “Parent Party” and, collectively, the “Parent Parties”) to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of HEP and the General Partner:

•

with respect to organization, standing and power of the General Partner, HLH and each Group Member, the authority of HEP and the General Partner to execute the Merger Agreement and complete the transactions contemplated thereby and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to HEP’s capitalization, being true and correct in all respects except for any de minimis inaccuracies, both when made and at and as of the date of the closing, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” on HEP set forth in any individual representation or warranty, other than those individual representations and warranties with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls and information supplied for inclusion in this joint proxy statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on HEP;

•	HEP and the General Partner having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•

the receipt by HF Sinclair of an officer’s certificate signed on behalf of HEP and the General Partner by an executive officer of the General Partner certifying that the preceding conditions have been satisfied.

The obligation of HEP to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of the Parent Parties:

•	with respect to the Parent Parties’ organization, standing and corporate power, the authority of the Parent Parties to execute the Merger Agreement and complete the Transactions, the approval required for the HF Sinclair Stock Issuance and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to HF Sinclair’s capitalization, being true and correct in all respects except for any de minimis inaccuracies, both when made and at and as of the date of the closing, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” on HF Sinclair set forth in any individual representation or warranty, other than those individual representations and warranties with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, information supplied for inclusion in this joint proxy statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on HF Sinclair;

•	the Parent Parties having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by HEP of an officer’s certificate signed on behalf of HF Sinclair by an executive officer of HF Sinclair certifying that the preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or prevents or materially impedes, interferes with or hinders a party’s ability to consummate the Transactions, including the Merger and, with respect to HF Sinclair, the HF Sinclair Stock Issuance, on or before February 15, 2024; provided, however, that, with respect to clause (x) only, any of the following and any adverse changes, conditions, circumstances, effects, events, developments, state of facts or occurrences arising out of or resulting from or attributable to any of the following will be disregarded in determining whether a material adverse effect has occurred: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the Merger Agreement or the Transactions, or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in the Merger Agreement relating to noncontravention by the parties and the satisfaction of the closing conditions set forth in the Merger Agreement with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by the Merger Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such person or the credit rating of such person (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events not set forth in clause (v); (v) cyberterrorism, hacking, ransomware or any other electronic attack or sabotage; (vi) changes in any applicable laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vii) any proceedings commenced by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries arising out of or related to the Merger Agreement or the Transactions; (viii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; (ix) any failure of a person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing will not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); and (x) with respect to HEP, the General Partner and their respective subsidiaries, any changes, conditions, circumstances, effects, events, developments, states of facts or occurrences which resulted from any action or inaction which HF Sinclair or any of its Affiliates expressly requested of HEP, the General Partner or any of their respective subsidiaries, regardless of whether such action or inaction is permitted or required by the terms of the Merger Agreement; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (iv), (v), (vi) and (viii) above shall be considered for purposes of determining whether there has been a material adverse effect if and to the extent such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

For purposes of the Merger Agreement, except where expressly provided otherwise, HEP and its subsidiaries are not considered subsidiaries of HF Sinclair or any of its subsidiaries (including HoldCo, Merger Sub, HLH or the General Partner).

Representations and Warranties

The Merger Agreement contains representations and warranties by the Parent Parties, on the one hand, and HEP and the General Partner, on the other hand.

These representations and warranties have been made solely for the benefit of the parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by the Parent Parties relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•	due authorization of the Merger Agreement and the Transactions, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the Transactions;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	the availability of funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the Transactions;

•	absence of changes or events since June 30, 2023;

•	legal proceedings;

•	compliance with applicable laws;

•

information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part, and the Schedule 13E-3 Transaction Statement under Section 13(e) of the Exchange Act and Rule 13e-3 thereunder relating to the Transactions (the “Schedule 13E-3”);

•	brokers and other advisors;

•	the Investment Company Act of 1940, as amended;

•	ownership of Partnership Interests (as defined in the HEP Partnership Agreement); and

•	no other representations and warranties.

The representations and warranties made by HEP and the General Partner relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated thereby, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the Transactions;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	absence of changes or events since June 30, 2023;

•	legal proceedings;

•	compliance with applicable laws and the possession of certain permits;

•	environmental matters;

•	information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part, and the Schedule 13E-3;

•	tax matters;

•	benefit plans and other employee matters;

•	real property matters;

•	regulatory matters;

•	opinion of financial advisor;

•	brokers and other advisors;

•	the Investment Company Act of 1940, as amended; and

•	no other representations and warranties.

Conduct of Business Prior to Closing

Under the Merger Agreement, HF Sinclair, on the one hand, and each of HEP and the General Partner, on the other hand, has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed).

Subject to certain exceptions, unless HF Sinclair consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), each of HEP and the General Partner have agreed, and will cause each of their respective subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice; provided, that this will not prohibit HEP and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments that would reasonably be expected to cause a reasonably prudent company similar to HEP to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by HEP and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of HEP material contracts; provided, that no action or inaction by HEP, the General Partner, or their respective subsidiaries with respect to the matters specifically addressed by the provisions provided in the immediately following section will be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of Section 6.2(a) of the Merger Agreement. During the period from the date of the Merger Agreement until the Effective Time, if permitted by applicable law and the Partnership Agreement, the General Partner will cause HEP to declare and pay regular quarterly cash distributions to the holders of the HEP Common Units, consistent with past practice; provided, that, in no event will the regular quarterly cash distributions declared or paid by HEP to the holders of the HEP Common Units be less than $0.35 per HEP Common Unit.

Subject to certain exceptions, unless HF Sinclair consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), HEP and the General Partner, will not, and will not permit their respective subsidiaries to:

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amend the organizational documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

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with respect to HEP only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the HEP Common Units, other than regular quarterly cash distributions that are declared and paid consistent with past practice and do not exceed $0.35 per HEP Common Unit per quarter;

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other than in the ordinary course of business consistent with past practice, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of HEP or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests, other than (A) issuances of HEP Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of the Merger Agreement or otherwise granted in compliance with the Merger Agreement and (B) Partnership Permitted Liens (as defined in the Merger Agreement);

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make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other person, other than (x) acquisitions or dispositions in the ordinary course of business or (y) acquisitions or dispositions outside of the ordinary course of business not to exceed $10.0 million in the aggregate;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s equity interests;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

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waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a material adverse effect on HEP;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in U.S. GAAP;

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except as required by the terms of any benefit plan of HEP existing and in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, (w) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material benefit plan of HEP (or any plan or arrangement that would be a material benefit plan of HEP if in effect as of the date of the Merger Agreement), (x) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, HEP or any of their respective subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (y) accelerate any material rights or benefits under any benefit plan of HEP or (z) grant or amend any Partnership LTIP Awards or other equity awards, except in each case in the ordinary course of business; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Subject to certain exceptions, unless HEP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), HF Sinclair has agreed, and will cause each other Parent Party and their respective subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice; provided, that this will not prohibit HF Sinclair and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments that would reasonably be expected to cause a reasonably prudent company similar to HF Sinclair to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to keep in full force and effect all material permits of HF Sinclair and all material insurance policies maintained by such Parent Party, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of all HF Sinclair material contracts; provided, that no action or inaction by any Parent Party or their respective subsidiaries with respect to the matters specifically addressed by the provisions provided in the immediately following section will be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of Section 6.2(b) of the Merger Agreement.

Subject to certain exceptions, unless HEP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), HF Sinclair will not, and will not permit any of the other Parent Parties or their respective subsidiaries to:

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amend any Parent Party’s organizational documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (A) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (B) adversely affect (1) the economic benefits to be obtained by HEP Unaffiliated Unitholders or (2) the terms of the HF Sinclair Common Stock in any material respect;

•	cause HF Sinclair to merge, consolidate or enter into any other business combination transaction or agreement with any person in which such other person is the surviving entity;

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adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring of HF Sinclair or a plan or agreement of reorganization of HF Sinclair under any bankruptcy or similar law or take any action to cause the liquidation, winding up or dissolution of Merger Sub;

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waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, if such waiver, release, assignment, settlement or compromise would reasonably be expected to have a material adverse effect on HF Sinclair;

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declare, authorize, set aside or pay any distribution payable in cash, stock or property in respect of any of HF Sinclair’s capital stock, other than regular quarterly cash dividends on the HF Sinclair Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time, subject to the dividend and distribution provisions set forth in Section 6.10 of the Merger Agreement; provided, however, that nothing contained in the Merger Agreement prohibits the HF Sinclair Board from increasing or decreasing the quarterly cash dividend on HF Sinclair Common Stock in the ordinary course of business consistent with past practice; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

HF Sinclair Recommendation and HF Sinclair Adverse Recommendation Change

Under the Merger Agreement, the HF Sinclair Conflicts Committee and the HF Sinclair Board, based on the HF Sinclair Conflicts Committee’s recommendation, recommended that the HF Sinclair Stockholders vote in favor of the HF Sinclair Stock Issuance (the “Parent Board Recommendation”), and HF Sinclair agreed to use reasonable best efforts to obtain the HF Sinclair Stockholder Approval. Subject to the provisions described below, the Merger Agreement provides that HF Sinclair, including its subsidiaries and representatives, directly or indirectly, will not:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the General Partner and HEP, the Parent Board Recommendation; or

•	fail to include the Parent Board Recommendation in this joint proxy statement/prospectus.

Each of the foregoing actions is referred to as a “Parent Adverse Recommendation Change.”

Notwithstanding these restrictions, before HF Sinclair obtains the HF Sinclair Stockholder Approval, either or both of the HF Sinclair Board (upon the recommendation of the HF Sinclair Conflicts Committee) or the HF Sinclair Conflicts Committee may make a Parent Adverse Recommendation Change, in response to a Parent Designated Proposal (as defined below) or the occurrence of a Parent Intervening Event (as defined below) if the

HF Sinclair Board (upon the recommendation of the HF Sinclair Conflicts Committee) and/or the HF Sinclair Conflicts Committee, as applicable, determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with its duties under applicable law; provided, however, that a Parent Adverse Recommendation Change may not be made in response to a Parent Acquisition Proposal (as defined below) that does not constitute a Parent Designated Proposal.

The Merger Agreement further provides that the HF Sinclair Board or the HF Sinclair Conflicts Committee may not make a Parent Adverse Recommendation Change unless: (i) the HF Sinclair Board or the HF Sinclair Conflicts Committee, as applicable, has provided prior written notice to the General Partner and the HEP Conflicts Committee specifying in reasonable detail the reasons for such action (including, in the case of a Parent Designated Proposal, a description of the material terms of such Parent Designated Proposal or, in the case of a Parent Intervening Event, a reasonably detailed description of such Parent Intervening Event) at least four business days in advance of its intention to make a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than four business days prior to the expected date of the HF Sinclair Stockholder Approval, in which case such notice will be provided as far in advance as practicable (the period inclusive of all such days, the “Parent Notice Period”); and (ii) during the Parent Notice Period, the HF Sinclair Board or the HF Sinclair Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the HEP Conflicts Committee in good faith (to the extent the HEP Conflicts Committee desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such Parent Adverse Recommendation Change in response to a Parent Designated Proposal or the occurrence of a Parent Intervening Event would not be inconsistent with its duties under applicable law; provided, however, that the HF Sinclair Board or the HF Sinclair Conflicts Committee, as applicable, will take into account all changes to the terms of the Merger Agreement proposed by the HEP Conflicts Committee in determining whether to make a Parent Adverse Recommendation Change; provided, further, that any material amendment to the terms of a Parent Designated Proposal, if applicable, will require a new notice pursuant to the immediately preceding subsection (i) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment will be for one business day from the time the General Partner receives such notice (as opposed to four business days).

A “Parent Acquisition Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than HEP or any of its subsidiaries, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of HF Sinclair and its subsidiaries (including securities of its subsidiaries) equal to 25% or more of the assets (based on fair market value) of HF Sinclair and its subsidiaries, taken as whole, or to which 25% or more of the revenues or earnings (for the 12-month period ending on the last day of HF Sinclair’s most recently completed fiscal quarter) of HF Sinclair and its subsidiaries, taken as a whole, are attributable, or (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act) of 25% or more of the equity securities (by voting power) of HF Sinclair. For purposes of this definition, the assets and revenues of HF Sinclair and its subsidiaries will include the assets, revenues and earnings of HEP and its subsidiaries.

A “Parent Designated Proposal” means a bona fide written Parent Acquisition Proposal obtained after the date of the Merger Agreement, which is on terms and conditions which the HF Sinclair Board determines in good faith to be more favorable to the HF Sinclair Stockholders from a financial point of view than the Transactions, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the Merger Agreement that as of the time of determination had been committed to by HEP and the General Partner in writing; provided that, for purposes of this definition of “Parent Designated Proposal,” references in the term “Parent Acquisition Proposal” to “25%” will be deemed to be references to “50%.”

A “Parent Intervening Event” means any change, condition, circumstance, effect, event, development, state of facts or occurrence that (i) is neither known by, nor reasonably foreseeable by, the HF Sinclair Board or the HF

Sinclair Conflicts Committee as of the date of the Merger Agreement and (ii) does not relate to any Parent Acquisition Proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof; provided that none of the foregoing will constitute a Parent Intervening Event or be taken into account for purposes of determining whether a Parent Intervening Event has occurred: (A) any changes in (i) the market price or trading volume of the equity securities of HF Sinclair or HEP (and the associated costs of capital) or (ii) the credit rating of HF Sinclair or HEP or its respective indebtedness (it being understood, in each case of (A)(i) and (ii), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of Parent Intervening Event may be taken into account), or (B) any change, condition, circumstance, effect, event, development, state of facts or occurrence resulting from any action taken or omitted by HF Sinclair or HEP that is required to be taken or omitted by HF Sinclair or HEP pursuant to the Merger Agreement.

HF Sinclair Stockholder Approval

HF Sinclair has agreed to hold a special meeting of the HF Sinclair Stockholders as promptly as practicable after the date that the registration statement of which this joint proxy statement/prospectus forms a part is declared effective under the Securities Act for purposes of obtaining the HF Sinclair Stockholder Approval. See “Special Meeting of HF Sinclair Stockholders.” Unless the Merger Agreement is terminated, this obligation will not be affected by the withdrawal or modification by the HF Sinclair Board or the HF Sinclair Conflicts Committee of its recommendation or any other action by the HF Sinclair Board or the HF Sinclair Conflicts Committee, as the case may be, with respect to the HF Sinclair Stockholder Approval.

The Merger Agreement also requires HF Sinclair, through the HF Sinclair Board and the HF Sinclair Conflicts Committee (unless the HF Sinclair Board or the HF Sinclair Conflicts Committee has made a Parent Adverse Recommendation Change), to recommend to the HF Sinclair Stockholders approval of the HF Sinclair Stock Issuance and use reasonable best efforts to obtain the HF Sinclair Stockholder Approval.

The General Partner Recommendation and HEP Adverse Recommendation Change

Under the Merger Agreement, the HEP Conflicts Committee and the GP Board (acting, in part, based upon the recommendation of the HEP Conflicts Committee), recommended that the HEP Unitholders vote in favor of the Merger Agreement and the Merger (the “Partnership Board Recommendation”), and HEP has agreed to use reasonable best efforts to obtain the HEP Unitholder Approval. Subject to the provisions described below, the Merger Agreement provides that the General Partner and HEP, including their respective subsidiaries and representatives, directly or indirectly, will not:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to HF Sinclair, the Partnership Board Recommendation; or

•	fail to include the Partnership Board Recommendation in this joint proxy statement/prospectus.

Each of the foregoing actions is referred to as a “Partnership Adverse Recommendation Change.”

Notwithstanding these restrictions, before HEP obtains the HEP Unitholder Approval, either or both of the GP Board (upon the recommendation of the HEP Conflicts Committee) or the HEP Conflicts Committee may make a Partnership Adverse Recommendation Change if the GP Board (upon the recommendation of the HEP Conflicts Committee) and/or the HEP Conflicts Committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its duties under applicable law, as modified by the Partnership Agreement; provided, however, that a Partnership Adverse Recommendation Change will not have any effect on the validity of the Special Approval granted by the HEP Conflicts Committee, which will remain in full force and effect for all purposes under the Partnership Agreement.

The Merger Agreement further provides that the GP Board or the HEP Conflicts Committee may not make a Partnership Adverse Recommendation Change unless: (i) the GP Board or the HEP Conflicts Committee, as applicable, has provided prior written notice to HF Sinclair specifying in reasonable detail the reasons for such action at least four business days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than four business days prior to the expected date of the HEP Unitholder Approval, in which case such notice will be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and (ii) during the Partnership Notice Period, the GP Board or the HEP Conflicts Committee has negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate with the HF Sinclair Conflicts Committee in good faith (to the extent the HF Sinclair Conflicts Committee desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with its duties under applicable law, as modified by the Partnership Agreement; provided, however, that the GP Board or the HEP Conflicts Committee, as applicable, will take into account all changes to the terms of the Merger Agreement proposed by the HF Sinclair Conflicts Committee in determining whether to make a Partnership Adverse Recommendation Change.

No actions or omissions taken at the direction of, or caused directly by, HF Sinclair, any of its subsidiaries or any of their respective representatives will be imputed on HEP, the General Partner or their subsidiaries, nor will HEP, the General Partner or their subsidiaries be deemed to have breached or violated any provision of Section 6.1 of the Merger Agreement by reason of any such action or omission.

HEP Unitholder Approval

HEP has agreed to hold a special meeting of the HEP Unitholders as promptly as practicable after the date that the registration statement of which this joint proxy statement/prospectus forms a part is declared effective under the Securities Act for purposes of obtaining the HEP Unitholder Approval. See “Special Meeting of HEP Unitholders.” Unless the Merger Agreement is terminated, this obligation will not be affected by the withdrawal or modification by the GP Board or the HEP Conflicts Committee of its recommendation or any other action by the GP Board or the HEP Conflicts Committee, as the case may be, with respect to the HEP Unitholder Approval.

The Merger Agreement also requires HEP, through the GP Board and the HEP Conflicts Committee (unless the GP Board or the HEP Conflicts Committee has made a Partnership Adverse Recommendation Change), to recommend to the HEP Unitholders approval of the Merger Agreement and the Merger and use reasonable best efforts to obtain the HEP Unitholder Approval.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of the Parent Parties, on the one hand, and HEP and the General Partner, on the other hand, will cooperate with the other and use and cause their respective subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as practicable (and in any event no later than February 15, 2024), including, for the avoidance of doubt, in the case of HF Sinclair and the General Partner, until the Effective Time or the termination of the Merger Agreement, retaining ownership and voting control, directly or indirectly, over all HEP Common Units, the general partner interest and Special General Partner Interest in HEP beneficially owned by HF Sinclair, any of its subsidiaries or the General Partner, as applicable, as of the date of the Merger Agreement or acquired thereafter, and to complete and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtain promptly (and in any event no later than February 15, 2024) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the Transactions; and (iii) defend any proceedings brought by any governmental authority challenging the Merger Agreement or the completion of the Transactions or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to complete the Transactions.

In furtherance of the foregoing, HF Sinclair and HEP will (i) make or cause to be made appropriate filings of “Notification and Report Forms” pursuant to the HSR Act, with respect to the Transactions as promptly as practicable, but in no event later than 20 business days after the date of the Merger Agreement, and HF Sinclair and HEP will each bear their own costs and expenses incurred in connection with such filings, provided, that HF Sinclair will bear 50% of, and HEP will bear 50% of, all filing fees required to be paid in connection with any such filings, (ii) use reasonable best efforts to make an appropriate response at the earliest practicable date to any requests for additional information made by the Antitrust Division of the DOJ or the FTC, and (iii) use reasonable best efforts to (x) cause the waiting periods required under the HSR Act and any other laws to terminate or expire at the earliest possible date, and (y) to resist in good faith, at each of their respective cost and expense, any assertion that the Transactions constitute a violation of any applicable antitrust laws, so as to enable the closing to occur as soon as reasonably possible. In connection with the immediately preceding sentence, the parties shall, to the extent permitted by applicable law, (1) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (2) promptly inform the other party of any communication received by such party from, or given by such party to, the DOJ or the FTC and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the Transactions, (3) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or, in connection with any proceeding by a private party, any other person, in connection with the Transactions and (4) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or, in connection with any proceeding by a private party, with any other person, and to the extent not expressly prohibited by the DOJ, the FTC or other person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the Transactions.

Notwithstanding anything to the contrary in Section 6.3 of the Merger Agreement, HF Sinclair will not be required to, and will not be required to cause its Affiliates to (and HEP will not, and will not agree to, without HF Sinclair’s prior written consent to) sell, divest, hold separate, license, relinquish, otherwise dispose of, or agree to any limitation on its freedom of action, ownership, or control with respect to any assets, businesses, properties, or interests in or of any person, or agree or consent to any of the foregoing.

Dividends and Distributions

Subject to Section 6.2(a) of the Merger Agreement, after the date of the Merger Agreement and prior to the Effective Time, each of HF Sinclair and HEP will coordinate with the other regarding the timing of any declaration of any dividends or distributions in respect of HF Sinclair Common Stock and HEP Common Units and the record dates and payment dates relating thereto. It is the intention of HF Sinclair and HEP that HEP Unitholders not receive, for any quarter, distributions both in respect of HEP Common Units and also dividends in respect of HF Sinclair Common Stock they receive in exchange for such HEP Common Units in the Merger.

HEP Conflicts Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement, HF Sinclair will not, and it will not permit any of its subsidiaries to, take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then existing members of the HEP Conflicts Committee, eliminate the HEP Conflicts Committee, revoke or diminish the authority of the HEP Conflicts Committee, increase the size of the HEP Conflicts Committee or remove or cause the removal of any director of the General Partner who is a member of the HEP Conflicts Committee either as a director or as a member of the HEP Conflicts Committee. This covenant does not apply to the removal of any director for Cause (as defined in the Merger Agreement) or the filling of any vacancies in the HEP Conflicts Committee pursuant to the terms of the General Partner Company Agreement.

Access to Information

Until completion of the Merger, each of the Parent Parties, HEP and the General Partner has agreed to, and to cause each of its subsidiaries to, afford the other parties and their respective representatives, reasonable access during normal business hours and on certain conditions, to all of its and its subsidiaries’ respective properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other representatives, in each case for integration and operational planning related to the Transactions.

Indemnification and Insurance

From and after the Effective Time, to the fullest extent permitted under applicable laws, HF Sinclair will, and will cause HEP (as the Surviving Entity) to, (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of HF Sinclair, HoldCo, HEP, the General Partner or any of their respective subsidiaries; and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of HEP and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of HEP and the General Partner or any of their respective successors or assigns, if applicable, will for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of HEP and the General Partner than are presently set forth in such organizational documents. In addition, HEP (as the Surviving Entity), or HF Sinclair, on behalf of HEP, will maintain in effect for six years following the Effective Time HF Sinclair’s current directors’ and officers’ liability insurance policies to the extent covering acts or omissions by HEP’s directors and officers occurring at or prior to the Effective Time with respect to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of HF Sinclair, HoldCo, HEP, the General Partner or any of their respective subsidiaries, provided that in no event will HEP or HF Sinclair, as applicable, be required to expend more than an amount per year equal to 300% of current annual premiums allocated to HEP for such insurance.

Certain Tax Matters

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties have agreed to treat the HEP Public Unitholders as selling 100% of the HEP Public Common Units to HoldCo in exchange for the Merger Consideration in a fully taxable sale. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.

Withholding Taxes

Each of the Parent Parties, HEP (as the Surviving Entity) and the Exchange Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to the Merger Agreement to any person such amounts as the Parent Parties, HEP (as the Surviving Entity) or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case the Parent Parties, HEP (as the Surviving Entity) or the Exchange Agent, as applicable, will be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate governmental authority, such amounts (including securities) will be treated for all purposes of the Merger Agreement as having been paid or issued to the person in respect of whom such deduction and withholding was made.

Adjustments to Prevent Dilution

The Merger Consideration, the Exchange Ratio, the Equity Award Exchange Ratio and any other similar dependent item, as applicable, will be adjusted to reflect fully the effect of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of HEP Common Units or shares of HF Sinclair Common Stock, as applicable, that change the number of outstanding HEP Common Units or shares of HF Sinclair Common Stock between the date of the Merger Agreement and the Effective Time to provide the HEP Public Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

NYSE Listing, Delisting and Deregistration

HF Sinclair has agreed to use its reasonable best efforts to cause the shares of HF Sinclair Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

HEP has agreed to cooperate and use its reasonable best efforts to cause the delisting of the HEP Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the closing in compliance with applicable law.

Section 16 Matters

Prior to the Effective Time, HF Sinclair and HEP have agreed to take all steps as may be required (to the extent permitted under applicable law) to cause any dispositions of HEP Common Units (including derivative securities with respect to HEP Common Units and Partnership LTIP Awards) or acquisitions of HF Sinclair Common Stock (including derivative securities with respect to HF Sinclair Common Stock and Parent RSUs) resulting from the Transactions by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to HEP, or will become subject to such reporting requirements with respect to HF Sinclair, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Covenants and Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement/prospectus and additional agreements relating to, among other things, performance by the General Partner, applicability of takeover statutes, fees and expenses, securityholder litigation, the voting of HF Sinclair’s Partnership Interests at the HEP Special Meeting, the treatment of certain Partnership Benefit Plans (as defined in the Merger Agreement) and public announcements.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time:

•	by the mutual written consent of HF Sinclair and HEP duly authorized by the HF Sinclair Board and the HEP Conflicts Committee, respectively;

•	by either of HF Sinclair or HEP:

•	if the closing does not occur on or before February 15, 2024; provided, that this termination right will not be available to (a) HF Sinclair or HEP if the failure of the closing to occur by

February 14, 2024, was due to the failure of, in the case of HF Sinclair, a Parent Party, or, in the case of HEP, HEP or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing, or (b) HF Sinclair or HEP if, in the case of HF Sinclair, HEP or the General Partner, or, in the case of HEP, a Parent Party, has filed (and is then pursuing) an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement;

•

if any Restraint by a governmental authority is in effect that enjoins, restrains, prevents or prohibits consummation of the Transactions or makes the consummation off the Transactions illegal and has become final and nonappealable; provided, however, this termination right is not available to HF Sinclair or HEP if such Restraint was due to the failure of, in the case of HF Sinclair, a Parent Party, or, in the case of HEP, HEP or the General Partner, to perform any of its obligations under the Merger Agreement in any material respect;

•	if the HEP Special Meeting has concluded and the HEP Unitholder Approval was not obtained; or

•	if the HF Sinclair Special Meeting has concluded and the HF Sinclair Stockholder Approval was not obtained;

•

by HF Sinclair if HEP or the General Partner has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, or any representations or warranties with respect to HEP’s and the General Partner’s authority to execute the Merger Agreement and complete the Transactions, or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured by HEP or the General Partner within 30 days following receipt of written notice from HF Sinclair (unless HF Sinclair or a Parent Party is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement);

•

by HEP (which termination may be effected for HEP by the HEP Conflicts Committee without the consent, authorization or approval of the GP Board) if any Parent Party has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of HF Sinclair and the Parent Parties to execute the Merger Agreement and complete the Transactions, or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured by the applicable Parent Party within 30 days following receipt of written notice from HEP (unless HEP or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement);

•	by HF Sinclair, if a Partnership Adverse Recommendation Change has occurred; or

•	by HEP, if a Parent Adverse Recommendation Change has occurred.

Effect of Termination; Termination Expenses

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the Merger and the other transactions contemplated by the Merger Agreement when required pursuant to the Merger Agreement or for intentional fraud or any willful breach of any covenant or other agreement contained in the Merger Agreement.

The Merger Agreement contains various amounts payable under the circumstances described below.

•

if the Merger Agreement is terminated by HF Sinclair prior to the HEP Special Meeting due to a Partnership Adverse Recommendation Change, then HEP will promptly pay HF Sinclair’s designee $10.0 million;

•

if the Merger Agreement is terminated by HEP prior to the HF Sinclair Special Meeting due to a Parent Adverse Recommendation Change, then HF Sinclair will promptly pay HEP’s designee $20.0 million (the “Parent Termination Fee”), subject to certain limited restrictions;

•

if the Merger Agreement is validly terminated by HF Sinclair due to a material uncured breach by HEP or the General Partner of any of its covenants or agreements, or representations or warranties with respect to HEP’s and the General Partner’s authority to execute the Merger Agreement and complete the Transactions, then, in the absence of certain changes or events, HEP will promptly pay HF Sinclair’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by HF Sinclair and its Affiliates in connection with the Merger Agreement and the Transactions up to a maximum of $5.0 million; and

•

if the Merger Agreement is validly terminated by (i) HF Sinclair or HEP if the HF Sinclair Special Meeting has concluded and the HF Sinclair Stockholder Approval was not obtained or (ii) HEP due to a material uncured breach by HF Sinclair of any of its covenants or agreements, or representations or warranties with respect to the authority of the Parent Parties to execute the Merger Agreement and complete the Transactions, then, in the absence of certain changes or events, HF Sinclair will promptly pay HEP’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by HEP and its Affiliates in connection with the Merger Agreement and the Transactions up to a maximum of $5.0 million, subject to certain limited restrictions.

Amendment or Supplement

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the HF Sinclair Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the HEP Conflicts Committee; provided, further, that there will be no amendment or change to the provisions of the Merger Agreement that under applicable laws, the Partnership Agreement or stock exchange rule would require further approval by the HEP Unitholders or the HF Sinclair Stockholders, unless such amendment is submitted to a vote of the HEP Unitholders and the HF Sinclair Stockholders.

GP Board Consent

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval, consent, waiver or agreement of HEP or the General Partner is required pursuant to the Merger Agreement (including any determination to exercise or refrain from exercising any termination rights or to enforce the terms of the Merger Agreement (including specific performance)), such approval, consent, waiver, decision or determination must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the HEP Conflicts Committee.

Assignment

The Merger Agreement and any interests, rights or obligations under the Merger Agreement are not assignable, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties.

Specific Performance

The parties to the Merger Agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware.

COMPARISON OF THE RIGHTS OF THE HF SINCLAIR STOCKHOLDERS

AND THE HEP UNITHOLDERS

HF Sinclair is a Delaware corporation and HEP is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of HF Sinclair Stockholders are governed by the HF Sinclair Charter, the HF Sinclair Bylaws and the DGCL, each as the same may be amended from time to time. The rights of the HEP Unitholders are governed by the HEP Partnership Agreement and the Delaware LP Act, each as the same may be amended from time to time. If the Merger is completed, the rights of the former HEP Unitholders who become HF Sinclair Stockholders will be governed by the HF Sinclair Charter, the HF Sinclair Bylaws and the DGCL, each as the same may be amended from time to time. There are many differences between the rights of the HEP Unitholders and the rights of HF Sinclair Stockholders. Some of these, such as distribution/dividend and voting rights, are significant. The following description summarizes the material differences that may affect the rights of the HF Sinclair Stockholders and the HEP Unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. The HEP Unitholders should carefully read the relevant provisions of the HF Sinclair Charter, the HF Sinclair Bylaws and the HEP Partnership Agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.” This summary is qualified in its entirety by reference to the DGCL, the Delaware LP Act, the HF Sinclair Charter, HF Sinclair Bylaws and the HEP Partnership Agreement.

	HF Sinclair	HEP
Purpose and Terms of Existence	HF Sinclair may engage in any lawful activity for which corporations may be organized under the DGCL.

The purpose and nature of the business to be conducted by HEP shall be:

•  to engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the general partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act and, in connection therewith, to exercise all of the rights and powers conferred upon HEP pursuant to the agreements relating to such business activity; and

•  to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a group member; provided, however, that the general partner shall not cause HEP to engage, directly or indirectly, in any business activity that the general partner determines would cause HEP to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The general partner shall have no duty or obligation to propose

	HF Sinclair	HEP

or approve, and may decline to propose or approve, the conduct by HEP of any business free of any fiduciary duty or obligation whatsoever to HEP, any limited partner or assignee and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by the HEP Partnership Agreement, any group member agreement, any other agreement contemplated thereby or under the Delaware LP Act or any other law, rule or regulation.

Authorized Capital

HF Sinclair’s authorized capital stock consists of:

(i) 320,000,000 shares of common stock, $0.01 par value per share; and

(ii) 5,000,000 shares of preferred stock, $1.00 par value per share (the “HF Sinclair Preferred Stock”), none of which were outstanding as of the date of this joint proxy statement/prospectus.

As of the close of business on     , 2023, the most recent practicable date before the printing of this joint proxy statement/prospectus, HF Sinclair had      shares of HF Sinclair Common Stock and no shares of HF Sinclair Preferred Stock issued and outstanding, which number of shares of HF Sinclair Common Stock does not include the shares of HF Sinclair Common Stock expected to be issued in the Merger.

The HEP Partnership Agreement authorizes HEP to issue additional partnership securities for any purpose at any time and from time to time for such consideration and on such terms and conditions as the general partner determines, all without the approval of any limited partners. No fractional units shall be issued by HEP.

Each additional partnership security authorized to be issued may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership securities), as shall be fixed by the general partner.

Under the HEP Partnership Agreement, the general partner has the right, which it may assign in whole or in part to any of its affiliates, to purchase partnership securities from HEP whenever, and on the same terms that, HEP issues additional partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interest in HEP of the general partner and its affiliates that existed immediately prior to each such issuance. HEP Unitholders will not have preemptive rights to acquire additional HEP Common Units or other partnership securities.

As of September 18, 2023, HF Sinclair held (i) a 47.2% limited partner interest in HEP, with the remaining 52.8% limited partner interest held by public unitholders, (ii) the

	HF Sinclair	HEP

Special General Partner Interest in HEP, which HF Sinclair holds through its indirect ownership interest in the General Partner and (iii) a non-economic general partner interest, which HF Sinclair holds through its indirect 100% ownership interest in the General Partner.

The HEP Common Units owned by HF Sinclair and its subsidiaries immediately prior to the Effective Time of the Merger will remain outstanding in the Surviving Entity. The Special General Partner Interest and the non-economic general partner interest in HEP held by HLH will remain outstanding in the Surviving Entity, and HLH will continue as the sole general partner of the Surviving Entity.

Dividends/ Distributions

The HF Sinclair Board may declare dividends on the capital stock of HF Sinclair, subject to applicable Delaware law.

Each share of HF Sinclair Common Stock is entitled to participate equally in dividends as and when declared by the HF Sinclair Board. The payment of dividends on HF Sinclair Common Stock may be limited by obligations HF Sinclair may have to holders of any HF Sinclair Preferred Stock.

Quarterly Distributions of Available Cash. Subject to applicable law, within 45 days following the end of each quarter, HEP distributes all of HEP’s Available Cash for such quarter to the HEP Unitholders, pro rata, as of the record date selected by the general partner.

Under the HEP Partnership Agreement, the term “Available Cash,” for any quarter ending prior to the liquidation date, means the sum of (i) all cash and cash equivalents of the partnership group on hand at the end of such quarter, and (ii) all additional cash and cash equivalents of the partnership group on hand on the date of determination of Available Cash with respect to such quarter resulting from working capital borrowings made subsequent to the end of such quarter, less the amount of any cash reserves established by the general partner to:

•  provide for the proper conduct of the business of the partnership group (including reserves for future capital expenditures and for anticipated future credit needs of the partnership group) subsequent to such quarter;

•  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any

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group member is a party or by which it is bound or its assets are subject; or

•  provide funds for distributions in respect of any one or more of the next four quarters; provided, however, that disbursements made by a group member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such quarter if the general partner so determines.

The General Partner may treat taxes paid by HEP on behalf of, or amounts withheld with respect to, all or less than all of the partners, as a distribution of available cash to such partners.

Business Combinations

Subject to limited exceptions, under the DGCL, the consummation of a merger or consolidation requires the board of directors of a corporation that is a constituent corporation in the merger or consolidation to approve and declare advisable the agreement of merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the outstanding stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such constituent corporation is the surviving corporation and:

•  such corporation’s certificate of incorporation is not amended;

•  the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after; and

HEP may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership formed under the laws of the State of Delaware or any other state of the U.S., pursuant to a written agreement of merger or consolidation in accordance with the HEP Partnership Agreement.

A merger or consolidation of HEP requires the prior consent of the general partner, provided, however, that the general partner will have no duty or obligation to consent to any merger or consolidation of HEP and may decline to do so free of any fiduciary duty or obligation whatsoever to HEP, any limited partner or assignee and, in declining to consent to a merger or consolidation, is not required to act in good faith or pursuant to any other standard imposed by the HEP Partnership Agreement, any group merger agreement, any other agreement or under the Delaware LP Act or any other law, rule or regulation.

If the general partner shall determine to consent to the merger or consolidation, the

HF Sinclair	HEP

•  either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

In the case of the Merger, although shares of HF Sinclair Common Stock are being issued in the Merger, HF Sinclair is not one of the constituent corporations in the Merger. Therefore, the DGCL does not require that the Merger be approved by the HF Sinclair Stockholders and the only stockholder votes necessary are to approve the HF Sinclair Stock Issuance, as required by NYSE rules.

HF Sinclair is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” (generally defined by the DGCL as a person who “owns” 15% or more of the corporation’s voting stock, together with such person’s affiliates or associates) for three years following the time that such stockholder becomes an interested stockholder, unless (i) prior to the time such stockholder became an interested stockholder, the corporation’s board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the corporation’s outstanding voting general partner shall approve the written agreement of merger or consolidation, which shall set forth:

•  the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

•  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation;

•  the terms and conditions of the proposed merger or consolidation;

•  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the surviving business entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the surviving business entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the surviving business entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Entity or any general or limited partnership, corporation, trust or other entity (other than the surviving business entity), or evidences thereof, are to be delivered;

•  a statement of any changes in the constituent documents or the adoption

HF Sinclair	HEP
stock at the time the transaction commenced (subject to certain exclusions), and (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66 2/3% of the corporation’s outstanding voting stock not owned by the interested stockholder.

of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the surviving business entity to be effected by such merger or consolidation;

•  the effective time of such merger, which may be the date of the filing of the certificate of merger or a later date specified in or determinable in accordance with the written agreement of merger or consolidation (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger); and

• such other provisions with respect to the proposed merger or consolidation that the general partner determines to be necessary or appropriate.

Except as otherwise provided in the HEP Partnership Agreement, the general partner, upon its approval of the written agreement of merger or consolidation shall direct that the written agreement of merger or consolidation be submitted to a vote of limited partners, whether at a special meeting or by written consent. A copy or a summary of the written agreement of merger or consolidation shall be included in or enclosed with the notice of a special meeting or the written consent.

Except as otherwise provided in the HEP Partnership Agreement, the written agreement of merger or consolidation shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority (as defined in the HEP Partnership Agreement) unless the written agreement of merger or consolidation contains any provision that, if contained in an amendment to the HEP Partnership Agreement, the provisions of the HEP Partnership Agreement or the Delaware LP Act would require for its approval the vote

HF Sinclair	HEP
or consent of a greater percentage of the outstanding units or of any class of limited partners, in which case such greater percentage vote or consent shall be required for approval of the written agreement of merger or consolidation. Except as otherwise provided in the HEP Partnership Agreement, after such approval by vote or consent of the limited partners, and at any time prior to the filing of the certificate of merger, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the written agreement of merger or consolidation.

The general partner is permitted, without limited partner approval, to convert HEP or any group member into a new limited liability entity, to merge HEP or any group member into, or convey all of HEP’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such merger other than those it receives from HEP or another group member if (i) the general partner has received an opinion of counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any limited partner or any group member or cause HEP or any group member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of HEP into another limited liability entity and (iii) the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as are contained in the HEP Partnership Agreement.

At the effective time of the certificate of merger:

• all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and

	HF Sinclair	HEP

all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the surviving business entity and after the merger or consolidation shall be the property of the surviving business entity to the extent they were of each constituent business entity;

• the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

• all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

•  all debts, liabilities and duties of those constituent business entities shall attach to the surviving business entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

A merger or consolidation effected pursuant to the HEP Partnership Agreement shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Management by Board of Directors/General Partner

In accordance with the DGCL, the HF Sinclair Charter and the HF Sinclair Bylaws, HF Sinclair’s business and affairs are managed by or under the direction of the HF Sinclair Board.

The HF Sinclair Charter provides that the number of directors shall be fixed from time to time by or in the manner provided for in the HF Sinclair Bylaws but shall never be less than three. The HF Sinclair Bylaws provide that the HF Sinclair Board shall consist of no less than three and no more than 14 directors, as determined by resolution of the HF Sinclair Board.

Pursuant to the REH Stockholders Agreement, the REH Parties have the right to nominate (i) two persons to the HF

The general partner conducts, directs and manages all activities of HEP. Except as otherwise expressly provided in the HEP Partnership Agreement, all management powers over the business and affairs of HEP are exclusively vested in the general partner, and no limited partner or assignee has any management power over the business and affairs of HEP. The general partner, subject to restrictions on the general partner’s authority, will have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of HEP, to exercise all powers and effect all purposes set forth under the HEP Partnership Agreement, including the following:

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Sinclair Board for so long as the REH Parties beneficially own not less than 15% of all outstanding HF Sinclair Common Stock and (ii) one person to the HF Sinclair Board for so long as the REH Parties beneficially own less than 15% but more than or equal to 5% of all outstanding HF Sinclair Common Stock.

As of the date of this joint proxy statement/prospectus, the HF Sinclair Board has 12 directors.

•  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into partnership securities, and the incurring of any other obligations;

•  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of HEP;

•  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of HEP or the merger or other combination of HEP with or into another person (the matters described in this clause being subject, however, to any prior approval that may be required pursuant to the HEP Partnership Agreement);

•  the use of the assets of HEP (including cash on hand) for any purpose consistent with the terms of the HEP Partnership Agreement, including the financing of the conduct of the operations of the partnership group; subject to the terms of the HEP Partnership Agreement, the lending of funds to other persons (including other group members); the repayment or guarantee of obligations of the partnership group; and the making of capital contributions to any member of the partnership group;

•  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of HEP under contractual arrangements to all or particular assets of HEP, with the other party to the contract to have no recourse against the general partner or its assets other than its interest in HEP, even if same results in the terms of the transaction

HF Sinclair	HEP

being less favorable to HEP than would otherwise be the case);

•  the distribution of HEP cash;

•  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•  the maintenance of insurance for the benefit of the partnership group and the partners;

•  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any group member from time to time) subject to the restrictions set forth in the HEP Partnership Agreement;

•  the control of any matters affecting the rights and obligations of HEP, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•  the entering into of listing agreements with any national securities exchange and the delisting of some or all of the limited partner interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under the HEP Partnership Agreement);

•  unless restricted or prohibited by the HEP Partnership Agreement, the purchase, sale or other acquisition or

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disposition of partnership securities, or the issuance of additional options, rights, warrants and appreciation rights relating to partnership securities;

•  the undertaking of any action in connection with HEP’s participation in any group member; and

•  the entering into of agreements with any of its affiliates to render services to a group member or to itself in the discharge of its duties as general partner.

Except as otherwise provided in the HEP Partnership Agreement, the general partner may not, among other things, sell, exchange or otherwise dispose of all or substantially all of the assets of the partnership group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) without the approval of holders of a unit majority (as defined in the HEP Partnership Agreement); provided, however, that this provision shall not preclude or limit the general partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership group and shall not apply to any forced sale of any or all of the assets of the partnership group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Pursuant to the REH Unitholders Agreement, REH Company has the right to nominate one person to the GP Board until such time that (i) the REH Parties beneficially own less than 10,500,000 HEP Common Units or (ii) the HEP Common Units beneficially owned by the REH Parties constitute less than 5% of all outstanding HEP Common Units.

Nominations and Election of Directors/General Partner	Under the HF Sinclair Charter, HF Sinclair Bylaws and applicable provisions of the DGCL, at each annual meeting of the HF Sinclair Stockholders, directors are elected to serve for a term expiring at the next	HEP Unitholders have no right to elect the general partner unless the general partner has been removed or withdrawn, as described below, and also have no right to elect the directors of the general partner.

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annual election and until such directors’ successors are duly elected and qualified.

Each director to be elected by stockholders shall, except in a “contested election”, be elected as such by the vote of the majority of the votes cast by stockholders at a meeting for the election of directors at which a quorum is present. An election shall be considered to be a “contested election” if, as of the date that is 21 days prior to the date that HF Sinclair files its definitive proxy statement, there are more nominees for election than positions on the HF Sinclair Board to be filled by election at that meeting. In a contested election where a quorum is present, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting. At a meeting of the HF Sinclair Stockholders, only such nominations of persons for the election of directors and such other business may be conducted as specified in the notice of meeting (or any supplement thereto) and as has been properly brought before the meeting. To be properly brought before an annual meeting by a stockholder who meets the requirements set forth in the HF Sinclair Bylaws: (1) the stockholder must have given timely notice thereof in writing to the Secretary of HF Sinclair, (2) such business must be a proper matter for stockholder action under the DGCL, (3) must set forth the requisite information under the HF Sinclair Bylaws and (4) when applicable, comply with proxy access notice requirements, and (5) otherwise comply with the applicable provisions of the HF Sinclair Bylaws and applicable SEC rules.

No holder of HF Sinclair Common Stock shall be entitled to cumulative votes on behalf of any candidate for a directorship.

Removal of Directors; Withdrawal or Removal of General Partner	The HF Sinclair Bylaws provide that at any meeting of the stockholders called for such purpose any director may, by vote of stockholders entitled to cast a majority of the votes then entitled to vote in the election of directors, be removed from office with or without cause.	The general partner may be removed if such removal is approved by unitholders holding at least 66 2/3% of the outstanding units (including units held by the general partner and its affiliates). Any such action by such holders for removal of the general partner must also provide for the election of a

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successor general partner by the unitholders holding a majority of the outstanding common units (including common units held by the general partner and its affiliates). Such removal shall be effective immediately following the admission of a successor general partner pursuant to the procedures for admission of a successor general partner. The removal of the general partner shall also automatically constitute the removal of the general partner as general partner or managing member, to the extent applicable, of the other group members of which the general partner is a general partner or a managing member. If a person is elected as a successor general partner in accordance with the applicable terms, such person shall, upon admission pursuant to the procedures for admission of a successor general partner, automatically become a successor general partner or managing member, to the extent applicable, of the other group members of which the general partner is a general partner or a managing member. The right of the holders of outstanding units to remove the general partner shall not exist or be exercised unless HEP has received an opinion opining as to the matters covered by a withdrawal opinion of counsel as required by the HEP Partnership Agreement.

Subject to the procedures described in the HEP Partnership Agreement, the general partner shall be deemed to have withdrawn from HEP upon the occurrence of any one of the following events:

•  the general partner voluntarily withdraws by giving written notice to the other partners;

•  the general partner transfers all of its rights as general partner;

•  the general partner is removed; or

•  certain bankruptcy, receivership and dissolutions events.

Filling Vacancies on the Board; Replacing the	The HF Sinclair Bylaws provide that vacancies on the HF Sinclair Board shall be filled by a majority of the directors then in office, even if less than a quorum, but if the	A successor general partner approved pursuant to the provisions following the withdrawal or removal of the previous general partner or the transferee of, or

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General Partner	remaining directors constitute less than a majority of the whole HF Sinclair Board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares of the capital stock of HF Sinclair at the time outstanding having the right to vote for directors, summarily order an election to be held to fill any such vacancies or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by Section 211 of the DGCL.	successor to, all of the general partner interests who is proposed to be admitted as a successor general partner shall be admitted to HEP as the general partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring general partner, pursuant to the provisions following the withdrawal or removal of the previous general partner or the transfer of the general partner interest, provided, however, that no such successor shall be admitted to HEP until compliance with the terms for the transfer of the general partner’s general partner interest has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the relevant terms, carry on the business of the members of the partnership group without dissolution.

Transfer of General Partner Interest	Not applicable.

Subject to the conditions set forth in the HEP Partnership Agreement, the general partner may transfer all or any of its general partner interest without unitholder approval.

No transfer by the general partner of all or any part of its general partner interest to another person shall be permitted unless: (i) the transferee agrees to assume the rights and duties of the general partner under the HEP Partnership Agreement and to be bound by the provisions of the HEP Partnership Agreement, (ii) HEP receives an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner or of any limited partner or member of any other group member or cause HEP or any other group member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the general partner as the general partner or managing member, if any, of each other group member. In the case of a transfer pursuant to and in compliance with the

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required terms under the HEP Partnership Agreement, the transferee or successor (as the case may be) shall, subject to compliance with the terms required under the HEP Partnership Agreement for the admission of a successor general partner, be admitted to HEP as the general partner immediately prior to the transfer of the general partner interest, and the business of HEP shall continue without dissolution.

Change of Management Provisions	Not applicable.	The HEP Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management. If at any time any person or group (other than the general partner or its affiliates) beneficially owns 20% or more of the outstanding partnership securities of any class then outstanding, all of the partnership securities owned by such person or group shall not be voted on any matter and shall not be considered to be outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the HEP Partnership Agreement.

Limited Call Rights	None.	If at any time the general partner and its affiliates hold more than 80% of the total limited partner interests of any class then outstanding, the general partner shall then have the right, which right it may assign and transfer in whole or in part to HEP or any affiliate of the general partner, exercisable at its option, to purchase all, but not less than all, of such limited partner interests of such class then outstanding held by persons other than the general partner and its affiliates, at the greater of (x) the current market price (as defined under the HEP Partnership Agreement) as of the date three days prior to the date that the notice is mailed to the limited partners in accordance with the HEP Partnership Agreement, and (y) the highest price paid by the general partner or any of its affiliates for any such limited partner interest of such class purchased during the 90-day period

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preceding the date that the notice is mailed to the limited partners in accordance with the HEP Partnership Agreement.

Preemptive Rights	None.	Except as set forth below, no person shall have any preemptive, preferential or other similar right with respect to the issuance of any partnership security, whether unissued, held in the treasury or hereafter created. The general partner shall have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from HEP whenever, and on the same terms that, HEP issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership securities.

Amendment of Governing Documents

Under the DGCL, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors.

The HF Sinclair Bylaws may be amended or repealed, or new bylaws may be adopted, only by the affirmative vote of the holders of not less than a majority of the stock issued and outstanding and entitled to vote thereon at any regular or special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of meeting, or by the affirmative vote of a majority of the HF Sinclair Board.

The HF Sinclair Charter also provides that the HF Sinclair Board is expressly authorized to amend or repeal the HF Sinclair Bylaws.

Amendments to the HEP Partnership Agreement may be proposed only by the general partner, provided, however, that the general partner shall have no duty or obligation to propose any amendment to the HEP Partnership Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to HEP, any limited partner or assignee, and, in declining to propose an amendment, shall not be required to act in good faith or pursuant to any other standard imposed by the HEP Partnership Agreement, any group member agreement, any other agreement contemplated thereby or under the Delaware LP Act or any other law, rule or regulation. A proposed amendment shall be effective upon its approval by the holders of a unit majority (as defined in the HEP Partnership Agreement), unless a greater or different percentage is required under the HEP Partnership Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the general partner shall seek the written approval of the requisite percentage of outstanding units or

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call a meeting of the unitholders to consider and vote on such proposed amendment. The general partner shall notify all record holders upon final adoption of any such proposed amendments.

The HEP Partnership Agreement provides that:

•  no provision of the HEP Partnership Agreement that establishes a percentage of outstanding units (including units deemed owned by the general partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;

•  no amendment to the HEP Partnership Agreement may (i) enlarge the obligations of any limited partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved as described below, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the general partner or any of its affiliates without its consent, which consent may be given or withheld at its option, (iii) change certain dissolution provisions under the HEP Partnership Agreement, or (iv) change the term of HEP or, except as set forth in the HEP Partnership Agreement, give any person the right to dissolve HEP;

•  except for mergers or consolidations approved pursuant to the HEP Partnership Agreement, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests must be approved by the

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holders of not less than a majority of the outstanding partnership interests of the class affected;

•  except for amendments to be adopted solely by the general partner and the specific provisions for approval by limited partners, no amendments shall become effective without the approval of the holders of at least 90% of the outstanding units voting as a single class unless HEP obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law; and

•  except for amendments to be adopted solely by the general partner, the provisions set forth above shall only be amended with the approval of the holders of at least 90% of the outstanding units.

The general partner, without the approval of any partner or assignee, may amend any provision of the HEP Partnership Agreement to reflect:

•  a change in the name, the location of the principal place of business, the registered agent or the registered office;

•  the admission, substitution, withdrawal, or removal of partners;

•  a change that the general partner determines to be necessary or appropriate to qualify or continue the qualification of HEP as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the group members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

•  a change that the general partner determines, (i) does not adversely affect the limited partners (including any particular class of partnership

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interests as compared to other classes of partnership interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware LP Act), or (B) facilitate the trading of the units (including the division of any class or classes of outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the units are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the general partner in connection with a distribution, subdivision or combination of partnership securities, or (iv) is required to effect the intent of the registration statement or the intent of the provisions of, or as otherwise contemplated by, the HEP Partnership Agreement;

•  a change in the fiscal year or taxable year of HEP and any other changes that the general partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of HEP including, if the general partner shall so determine, a change in the definition of quarter and the dates on which distributions are made by HEP;

•  an amendment that is necessary, in the opinion of counsel, to prevent HEP, or the general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee

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Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•  an amendment that the general partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities pursuant to the requirements for the issuances of additional partnership securities;

•  any amendment expressly permitted in the HEP Partnership Agreement to be made by the general partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the HEP Partnership Agreement;

•  an amendment that the general partner determines to be necessary or appropriate to reflect and account for the formation by HEP of, or investment by HEP in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by HEP of activities permitted by the HEP Partnership Agreement;

•  a merger or conveyance pursuant to the terms of the HEP Partnership Agreement; and

•  any other amendments substantially similar to the foregoing.

Voting Rights; Meetings; Action by Written Consent

Each HF Sinclair Stockholder is entitled to one vote for each share of HF Sinclair Common Stock standing in such holder’s name on the books of HF Sinclair on all matters on which stockholders generally are entitled to vote.

No holder of HF Sinclair Common Stock shall be entitled to cumulative votes on behalf of any candidate for a directorship.

Only those record holders of the units outstanding on the record date shall be entitled to notice of, and to vote at, a meeting of limited partners or to act with respect to matters as to which the holders of the outstanding units have the right to vote or to act.

If authorized by the general partner, any action that may be taken at a meeting of the limited partners may be taken without a

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Pursuant to the HF Sinclair Bylaws, special meetings of HF Sinclair Stockholders may be called by the Chief Executive Officer, the Chairperson of the Board, the Chief Executive Officer, the President, a Vice President, the Secretary of HF Sinclair, or an Assistant Secretary at the request in writing of a majority of the HF Sinclair Board, a majority of the Executive Committee of HF Sinclair, or of HF Sinclair Stockholders owning a majority of the outstanding shares of HF Sinclair Common Stock.

At any special meeting of HF Sinclair Stockholders, only such nominations or business may be conducted or considered as shall have been properly brought before the special meeting pursuant to the notice of meeting.

HF Sinclair Stockholders may act by written consent without a meeting, subject to the requirements in the HF Sinclair Bylaws. Any HF Sinclair Stockholder seeking to have the HF Sinclair Stockholders authorize or take corporate action must request by written notice to the Secretary of HF Sinclair that the HF Sinclair Board fix a record date. Such notice must include the same information required for a stockholder proposal or director nomination as described in the HF Sinclair Bylaws.

meeting, if an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the outstanding units (including units deemed owned by the general partner), that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline, or requirement of any national securities exchange on which the units are listed, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the limited partners who have not approved in writing. The general partner may specify that any written ballot submitted to limited partners for the purpose of taking any action without a meeting shall be returned to HEP within the time period, which shall be not less than 20 days, specified by the general partner.

Special meetings of the limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Limited partners shall call a special meeting by delivering to the general partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from limited partners or within such greater time as may be reasonably necessary for HEP to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the general partner shall send a notice of the meeting to the limited partners either directly or indirectly through the transfer agent. A meeting shall be held at a time and place determined by the general partner on a date not less than ten days nor more than 60 days after the mailing of

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notice of the meeting. Limited partners shall not vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of HEP so as to jeopardize the limited partners’ limited liability under the Delaware LP Act or the law of any other state in which HEP is qualified to do business.

The holders of a majority of the outstanding units of the class or classes for which a meeting has been called (including outstanding units deemed owned by the general partner) represented in person or by proxy shall constitute a quorum at a meeting of limited partners of such class or classes unless any such action by the limited partners requires approval by holders of a greater percentage of such units, in which case the quorum shall be such greater percentage. At any meeting of the limited partners duly called and held in accordance with the HEP Partnership Agreement at which a quorum is present, the act of limited partners holding outstanding units that, in the aggregate, represent a majority of the outstanding units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all limited partners, unless a greater or different percentage is required with respect to such action under the provisions of the HEP Partnership Agreement, in which case the act of the limited partners holding outstanding units that in the aggregate represent at least such greater or different percentage shall be required. The limited partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough limited partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of outstanding units specified in the HEP Partnership Agreement (including outstanding units deemed owned by the general partner). In the absence of a quorum, any meeting of limited partners may be adjourned from time to time by the

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affirmative vote of holders of a majority of the outstanding units entitled to vote at such meeting (including outstanding units deemed owned by the general partner) represented either in person or by proxy, but no other business may be transacted, except as provided by the adjournment procedure.

Shareholder Proposals and Director Nominations	HF Sinclair Stockholders can submit stockholder proposals and nominate candidates for the HF Sinclair Board if the stockholders follow advance notice procedures described in the HF Sinclair Bylaws. Generally, HF Sinclair Stockholders must submit a written notice between 90 and 120 days before the first anniversary of the date of the previous year’s annual stockholders’ meeting. The notice must set forth specific information regarding the stockholder and the proposal or director nominee, as described in the HF Sinclair Bylaws. These requirements are in addition to those set forth in the regulations adopted by the Commission under the Exchange Act.	HEP Unitholders have no right to elect the general partner unless the general partner has been removed or withdrawn, as described above, and also have no right to elect the directors of the general partner.

Indemnification and Limitation on Liability

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for certain breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

•  for breach of the duty of loyalty;

•  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•  under Section 174 of the DGCL (unlawful dividends and stock repurchases or redemptions); or

•  for transactions from which the director derived improper personal benefit.

HF Sinclair’s Charter eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty to the fullest extent authorized by the DGCL.

Subject to certain exceptions and limitations set forth in the HF Sinclair Bylaws, the HF

Section 17-108 of the Delaware LP Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under the HEP Partnership Agreement, in most circumstances, HEP will indemnify the following indemnitees to the fullest extent permitted by law but subject to the limitations expressly provided in the HEP Partnership Agreement, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee:

•  the general partner;

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Sinclair Bylaws provide that HF Sinclair shall indemnify any person (including the heirs, executors or administrators of such a person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of HF Sinclair or is or was serving at the request of HF Sinclair as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with and to the fullest extent permitted by the DGCL, including the advancement of expenses incurred by the indemnified person in defending any such threatened, pending or completed action, suit or proceeding.

Except as the HF Sinclair Board in its discretion (but subject to applicable law) may otherwise determine, such indemnification under the HF Sinclair Bylaws shall be afforded only if such person within five business days after his or her becoming aware of the institution of such action, suit or proceeding, shall have notified in writing by registered or certified mail, the Chief Executive Officer, President or Secretary of HF Sinclair of the institution of such action, suit or proceeding, and shall have furnished such Chief Executive Officer, President or Secretary of HF Sinclair with true copies of all papers served upon or otherwise received by such person relating to such action, suit or proceeding, and shall make available to officers or counsel of HF Sinclair all information necessary to keep HF Sinclair currently advised as to the status of such action, suit, or proceeding, and permit HF Sinclair, at its option and expense, at any time during the course of such action, suit or proceeding, through counsel of the HF Sinclair’s choosing, to participate in or direct the defense thereof in good faith, and in case of any proposed settlement of any action, suit or proceeding the defense of which is not directed by HF Sinclair, to submit the proposed terms and conditions thereof to

•  Holly GP (as defined in the HEP Partnership Agreement);

•  any departing partner;

•  any person who is or was an affiliate of Holly GP, the general partner or any departing general partner;

•  any person who is or was a member, partner, director, officer, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•  any person who is or was serving at the request of Holly GP, the general partner or any departing general partner or any affiliate of Holly GP, the general partner or any departing partner as an officer, director, member, partner, fiduciary or trustee of another person, provided that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

•  any person the general partner designates as an indemnitee for purposes of the HEP Partnership Agreement.

provided, that the indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful; provided, further, that no indemnification pursuant to the HEP Partnership Agreement shall be available to general partner or its affiliates (other than a group member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement (as defined in the HEP Partnership Agreement), the Omnibus Agreement (as defined in the HEP Partnership Agreement) or the Contribution Agreement (as defined in the HEP

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the HF Sinclair Board for their approval, failing which no indemnification thereunder shall be afforded for any such settlement. Such indemnification as provided above shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise.

Partnership Agreement) other than obligations incurred by the general partner on behalf of HEP.

Any indemnification shall be made only out of the assets of HEP, it being agreed that the general partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to HEP to enable it to effectuate such indemnification.

Conflicts of Interest; Fiduciary Duties

HF Sinclair’s directors owe fiduciary duties to HF Sinclair Stockholders. Under the DGCL, certain transactions involving an interested officer or director are not void or voidable solely because of such officer’s or director’s interest if:

•  the material facts as to the director’s or officer’s relationship or interest and as to the transaction are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith (even if less than a quorum);

•  such material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

•  the transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the stockholders.

The general partner (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of HEP and any other partnership or limited liability company of which HEP or the Operating Partnership (as defined in the HEP Partnership Agreement) is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in HEP), (ii) will not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more group members or as described in or contemplated by the registration statement or (B) the acquiring, owning or disposing of debt or equity securities in any group member and (iii) except to the extent permitted in the Omnibus Agreement (as defined in the HEP Partnership Agreement), shall not, and shall cause its affiliates not to, engage in any Restricted Business (as defined in the HEP Partnership Agreement).

Except as specifically restricted by the HEP Partnership Agreement and the Omnibus Agreement (as defined in the HEP Partnership Agreement), each indemnitee (other than the general partner) will have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any group member, independently or with others, including business interests and activities in direct

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competition with the business and activities of any group member, and none of the same will constitute a breach of the HEP Partnership Agreement or any duty expressed or implied by law to any group member or any partner or assignee.

Engaging in competitive activities by any indemnitees (other than the general partner) has been approved by HEP and all its partners, is not a breach of any fiduciary duty or any other obligation of any type whatsoever of the general partner or of any indemnitee for the indemnitees (other than the general partner) to engage in such business interests and activities in preference to or to the exclusion of HEP, and except as set forth in the Omnibus Agreement (as defined in the HEP Partnership Agreement), the general partner and the indemnitees shall have no obligation under the HEP Partnership Agreement or as a result of any duty express or implied by law to present business opportunities to HEP.

None of any group member, any limited partner or any other person shall have any rights by virtue of the HEP Partnership Agreement, any group member agreement or the partnership relationship established thereby in any business ventures of any indemnitee.

The general partner and each of its affiliates may acquire units or other partnership securities in addition to those acquired on the closing date and, except as otherwise provided in the HEP Partnership Agreement, will be entitled to exercise, at their option, all rights relating to all units or other partnership securities acquired by them. For purposes of this section, the term “Affiliates,” when used with respect to the general partner will not include any group member.

To the extent that any provision of the HEP Partnership Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the general partner to HEP and

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its limited partners, or to constitute a waiver or consent by the limited partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the general partner has complied with its fiduciary duties in connection with determinations made by it under this section.

Resolution of Conflicts of Interest.

Unless otherwise expressly provided in the HEP Partnership Agreement or any group member agreement, whenever a potential conflict of interest exists or arises between the general partner or any of its affiliates, on the one hand, and HEP, any group member, any partner or any assignee, on the other, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest shall be permitted and deemed approved by all partners, and shall not constitute a breach of the HEP Partnership Agreement, of any group member agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval (as used herein, “Special Approval” has the meaning ascribed to it in the HEP Partnership Agreement), (ii) approved by the vote of a majority of the common units (excluding common units owned by the general partner and its affiliates), (iii) on terms no less favorable to HEP than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to HEP taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to HEP). The general partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the general partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the board of directors of the general partner

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determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by any limited partner or assignee or by or on behalf of such limited partner or assignee or any other limited partner or assignee or HEP challenging such approval, the person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in the HEP Partnership Agreement, the existence of the conflicts of interest described in the registration statement are hereby approved by all partners. Whenever the general partner makes a determination or takes or declines to take any other action, or any of its affiliates causes it to do so, in its capacity as the general partner of HEP as opposed to in its individual capacity, whether under the HEP Partnership Agreement, any group member agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in the HEP Partnership Agreement, the general partner, or such affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by the HEP Partnership Agreement, any group member agreement, any other agreement contemplated hereby or under the Delaware LP Act or any other law, rule or regulation. In order for a determination or other action to be in “good faith” for purposes of the HEP Partnership Agreement, the person or persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of HEP, unless the context otherwise requires.

Whenever the general partner makes a determination or takes or declines to take any other action, or any of its affiliates causes it to do so, in its individual capacity

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as opposed to in its capacity as the general partner of HEP, whether under the HEP Partnership Agreement, any group member agreement or any other agreement contemplated hereby or otherwise, then the general partner, or such affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to HEP, any limited partner or assignee, and the general partner, or such affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by the HEP Partnership Agreement, any group member agreement, any other agreement contemplated hereby or under the Delaware LP Act or any other law, rule or regulation. By way of illustration and not of limitation, whenever the phrase, “at the option of the general partner,” or some variation of that phrase, is used in the HEP Partnership Agreement, it indicates that the general partner is acting in its individual capacity.

Notwithstanding anything to the contrary in the HEP Partnership Agreement, the general partner and its affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the partnership group other than in the ordinary course of business or (ii) permit any group member to use any facilities or assets of the general partner and its affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the general partner or any of its affiliates to enter into such contracts shall be at its option.

Except as expressly set forth in the HEP Partnership Agreement, neither the general partner nor any other indemnitee shall have any duties or liabilities, including fiduciary duties, to HEP or any limited partner or assignee and the provisions of the HEP Partnership Agreement, to the extent that they restrict or otherwise modify the duties and liabilities, including fiduciary duties, of the general partner or any other indemnitee otherwise existing at law or in equity, are agreed by the partners to replace such other

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duties and liabilities of the general partner or such other indemnitee.

The unitholders authorize the general partner, on behalf of HEP as a partner or member of a group member, to approve of actions by the general partner or managing member of such group member similar to those actions permitted to be taken by the general partner pursuant to Section 7.9 of the HEP Partnership Agreement.

Taxation	See “United States Federal Income Tax Consequences.”	HEP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level taxation.

DESCRIPTION OF HF SINCLAIR CAPITAL STOCK

This section of the joint proxy statement/prospectus summarizes the material terms of HF Sinclair’s capital stock that will be in effect if the Merger is completed. You are encouraged to read the HF Sinclair Charter and the HF Sinclair Bylaws, which are incorporated by reference to this joint proxy statement/prospectus, and the DGCL for greater detail on the provisions that may be important to you. All references within this section to HF Sinclair Common Stock mean the common stock, par value $0.01 per share, of HF Sinclair unless otherwise noted.

General

HF Sinclair’s authorized capital stock consists of 325,000,000 shares of HF Sinclair capital stock, consisting of (i) 320,000,000 shares of HF Sinclair Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share (the “HF Sinclair Preferred Stock”). As of September 18, 2023, 181,038,520 shares of HF Sinclair Common Stock and no shares of HF Sinclair Preferred Stock were outstanding.

HF Sinclair Common Stock

Voting Rights

Holders of shares of HF Sinclair Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of HF Sinclair Common Stock do not have cumulative voting rights in the election of directors.

HF Sinclair Preferred Stock

The HF Sinclair Charter authorizes the HF Sinclair Board to, without action by stockholders, issue one or more series of HF Sinclair Preferred Stock and to determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as HF Sinclair Common Stock is listed on the NYSE, require stockholder approval of certain issuances (other than a public offering) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of HF Sinclair Common Stock, as well as for certain issuances of stock in compensatory transactions. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved HF Sinclair Common Stock may be to enable the HF Sinclair Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of HF Sinclair by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of HF Sinclair management and possibly deprive the stockholders of opportunities to sell their shares of HF Sinclair Common Stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of the HF Sinclair Charter, HF Sinclair Bylaws and Delaware Law

The provisions of Delaware law, the HF Sinclair Charter and HF Sinclair Bylaws summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for HF Sinclair Common Stock.

Preferred Stock

The issuance of HF Sinclair Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of HF Sinclair Common Stock. It could also affect the likelihood that holders of HF Sinclair Preferred Stock will receive dividend payments and payments upon liquidation. In some cases, the issuance of HF Sinclair Preferred Stock could delay or discourage a change in control of HF Sinclair.

Stockholder Proposals and Director Nominations

HF Sinclair Stockholders can submit stockholder proposals and nominate candidates for the HF Sinclair Board if the stockholders follow advance notice procedures described in the HF Sinclair Bylaws. Generally, stockholders must submit a written notice between 90 and 120 days before the first anniversary of the date of HF Sinclair’s previous year’s annual stockholders’ meeting.

The notice must set forth specific information regarding the stockholder and the proposal or director nominee, as described in the HF Sinclair Bylaws. These requirements are in addition to those set forth in the regulations adopted by the SEC under the Exchange Act.

Proxy Access

The HF Sinclair Bylaws permit a stockholder, or a group of up to 20 stockholders (with funds having specified relationships constituting a single stockholder), owning 3% or more of outstanding HF Sinclair Common Stock continuously for at least three years, to nominate and include in HF Sinclair’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the HF Sinclair Board (rounded down to the nearest whole number), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the HF Sinclair Bylaws and subject to the other terms and conditions set forth in the HF Sinclair Bylaws. A stockholder’s proxy access notice must be submitted not less than 120 calendar days before the first anniversary of the date HF Sinclair’s proxy statement was released to stockholders for the previous year’s annual stockholders’ meeting.

Calling of Special Meetings of Stockholders

Pursuant to the HF Sinclair Bylaws, special meetings of stockholders may be called by the Chief Executive Officer or at the request in writing of a majority of the HF Sinclair Board, a majority of the Executive Committee of HF Sinclair, or of stockholders owning a majority of the outstanding shares of HF Sinclair Common Stock. At any special meeting of the stockholders, only such nominations or business may be conducted or considered as shall have been properly brought before the special meeting pursuant to the notice of meeting.

Stockholder Action by Written Consent

The stockholders may act by written consent without a meeting, subject to the requirements in the HF Sinclair Bylaws for setting a record date for determining the stockholders entitled to act by written consent. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent in lieu of a meeting must request that the HF Sinclair Board fix a record date. Such notice must include the same information required for a stockholder proposal and be submitted to HF Sinclair as described in the HF Sinclair Bylaws.

Removal of Directors; Vacancies

The HF Sinclair Bylaws provide that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors. In addition, the HF Sinclair Bylaws provide that any newly-created directorship on the HF Sinclair Board that results from an increase in the number of directors and any vacancy occurring on the HF Sinclair Board shall be filled by a majority of the directors then in office, although less than a quorum, but if the remaining directors constitute less than a majority of the whole HF Sinclair Board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares of the capital stock of HF Sinclair at the time outstanding having the right to vote for directors, summarily order an election to be held to fill any such vacancies or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by Section 211 of the DGCL. The foregoing provisions of the HF Sinclair Bylaws are subject to the terms of the REH Stockholders Agreement.

Delaware Anti-takeover Statute

HF Sinclair is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents HF Sinclair from engaging in a “business combination” with an “interested stockholder” (generally, a person “owning” 15% or more of HF Sinclair’s outstanding voting stock, together with its affiliates and associates) for three years following the time that person becomes an interested stockholder unless one of the following is satisfied:

•	before that person became an interested stockholder, the HF Sinclair Board approved either the transaction in which the stockholder became an interested stockholder or the business combination;

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upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of HF Sinclair’s voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); and

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after the transaction in which that person became an interested stockholder, the business combination is approved by the HF Sinclair Board and authorized at a stockholders’ meeting, and not by written consent, by at least 66 2/3 percent of the outstanding voting stock not owned by the interested stockholder.

Other Provisions

The HF Sinclair Bylaws provide that it may be amended or repealed, or new bylaws may be adopted, by the affirmative vote of the holders of not less than a majority of the stock issued and outstanding and entitled to vote thereon at any annual or special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of meeting, or by the affirmative vote of a majority of the HF Sinclair Board.

The HF Sinclair Charter also provides that the HF Sinclair Board is expressly authorized to amend or repeal the HF Sinclair Bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of HF Sinclair Common Stock is EQ Shareowner Services.

Listing

The shares of HF Sinclair Common Stock trade on the NYSE under the trading symbol “DINO.”

SPECIAL MEETING OF HF SINCLAIR STOCKHOLDERS

General

This document is first being mailed on or about     , 2023 and constitutes notice of the HF Sinclair Special Meeting in conformity with the requirements of the DGCL and the HF Sinclair Bylaws.

This document is being provided to HF Sinclair Stockholders as part of a solicitation of proxies by the HF Sinclair Board for use at the HF Sinclair Special Meeting and at any adjournment or postponement of the HF Sinclair Special Meeting. HF Sinclair Stockholders are encouraged to read the entire document carefully, including the Annexes to this document, for more detailed information regarding the Merger Agreement and the Transactions.

HF Sinclair Stockholders will not be able to attend the HF Sinclair Special Meeting physically in-person. You or your proxy holder will be able to virtually attend and vote at the HF Sinclair Special Meeting by visiting https://www.virtualshareholdermeeting.com/DINO2023SM and using the 16-digit control number on your proxy card. You may begin to log into the meeting platform beginning at     a.m., Central Time, on     , 2023. The HF Sinclair Special Meeting will begin promptly at 9:30 a.m., Central Time, on     , 2023. Online access and check-in will begin at 9:15 a.m., Central Time. Technical support will be available on the virtual meeting platform beginning at 9:15 a.m., Central Time on    , 2023 through the conclusion of the HF Sinclair Special Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please dial the technical assistance numbers shown on the virtual meeting platform. HF Sinclair management believes that a virtual meeting provides expanded access, improved communication and cost savings for HF Sinclair Stockholders and HF Sinclair.

Date, Time and Place

The HF Sinclair Special Meeting will be held virtually, on     , 2023, at 9:30 a.m., Central Time, via live audio webcast at https://www.virtualshareholdermeeting.com/DINO2023SM. References to the HF Sinclair Special Meeting in this joint proxy statement/prospectus are to such virtual special meeting as the same may be adjourned or postponed from time to time.

Purpose of the HF Sinclair Special Meeting

The HF Sinclair Special Meeting has been called for the following purposes:

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To vote on the HF Sinclair Stock Issuance Proposal to approve the issuance of shares of HF Sinclair Common Stock pursuant to the Merger Agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus; and

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To approve the HF Sinclair Adjournment Proposal, if necessary or appropriate, to solicit additional votes from stockholders if there are not sufficient votes to adopt the HF Sinclair Stock Issuance Proposal.

HF Sinclair will transact no other business at the HF Sinclair Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the HF Sinclair Special Meeting by or at the direction of the HF Sinclair Board in accordance with the HF Sinclair Bylaws. This joint proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.

Recommendation of the HF Sinclair Conflicts Committee and the HF Sinclair Board

The HF Sinclair Conflicts Committee has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of

HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the HF Sinclair Board approve the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the HF Sinclair Board resolve to (a) direct that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at a special meeting of the HF Sinclair Stockholders and (b) recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at a special meeting of the HF Sinclair Stockholders.

The HF Sinclair Board (acting, in part, based upon the recommendation of the HF Sinclair Conflicts Committee) has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (iv) resolved to recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

A description of factors considered by the HF Sinclair Board in reaching its decision to approve and declare advisable the HF Sinclair Stock Issuance Proposal can be found in “Special Factors—Recommendations of the HF Sinclair Conflicts Committee and the HF Sinclair Board and their Reasons for the Merger” beginning on page 52.

The HF Sinclair Conflicts Committee and the HF Sinclair Board unanimously recommend that the HF Sinclair Stockholders vote “FOR” the HF Sinclair Stock Issuance Proposal. The HF Sinclair Board unanimously recommends that the HF Sinclair Stockholders vote “FOR” the HF Sinclair Adjournment Proposal.

Approval of the HF Sinclair Stock Issuance Proposal is a condition to the obligations of HF Sinclair to complete the Merger. If HF Sinclair Stockholders fail to approve the HF Sinclair Stock Issuance Proposal by the requisite vote, the Merger will not occur. The HF Sinclair Stockholder Approval is required by NYSE rules relating to issuances of securities to certain related parties.

Record Date; Stockholders Entitled to Vote

Only holders of HF Sinclair Common Stock at the close of business on     , 2023, the record date for the HF Sinclair Special Meeting, will be entitled to notice of, and to vote at, the HF Sinclair Special Meeting or any adjournment or postponement of the HF Sinclair Special Meeting. At the close of business on the HF Sinclair record date,      shares of HF Sinclair Common Stock were issued and outstanding.

Holders of HF Sinclair Common Stock are entitled to one vote for each share of HF Sinclair Common Stock they own at the close of business on the HF Sinclair record date.

A complete list of stockholders entitled to vote at the HF Sinclair Special Meeting will be available for examination, for purposes germane to the HF Sinclair Special Meeting, during ordinary business hours for a period of at least ten days prior to the HF Sinclair Special Meeting at the principal place of business of HF Sinclair, located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201. If you would like to inspect the list of HF Sinclair Stockholders of record, please contact the Secretary of HF Sinclair to schedule an appointment or request access.

Quorum; Adjournment

The holders of a majority of the outstanding shares of HF Sinclair Common Stock entitled to vote at the HF Sinclair Special Meeting represented in person or by proxy at the HF Sinclair Special Meeting will constitute a quorum and will permit HF Sinclair to conduct the proposed business at the HF Sinclair Special Meeting. Virtual attendance at the HF Sinclair Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum. Proxies received but marked as abstentions will be counted as shares of HF Sinclair Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Because the HF Sinclair Stock Issuance Proposal and HF Sinclair Adjournment Proposal are considered “non-routine” matters, broker non-votes (if any) will not be considered present for purposes of determining a quorum. As a result, there must be       shares represented by proxy or by stockholders present and entitled to vote at the HF Sinclair Special Meeting in order to have a quorum.

The chairperson of the HF Sinclair Board or the stockholders, by the affirmative vote of a majority in interest of HF Sinclair Stockholders entitled to vote at a stockholders’ meeting, present in person or represented by proxy, may adjourn the meeting from time to time, whether or not a quorum is present. Failure of a quorum to be represented at the HF Sinclair Special Meeting may result in an adjournment of the HF Sinclair Special Meeting and may subject HF Sinclair to additional expense. Even if a quorum is present, the HF Sinclair Special Meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the HF Sinclair Stock Issuance Proposal if the chairperson of the HF Sinclair Board so moves.

Notice need not be given of the adjourned meeting if the time and place, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the HF Sinclair Special Meeting, on the meeting website or (iii) set forth in the notice of meeting, unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the HF Sinclair Board may fix a new record date for the adjourned meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned or postponed meeting shall be given to each stockholder of record entitled to vote at the meeting.

If the HF Sinclair Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the HF Sinclair Special Meeting.

Required Vote

Assuming a quorum is present, approval of the HF Sinclair Stock Issuance Proposal requires approval by a majority of the votes cast by HF Sinclair Stockholders entitled to vote on such proposal. The HF Sinclair Adjournment Proposal requires approval by a majority in interest of the stockholders entitled to vote at the HF Sinclair Special Meeting, present in person or represented by proxy. Regardless of whether there is a quorum, the chairperson of the HF Sinclair Board may also adjourn the HF Sinclair Special Meeting. HF Sinclair does not intend to call a vote on the HF Sinclair Adjournment Proposal if the HF Sinclair Stock Issuance Proposal is approved at the HF Sinclair Special Meeting.

Abstentions; Failures to Vote and Broker Non-Votes

An abstention occurs when a HF Sinclair Stockholder returns a proxy with an “abstain” instruction. At the HF Sinclair Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. An abstention will have no effect on the HF Sinclair Stock Issuance Proposal, assuming the presence of a quorum at the HF Sinclair Special Meeting. An abstention will have the effect of a vote “AGAINST” the HF Sinclair Adjournment Proposal. Common stock for which no proxy has been submitted will have no effect on either the HF Sinclair Stock Issuance Proposal or the HF Sinclair Adjournment Proposal.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares of HF Sinclair Common Stock represented by your proxy will be voted as recommended by the HF Sinclair Board with respect to that proposal. This means they will be voted: (1) “FOR” the HF Sinclair Stock Issuance Proposal and (2) “FOR” the HF Sinclair Adjournment Proposal.

Broker non-votes occur when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under the rules of the NYSE, your bank, broker or other nominee will only be permitted to vote your shares of HF Sinclair Common Stock on “non-routine” matters if you instruct your bank, broker or other nominee how to vote. Neither the HF Sinclair Stock Issuance Proposal nor the HF Sinclair Adjournment Proposal is a routine matter. As a result, absent specific instructions from the beneficial owner, banks, brokers and other nominee record holders do not have discretionary authority to vote those “street name” shares in connection with either of the proposals, and will not be considered present for purposes of determining a quorum. To make sure that your shares are voted on each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your shares.

Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

Voting by HF Sinclair’s Directors and Executive Officers

The directors and executive officers of HF Sinclair beneficially owned, in the aggregate, approximately 0.28% of the outstanding shares of HF Sinclair Common Stock as of September 18, 2023. HF Sinclair and HEP believe that the directors and executive officers of HF Sinclair will vote in favor of the HF Sinclair Stock Issuance Proposal and the HF Sinclair Adjournment Proposal, although they are not obligated to do so.

Voting at the HF Sinclair Special Meeting

The HF Sinclair Special Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live audio webcast. The virtual HF Sinclair Special Meeting will be held on     , 2023 at 9:30 a.m., Central Time. To participate in the HF Sinclair Special Meeting and submit questions during the special meeting, visit      and enter the 16-digit control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at 9:15 a.m., Central Time. Please allow time for online check-in procedures.

The virtual stockholder meeting format uses technology designed to increase stockholder access, save HF Sinclair and HF Sinclair Stockholders time and money, and provide HF Sinclair Stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, HF Sinclair provides stockholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting.

Although HF Sinclair offers four different methods by which your shares of HF Sinclair Common Stock may be represented and voted at the HF Sinclair Special Meeting, HF Sinclair encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the HF Sinclair Special Meeting.

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To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to      and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 10:59 p.m., Central Time, on     , 2023.

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To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call toll-free      within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 10:59 p.m., Central Time, on     , 2023.

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To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of HF Sinclair Common Stock to be voted with regard to a particular proposal, your shares of HF Sinclair Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present or represented at the HF Sinclair Special Meeting and cannot be voted.

•	Voting Virtually at the HF Sinclair Special Meeting: Voting virtually at the HF Sinclair Special Meeting.

If your shares are held by your bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your bank, broker or other nominee seeking instruction from you as to how your shares should be voted.

If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the HF Sinclair Stock Issuance Proposal and “FOR” the HF Sinclair Adjournment Proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the HF Sinclair Special Meeting. If you are the stockholder of record of your shares, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 10:59 p.m., Central Time, on , 2023;

•	timely delivering a written notice that you are revoking your proxy to HF Sinclair’s Secretary;

•	timely delivering a valid, later-dated proxy;

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attending the HF Sinclair Special Meeting and voting. Your attendance at the HF Sinclair Special Meeting will not revoke your proxy unless you give written notice of revocation to HF Sinclair’s Secretary before your proxy is exercised or unless you vote your shares in person at the HF Sinclair Special Meeting; or

•	if you are the beneficial owner of shares held in “street name,” you should contact your bank, broker or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The HF Sinclair Board is soliciting your proxy in connection with the HF Sinclair Special Meeting, and HF Sinclair will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. HF Sinclair has retained MacKenzie Partners, Inc. as proxy solicitor to assist with the solicitation of proxies in connection with the HF Sinclair Special Meeting. HF Sinclair agreed to pay MacKenzie Partners, Inc. a fee of $25,000, plus reasonable and customary expenses and fees for any additional services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of HF Sinclair Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of HF Sinclair’s directors, officers and employees, without additional compensation.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate the votes and serve as the independent inspector of election at the HF Sinclair Special Meeting.

No Appraisal Rights

HF Sinclair Stockholders are not entitled to appraisal or dissenters’ rights in connection with the Merger or Stock Issuance Proposal. For additional information, please see “Special Factors — No Appraisal Rights.”

Householding of HF Sinclair Special Meeting Materials

Each registered HF Sinclair Stockholder will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see “Householding of Joint Proxy Statement/Prospectus.”

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact the Secretary, at HF Sinclair’s principal executive offices, 2828 N. Harwood, Suite 1300, Dallas, Texas 75201.

Assistance

If you need assistance submitting your proxy or have questions regarding the HF Sinclair Special Meeting, please contact HF Sinclair’s proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Call (212) 929-5500 / Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

PROPOSAL 1 —THE HF SINCLAIR STOCK ISSUANCE PROPOSAL

This joint proxy statement/prospectus is being furnished to HF Sinclair Stockholders as part of the solicitation of proxies by the HF Sinclair Board for use at the HF Sinclair Special Meeting to vote upon a proposal to approve the HF Sinclair Stock Issuance Proposal pursuant to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the rules of the NYSE, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to a director, officer or substantial security holder of the company (each a “Related Party”) if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. Additionally, under the rules of the NYSE, stockholder approval is also required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, where such securities are issued as consideration in a transaction or series of related transactions in which a Related Party has a 5% or greater interest (or such persons collectively have a ten percent or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into common stock, could result in an issuance that exceeds either 5% of the number of shares of common stock or 5% of the voting power outstanding before the issuance.

If the Merger is completed, HF Sinclair expects to issue approximately 6,615,000 shares of HF Sinclair Common Stock to REH Company, a 16.6% holder of HEP Common Units and a 13.0% holder of HF Sinclair Common Stock as of September 18, 2023, in connection with the Merger and Transactions, which will exceed one percent of the shares of HF Sinclair Common Stock outstanding before such issuance. In addition, HF Sinclair expects to issue an aggregate of approximately 21,045,203 shares of HF Sinclair Common Stock as Merger Consideration to HEP Public Unitholders, which will exceed 5% of the shares of HF Sinclair Common Stock outstanding before such issuance. For these reasons, HF Sinclair must obtain the approval of HF Sinclair stockholders for the issuance of shares of HF Sinclair Common Stock in connection with the Merger and related transactions.

The HF Sinclair Conflicts Committee has, by unanimous vote, (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders as of the date of the Merger Agreement, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the HF Sinclair Board approve the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the HF Sinclair Board resolve to (a) direct that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (b) recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

The HF Sinclair Board (acting, in part, based upon the recommendation of the HF Sinclair Conflicts Committee) has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, are advisable and in the best interests of HF Sinclair and the HF Sinclair Stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger and the HF Sinclair Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the HF Sinclair Stock Issuance be submitted to a vote of the HF Sinclair Stockholders for approval at the HF Sinclair Special Meeting and (iv) resolved to recommend approval of the HF Sinclair Stock Issuance by the HF Sinclair Stockholders at the HF Sinclair Special Meeting.

Approval of the HF Sinclair Stock Issuance Proposal is a condition to completion of the Merger. The HF Sinclair Conflicts Committee and the HF Sinclair Board accordingly unanimously recommend that HF Sinclair Stockholders vote “FOR” the proposal to approve the HF Sinclair Stock Issuance Proposal.

Required Vote of Stockholders

Assuming a quorum is present, approval of the HF Sinclair Stock Issuance Proposal requires the approval by a majority of the votes cast by HF Sinclair Stockholders entitled to vote on such proposal. Abstentions and failures to vote will have no effect on the HF Sinclair Stock Issuance Proposal, assuming the presence of a quorum at the HF Sinclair Special Meeting.

THE HF SINCLAIR CONFLICTS COMMITTEE AND THE HF SINCLAIR BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE HF SINCLAIR STOCK ISSUANCE PROPOSAL.

PROPOSAL 2 —THE HF SINCLAIR ADJOURNMENT PROPOSAL

HF Sinclair is asking its stockholders to authorize the holder of any proxy solicited by the HF Sinclair Board to vote in favor of any adjournment of the HF Sinclair Special Meeting to solicit additional proxies if there are not sufficient votes to approve the HF Sinclair Stock Issuance Proposal.

The HF Sinclair Board unanimously recommends that HF Sinclair Stockholders vote “FOR” the proposal to approve the HF Sinclair Adjournment Proposal, if necessary.

The vote on the HF Sinclair Adjournment Proposal is a vote separate and apart from the vote to approve the HF Sinclair Stock Issuance Proposal. Accordingly, a HF Sinclair Stockholder may vote to approve the HF Sinclair Stock Issuance Proposal and vote not to approve the HF Sinclair Adjournment Proposal, and vice versa.

Required Vote of Stockholders

Approval of the HF Sinclair Adjournment Proposal requires the approval by a majority in interest of the stockholders entitled to vote at the HF Sinclair Special Meeting, present in person or represented by proxy. An abstention has the effect of a vote “AGAINST” the HF Sinclair Adjournment Proposal. Shares of HF Sinclair Common Stock for which no proxy has been submitted will have no effect on the HF Sinclair Adjournment Proposal.

Regardless of whether there is a quorum, the chairperson of the HF Sinclair Board may also adjourn the HF Sinclair Special Meeting. HF Sinclair does not intend to call a vote on the HF Sinclair Adjournment Proposal if the HF Sinclair Stock Issuance Proposal is approved at the HF Sinclair Special Meeting.

THE HF SINCLAIR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE HF SINCLAIR ADJOURNMENT PROPOSAL.

SPECIAL MEETING OF HEP UNITHOLDERS

General

This document is first being mailed on or about     , 2023 and constitutes notice of the HEP Special Meeting in conformity with the requirements of the Delaware LP Act and the HEP Partnership Agreement.

This document is being provided to HEP Unitholders as part of a solicitation of proxies by the GP Board for use at the HEP Special Meeting and at any adjournment or postponement of the HEP Special Meeting. HEP Unitholders are encouraged to read the entire document carefully, including the Annexes to this document, for more detailed information regarding the Merger Agreement and the Transactions.

HEP Unitholders will not be able to attend the HEP Special Meeting in-person. You or your proxy holder will be able to virtually attend and vote at the HEP Special Meeting by visiting https://www.virtualshareholdermeeting.com/HEP2023SM and using the 16-digit control number on your proxy card. You may begin to log into the meeting platform beginning at     a.m., Central Time, on     , 2023. The HEP Special Meeting will begin promptly at 8:30 a.m., Central Time, on     , 2023. Online access and check-in will begin at 8:15 a.m., Central Time. Technical support will be available on the virtual meeting platform beginning at 8:15 a.m., Central Time on    , 2023 through the conclusion of the HEP Special Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please dial the technical assistance numbers shown on the virtual meeting platform. The GP Board and HEP management believes that a virtual meeting provides expanded access, improved communication and cost savings for HEP Unitholders and HEP.

Date, Time and Place

The HEP Special Meeting will be held virtually, on     , 2023, at 8:30 a.m., Central Time, via live audio webcast at https://www.virtualshareholdermeeting.com/HEP2023SM. References to the HEP Special Meeting in this joint proxy statement/prospectus are to such virtual special meeting as the same may be adjourned or postponed from time to time.

Purpose of the HEP Special Meeting

The HEP Special Meeting has been called for the following purposes:

•	To consider and vote on the Merger Proposal to approve the Merger Agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus; and

•	To approve the HEP Adjournment Proposal, if necessary or appropriate, to solicit additional votes from unitholders if there are not sufficient votes to adopt the Merger Proposal.

HEP will transact no other business at the HEP Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the HEP Special Meeting by or at the direction of the GP Board in accordance with the HEP Partnership Agreement. This joint proxy statement/prospectus, including the Merger Agreement attached hereto as Annex A, contains further information with respect to these matters.

Recommendation of the HEP Conflicts Committee and the GP Board

The HEP Conflicts Committee has unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” for all purposes of the HEP Partnership Agreement, including Section 7.9(a) thereof) on the terms and subject to the conditions set forth in the Merger

Agreement, (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the GP Board resolve to (a) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval and (b) recommend approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

The GP Board (acting, in part, based upon the recommendation of the HEP Conflicts Committee) has unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval and (iv) resolved to recommend approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

A description of factors considered by the HEP Conflicts Committee and the GP Board in reaching their respective decisions and recommendations can be found in “The Merger—Recommendations of the HEP Conflicts Committee and the GP Board and the Reasons for their Recommendations” beginning on page 52.

The HEP Conflicts Committee and the GP Board unanimously recommend that HEP Unitholders vote “FOR” the Merger Proposal. The GP Board recommends that HEP Unitholders vote “FOR” the HEP Adjournment Proposal.

Approval of the Merger Proposal is a condition to the obligations of HEP and HF Sinclair to complete the Merger. If HEP Unitholders fail to approve the Merger Proposal by the requisite vote, the Merger will not occur.

Record Date; Unitholders Entitled to Vote

Only holders of HEP Common Units at the close of business on     , 2023, the record date for the HEP Special Meeting, will be entitled to notice of, and to vote at, the HEP Special Meeting or any adjournment or postponement of the HEP Special Meeting. At the close of business on the HEP record date,      HEP Common Units were issued and outstanding.

Holders of HEP Common Units are entitled to one vote for each HEP Common Unit they own at the close of business on the HEP record date.

Quorum; Adjournment

The holders of a majority of the outstanding HEP Common Units entitled to vote at the HEP Special Meeting (including outstanding HEP Common Units directly or indirectly owned by HF Sinclair) represented in person or by proxy at the HEP Special Meeting will constitute a quorum and will permit HEP to conduct the proposed business at the HEP Special Meeting. Virtual attendance at the HEP Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum. Proxies received but marked as abstentions will be counted as HEP Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present or represented at the HEP Special Meeting for purposes of determining the presence of a quorum. As a result, there must be      HEP Common Units represented by proxy or by unitholders present and entitled to vote at the HEP Special Meeting in order to have a quorum.

In the absence of a quorum, the HEP Special Meeting may be adjourned from time to time by the affirmative vote of holders of at least a majority of the outstanding HEP Common Units (including the HEP Common Units deemed owned by the General Partner), represented either in person or by proxy, but no other business may be transacted.

Notice need not be given of the adjourned meeting and a new record date need not be fixed if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 45 days, in which case a notice of the adjourned meeting will be given to each unitholder of record entitled to vote at the meeting. If after the adjournment a new record date for the unitholders entitled to vote is fixed for the adjourned meeting, the GP Board must fix a record date for the adjourned meeting in accordance with the HEP Partnership Agreement and provide a new notice of the adjourned meeting to each unitholder of record entitled to vote at the meeting. In addition, the HEP Special Meeting could be postponed before it commences.

If the HEP Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, unitholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the HEP Special Meeting.

Required Vote

Assuming a quorum is present, approval of the Merger Proposal requires the affirmative vote of the HEP Unitholders representing a majority of the outstanding HEP Common Units. In the absence of a quorum, approval of the HEP Adjournment Proposal requires the affirmative vote of the HEP Unitholders representing a majority of the outstanding HEP Common Units entitled to vote and represented in person or by proxy at the HEP Special Meeting. If a quorum is present, approval of the HEP Adjournment proposal requires the affirmative vote of holders of a majority of the outstanding HEP Common Units.

Abstentions; Failures to Vote and Broker Non-Votes

An abstention occurs when a HEP Unitholder returns a proxy with an “abstain” instruction. At the HEP Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. An abstention or failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal. Assuming a quorum is present at the HEP Special Meeting, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the HEP Adjournment Proposal.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the HEP Common Units represented by your proxy will be voted as recommended by the GP Board with respect to that proposal. This means they will be voted: (1) “FOR” the Merger Proposal and (2) “FOR” the HEP Adjournment Proposal.

Broker non-votes occur when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of unitholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under the rules of the NYSE, your bank, broker or other nominee will only be permitted to vote your HEP Common Units, as applicable, on “non-routine” matters if you instruct your bank, broker or other nominee how to vote. All of the proposals scheduled for consideration at the HEP Special Meeting are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your units will not be counted as present or represented at the HEP Special Meeting, as applicable, for purposes of determining a quorum and will not be voted on any of the proposals. To make sure that your units are voted on each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your units in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your units.

Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

Voting by the General Partner’s Directors and Executive Officers

The directors and executive officers of the General Partner beneficially owned, in the aggregate, approximately 0.16% of the outstanding HEP Common Units as of September 18, 2023. HF Sinclair and HEP believe that the directors and executive officers of the General Partner will vote in favor of the Merger Proposal and the HEP Adjournment Proposal.

HF Sinclair and its subsidiaries beneficially owned, in the aggregate, approximately 47.2% of the outstanding HEP Common Units as of September 18, 2023. Pursuant to the terms of the Merger Agreement, HF Sinclair and its subsidiaries have agreed to vote their shares in favor of the Merger Proposal and the HEP Adjournment Proposal.

Voting at the HEP Special Meeting

The HEP Special Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live audio webcast. The virtual HEP Special Meeting will be held on     , 2023 at 8:30 a.m., Central Time. To participate in the HEP Special Meeting and submit questions during the special meeting, visit      and enter the 16-digit control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at 8:15 a.m., Central Time. Please allow time for online check-in procedures.

The virtual unitholder meeting format uses technology designed to increase unitholder access, save HEP and HEP Unitholders time and money, and provide HEP Unitholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, HEP provides unitholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting.

Although HEP offers four different methods by which your HEP Common Units may be represented and voted at the HEP Special Meeting, HEP encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your units are represented and voted at the HEP Special Meeting.

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To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to      and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 10:59 p.m., Central Time, on     , 2023.

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To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call toll-free      within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 10:59 p.m., Central Time, on     , 2023.

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To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your HEP Common Units to be voted with regard to a particular proposal, your HEP Common Units will be voted in favor of such proposal. If you return your proxy card without a signature, your units will not be counted as present or represented at the HEP Special Meeting and cannot be voted.

•	Voting Virtually at the HEP Special Meeting: Voting virtually at the HEP Special Meeting.

If your units are held by your bank, broker or other nominee, you are considered the beneficial owner of units held in “street name” and you will receive a vote instruction form from your bank, broker or other nominee seeking instruction from you as to how your units should be voted.

If you sign your proxy, but do not indicate how you wish to vote, your units will be voted “FOR” the Merger Proposal and “FOR” the HEP Adjournment Proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the HEP Special Meeting. If you are the unitholder of record of your units, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 10:59 p.m., Central Time, on , 2023;

•	timely delivering a written notice that you are revoking your proxy to the General Partner’s Secretary;

•	timely delivering a valid, later-dated proxy;

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attending the HEP Special Meeting and voting. Your attendance at the HEP Special Meeting will not revoke your proxy unless you give written notice of revocation to the General Partner’s Secretary before your proxy is exercised or unless you vote your units in person at the HEP Special Meeting; or

•	if you are the beneficial owner of units held in “street name,” you should contact your bank, broker or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The GP Board is soliciting your proxy in connection with the HEP Special Meeting, and HEP will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. HEP and the General Partner have retained MacKenzie Partners, Inc. as proxy solicitor to assist with the solicitation of proxies in connection with the HEP Special Meeting. HEP agreed to pay MacKenzie Partners, Inc. a fee of $15,000, plus reasonable and customary expenses and fees for any additional services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of HEP Common Units, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of the General Partner’s directors, officers and employees, without additional compensation.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate the votes and serve as the independent inspector of election at the HEP Special Meeting.

No Appraisal Rights

HEP Unitholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. For additional information, please see “Special Factors — No Appraisal Rights.”

Householding of HEP Special Meeting Materials

Each registered HEP Unitholder will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another unitholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more unitholders sharing the same address by delivering a single proxy statement or a single notice addressed to those unitholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple unitholders sharing an address unless contrary instructions have been received from the affected unitholders. For more details, see “Householding of Joint Proxy Statement/Prospectus.”

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact the Secretary, at HEP’s principal executive offices, 2828 N. Harwood, Suite 1300, Dallas, Texas 75201.

Assistance

If you need assistance submitting your proxy or have questions regarding the HEP Special Meeting, please contact HEP’s proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Call (212) 929-5500 / Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

PROPOSAL 1 —THE MERGER PROPOSAL

This joint proxy statement/prospectus is being furnished to HEP Unitholders as part of the solicitation of proxies by the GP Board for use at the HEP Special Meeting to vote upon a proposal to approve the Merger Proposal pursuant to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The HEP Conflicts Committee has unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” for all purposes of the HEP Partnership Agreement, including Section 7.9(a) thereof) on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the GP Board resolve to (a) direct that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval and (b) recommend approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

The GP Board (acting, in part, based upon the recommendation of the HEP Conflicts Committee) has unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of HEP, including the HEP Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the Merger Agreement and the Merger be submitted to a vote of the HEP Unitholders for approval and (iv) resolved to recommend approval of the Merger Agreement and the Merger by the HEP Unitholders at the HEP Special Meeting.

Approval of the Merger Proposal is a condition to the obligations of HF Sinclair and HEP to complete the Merger. The HEP Conflicts Committee and the GP Board accordingly each unanimously recommends that HEP Unitholders vote “FOR” the proposal to approve the Merger Proposal.

Required Vote of Unitholders

Assuming a quorum is present, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding HEP Common Units. Abstentions and failures to vote will have the effect of a vote AGAINST the Merger Proposal.

THE HEP CONFLICTS COMMITTEE AND THE GP BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2 —THE HEP ADJOURNMENT PROPOSAL

HEP is asking its unitholders to authorize the holder of any proxy solicited by the GP Board to vote in favor of any adjournment of the HEP Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to HEP Unitholders.

The GP Board accordingly unanimously recommends that HEP Unitholders vote “FOR” the proposal to approve the HEP Adjournment Proposal, if necessary.

The vote on the HEP Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a HEP Unitholder may vote to approve the Merger Proposal and vote not to approve the HEP Adjournment Proposal, and vice versa.

Required Vote of Unitholders

In the absence of a quorum, the HEP Special Meeting may be adjourned from time to time by the affirmative vote of holders of a majority of the outstanding HEP Common Units entitled to vote at such meeting represented either in person or by proxy. If a quorum is present, approval of the HEP Adjournment proposal requires the affirmative vote of holders of a majority of the outstanding HEP Common Units. Assuming a quorum is present at the HEP Special Meeting, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the HEP Adjournment Proposal.

HEP does not intend to call a vote on the HEP Adjournment Proposal if the Merger Proposal is approved at the HEP Special Meeting.

THE GP BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE HEP ADJOURNMENT PROPOSAL.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) of the Merger and of owning and disposing of shares of HF Sinclair Common Stock received in the Merger. This discussion is limited to U.S. Holders of HEP Public Common Units that hold their HEP Public Common Units, and will hold their shares of HF Sinclair Common Stock received in the Merger, as capital assets for U.S. federal income tax purposes (generally, property held for investment) (such holders, “U.S. Holders”). This discussion does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts;

•	regulated investment companies or mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers and brokers in stocks and securities or currencies;

•	traders in securities that use a mark-to-market method of tax accounting;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the U.S.;

•	persons that received HEP Public Common Units as compensation for the performance of services;

•	holders of options, restricted units or bonus units granted under any HEP benefit plan;

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persons that hold HEP Public Common Units as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

•	S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities);

•	persons whose “functional currency” is not the U.S. Dollar;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; or

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persons subject to special tax accounting rules as a result of any item of gross income with respect to the HEP Common Units or HF Sinclair Common Stock being taken into account in an applicable financial statement.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds HEP Public Common Units, the tax treatment of a partner in such entity or arrangement will generally depend on the status of the partner and the activities of the entity or arrangement. A partner in such entity or arrangement holding HEP Public Common Units should consult its own tax advisor regarding the tax consequences of the Merger and of owning and disposing of any shares of HF Sinclair Common Stock received in the Merger.

Moreover, this discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes.

This discussion is based on provisions of the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, and any of which are subject to change, possibly with a retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. As a result, there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of HEP Public Common Units or, after the Merger, shares of HF Sinclair Common Stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the U.S. is able to exercise primary supervision over its administration, and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

The tax consequences of the Merger and any withholding applicable to any HEP Unitholder that is not a U.S. Holder are not discussed in this joint proxy statement/prospectus. Such holders are strongly urged to consult their own tax advisors regarding the tax consequences of the Merger, any applicable withholding, and owning and disposing of shares of HF Sinclair Common Stock received in the Merger, in each case, in light of their specific circumstances.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF HF SINCLAIR COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF HEP PUBLIC COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF HF SINCLAIR COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of HEP Public Common Units

Tax Characterization of the Merger. The receipt of shares of HF Sinclair Common Stock and cash in exchange for HEP Public Common Units pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. Holder’s HEP Public Common Units in exchange for shares of HF Sinclair Common Stock and cash received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized. A U.S. Holder who receives shares of HF Sinclair Common Stock and cash in exchange for HEP Public Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the shares of HF Sinclair Common Stock received, measured at the time of receipt thereof, (B) the amount of cash received and (C) such U.S. Holder’s share of HEP’s nonrecourse liabilities immediately prior to the Merger, and (ii) such U.S. Holder’s adjusted tax basis in their HEP Public Common Units exchanged therefor (which includes such U.S. Holder’s share of HEP’s nonrecourse liabilities immediately prior to the Merger).

A U.S. Holder’s initial tax basis in its HEP Public Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the HEP Public Common Units plus the U.S. Holder’s share of HEP’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of HEP’s income and any increases in the U.S. Holder’s share of HEP’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from HEP, the U.S. Holder’s share of HEP’s losses, by any decreases in the U.S. Holder’s share of HEP’s nonrecourse liabilities and the U.S. Holder’s share of HEP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. Upon the disposition of a HEP Common Unit in connection with the Merger, a U.S. Holder’s basis in its HEP Common Unit will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest.

Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of HEP Public Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of the amount realized in the Merger, which amount could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or “inventory items” owned by HEP and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a HEP Public Common Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s HEP Public Common Units pursuant to the Merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of HEP Public Common Units in the Merger.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its HEP Public Common Units for more than one year as of the Effective Time. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income per year. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. Holder in the Merger will vary depending on each U.S. Holder’s particular situation, including the value of the shares of HF Sinclair Common Stock and the amount of cash received by each U.S. Holder in the Merger, the adjusted tax basis of the HEP Public Common Units exchanged by each U.S. Holder in the Merger, and the amount of any suspended passive losses that may be available to a particular U.S. Holder to offset all or a portion of the ordinary income and gain recognized by each U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of HEP’s income may be deducted in full upon the U.S. Holder’s taxable disposition of its entire investment in HEP pursuant to the Merger. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to its specific tax consequences resulting from the Merger.

HEP Items of Income, Gain, Loss and Deduction for the Taxable Period of HEP that Includes the Date of the Merger. A U.S. Holder of HEP Public Common Units will be allocated its share of HEP’s items of income, gain, loss and deduction for the taxable period of HEP that includes the date of the Merger in accordance with the terms of the HEP Partnership Agreement. A U.S. Holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from HEP. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in their HEP Public Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the Merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in their HEP Public Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the Merger.

Tax Basis and Holding Period in Shares of HF Sinclair Common Stock Received in the Merger. A U.S. Holder’s tax basis in the shares of HF Sinclair Common Stock received in the Merger will equal the fair market value of such shares at the time of receipt thereof. A U.S. Holder’s holding period in the shares of HF Sinclair Common Stock received in the Merger will begin on the day after the date of the completion of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of HF Sinclair Common Stock Received in the Merger

Distributions on Shares of HF Sinclair Common Stock. For U.S. federal income tax purposes, distributions of cash by HF Sinclair to a U.S. Holder with respect to shares of HF Sinclair Common Stock received in the Merger will generally be included in a U.S. Holder’s income as ordinary dividend income to the extent of HF Sinclair’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to HF Sinclair Stockholders by HF Sinclair after the Merger may exceed HF Sinclair’s current and accumulated earnings and profits. Distributions of cash in excess of HF Sinclair’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s shares of HF Sinclair Common Stock and, to the extent the distribution exceeds such U.S. Holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of HF Sinclair Common Stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. Holder may be taxed at the lower applicable long- term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Shares of HF Sinclair Common Stock. Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of HF Sinclair Common Stock received in the Merger, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of HF Sinclair Common Stock, and (ii) the U.S. Holder’s adjusted tax basis in such shares of HF Sinclair Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of HF Sinclair Common Stock disposed of is more than 12 months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income per year. Capital losses recognized by corporate U.S. Holders may only be used to offset capital gains.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, shares of HF Sinclair Common Stock received in the Merger. A U.S. Holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, shares of HF Sinclair Common Stock received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

BUSINESS AND BACKGROUND OF NATURAL PERSONS

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the following parties related to HF Sinclair, HoldCo, Merger Sub, HLH, the General Partner and HEP.

During the past five years, none of the directors or executive officers of HF Sinclair, HoldCo, Merger Sub, HLH, the General Partner and HEP or the persons described below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Name	Citizenship	Position with HF Sinclair	Principal Occupation / Business
Timothy Go	United States	Chief Executive Officer and President and Director	Executive Officer of HF Sinclair and certain of its Affiliates

Atanas H. Atanasov	United States	Executive Vice President and Chief Financial Officer	Executive Officer of HF Sinclair and certain of its Affiliates

Michael C. Jennings	United States	Executive Vice President, Corporate	Executive Officer of HF Sinclair, the General Partner and certain of its Affiliates

Vaishali S. Bhatia	United States	Executive Vice President, General Counsel and Secretary	Executive Officer of HF Sinclair, the General Partner and certain of their Affiliates

Valerie Pompa	United States	Executive Vice President, Operations	Executive Officer of HF Sinclair and certain of its Affiliates

Steven C. Ledbetter	United States	Executive Vice President, Commercial	Executive Officer of HF Sinclair and certain of its Affiliates

Franklin Myers	United States	Chairperson of the Board	Senior Advisor of Quantum Energy Partners

Anne-Marie N. Ainsworth	United States	Director	Former President and Chief Executive Officer of the general partner of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc.

Anna C. Catalano	United States	Director	Former Group Vice President, Marketing, for BP plc

Leldon E. Echols	United States	Director	Former Executive Vice President and Chief Financial Officer of Centex Corporation

Manuel J. Fernandez	United States	Director	Former Managing Partner of KPMG LLP’s Dallas office and Market Leader for KPMG’s Southwest region

Rhoman J. Hardy	United States	Director	Former Senior Vice President, Shell Chemicals and Products, U.S. Gulf Coast, Shell USA, Inc.

Name	Citizenship	Position with HF Sinclair	Principal Occupation / Business
R. Craig Knocke	United States	Director	Director of Turtle Creek Trust Company, LTA, Chief Investment Manager and Portfolio Manager of Turtle Creek Management, LLC, Principal and a non-controlling manager and member of TCTC Holdings, LLC

Robert J. Kostelnik	United States	Director	Principal at Glenrock Recovery Partners, LLC

James H. Lee	United States	Director	Managing General Partner and Principal Owner of Lee, Hite & Wisda Ltd.

Ross B. Matthews	United States	Director	Chief Operating Officer of REH Company (formerly known as The Sinclair Companies)

Norman Szydlowski	United States	Director	Former President, Chief Executive Officer and Director of SemGroup Corporation

Timothy Go has served as Chief Executive Officer and President of HF Sinclair since May 2023. Prior to then, Mr. Go served as President and Chief Operating Officer of HF Sinclair from November 2021 to May 2023 and as Executive Vice President and Chief Operating Officer of HF Sinclair from June 2020 to November 2021. Prior to joining HF Sinclair, he served as Chief Executive Officer of the general partner of Calumet Specialty Products Partners, L.P., an independent producer of specialty hydrocarbon products, from January 2016 to April 2020 and retired from Calumet in June 2020. Prior to joining Calumet, Mr. Go served in various leadership roles at Koch Industries, Inc. and Flint Hills Resources, LP, a wholly owned subsidiary of Koch Industries, Inc. from August 2008 to September 2015, including having most recently served as Vice President, Operations of Flint Hills Resources, LP from July 2012 to September 2015. Prior to joining Koch Industries, he held various roles of increasing responsibility in downstream operations during his 18 years at ExxonMobil Corporation.

Atanas H. Atanasov has served as Executive Vice President and Chief Financial Officer of HF Sinclair since September 2022. Prior to joining HF Sinclair, Mr. Atanasov served as Chief Financial Officer of Lummus Technology LLC, a global chemical technologies company for the petrochemical and energy industries, from April 2022 to September 2022. Prior to joining Lummus, he served as the Executive Vice President, Chief Financial Officer and Treasurer of Kraton Corporation, a NYSE listed specialty chemical company, from May 2019 until its merger with DL Holdings in March 2022. Prior to joining Kraton, he served as the Chief Financial Officer of Empire Petroleum Partners, LLC, a wholesale distributor of motor fuels, from February 2016 to May 2019. Prior to joining Empire, Mr. Atanasov served as Executive Vice President, Chief Financial Officer and Treasurer of NGL Energy Partners LP, a NYSE listed MLP, from May 2013 to February 2016, as Senior Vice President, Finance and Treasurer from September 2012 to May 2013 and as Vice President and Treasurer from November 2011 to September 2012. Prior to joining NGL, he held various finance roles of increasing responsibility with GE Capital from January 2003 to November 2011. He is a registered Certified Public Accountant.

Michael C. Jennings has served as Executive Vice President, Corporate of HF Sinclair since May 2023, a position he expects to serve in until his currently planned retirement from HF Sinclair in November 2023. He served as Chief Executive Officer of HF Sinclair from January 2020 until May 2023. He served as President of HF Sinclair from January 2020 to November 2021, as Executive Vice President of HF Sinclair from November 2019 to December 2019, as Executive Chairperson of HF Sinclair from January 2016 to January 2017 and as Chief Executive Officer and President of HF Sinclair from the merger of Holly and Frontier in July 2011 to

January 2016. He served as Chairperson of the Board of HF Sinclair from January 2017 to February 2019 and January 2013 to January 2016. Mr. Jennings has served as Chief Executive Officer of the General Partner since January 2020, as President of the General Partner since September 2022 and as Chairperson of the Board of the General Partner since November 2017. He previously served as Chief Executive Officer of the General Partner from January 2014 to November 2016 and as President of the General Partner from October 2015 to February 2016. Mr. Jennings served as President and Chief Executive Officer of Frontier from 2009 until the merger of Holly and Frontier in July 2011 and as the Executive Vice President and Chief Financial Officer of Frontier from 2005 to 2009.

Vaishali S. Bhatia has served as Executive Vice President of HF Sinclair since March 2023, as General Counsel of HF Sinclair since November 2019 and as Secretary of HF Sinclair since August 2019. Prior to then, she served as Senior Vice President of HF Sinclair from November 2019 to March 2023, Chief Compliance Officer of HF Sinclair from August 2019 to January 2020, Acting General Counsel of HF Sinclair from August 2019 to November 2019, Assistant General Counsel of HF Sinclair from May 2017 to August 2019, Assistant Secretary of HF Sinclair from May 2012 to August 2019 and Counsel of HF Sinclair from October 2011 to May 2017. She has also served as Senior Vice President and General Counsel of the General Partner since November 2019 and Secretary of the General Partner since August 2019. She served as Chief Compliance Officer of the General Partner from August 2019 to January 2020, Acting General Counsel of the General Partner from August 2019 to November 2019, Assistant General Counsel of the General Partner from May 2017 to August 2019, Assistant Secretary of the General Partner from January 2013 to August 2019 and Counsel of the General Partner from October 2011 to May 2017. Prior to joining HF Sinclair, Ms. Bhatia was an associate at Jones Day.

Valerie Pompa has served as Executive Vice President, Operations of HF Sinclair since March 2023. Prior to then, she served as Senior Vice President, Refining Operations of HF Sinclair Refining & Marketing LLC, a subsidiary of HF Sinclair from October 2020 to April 2023. Prior to joining HF Sinclair Refining & Marketing LLC, Ms. Pompa provided customized leadership and business consulting services to clients in many industries, including energy, as the owner and CEO of VAP Business Solutions Limited from April 2018 to October 2020. She also served as Chief Operating Officer of ATS Industrial, from April 2018 to October 2020. Prior to then, she held several leadership roles in the areas of process engineering, production planning and optimization, reliability, production management and innovation during her 17 years with Flint Hills Resources, LP, including having served as Vice President and Manufacturing Manager of the Corpus Christi Refinery from October 2012 to March 2017 and Vice President, Innovation and Technology from February 2017 to March 2018.

Steven C. Ledbetter has served as Executive Vice President, Commercial of HF Sinclair since March 2023. Prior to the joining HF Sinclair, Mr. Ledbetter served as Director, President and Chief Executive Officer of Shell Midstream Partners GP LLC, the general partner of Shell Midstream Partners, L.P. from March 2021 to March 2023, where he was responsible for the vision, strategy and execution of the Shell Midstream business. Prior to then, he served as Vice President, Commercial of Shell Midstream from April 2018 to March 2021, where he was responsible for business development, joint ventures, oil movements and portfolio activity. Prior to then, Mr. Ledbetter served as the President and Chief Executive Officer of Jiffy Lube International from October 2013 to February 2018, a wholly owned subsidiary of Shell, where he was responsible for the vision, strategy, growth and profitability of the Jiffy Lube brand and network. He first joined Shell in 1999 and held various roles of increasing responsibility in the areas of finance, commercial deal structuring, operations management, strategy and business transformation during his 24 years at Shell.

Franklin Myers has served as the Chairperson of the HF Sinclair Board since February 2019. He has served as a senior advisor of Quantum Energy Partners, a private equity firm, since February 2013. Mr. Myers served as an operating advisor to Paine & Partners, LLC, a private equity firm from 2009 through 2012 and as Senior Advisor to Cameron International Corporation, a publicly traded provider of flow equipment products from 2008 until 2009. He served Cameron in various other capacities, including as Senior Vice President and Chief Financial Officer from 2003 through 2008, President of Cameron’s compression business from 1998 through 2001 and Senior Vice President and General Counsel from 1995 through 1999. In addition, Mr. Myers served as Senior

Vice President and General Counsel of Baker Hughes Incorporated from 1988 through 1995 and as an associate and then a partner at Fulbright & Jaworski (now Norton Rose Fulbright) from 1978 through 1988. Mr. Myers served as a director of Frontier Oil Corporation from 2009 until the merger of Frontier Oil Corporation and Holly Corporation in July 2011, as a director of Forum Energy Technologies, Inc. from September 2010 until March 2018, as a director of ION Geophysical Corporation from 2001 to June 2019, and as a director of NCS Multistage Holdings, Inc. from February 2017 to June 2020. He currently serves as a director of Comfort Systems USA, Inc.

Anne-Marie N. Ainsworth has served as a director on the HF Sinclair Board since 2017. Ms. Ainsworth previously served as President and Chief Executive Officer of the general partner of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc., companies engaged in the terminalling, storage and transportation by pipeline of crude oil, refined petroleum products and liquefied petroleum gas, from 2012 until her retirement in 2014, Senior Vice President, Manufacturing of Sunoco Inc. from 2009 to 2012, and General Manager of the Motiva Enterprises, LLC Norco, Louisiana Refinery from 2006 to 2009. Prior to joining Motiva, Ms. Ainsworth served in various capacities at Royal Dutch Shell. Ms. Ainsworth currently serves as a director of Pembina Pipeline Corporation, Archrock, Inc. and Kirby Corporation. Ms. Ainsworth is a graduate of the Institute of Corporate Directors Education Program (Haskayne School of Business, University of Calgary) and holds the ICD.D. designation.

Anna C. Catalano has served as a director on the HF Sinclair Board since 2017. Ms. Catalano previously served in various capacities for BP plc, and its predecessor Amoco Corporation, from 1979 until her retirement in 2003, including serving as Group Vice President, Marketing, for BP plc from 2000 to 2003. Ms. Catalano currently serves as a director of Ecovyst Inc. and Frontdoor, Inc. She previously served on the boards of directors of Kraton Corporation until March 2022 and Willis Towers Watson plc (having previously served as a director of Willis Group until the merger of Willis Group and Towers Watson & Co.) until June 2022.

Leldon E. Echols has served as a director on the HF Sinclair Board since 2009. Mr. Echols previously served as Executive Vice President and Chief Financial Officer of Centex Corporation (“Centex”) from 2000 until his retirement in 2006. Before joining Centex, Mr. Echols held various positions, including managing partner, at Arthur Andersen LLP from 1978 until 2000. Mr. Echols currently is a director of Trinity Industries, Inc. and EnLink Midstream Manager, LLC, the managing member of EnLink Midstream, LLC. Prior to the closing of the January 2019 simplification transaction between EnLink Midstream Partners, LP (formerly known as Crosstex Energy, L.P.), Mr. Echols served on the board of EnLink Midstream GP, LLC, the general partner of EnLink Midstream Partners, LP.

Manuel J. Fernandez has served as a director on the HF Sinclair Board since 2020. Mr. Fernandez joined KPMG LLP in 1984 and served in a number of leadership positions until his retirement in September 2020, including most recently as Managing Partner of the Dallas office and market leader for KPMG’s Southwest region across audit, tax and consulting services from October 2009 to September 2020. During his career at KPMG, he also served as National Managing Partner for Talent Acquisition, member of the National Inclusion and Diversity Board, and as Co-Chair of the National Hispanic/Latino employee resource group. Mr. Fernandez currently serves as a director of Jacobs Solutions, Inc.

Rhoman J. Hardy has served as a director on the HF Sinclair Board since 2022. Mr. Hardy founded HardLine Consulting LLC in July 2022, providing expertise in strategy and leadership to companies focused on energy, technical services, and infrastructure. Prior to then, he served in various leadership positions with Shell USA, Inc., having most recently served as Senior Vice President, Shell Chemicals and Products, for the U.S. Gulf Coast from December 2018 until his retirement in May 2022 and General Manager, Shell Geismar Chemical Site, from June 2015 to December 2018. Mr. Hardy first joined Shell in 1988.

R. Craig Knocke has served as a director on the HF Sinclair Board since 2019. Mr. Knocke is a co-founder and has served as director of Turtle Creek Trust Company, LTA, a private trust and investment management firm, since 2009. He currently serves as the Chief Investment Officer and has served as a Portfolio Manager at Turtle

Creek Management, LLC, a registered investment advisory firm based in Dallas, Texas, since 2007. Since 2009, Mr. Knocke has served as a Principal and a non-controlling manager and member of TCTC Holdings, LLC, a bank holding company that is a banking, securities, and investment management firm. He previously held positions as Vice President and Portfolio Manager at Brown Brothers Harriman & Co., and served in various positions at Salomon Brothers and Texas Instruments.

Robert J. Kostelnik has served as a director on the HF Sinclair Board since 2011. Mr. Kostelnik has served as a principal of Glenrock Recovery Partners since January 2012. Glenrock Recovery Partners assists energy, pipeline and terminal companies with maximizing the value of non-fungible liquid hydrocarbons and provides health, safety and environmental compliance and project management consulting services. He served as the President and Chief Executive Officer of Cinatra Clean Technologies, Inc. from 2008 to 2011. Cinatra provides tank cleaning systems to refining pipelines and terminals. Prior to his retirement in 2007, Mr. Kostelnik served in a number of senior positions during his 16 years with CITGO Petroleum Corporation, including as Vice President of Refining. During that time, he was responsible for, among other things, the creation and implementation of the Health, Safety & Environmental Management System as well as environmental compliance & improvement. CITGO is engaged in the refining and marketing of petro-chemical products. He currently serves as a director of Methanex Corporation.

James H. Lee has served as a director on the HF Sinclair Board since 2011. Mr. Lee has served as the Managing General Partner of Lee, Hite & Wisda Ltd., a private company with investments in oil and gas working, royalty and mineral interests, since founding the firm in 1984.

Ross B. Matthews has served as a director on the HF Sinclair Board since 2022. Mr. Matthews currently serves as Chief Operating Officer of REH Company and served as the Chairperson and Chief Executive Officer of Sinclair Oil (formerly known as Sinclair Oil Corporation), which was comprised of the refining, marketing and renewables business HF Sinclair acquired from The Sinclair Companies (now known as REH Company) from October 2009 until March 2022. Mr. Matthews joined Sinclair Oil Corporation in June 2000, initially serving as Vice President of Exploration and Production. Mr. Matthews served as a director of Sinclair Oil Corporation from January 2006 until March 2022.

Norman J. Szydlowski has served as a director on the HF Sinclair Board since 2022. Mr. Szydlowski previously served as President and Chief Executive Officer and director of SemGroup Corporation from November 2009 until his retirement in June 2014. He also previously served as Chief Executive Officer for Rose Rock Midstream and Colonial Pipeline Company. From 2004 to 2005, Mr. Szydlowski served as the Senior Consultant to the Iraqi Ministry of Oil in Baghdad on behalf of the U.S. Department of Defense (OSD, CPA) and Department of State (Embassy Baghdad). He was a Commissioner on the National Commission on Energy Policy and chaired the Task Force on Biofuels Infrastructure. Mr. Szydlowski co-chaired the Task Force on Ensuring Stable Natural Gas Prices for the Bipartisan Policy Center and was a member of the Working Group, Bipartisan Policy Center Response to The National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling Request. From 2002 until 2004, he was Vice President of Refining for Chevron Corporation and he first joined Chevron in 1981. Mr. Szydlowski currently serves as a director of Equitrans Midstream Corporation, and he served as a director of Director of Sinclair Oil (formerly known as Sinclair Oil Corporation), which was comprised of the refining, marketing and renewables business HF Sinclair acquired from REH Company, from April 2017 until March 2022. Mr. Szydlowski served as a director of EQT Corporation from November 2017 until the separation of EQT and Equitrans in November 2018. He served as a director of the general partner of 8point3 Energy Partners, LP from June 2015 until its acquisition by Capital Dynamics, Inc. in June 2018.

The address of each of the directors and executive officers of HF Sinclair listed above is 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Name	Citizenship	Position with HoldCo	Principal Occupation / Business
Timothy Go	United States	Chief Executive Officer and President	Executive Officer of HF Sinclair and certain of its Affiliates

Atanas H. Atanasov	United States	Executive Vice President and Chief Financial Officer	Executive Officer of HF Sinclair and certain of its Affiliates

Vaishali S. Bhatia	United States	Executive Vice President, General Counsel and Secretary	Executive Officer of HF Sinclair, the General Partner and certain of their Affiliates

For biographical information about Timothy Go, Atanas H. Atanasov and Vaishali S. Bhatia, see the list of directors and executive officers of HF Sinclair above.

The address of each of the executive officers of HoldCo listed above is 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Name	Citizenship	Position with Merger Sub	Principal Occupation / Business
Timothy Go	United States	Chief Executive Officer and President	Executive Officer of HF Sinclair and certain of its Affiliates

Atanas H. Atanasov	United States	Executive Vice President and Chief Financial Officer	Executive Officer of HF Sinclair and certain of its Affiliates

Vaishali S. Bhatia	United States	Executive Vice President, General Counsel and Secretary	Executive Officer of HF Sinclair, the General Partner and certain of their Affiliates

For biographical information about Timothy Go, Atanas H. Atanasov and Vaishali S. Bhatia, see the list of directors and executive officers of HF Sinclair above.

The address of each of the executive officers of Merger Sub listed above is 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

Name	Citizenship	Position with the General Partner	Principal Occupation / Business
Michael C. Jennings	United States	Chief Executive Officer and President and Chairperson of the Board	Executive Officer of HF Sinclair, the General Partner and certain of its Affiliates

Vaishali S. Bhatia	United States	Executive Vice President, General Counsel and Secretary	Executive Officer of HF Sinclair, General Partner and certain of their Affiliates

John Harrison	United States	Senior Vice President, Chief Financial Officer and Treasurer	Executive Officer of General Partner and certain of its Affiliates

Robert I. Jamieson	United States	Senior Vice President and Chief Operating Officer	Executive Officer of General Partner and certain of its Affiliates

Larry R. Baldwin	United States	Director	Former Partner at Deloitte LLP

Christine B. LaFollette	United States	Director	Partner Emeritus at Akin Gump Strauss Hauer & Feld LLP

Name	Citizenship	Position with the General Partner	Principal Occupation / Business
James H. Lee	United States	Director	Managing General Partner and Principal Owner of Lee, Hite & Wisda Ltd.

Eric L. Mattson	United States	Director	Former Executive Vice President, Finance of Select Energy Services, Inc.

Mark A. Petersen	United States	Director	Former Vice President, Transportation for Sinclair Oil LLC (formerly named Sinclair Oil Corporation) and Former Director and President of Sinclair Transportation Company LLC

For biographical information about Michael C. Jennings, Vaishali S. Bhatia and James H. Lee see the list of directors and executive officers of HF Sinclair above.

John Harrison has served as Senior Vice President, Chief Financial Officer and Treasurer of the General Partner since January 2020. Mr. Harrison previously served as Vice President, Finance, Investor Relations and Treasurer of the General Partner from October 2018 to January 2020. He has served as Vice President, Finance, Strategy and Treasurer of HF Sinclair since September 2020. Mr. Harrison previously served as Vice President, Finance, Investor Relations and Treasurer of HFC from September 2018 to September 2020. He previously served as Vice President and Treasurer of the General Partner and HFC from January 2017 to October 2018, Business Development Representative of the General Partner and HFC from April 2013 to December 2016, Assistant Treasurer of the General Partner and HFC from August 2012 to March 2013, Manager, Credit & Collections of the General Partner and HFC from March 2010 to August 2012, Supervisor, Credit & Collections of the General Partner and HFC from January 2007 to February 2010 and Financial Analyst of the General Partner and HFC from October 2005 to February 2007. Prior to joining HollyFrontier Corporation, Mr. Harrison worked in the Planning & Financial Management group at JPMorgan Chase & Co.

Robert I. Jamieson has served as Senior Vice President and Chief Operating Officer of the General Partner since January 2023. Mr. Jamieson previously served as Vice President, Pipeline Operations of the General Partner from March 2013 to January 2023. Prior to joining the General Partner, he held various roles of increasing responsibility in engineering and plant and pipeline operations over a 25-year period at Eagle Rock Energy Partners, L.P., Enterprise Products Partners L.P., The Williams Companies, Inc. and TC Energy Corporation (formerly known as TransCanada Corporation).

Larry R. Baldwin has served as a director on the GP Board since 2016. Previously, Mr. Baldwin was employed for 41 years as an auditor by Deloitte LLP and predecessor firms, including 31 years as a partner, prior to retiring from such position in May 2015. While he was a partner at Deloitte LLP, Mr. Baldwin held a number of practice management positions.

Christine B. LaFollette has served as a director on the GP Board since 2018. Previously, Ms. LaFollette served as Partner at Akin Gump Strauss Hauer & Feld LLP from June 2004 until her retirement in December 2020. Beginning in January 2021, Ms. LaFollette was named Partner Emeritus at Akin Gump Strauss Hauer & Feld LLP. Prior to that, Ms. LaFollette served as a Partner at King & Spalding LLP from 1997 to June 2004, as a Partner at Andrews & Kurth LLP from 1987 to 1997 and as an associate at Andrews & Kurth LLP from 1980 to 1987.

Eric L. Mattson has served as a director on the GP Board since 2018. Previously, Mr. Mattson served as Executive Vice President, Finance of Select Energy Services, Inc., a provider of total water solutions to the U.S.

unconventional oil and gas industry, from November 2016 until his retirement in March 2018 and served as Executive Vice President and Chief Financial Officer of Select Energy Services, Inc. from November 2008 through January 2016. Prior to that, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services, from 2003 until its acquisition in August, 2007. Mr. Mattson worked as an independent consultant from November 2002 to October 2003. Mr. Mattson served as the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Mr. Mattson joined Baker International, Inc. in 1980, and served in a number of capacities, including Treasurer, prior to the merger of Baker International, Inc. and Hughes Tool Company in 1987, at which time he became Vice President and Treasurer of Baker Hughes, Inc., a position he held until 1993. Mr. Mattson currently serves as a director of NOV Inc., a provider of products and services to the oil, gas and alternative energy industries, a position he has held since 2005. He also served as a director of Rex Energy Corporation from April 2010 until November 2018.

Mark A. Petersen has served as a director on the GP Board since 2022. Previously, Mr. Petersen served as Vice President, Transportation of Sinclair Oil Corporation (now known as Sinclair Oil LLC) from January 2010 until it was acquired by HF Sinclair in March 2022 and Director and President of each of Sinclair Trucking Company LLC and Sinclair Transportation Company LLC from August 2009 until they were each acquired by HF Sinclair and HEP, respectively, in March 2022. He also previously served as an officer and director of certain other Sinclair Transportation Company LLC subsidiaries and joint ventures. Mr. Petersen first joined Sinclair in 1989 as a Project Engineer and held roles of increasing responsibility thereafter.

The address of each of the directors and executive officers of the General Partner listed above is 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and its telephone number is (214) 871-3555.

HLH is a limited partnership with one general partner and one limited partner, which are the General Partner and HoldCo, respectively, and does not have any officers or directors.

The General Partner manages HEP’s operations and activities. Accordingly, HEP does not have its own directors or executive officers.

PRIOR PUBLIC OFFERINGS

HEP did not make any underwritten public offering during the three years prior to this filing.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

The following describes certain significant contacts, transactions, negotiations and agreements (i) between HEP and its Affiliates and HF Sinclair and/or its subsidiaries and (ii) between Affiliates of HEP and HEP during the past two years.

HEP serves many of HF Sinclair’s refinery and renewable diesel facilities under long-term pipeline, terminal and tankage throughput agreements, and refinery processing unit tolling agreements expiring from 2023 to 2037, and revenues from these agreements accounted for approximately 80% of HEP’s total revenues for the year ended December 31, 2022. Under these agreements, HF Sinclair agrees to transport, store, and process throughput volumes of refined product, crude oil and feedstocks on HEP’s pipelines, terminals, tankage, loading rack facilities and refinery processing units that result in minimum annual payments to us. These minimum annual payments or revenues are generally subject to annual rate adjustments on July 1st each year based on increases or decreases in the Producer Price Index or Federal Energy Regulatory Commission index. As of December 31, 2022, these agreements with HF Sinclair require minimum annualized payments to HEP of $452.6 million.

Transactions with HF Sinclair and its subsidiaries are considered to be related party transactions because HF Sinclair and its subsidiaries own more than 5% of HEP’s equity interests; in addition, certain of HF Sinclair’s executive officers serve as executive officers of both HF Sinclair and the General Partner. HEP generally makes cash distributions to the HEP Unitholders, including to HF Sinclair, as the holder of 59,630,030 HEP Common Units. Assuming HEP has sufficient available cash to pay the current quarterly distribution of $0.35 per HEP Common Unit on all of issued and outstanding HEP Common Units for four quarters, HF Sinclair would receive an annual distribution of approximately $83.5 million based on the HEP Common Units owned by HF Sinclair.

For more information, see “Special Factors—Background of the Merger.”

Omnibus Agreement

HEP has entered into an omnibus agreement with HF Sinclair (as amended, the “Omnibus Agreement”). The annual fee under the Omnibus Agreement for the year ended December 31, 2022, was $5.0 million, inclusive of obligations under the Omnibus Agreement to reimburse HF Sinclair for expenses incurred to perform centralized corporate functions, such as executive management, legal, accounting, treasury, information technology and other corporate services, including the administration of employee benefit plans. HEP expects to pay $5.3 million, inclusive of estimated reimbursement obligations to HF Sinclair, for the year ended December 31, 2023.

Secondment Agreement

The General Partner has entered into a secondment agreement with HF Sinclair and certain of its subsidiaries (as amended the “Secondment Agreement”), pursuant to which certain employees of HF Sinclair are seconded to the General Partner to provide operational and maintenance services for certain of HEP’s processing, refining, pipeline and tankage assets, and the General Partner reimburses HF Sinclair for its prorated portion of the wages, benefits, and other costs of these employees for HF Sinclair’s benefit. For the year ended December 31, 2022, the General Partner reimbursed HF Sinclair $15.0 million pursuant to the Secondment Agreement and expects to reimburse HF Sinclair $14.8 million for the year ended December 31, 2023.

Consulting Agreement

In connection with the closing of the Sinclair acquisition, a non-employee director of the General Partner, Mark A. Petersen, entered into a consulting agreement with HF Sinclair, pursuant to which he provided certain consulting services to HF Sinclair in 2022 for aggregate compensation in the amount of $120,000. The consulting agreement terminated in October 2022 pursuant to its terms and was approved by the Audit Committee of HEP as a related party transaction under Item 404(a) of Regulation S-K.

Transactions with REH Company

Ross B. Matthews, a member of the HF Sinclair Board, currently serves as Chief Operating Officer of REH Company and members of his immediate family control REH Company, which received 60,230,036 shares of HF Sinclair Common Stock, representing 26.98% of HF Sinclair Common Stock as purchase consideration upon the closing of the Sinclair Transactions on March 14, 2022. As of September 18, 2023, REH Company held 23,578,566 shares of HF Sinclair Common Stock representing 13.0% of outstanding HF Sinclair Common Stock, 2,570,000 of those shares are currently held in escrow to secure REH Company’s obligations under Section 6.22 of the REH Stockholders Agreement.

During the period from the closing of the Sinclair Transactions through September 18, 2023, HF Sinclair repurchased (i) 27,651,470 shares of HF Sinclair Common Stock from REH Company in privately negotiated transactions and (ii) 1,000,000 shares of HF Sinclair Common Stock from a registered broker in connection with the sale by REH Company of approximately 5,000,000 shares of HF Sinclair Common Stock in an unregistered block trade permitted pursuant to applicable securities laws.

Pursuant to the REH Stockholders Agreement, following the closing of the Sinclair Transactions, HF Sinclair and REH Company have ongoing indemnification obligations to each other as more specifically detailed in the REH Stockholders Agreement. Each party will indemnify the other for (i) any breach or inaccuracy of fundamental representations, and (ii) breach of or failure to perform any of its covenants or agreements contained in the REH Stockholders Agreement. HF Sinclair will also indemnify REH Company for its failure to pay or discharge an assumed liability when due. REH Company will also indemnify HF Sinclair for its failure to pay or discharge a retained liability when due, certain indebtedness and certain taxes.

Pursuant to the REH Stockholders Agreement, effective as of the closing of the Sinclair Transactions, HF Sinclair granted certain director nomination and registration rights to the REH Parties and the REH Parties agreed to certain lock-up, standstill and voting restrictions, each as summarized below:

•

Director Designees: REH Company shall have the right to nominate, and have nominated, (a) two persons to the HF Sinclair Board at the closing of the Sinclair Transactions and for so long as the REH Parties beneficially own common stock constituting not less than 15% of all outstanding shares of HF Sinclair Common Stock and (b) one person to the HF Sinclair Board for so long as the REH Parties beneficially own less than 15% but more than or equal to 5% of all outstanding shares of HF Sinclair Common Stock.

•

Lock-up Restrictions: 75% of the shares (the “Restricted Shares”) of HF Sinclair Common Stock issued to REH Company (and indirectly the other REH Parties) were subject to a “lock-up” period commencing on the closing of the Sinclair Transactions, one-third of such Restricted Shares were released from such restrictions six months after the closing date, one-third of the Restricted Shares were released from such restrictions on the first anniversary of the closing date, and the remainder were released from such restrictions on June 14, 2023. In addition, until the earliest to occur of (i) the date on which the REH Parties beneficially own shares of HF Sinclair Common Stock constituting less than 5% of all outstanding shares of HF Sinclair Common Stock and (ii) the date on which a Change of Control (as defined in the REH Stockholders Agreement) occurs, the REH Parties will be prohibited from transferring the shares of HF Sinclair Common Stock owned by them to certain prohibited transferees, subject to certain permitted exceptions.

•

Registration Rights: HF Sinclair agreed to file, and has filed, a shelf registration statement to permit the public resale of all the registrable securities held by the REH Parties. HF Sinclair also agreed to support underwritten offerings of shares of HF Sinclair Common Stock held by the REH Parties within the prescribed time periods outlined in the REH Stockholders Agreement.

•

Standstill Restrictions: The REH Parties have agreed to certain customary standstill provisions prohibiting them from, among other things, (i) making a public announcement, or otherwise soliciting, to effect or effecting any business combination, merger, tender offer, exchange offer or similar transaction (whether or not involving a Change of Control) involving HF Sinclair or any of its subsidiaries, (ii) forming, joining or participating in any group with respect to shares of HF Sinclair Common Stock, or (iii) otherwise acting with any person, to seek to control the management, the HF Sinclair Board or the policies of HF Sinclair. The standstill provisions continue in effect until the earliest to occur of (i) the fourth anniversary of the closing date, (ii) the date on which the REH Parties beneficially own shares of HF Sinclair Common Stock constituting less than 10% of all outstanding common stock, and (iii) the date on which a Change of Control occurs.

•

Voting Restrictions: The REH Parties have agreed to vote at any annual or special meeting of the stockholders all shares of HF Sinclair Common Stock held by them (i) in accordance with the HF Sinclair Board’s recommendations in respect of stockholder proposals and certain proposals submitted by HF Sinclair, including the ratification of HF Sinclair’s independent public accounting firm, “say-on-pay” votes, and proposals relating to an incentive compensation plan or a material amendment thereof, and (ii) with respect to each nominee for election to the HF Sinclair Board, either (in their sole discretion) (A) in accordance with the HF Sinclair Board’s recommendation, or (B) in the same proportion as the votes cast by stockholders of HF Sinclair who are not REH Parties. The voting agreements continue until the date on which the REH Parties are no longer entitled to nominate a director to the HF Sinclair Board.

Pursuant to the REH Unitholders Agreement, effective as of the closing of the Sinclair Transactions, HEP granted certain director nomination and registration rights to the REH Parties and the REH Parties agreed to certain lock-up restrictions, each as summarized below:

•

Director Designee: The REH Parties have the right to nominate, and have nominated, one person to the GP Board until such time that (a) the REH Parties beneficially own less than 10.5 million HEP Common Units or (y) the HEP Common Units beneficially owned by the REH Parties constitute less than 5% of all outstanding HEP Common Units. REH Company nominated Mark A. Petersen for service as the REH Company designee on the GP Board, effective as of March 15, 2022.

•

Lock-up Restrictions: The REH Unitholders Agreement subjects 15.75 million of HEP Common Units issued to the REH Parties (the “Restricted Units”) to a “lock-up” period commencing on the closing of the Sinclair Transactions, one-third of such Restricted Units were released from such restrictions on the date that was six months after the closing, one-third of the Restricted Units were released from such restrictions on the first anniversary of the Closing Date, and the remainder were released from such restrictions on June 14, 2023.

•

Registration Rights: HEP agreed to file, and has filed, a shelf registration statement to permit the public resale of all the registrable securities held by the REH Parties. HEP also agreed to support underwritten offerings of HEP Common Units held by the REH Parties within the prescribed time periods outlined in the REH Unitholders Agreement.

Effective as of the closing of the Sinclair Transactions, HF Sinclair and REH Company entered into a Transition Services Agreement pursuant to which both parties provided certain transition services to the other (the “Transition Services Agreement”). HF Sinclair was charged an hourly rate for each REH Company employee that provided services to HF Sinclair and certain out-of-pocket expenses for services REH Company provided to HF Sinclair were passed through at cost. REH Company paid a monthly fee to HF Sinclair for services HF

Sinclair provided to REH Company. During the period from the closing of the Sinclair Transactions through August 31, 2023, (i) HF Sinclair paid or accrued transition services fees and expenses in the aggregate amount of approximately $2.1 million and (ii) HF Sinclair invoiced REH Company for transition services fees in the aggregate amount of approximately $424,265. In addition, during the period from the closing of the Sinclair Transactions through August 31, 2023, HF Sinclair was fully reimbursed by REH Company for renewable identification numbers (“RINs”) purchased by HF Sinclair on REH Company’s behalf as part of RINs transitions services in the aggregate amount of approximately $11.8 million.

In addition, during the period from the closing of the Sinclair Transactions through August 31, 2023:

•	HF Sinclair also paid an aggregate of approximately $1.5 million for its share of operating expenses under the Salt Lake City office lease between HF Sinclair and REH Company;

•

HF Sinclair received an aggregate of approximately $123.9 million from REH Company for fuel sales to hospitality properties that operate fuel stations owned by REH Company pursuant to distributor sales contracts between a HF Sinclair subsidiary and REH Company subsidiaries;

•

HF Sinclair paid an aggregate of approximately $936,567 to REH Company subsidiaries for business-related expenses, such as hotel stays, meals, fuel charges and conference services, at hospitality properties owned by REH Company subsidiaries; and

•	HF Sinclair sold approximately $21.2 million of RINs to REH Company based on applicable market prices.

All of the foregoing transactions with REH Company were approved by the Audit Committee of HF Sinclair.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

Some banks, brokers, other nominees and the proxy solicitor may be participating in the practice of “householding” proxy statements. This means that only one copy of this joint proxy statement/prospectus may have been sent to multiple HF Sinclair Stockholders or HEP Unitholders in your household, unless HF Sinclair or HEP, as applicable, has received contrary instructions in the past from applicable HF Sinclair Stockholders and HEP Unitholders, respectively. If you would prefer to receive separate copies of the information statement either now or in the future, please contact your bank, broker or other nominee. In addition, upon written or oral request to HF Sinclair or HEP, HF Sinclair or HEP, as applicable, will provide a separate copy of the joint proxy statement/prospectus. In addition, any HF Sinclair Stockholders or HEP Unitholders sharing an address can request delivery of a single copy of the joint proxy statement if you are receiving multiple copies upon written or oral request to HF Sinclair or HEP, as applicable, at the address and telephone number stated below.

Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable, HF Sinclair Corporation, 2828 N. Harwood St., Suite 1300, Dallas, Texas 75201, Telephone: (214) 871-3555, or Holly Energy Partners, L.P., 2828 N. Harwood St., Suite 1300, Dallas, Texas 75201, Telephone: (214) 871-3555.

LEGAL MATTERS

The validity of the HF Sinclair Common Stock will be passed upon for HF Sinclair Corporation by Vinson & Elkins L.L.P., Dallas, Texas.

EXPERTS

The consolidated financial statements of HF Sinclair Corporation, appearing in HF Sinclair Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of HF Sinclair Corporation’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Holly Energy Partners, L.P., appearing in Holly Energy Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of Holly Energy Partners, L.P.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, including therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined consolidated financial statements of Hippo Holding, LLC (now known as Sinclair Holding LLC) and subsidiaries and Sinclair Transportation Company (now known as Sinclair Transportation Company LLC) and subsidiaries as of December 31, 2021 and 2020, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2021 and 2020 combined consolidated financial statements refers to the basis of presentation used in preparing the combined consolidated financial statements.

WHERE YOU CAN FIND MORE INFORMATION

HF Sinclair and HEP each file annual, quarterly and current reports, proxy statements (in the case of HF Sinclair) and other information with the SEC. HEP will make these materials available for inspection and copying by any HEP Unitholder, or a representative of any of the foregoing who is so designated in writing, at HEP’s executive offices during regular business hours. These SEC filings, and other reports, proxies, information statements and other information regarding HF Sinclair and HEP, are all also available to the public from the SEC’s website at http://www.sec.gov, HF Sinclair’s website at http://www.hfsinclair.com and HEP’s website at http://www.hollyenergy.com. Information on or accessible through these websites is not incorporated by reference into this joint proxy statement/prospectus and does not constitute a part of this joint proxy statement/prospectus unless HF Sinclair or HEP, as applicable, specifically so designates and files such information with the SEC.

The SEC allows HF Sinclair and HEP to “incorporate by reference” information into this joint proxy statement/prospectus, which means that HF Sinclair and HEP can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents and reports listed below and any future filings made by HF Sinclair and HEP with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and prior to the HEP Special Meeting and HF Sinclair Special Meeting:

HF Sinclair SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023;

•

Current Reports on Form 8-K filed with the SEC on January 30, 2023, February  15, 2023, February  17, 2023, March  1, 2023, March  3, 2023, May  4, 2023, May  25, 2023, July  31, 2023, August  16, 2023 (as to Items 8.01 and 9.01), August  16, 2023 (as to Items 1.01, 7.01 and 9.01), August  23, 2023, September  11, 2023, September  19, 2023 and September 22, 2023 (other than the portions of those documents deemed furnished, rather than filed pursuant to the rules promulgated under the Exchange Act);

•	Current Report on Form 8-K12B filed with the SEC on March 14, 2022, as amended March 16, 2022;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2023; and

•

The description of HF Sinclair Common Stock contained in Exhibit 4.1 to the Current Report on Form 8-K12B filed with the SEC on March 14, 2022 and Exhibit 4.16 to the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023, and any subsequent amendment thereto filed for the purpose of updating such description.

HEP SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	Quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023;

•

Current Reports on Form 8-K filed with the SEC on January 18, 2023, March  1, 2023, May  4, 2023, August  16, 2023 (as to Items 1.01, 7.01 and 9.01), and September 8, 2023 (other than the portions of those documents deemed furnished, rather than filed pursuant to the rules promulgated under the Exchange Act); and

•

The description of HEP Common Units contained in Registration Statement on Form 8-A, filed with the SEC on June 21, 2004, Exhibit 4.3 to the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 23, 2022, and any subsequent amendment thereto filed for the purpose of updating such description.

Because the parties are deemed to be engaged in a “going private” transaction with respect to the Merger, the parties are concurrently filing with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.

You may request a copy of documents filed by HF Sinclair or HEP from HF Sinclair or HEP, as applicable, at no cost by requesting them in writing or by telephone from the appropriate entity at the following addresses and telephone numbers:

By Mail:	By Mail:
HF Sinclair Corporation	Holly Energy Partners, L.P.
2828 N. Harwood St., Suite 1300	2828 N. Harwood St., Suite 1300
Dallas, Texas 75201	Dallas, Texas 75201
Attention: Investor Relations	Attention: Investor Relations

By Telephone:	By Telephone:
(214) 954-6510	(214) 954-6511

These documents are available from HF Sinclair or HEP, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about HF Sinclair and HEP at their Internet websites at http://www.hfsinclair.com and http://www.hollyenergy.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

If you are a HF Sinclair Stockholder or HEP Unitholder, you may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from HF Sinclair’s and HEP’s proxy solicitor MacKenzie Partners, Inc., at the following address and telephone numbers: 1407 Broadway, New York, New York 10018; Call (212) 929-5500 / Toll-Free at (800) 322-2885.

If you are a HF Sinclair Stockholder or HEP Unitholder and would like to request documents, please do so by     , 2023 to receive them before the respective Special Meetings. If you request any documents from HF Sinclair or HEP, HF Sinclair or HEP will mail them to you by first class mail, or another equally prompt means, within one business day after HF Sinclair or HEP, as the case may be, receives your request.

This document is a prospectus of HF Sinclair and is a joint proxy statement of HF Sinclair for the HF Sinclair Special Meeting and of HEP for the HEP Special Meeting. Neither HF Sinclair nor HEP has authorized anyone to give any information or make any representation about the Merger or HF Sinclair or HEP that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that HF Sinclair or HEP has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

HF SINCLAIR CORPORATION,

NAVAJO PIPELINE CO., L.P.,

HOLLY APPLE HOLDINGS LLC,

HOLLY LOGISTIC SERVICES, L.L.C.,

HEP LOGISTICS HOLDINGS, L.P.

and

HOLLY ENERGY PARTNERS, L.P.

August 15, 2023

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 15, 2023 (together with all schedules hereto, this “Agreement”), is entered into by and among HF Sinclair Corporation, a Delaware corporation (“Parent”), Navajo Pipeline Co., L.P., a Delaware limited partnership and an indirect wholly owned Subsidiary of Parent (“HoldCo”), Holly Apple Holdings LLC, a Delaware limited liability company and a wholly owned Subsidiary of HoldCo (“Merger Sub”), Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), HEP Logistics Holdings, L.P., a Delaware limited partnership and the general partner of the Partnership (“HLH”), and Holly Logistic Services, L.L.C., a Delaware limited liability company and the general partner of HLH (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, each of Parent, HoldCo and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, the conflicts committee (the “Partnership Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.9(a) thereof) on the terms and subject to the conditions set forth in this Agreement, (c) recommended to the GP Board the approval by the GP Board of this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and (d) resolved, and recommended that the GP Board resolve, to (i) direct that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (ii) recommend approval of this Agreement and the Merger by the Limited Partners at a special meeting of the Limited Partners (including any postponement, adjournments or recesses thereof, the “Partnership Special Meeting”);

WHEREAS, following receipt of the recommendation of the Partnership Conflicts Committee, at a meeting duly called and held, the GP Board (acting, in part, based upon the recommendation of the Partnership Conflicts Committee), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (d) resolved to recommend approval of this Agreement and the Merger by the Limited Partners at the Partnership Special Meeting;

WHEREAS, the conflicts committee (the “Parent Conflicts Committee”) of the Board of Directors of Parent (the “Parent Board”), by unanimous vote, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the issuance of Parent Shares as part of the Merger Consideration (the “Parent Stock Issuance”), are in the best interests of Parent and the Parent Stockholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (c) recommended to the Parent Board the approval by the Parent Board of this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, and (d) resolved, and recommended that the Parent Board resolve, to (i) direct that the Parent Stock Issuance be submitted to a vote of the Parent Stockholders for approval at a special meeting of the

Parent Stockholders, and (ii) recommend approval of the Parent Stock Issuance by the Parent Stockholders at a special meeting of the Parent Stockholders (the “Parent Special Meeting”);

WHEREAS, following receipt of the recommendation of the Parent Conflicts Committee, at a meeting duly called and held, the Parent Board (acting, in part, based upon the recommendation of the Parent Conflicts Committee), by unanimous vote, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the Parent Stock Issuance be submitted to a vote of the Parent Stockholders for approval at the Parent Special Meeting and (d) resolved to recommend approval of the Parent Stock Issuance by the Parent Stockholders at the Parent Special Meeting;

WHEREAS, pursuant to the General Partner Company Agreement, HoldCo, the sole member of the General Partner (in such capacity, the “Sole Member”), has delivered to the GP Board its consent (the “Sole Member Consent”), in the Sole Member’s capacity as the sole member of the General Partner, pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Sole Member and the General Partner, and (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, pursuant to the First Amended and Restated Agreement of Limited Partnership of HLH, the General Partner, in its capacity as the general partner of HLH, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of HLH and its limited partner and declared it advisable for HLH to enter into this Agreement, and (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement;

WHEREAS, Navajo Pipeline GP, L.L.C., a Delaware limited liability company and the general partner of HoldCo (the “HoldCo GP”), has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of HoldCo and its limited partner and declared it advisable for HoldCo to enter into this Agreement and (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement; and

WHEREAS, of the board of managers of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purpose of this Agreement, no Group Member, on the one hand, or Parent or any of Parent’s Subsidiaries (including the General Partner, HLH, HoldCo and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other; provided, further, however, that REH shall not be considered an Affiliate of Parent or the Partnership.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 4.8(b).

“Balance Sheet Date” means June 30, 2023.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in Dallas, Texas are authorized or required by applicable Laws to be closed.

“Cash Consideration” has the meaning set forth in Section 3.1(a).

“Cause” means, with respect to a director or officer of the General Partner, the commission of an act of actual fraud or willful or wanton misconduct in his or her capacity as a director or officer of the General Partner.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Continuing Employees” has the meaning set forth in Section 6.17.

“Continuing Management Employees” has the meaning set forth in Section 6.17.

“Contract” has the meaning set forth in Section 4.3(b).

“DGCL” has the meaning set forth in Section 5.3(a).

“Director LTIP Award” has the meaning set forth in Section 3.6(a).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DOJ” has the meaning set forth in Section 6.3(b).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), occupational health and workplace safety (to the extent related to exposure to Hazardous Substances) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Equity Award Exchange Ratio” means (i) 0.315 plus (ii) the quotient (rounded to the nearest thousandth) obtained by dividing (A) $4.00 by (B) the closing sales price of Parent Common Stock reported on the last trading day prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“FCPA” has the meaning set forth in Section 4.8(b).

“FERC” has the meaning set forth in Section 4.14(b).

“FTC” has the meaning set forth in Section 6.3(b).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Company Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of July 13, 2004, as amended by that certain Amendment No. 1 to the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of April 27, 2011, and as may be further amended, modified or supplemented from time to time.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“Group Member” means a member of the Partnership Group.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, coal refuse, coal by-products, coal ash, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, polychlorinated biphenyls or per- and polyfluoroalkyl substances.

“HFC” means HollyFrontier Corporation, a Delaware corporation.

“HLH” has the meaning set forth in the Preamble.

“HoldCo” has the meaning set forth in the Preamble.

“HoldCo GP” has the meaning set forth in the Recitals.

“HSR Act” has the meaning set forth in Section 4.4.

“ICA” has the meaning set forth in Section 4.14(a).

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Parent, HoldCo, the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of Parent, HoldCo, the Partnership, the General Partner or any of their respective Subsidiaries, as applicable, and together with such Person’s heirs, executors or administrators.

“Joint Proxy Statement” has the meaning set forth in Section 4.4.

“Knowledge” or any similar phrase means (a) with respect to the Partnership or the General Partner, the actual knowledge after reasonable inquiry of the officers of the General Partner having a title of senior vice president or higher and (b) with respect to the Parent Parties, the actual knowledge after reasonable inquiry of the officers of Parent having a title of senior vice president or higher.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated by this Agreement, including the Merger and, with respect to Parent, the Parent Stock Issuance, on or before the Outside Date; provided, however, that, with respect to clause (x) only, any of the following and any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences arising out of or resulting from or attributable to any of the following shall be disregarded in determining whether a Material Adverse Effect has occurred: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person or the credit rating of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events not set forth in clause (v); (v) cyberterrorism, hacking, ransomware or any other electronic attack or sabotage; (vi) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vii) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (viii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; (ix) any failure of a Person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (x) with respect to the Partnership, the General Partner and their respective Subsidiaries, any changes, conditions, circumstances, effects, events, developments, states of facts or occurrences which resulted from any action or inaction which Parent or any of its Affiliates expressly requested of the Partnership, the General Partner or any of their respective Subsidiaries, regardless of whether such action or inaction is permitted or required by the terms of this Agreement; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (iv), (v), (vi) and (viii) above shall be considered for purposes of determining whether there has been a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“NGA” has the meaning set forth in Section 4.14(a).

“NGPA” has the meaning set forth in Section 4.14(a).

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” has the meaning set forth in Section 6.9(a).

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than any Group Member, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (including securities of its Subsidiaries) equal to 25% or more of the assets (based on fair market value) of Parent and its Subsidiaries, taken as whole, or to which 25% or more of the revenues or earnings (for the twelve-month period ending on the last day of Parent’s most recently completed fiscal quarter) of Parent and its Subsidiaries, taken as a whole, are attributable, or (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act) of 25% or more of the equity securities (by voting power) of Parent. For purposes of this definition, the assets and revenues of Parent and its Subsidiaries shall include the assets, revenues and earnings of the Partnership Group.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 6.1(h).

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored or administered by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors or directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Partnership Benefit Plan is a Parent Benefit Plan.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in the Section 6.1(c).

“Parent Bylaws” means the Second Amended and Restated Bylaws of Parent, effective as of February 15, 2023, as may be amended, modified or supplemented from time to time.

“Parent Cash Award” has the meaning set forth in Section 3.6(c).

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, dated March 14, 2022, as may be amended, modified or supplemented from time to time.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Conflicts Committee” has the meaning set forth in the Recitals.

“Parent Designated Proposal” means a bona fide written Parent Acquisition Proposal obtained after the date of this Agreement, which is on terms and conditions which the Parent Board determines in good faith to be more favorable to Parent Stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership and the General Partner in writing; provided that, for purposes of this definition of “Parent Designated Proposal,” references in the term “Parent Acquisition Proposal” to “25%” shall be deemed to be references to “50%”.

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article V.

“Parent Equity Plans” means the HF Sinclair Corporation Amended and Restated 2020 Long Term Incentive Plan (f/k/a the HollyFrontier Corporation 2020 Long Term Incentive Plan), the HF Sinclair Corporation 2020 Long-Term Incentive Sub-Plan for UK Employees (f/k/a the HollyFrontier Corporation 2020 Long-Term Incentive Plan Sub-Plan for UK Employees), any HF Sinclair Corporation Change in Control Agreements, the HF Sinclair Corporation Executive Nonqualified Deferred Compensation Plan (f/k/a the HollyFrontier Corporation Executive Nonqualified Deferred Compensation Plan), the HF Sinclair Corporation Director’s Stock Compensation Deferral Plan (f/k/a the HollyFrontier Corporation Director’s Stock Compensation Deferral Plan), and the HF Sinclair Corporation Severance Pay Plan and Summary Plan Description and any Participation Agreement thereunder, including any amendment and/or amendment and restatement to any of the foregoing, and any other plans or arrangements of Parent or its Subsidiaries providing for or governing the grant, exercise or settlement of awards of Parent Common Stock or cash settlement of awards valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(c).

“Parent Intervening Event” means any change, condition, circumstance, effect, event, development, state of facts or occurrence that (i) is neither known by, nor reasonably foreseeable by, the Parent Board or the Parent Conflicts Committee as of the date of this Agreement and (ii) does not relate to any Parent Acquisition Proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof; provided that none of the foregoing shall constitute a Parent Intervening Event or be taken into account for purposes of determining whether a Parent Intervening Event has occurred: (A) any changes in (i) the market price or trading volume of the equity securities of Parent or the Partnership (and the associated costs of capital) or (ii) the credit rating of Parent or the Partnership or its respective indebtedness (it being understood, in each case of (A)(i) and (ii), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of Parent Intervening Event may be taken into account), or (B) any change, condition, circumstance, effect, event, development, state of facts or occurrence resulting from any action taken or omitted by Parent or the Partnership that is required to be taken or omitted by Parent or the Partnership pursuant to this Agreement.

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

“Parent Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by Parent as an exhibit under Item 601(b)(10) of Regulation S-K.

“Parent Notice Period” has the meaning set forth in Section 6.1(i)(i).

“Parent Organizational Documents” means, collectively, the Parent Bylaws and Parent Charter.

“Parent Party” means Parent, Merger Sub and HoldCo, individually, and “Parent Parties” means all of the foregoing, collectively.

“Parent Preferred Stock” means the preferred stock, par value $1.00 per share, of Parent.

“Parent RSUs” has the meaning set forth in Section 3.6(a).

“Parent SEC Documents” has the meaning set forth in Section 5.5(a).

“Parent Shares” means shares of Parent Common Stock.

“Parent Special Meeting” has the meaning set forth in the Recitals.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stockholder Approval” has the meaning set forth in Section 5.3(c).

“Parent Stockholders” means the holders of the outstanding Parent Shares as of (i) the date hereof, or (ii) the record date fixed by the Parent Board for determining the holders of outstanding Parent Shares entitled to notice of, and to vote at, the Parent Special Meeting, as the context requires.

“Parent Termination Fee” has the meaning set forth in Section 8.3(b).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.1(f).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 31, 2017, as may be further amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Cash Awards” means any Partnership LTIP Award that is designed solely as a cash-based and cash-settled award granted under a Partnership Long-Term Incentive Plan.

“Partnership Conflicts Committee” has the meaning set forth in the Recitals.

“Partnership Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.15.

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(d).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Leased Real Property” has the meaning set forth in Section 4.13(a).

“Partnership Long-Term Incentive Plans” means the Holly Energy Partners, L.P. Long-Term Incentive Plan, as amended, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto, including any amendment and/or amendment and restatement to any of the foregoing.

“Partnership LTIP Awards” means any awards issued under a Partnership Long-Term Incentive Plan.

“Partnership LTIP Reserve” has the meaning set forth in Section 3.6(e).

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

“Partnership Notice Period” has the meaning set forth in Section 6.1(g)(i).

“Partnership Owned Real Property” has the meaning set forth in Section 4.13(a).

“Partnership Performance LTIP Award” means any Partnership LTIP Award that is conditioned upon the satisfaction or attainment of a performance or incentive goal in order to become vested and is designed to be settled in the form of equity.

“Partnership Permits” means all Permits necessary for the Partnership Group to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, including all such Permits relating to the transportation of crude oil, petroleum products or water.

“Partnership Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent (or which may be paid without interest or penalties), being contested in good faith or for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) not created by the Partnership or its Subsidiaries that affects the underlying fee interest of a Partnership Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of the Partnership included in the Partnership SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Partnership Organizational Documents or the organizational documents of any Subsidiary of the Partnership, (G) resulting from any facts or circumstances relating to Partnership or its Affiliates, (H) arising under or pursuant to the Partnership Revolving Credit Facility, (I) that does not materially impair the continued use of a Partnership Owned Real Property or a Partnership Leased Real Property as currently operated or the assets of the Partnership Group, taken as a whole, (J) that is disclosed by a current commitment for a standard coverage policy of title insurance covering any Partnership Owned Real Property (each such commitment, a “Title Commitment”), or (K) caused or created by a Parent Party or that any Parent Party has actual knowledge of; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Partnership or any of its Subsidiaries otherwise has access, between the parties thereto, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) any right, interest, Lien, or title of a lessor or sublessor under any Partnership Real Property Leases, or (vi) any conflicts in boundary lines, shortages in area, encroachments and any other state of facts shown on any accurate survey prepared by a licensed surveyor and made available to a Parent Party.

“Partnership Real Property Leases” has the meaning set forth in Section 4.13(a).

“Partnership Revolving Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of July 26, 2017, by and among the Partnership, as borrower, the guarantors party thereto, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, as amended, modified or supplemented from time to time.

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Service LTIP Award” means any Partnership LTIP Award that is conditioned solely upon the satisfaction of a service-based or time-based condition in order to become vested and is designed to be settled in the form of equity.

“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership Group or any Group Member.

“Partnership Special Meeting” has the meaning set forth in the Recitals.

“Partnership Termination Fee” has the meaning set forth in Section 8.3(a).

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, HoldCo, the General Partner, HLH and their respective Affiliates. For the avoidance of doubt, REH shall be considered a Partnership Unaffiliated Unitholder for purposes of this Agreement.

“Partnership Unitholder Approval” has the meaning set forth in Section 7.1(a).

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity, or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“PUHCA” has the meaning set forth in Section 4.14(a).

“Registration Statement” has the meaning set forth in Section 4.10.

“REH” means REH Company (f/k/a The Sinclair Companies), a Wyoming corporation.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” has the meaning set forth in Section 4.18.

“Restraints” has the meaning set forth in Section 7.1(c).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments that create an interest in real property, and other similar real estate interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” means a Schedule 13E-3 transaction statement under Section 13(e) of the Exchange Act and Rule 13e-3 thereunder, relating to the transactions contemplated by this Agreement, as amended or supplemented.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Service Period” has the meaning set forth in Section 3.6(e).

“Sole Member” has the meaning set forth in the Recitals.

“Sole Member Consent” has the meaning set forth in the Recitals.

“Special General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Stock Consideration” has the meaning set forth in Section 3.1(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests or more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority of the ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that, except where otherwise expressly provided, for the purpose of this Agreement, no Group Member shall be considered a Subsidiary of Parent or any of Parent’s Subsidiaries (including HoldCo, Merger Sub, HLH or the General Partner).

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Terminated Partnership Plans” has the meaning set forth in Section 6.17.

“Title Commitment” has the meaning set forth in the definition of Partnership Permitted Lien.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(m) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(n) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(o) unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other Law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten as of the date hereof;

(p) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(q) all references to days mean calendar days unless otherwise provided; and

(r) except as otherwise noted, all references to time mean Dallas, Texas time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall occur remotely via electronic exchange of documentation and consideration required to be delivered at Closing, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. At the Effective Time, (a) HoldCo and its wholly owned Subsidiaries that own limited partner interests in the Partnership will each continue as the sole Limited Partners, (b) by virtue of the Merger, HoldCo and certain of its wholly owned Subsidiaries will hold all of the limited partner interests in the Partnership represented by Common Units, (c) HLH shall continue as the sole general partner of the Partnership and (d) the Partnership (as the Surviving Entity) will continue without dissolution for state Law purposes, but for U.S. federal income tax purposes, the Partnership will terminate as a consequence of the Merger.

Section 2.5 Organizational Documents of the Surviving Entity; Directors and Officers of the General Partner.

(a) At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the partnership agreement of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws, in each case, consistent with the obligations set forth in Section 6.6. The name of the Surviving Entity shall be “Holly Energy Partners, L.P.”

(b) Immediately prior to the Effective Time, the General Partner shall use its reasonable best efforts to deliver to Parent the resignation of each officer of the General Partner and each member of the GP Board, unless directed otherwise by Parent in its sole discretion. Immediately following the Effective Time, unless determined otherwise by Parent in its sole discretion, the Sole Member shall cause the officers of Merger Sub serving immediately prior to the Effective Time to become the officers of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Parent Party, the Partnership, HLH, the General Partner, any holder of Parent securities or Partnership securities or any other Person:

(a) Conversion of Common Units. Subject to Section 3.1(c), Section 3.3(d) and Section 3.5, each Common Unit (other than any Common Units owned by Parent and its Subsidiaries) issued and outstanding as of immediately prior to the Effective Time (each, a “Public Common Unit”) shall be converted into the right to receive: (i) 0.315 Parent Shares (the “Stock Consideration” and the ratio pursuant to which such Public Common Units shall be converted into Parent Shares, the “Exchange Ratio”), which Parent Shares will be duly authorized, validly issued, fully paid and non-assessable; and (ii) $4.00 in cash, without any interest thereon (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

(b) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), with 100% of such Common Units of the Surviving Entity being held by HoldCo.

(c) Treatment of Partnership Interests Owned by the Partnership, Parent or their Subsidiaries.

(i) Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership shall be automatically canceled at the Effective Time and shall cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.

(ii) Any Partnership Interests that are owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent (including HoldCo and its wholly owned Subsidiaries) (excluding the General Partner Interest (discussed in clause (iii) below) and the Special General Partner Interest (discussed in clause (iv) below)), shall not be canceled, shall not be converted into the Merger Consideration, and shall remain outstanding as Partnership Interests in the Surviving Entity.

(iii) The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain, immediately following the Effective Time, outstanding as a general partner interest in the Surviving Entity.

(iv) The Special General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain, immediately following the Effective Time, outstanding as a general partner interest in the Surviving Entity.

(d) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancellation of all Public Common Units in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b), (iii) the cancellation of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(c)(i) and (iv) the continuation of the business of the Partnership without dissolution under the DRULPA.

Section 3.2 Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement) and will automatically be canceled and will cease to exist when converted into the right to receive the Merger Consideration as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend in accordance with Section 3.3(c) to be paid, without interest, upon surrender of such Certificate or Book-Entry Units in accordance with Section 3.3, (c) any cash in lieu of fractional Parent Shares in accordance with Section 3.3(d), and (d) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time, which will be paid in accordance with the terms of the Partnership Agreement. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to the Public Common Units.

Section 3.3 Exchange of Certificates and Book-Entry Units.

(a) Exchange Agent. Prior to the Effective Time, Parent or HoldCo will appoint an exchange agent reasonably acceptable to the Partnership to act as exchange and payment agent hereunder for the purpose of exchanging Public Common Units for the Merger Consideration as required by this Article III and paying any dividends to which holders of the Public Common Units are entitled pursuant to Section 3.3(c) and any cash in lieu of any fractional shares to which such holders are entitled pursuant to Section 3.3(d)(the “Exchange Agent”). Promptly after the Effective Time, but on the Closing Date, Parent will deposit, or cause to be deposited on behalf of HoldCo, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, (i) Parent Shares represented in book-entry form to be issued as Stock Consideration, payable upon due surrender of the

Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.3(g) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article III and (ii) cash sufficient to pay the aggregate amounts of Cash Consideration contemplated under Section 3.1(a). Parent and HoldCo agree to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash, property or stock sufficient to pay any dividends pursuant to Section 3.3(c) or cash in lieu of fractional Parent Shares pursuant to Section 3.3(d), in each case, without interest. Any dividends with respect to Parent Shares pursuant to Section 3.3(c), Parent Shares and Cash Consideration for payment of the Merger Consideration deposited with the Exchange Agent and cash in lieu of fractional Parent Shares pursuant to Section 3.3(d) are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent, HoldCo and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent and HoldCo will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent, HoldCo and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) together with such letters of transmittal, properly completed and duly executed, and other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon surrender of the Certificates (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash or any other property or stock that such holder has the right to receive pursuant to Section 3.1(a), Section 3.2, Section 3.3(c) and Section 3.3(d). No interest will be paid or accrued on any amounts payable pursuant to this Article III, including on any Cash Consideration, dividends payable pursuant to Section 3.3(c) or cash in lieu of fractional Parent Shares pursuant to Section 3.3(d). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, is accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b) (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, any cash or dividends to which such holder is entitled pursuant to Section 3.3(c) or Section 3.3(d) and any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and remain unpaid at the Effective Time.

(c) Dividends with Respect to Unexchanged Public Common Units. No dividends with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d) No Fractional Parent Shares. No certificates or scrip for Parent Shares representing fractional Parent Shares or book-entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote, receive dividends or to have any other rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Public Common Units converted into the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated. Any holder of Public Common Units otherwise entitled to receive a fractional Parent Share but for this Section 3.3(d) shall be entitled to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of (i) the aggregated amount of the fractional interest in Parent Shares to which such holder would, but for this Section 3.3(d), be entitled and (ii) an amount equal to the average of the volume weighted average price per Parent Share on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Parent and the General Partner) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the Closing Date.

(e) No Further Rights in Public Common Units. The Merger Consideration issued upon conversion of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Public Common Unit (other than any cash or dividends to which such holder is entitled pursuant to Section 3.3(c) or Section 3.3(d) and any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units, any cash in lieu of fractional Parent Shares or any dividends with respect to Parent Shares to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of the Parent Parties, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends pursuant to Section 3.3(c) and any cash payable in lieu of fractional Parent Shares pursuant to Section 3.3(d).

(h) Withholding Taxes. Each of the Parent Parties, the Surviving Entity and the Exchange Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as the Parent Parties, the Surviving Entity or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case the Parent Parties, the Surviving Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i) Book-Entry Shares. All Parent Shares to be issued in the Merger will be issued in book-entry form, without physical certificates.

(j) Investment of Exchange Fund. Parent may cause the Exchange Agent to invest the cash in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that (i) such funds shall only be invested in obligations of or guaranteed by the United States of America, obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or certificates of deposit, money market accounts, time deposits, overnight bank deposits, interest bearing deposit accounts, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available) or having a debt rating of at least A-3 or A- or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and (ii) no such investment or loss thereon shall affect the amounts payable or timing of the amounts payable to the holders of Public Common Units pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units or Parent Shares, as applicable, then the Merger Consideration, the Exchange Ratio, the Equity Award Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 3.6 Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and each Partnership Long-Term Incentive Plan and Parent Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6.

(a) Partnership Service LTIP Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership Service LTIP Award that is outstanding immediately prior to the Effective Time shall receive the following treatment:

(i) All Partnership Service LTIP Awards (other than the Director LTIP Awards) shall cease to relate to or represent any right to receive Common Units or the cash equivalent of a Common Unit, if applicable, and shall be converted at the Effective Time, into an award of restricted stock units relating to a number of shares of Parent Common Stock (“Parent RSUs”) equal to (A) the number of Common Units subject to or referenced within the corresponding Partnership LTIP Award as of immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, rounded up to the nearest whole share, on substantially the same terms and conditions as were applicable to the corresponding Partnership LTIP Award, including any applicable payment timing provisions, the form of settlement (i.e., cash or equity-based) and dividend or distribution equivalent rights, as applicable, except as adjusted by this Agreement.

(ii) Each Partnership LTIP Award held by a non-employee director whose service to the Partnership or its Affiliates will terminate upon the consummation of the Merger (each a “Director LTIP Award”) that was granted prior to the date hereof shall become fully vested and each Director LTIP Award that is granted on or after the date hereof shall vest on a pro-rata basis based on whole or partial months of service from the grant date through the Closing Date with the remaining portion forfeited for no consideration, in each case immediately prior to the Effective Time. At the Effective Time, such vested Director LTIP Awards shall be automatically converted into the right to receive, with respect to each Common Unit subject thereto, (i) the Merger Consideration, plus (ii) any accrued but unpaid amounts in relation to distribution equivalent rights, in accordance with the applicable payment timing provisions set forth in the award agreement evidencing such Director LTIP Award (and, if such right is payable in the form of the Merger Consideration, then such right shall include dividend equivalent rights relating to dividends declared with respect to Parent Common Stock during the period beginning at the Effective Time and ending on the date of settlement of such Director LTIP Award). The conversion of a Director LTIP Award as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Director LTIP Award other than, from and after the Effective Time, the right to receive the Merger Consideration, plus any accrued but unpaid amounts in relation to distribution equivalent rights (and dividend equivalent rights as described in such clause if the Director LTIP Award is payable in the form of the Merger Consideration) in respect of each Common Unit subject to such converted Director LTIP Award.

(b) Partnership Performance LTIP Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership Performance LTIP Award that is outstanding immediately prior to the Effective Time shall receive the following treatment:

(i) All Partnership Performance LTIP Awards that were granted during the 2020 calendar year shall cease to relate to or represent any right to receive Common Units and shall (A) become vested based on actual achievement of the performance criteria applicable to such Partnership Performance LTIP Awards measured for the performance period that ends on September 30, 2023, and (B) shall be automatically converted into the right to receive, with respect to each Common Unit subject to the vested Partnership Performance LTIP Award, (i) the Merger Consideration, plus (ii) any accrued but unpaid amounts in relation to distribution equivalent rights, in accordance with the applicable payment timing provisions set forth in the award agreement evidencing such vested Partnership Performance LTIP Awards (and, if such right is payable in the form of the Merger Consideration, then such right shall include dividend equivalent rights relating to dividends declared with respect to Parent Common Stock during the period beginning at the Effective Time and ending on the date of settlement of such vested Partnership Performance LTIP Awards).

(ii) All Partnership Performance LTIP Awards that were granted during the 2021, 2022 and 2023 calendar years shall cease to relate to or represent any right to receive Common Units and shall be converted into a number of Parent RSUs equal to (A) the target number of units subject to the Partnership Performance LTIP Awards, multiplied by (B) the Equity Award Exchange Ratio, effective as of the Effective Time. Effective as of the Effective Time, the Parent RSUs shall require that the applicable grantee remain employed through the end of the original service period assigned to the corresponding converted Partnership Performance LTIP Award in order to vest in the number of shares of Parent Common Stock subject to such Parent RSUs and shall otherwise continue to be governed by substantially the same terms and conditions that were applicable to the corresponding Partnership Performance LTIP Awards immediately prior to the Effective Time, including any applicable payment timing provisions, the form of settlement (i.e., equity-based) and dividend or distribution equivalent rights but excluding any performance-based vesting condition. The Partnership shall provide Parent with the number of shares of Parent Common Stock that will be subject to the Parent RSUs under this Section 3.6(b)(ii) at least five Business Days prior to the Effective Time.

(c) Partnership Cash Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership Cash Award that is outstanding immediately prior to the Effective Time shall be automatically assumed by the Parent on substantially the same terms and conditions as were applicable to the corresponding Partnership Cash Award (as assumed, a “Parent Cash Award”). For purposes of clarity, the amount of the Partnership Cash Award that is outstanding immediately prior to the Effective Time will not be impacted by the Equity Award Exchange Ratio.

(d) From and after the Effective Time, the former holder of any Partnership LTIP Award (other than the Director LTIP Awards and the Partnership Cash Awards) shall only be entitled to receive Parent RSUs in exchange for the previously held Partnership LTIP Awards, which Parent RSUs will include a right to receive payment of any amounts with respect to accrued distribution equivalent right payments as of the Closing in accordance with and subject to substantially the same vesting, forfeiture, payment timing and other provisions as applied under the corresponding converted Partnership LTIP Award.

(e) Notwithstanding anything to the contrary within this Section 3.6 or in an individual award agreement governing a Partnership LTIP Award immediately prior to the Effective Time, if, during the one-year period immediately following the Effective Time, the employment of a Partnership Service Provider that receives a Parent RSU or a Parent Cash Award, as applicable, pursuant to this Section 3.6 is terminated by the Parent without cause or due to such Partnership Service Provider’s resignation for good reason, then a pro-rata portion of the Parent RSUs or the Parent Cash Awards, as applicable, received pursuant to this Section 3.6 shall vest on the applicable termination date, with such pro-rata portion determined by reducing the total number of Parent RSUs by the percentage obtained by multiplying (A) the number of days beginning on the date termination of employment occurs and ending on the last day of the service period set forth in the applicable award agreement governing the corresponding Partnership LTIP Award (the “Service Period”), by (B) the total number of days in the Service Period.

(i) Solely for purposes of this Section 3.6(e):

(1)

The term “cause” shall mean the Partnership Service Provider’s (x) engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential, as reasonably determined by the Partnership in good faith, or (y) conviction of a felony. For purposes hereof, no act or failure to act, on the Partnership Service Provider’s part, shall be deemed “willful” if the Partnership Service Provider reasonably believed such acts or omissions were in the best interests of Parent, the General Partner, HLH or the Partnership; and

(2)	The term “good reason” shall mean, without the express written consent of the Partnership Service Provider, the occurrence of any of the following: (x) the material reduction in the Partnership Service Provider’s authority, duties or responsibilities from those in effect immediately prior to the Effective Time, or a material reduction in the authority, duties or responsibilities of the supervisor to whom Partnership Service Provider is required to report; (y) a material reduction in the Partnership Service Provider’s base compensation in effect immediately before the Effective Time; or (z) the relocation of the Partnership Service Provider to an office or location more than 50 miles from the location at which the Partnership Service Provider normally performed Partnership Service Provider’s services immediately prior to the Effective Time, except for travel reasonably required in the performance of the Partnership Service Provider’s responsibilities. Notwithstanding the foregoing, in the case of the Partnership Service Provider’s allegation of good reason: (A) the Partnership Service Provider shall provide notice to the Partnership of the event alleged to constitute good reason within 90 days of the occurrence of such event, and (B) Parent, the General Partner, HLH, and the Partnership shall each be given the opportunity to remedy the alleged good reason event within 30 days from receipt of notice of such allegation. If the alleged good reason event has not been cured by the end of the 30 day cure period, the Partnership Service Provider’s employment will automatically terminate on the first day immediately following the last day of such cure period.

(f) As of the Effective Time, unless otherwise determined by the Parent Board, Parent shall assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the Partnership Long-Term Incentive Plans for the purpose of making future grants relating to Parent Shares to applicable employees and other service providers of Parent and its Subsidiaries, which Partnership LTIP Reserve shall (i) be adjusted as reasonably determined by the Parent Board or a committee thereof to give effect to the transactions contemplated by this Agreement and (ii) be added to the Parent Equity Plans in such manner as determined by the Parent Board or a committee thereof in accordance with NYSE Listing Rule 303A.08.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2021 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to the Parent Parties as follows:

Section 4.1 Organization, Standing and Power.

(a) The General Partner, HLH and each Group Member is each a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed or organized or existing (other than with respect to the Partnership or the General Partner) or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership Group, taken as a whole (a “Partnership Material Adverse Effect”).

(b) Each of the Group Members is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Group Member is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Group Member and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States or any other applicable securities Law) (collectively, “Liens”) other than the Partnership Permitted Liens.

(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2 Capitalization.

(a) The authorized partnership interests of the Partnership consist of Common Units, the General Partner Interest and the Special General Partner Interest. As of August 10, 2023, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 126,440,201 Common Units, (ii) the General Partner Interest and (iii) the Special General Partner Interest. The Partnership authorized 2,500,000 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of August 10, 2023, 159,239 Common Units were subject to outstanding Partnership LTIP Awards (assuming target performance of any Partnership Performance LTIP Awards), and 756,529 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. HLH is the sole general partner of the Partnership and owns the General Partner Interest and the Special General Partner Interest, in each case, free and clear of all Liens (other than the Partnership Permitted Liens), and the General Partner Interest and Special General Partner Interest have each been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. All outstanding partnership interests of the Partnership (excluding the General Partner Interest and the Special General Partner Interest) are, and all Common Units issuable pursuant to the Partnership LTIP Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections

17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of the date of this Agreement, except as expressly contemplated by this Agreement or the Partnership Agreement or as set forth on Section 4.2(b) of the Partnership Disclosure Schedule, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Group Member to issue, transfer or sell any Partnership Interest or other equity interest of such Group Member or any securities convertible into or exchangeable for Partnership Interests or other equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of any Group Member to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest of such Group Member or any such securities or agreements listed in clause (ii) of this sentence. From August 10, 2023, through the date of this Agreement, except as set forth in Section 4.2(a) or on Section 4.2(b) of the Partnership Disclosure Schedule, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of the Partnership other than pursuant to the Partnership Long-Term Incentive Plans.

(c) No Group Member has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d) Other than the Organizational Documents of each Group Member, there are no voting trusts or other agreements or understandings to which such Group Member is a party with respect to the voting or registration of capital stock or other equity interest of such Group Member.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval. The execution, delivery and performance by each of the Partnership and the General Partner of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized by the GP Board, approved by each of the Partnership Conflicts Committee, the GP Board (acting on behalf of the General Partner in its capacity as the general partner of HLH and on behalf of HLH in its capacity as the direct general partner of the Partnership) and HoldCo in its capacity as the limited partner of HLH, and consented to by the Sole Member and, other than the Partnership Unitholder Approval, no other entity action on the part of the Partnership, the General Partner or the Sole Member is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The GP Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

(b) Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) assuming the Partnership Unitholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Partnership Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.3(e) and (f) and Section 4.4, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and other modifications, referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to any Group Member or any of its respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Group Member under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which any Group Member is a party or by which it or any of its respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of any Group Member, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, payments, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The approval by the general partner of the Partnership, which was obtained prior to the execution of this Agreement, and approval by the holders of a Unit Majority are the only votes or approvals of the holders of any class or series of Partnership Interests that are necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d) The Partnership Conflicts Committee, by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) recommended to the GP Board the approval by the GP Board of this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (iv) resolved, and recommended that the GP Board resolve, to (1) direct that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (2) recommend approval of this Agreement and the Merger by the Limited Partners at the Partnership Special Meeting. Such approval by the Partnership Conflicts Committee described in clause (ii) constituted “Special Approval” (as defined in the Partnership Agreement) for all purposes of the Partnership Agreement (including Section 7.9(a) thereof) of this Agreement and the transactions contemplated by this Agreement, including the Merger.

(e) The GP Board (acting, in part, based upon the recommendation of the Partnership Conflicts Committee), by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this

Agreement, (iii) directed that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (iv) resolved to recommend approval of this Agreement and the Merger by the Limited Partners at the Partnership Special Meeting.

(f) Pursuant to the General Partner Company Agreement, the GP Board has obtained the Sole Member Consent, pursuant to which the Sole Member has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Sole Member, the General Partner and HLH and (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger.

(g) Pursuant to the First Amended and Restated Agreement of Limited Partnership of HLH, HoldCo, the General Partner, in its capacity as the general partner of HLH, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of HLH and its limited partner and declared it advisable for HLH to enter into this Agreement, and (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the Registration Statement and the joint proxy statement/prospectus constituting a part thereof (the “Joint Proxy Statement”), and the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto, or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Partnership with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the Knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 4.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) The General Partner has established and maintains internal control over financial reporting and disclosure controls and procedures for the Partnership designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Partnership Conflicts Committee, in each case to the extent applicable, (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Partnership Conflicts Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(e) Since December 31, 2021, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, the General Partner has no Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated by this Agreement, the Partnership and the other Group Members have carried on and operated their respective businesses in the ordinary course of business in all material respects.

Section 4.7 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the Partnership, threatened in writing with respect to any Group Member or Proceedings pending or, to the Knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any Group Member, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against a Group Member or any of its respective directors or managers to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Compliance With Laws.

(a) Each Group Member is, and since the later of June 30, 2022 and its respective date of incorporation, formation or organization has been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), within the last five years, neither the General Partner, any Group Member, nor any of their officers, directors, employees, or, to the knowledge (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) of the Partnership, any consultant, agent, or other third party representing any of the foregoing (in their respective capacities as such), (i) has violated the FCPA or any other U.S. or foreign Laws addressing domestic or foreign corruption, bribery, business ethics, or pay-to-play laws that are applicable to the Partnership or its Subsidiaries (collectively, the “Applicable Anti-Corruption Laws”); (ii) has, to the Knowledge of the Partnership, received written notice by any Governmental Authority of any facts which, if true, would constitute a violation of an Applicable Anti-Corruption Law; and (iii) to the Knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority relating to an alleged, potential, or actual violation of the Applicable Anti-Corruption Laws, except, in each case of the foregoing clauses (i) through (iii), as would not be material to the Partnership Group.

(c) The Partnership or another Group Member holds all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Environmental Matters. Except as, individually or in the aggregate, would not be reasonably likely to have a Partnership Material Adverse Effect: (a) the Partnership Group is, and since the later of December 31, 2021 and any such Group Member’s respective date of incorporation, formation or organization has been, in compliance with applicable Environmental Laws; (b) the Partnership or another Group Member has obtained, and is in compliance with, all Permits required under applicable Environmental Laws, and there are no Proceedings pending or, to the Knowledge of the Partnership, threatened in writing to terminate, cancel or revoke any such Permit; (c) no written notice, demand, request for information, citation, summons, complaint or order has been received by, and no Proceeding is pending or, to the Knowledge of the Partnership, threatened in writing by any Person against any Group Member, in each case with respect to any matters arising under Environmental Laws; (d) there have been no Releases of Hazardous Substances at any property by the

Partnership or any Group Member, or, to the Knowledge of the Partnership, any other Person, that require investigation or remediation by the Partnership or any of its Subsidiaries under applicable Environmental Laws, or would otherwise reasonably be expected to give rise to any Group Member incurring any liability, remedial obligation or corrective action requirement under applicable Environmental Laws and (e) no Group Member has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.10 Information Supplied. Subject to the accuracy of the representations and warranties of the Parent Parties set forth in Section 5.10, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Joint Proxy Statement will, on the date it is first mailed to the Limited Partners and the Parent Stockholders, and at the time of the Partnership Special Meeting and the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Joint Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the General Partner nor the Partnership makes any representation or warranty with respect to information supplied by or on behalf of any Parent Party for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.11 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to any Group Member have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by any Group Member that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of any Group Member that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets other than any Partnership Permitted Lien, (d) there is no claim against any Group Member for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (e) each Group Member that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (f) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation and (g) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.12 Partnership Benefit Plans; Employee Matters.

(a) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership

Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the Knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(c) As of the date hereof, no Group Member employs any employees, and no Group Member has extended any offer of employment to any individual that is outstanding as of the date hereof.

Section 4.13 Real Property.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect or, to the extent disclosed by a Title Commitment, (i) either the Partnership or another Group Member has good and valid title to each material real property at which material operations of the Partnership or another Group Member are conducted and that are owned by the Partnership or another Group Member, other than Partnership Real Property Leases and Rights-of-Way (such owned real property collectively, the “Partnership Owned Real Property”) and (ii) either the Partnership or another Group Member has a good and valid leasehold interest in any material real property which the Partnership or another Group Member leases or subleases or has the right to use or occupy, in each case, as tenant, pursuant to a material lease, sublease or other use or occupancy agreement and at which material operations of the Partnership or other Group Member are conducted (any such property subject to such lease, sublease or other use or occupancy agreement, the “Partnership Leased Real Property” and such leases, subleases and other use or occupancy agreements are, collectively, the “Partnership Real Property Leases”), in each case, free and clear of all Liens other than any Partnership Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (A) each Partnership Real Property Lease is valid, binding and in full force and effect, as of the date hereof, in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions and (B) no uncured default of a material nature on the part of the Partnership or, if applicable, other Group Member or, to the Knowledge of the Partnership, the lessor thereunder, exists under any Partnership Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect or which constitute Partnership Permitted Liens, (i) to the Knowledge of the Partnership, there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Partnership Owned Real Property or the Partnership Leased Real Property that adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or any other Group Member in the operation of its business thereon, (ii) except for such arrangements solely among the Group Members, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Partnership Owned Real Property or any portion thereof or interest therein that adversely affects the existing use of the Partnership Owned Real Property by the Partnership or another Group Member in the operation of its business thereon and (iii) neither the Partnership nor any other Group Member is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Partnership Owned Real Property or Partnership Leased Real Property that adversely affects the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or any other Group Member in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect or, to the extent disclosed by a Title Commitment or any Partnership Real Property Leases: (i) each of the Partnership and the other Group Members has such Rights-of-Way that are necessary for the Partnership and the other Group Members to use and operate the applicable Partnership Owned Real Property and, to the knowledge of Partnership, the applicable Partnership Leased Real Property, in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Partnership Permitted Liens), and (ii) neither the Partnership nor any other Group Member has received written notice of, and, to the Knowledge of the Partnership, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Partnership and the other Group Members in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect or, to the extent disclosed by a Title Commitment or any Partnership Real Property Leases, all pipelines operated by the Partnership and the other Group Members have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for the Partnership and the other Group Members to use and operate such pipelines in the manner that they are currently used and operated, and neither the Partnership nor any other Group Member has received written notice of and, to the Knowledge of the Partnership, there are no gaps (including any gap arising as a result of any breach by the Partnership or any other Group Member of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Partnership and the other Group Members to use and operate such pipelines in the manner that they are currently used and operated.

Section 4.14 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no Proceedings pending, or to the Knowledge of the Partnership, threatened in writing, alleging that the Partnership or any other Group Member is in violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility commission or similar state agency or department in a state within which the Partnership or any other Group Member operates, as the case may be.

(b) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by the Partnership or any other Group Member during the three years preceding the date hereof, with the (i) Federal Energy Regulatory Commission (“FERC”) under the NGA, the NGPA, the ICA, PUHCA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy or (iii) any state public utility commission or similar state agency or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and tariffs and related documents, and, to the Knowledge of the Partnership, all such filings, as of their respective dates, and, as amended or supplemented, were in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.15 Opinion of Financial Advisor. The Partnership Conflicts Committee has received the opinion of Intrepid Partners, LLC (the “Partnership Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.16 Brokers and Other Advisors. Except for the Partnership Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of any Group Member or the Partnership Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Partnership Conflicts Committee Financial Advisor, which letter describes all fees payable to the Partnership Conflicts Committee Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated by this Agreement.

Section 4.17 Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.18 No Other Representations or Warranties. The General Partner and the Partnership acknowledge and agree that, except for the representations and warranties set forth in Article V, no Parent Party nor any other Person makes or has made, and the General Partner and the Partnership disclaim reliance upon, any express or implied representation or warranty with respect to the Parent Parties or with respect to any other information provided to the General Partner or the Partnership or their Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including as to the accuracy or completeness thereof). Each of the General Partner and the Partnership acknowledges and agrees that, without limiting the generality of the foregoing, no Parent Party nor any other Person will have or be subject to any liability or other obligation to the General Partner or the Partnership or any other Person resulting from the distribution to the General Partner or the Partnership (including their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or the General Partner’s or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the General Partner or the Partnership in expectation of or in connection with the Merger, unless any such information is the subject of an express representation or warranty set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

THE Parent PARTIES

Except as disclosed in (a) the Parent SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2021, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), the Parent Parties, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of the Parent Parties is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed or organized or existing (other than with respect to Parent or Merger Sub) or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Each of the Parent Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has made available (through the Parent SEC Documents) to the Partnership correct and complete copies of its Organizational Documents, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent is not in violation of any of their provisions in any material respect.

Section 5.2 Capitalization.

(a) The authorized capital stock of Parent consist of (i) 320,000,000 Parent Shares and (ii) 5,000,000 shares of Parent Preferred Stock. As of August 10, 2023, there were (i) 184,113,437 Parent Shares issued and outstanding (excluding, for the avoidance of doubt, any Parent Shares held in treasury), (ii) 39,118,109 Parent Shares held in treasury and (iii) no shares of Parent Preferred Stock issued and outstanding or held in treasury. As of August 10, 2023, there were stock-settled equity-based awards outstanding with respect to 2,292,058 Parent Shares (assuming maximum performance of any performance-based awards). All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to the Parent Equity Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, except pursuant to this Agreement, the Parent Equity Plans or grant documents issued thereunder, (i) there are no equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted stock units, stock appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence. From August 10, 2023, through the date of this Agreement, except as set forth in Section 5.2(a) or on Section 5.2(b) of the Parent Disclosure Schedule, there have been no other equity securities, options, profits interest units, phantom units, restricted stock units, stock appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of Parent, other than pursuant to the Parent Equity Plans.

(c) Parent does not have any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.

(d) Other than as set forth in Section 5.2(d) of the Parent Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e) When issued pursuant to the terms of this Agreement, all Parent Shares constituting a part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f) All of the issued and outstanding equity interests of Merger Sub and HoldCo are duly authorized and validly issued and are owned, indirectly by Parent, in the case of HoldCo, and directly by HoldCo, in the case of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for the obligations and liabilities incurred in connection with its formation, and the transactions referenced in or contemplated by this Agreement, Merger Sub has not, and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Parent Parties has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining Parent Stockholder Approval. The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized and approved by the Parent Conflicts Committee and the Parent Board for and on behalf of Parent, the HoldCo GP for and on behalf of HoldCo, and the Merger Sub Board for and on behalf of Merger Sub, and, assuming the Parent Stockholder Approval is obtained, no other entity action on the part of any Parent Party is necessary to authorize the execution, delivery and performance by the Parent Parties of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Parent Party and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any Takeover Laws applicable to any Parent Party (including, for the avoidance of doubt, Section 203 of the Delaware General Corporation Law (the “DGCL”)) do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

(b) Neither the execution and delivery of this Agreement by the Parent Parties, nor the consummation by the Parent Parties of the transactions contemplated by this Agreement, nor compliance by the Parent Parties with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of any other Parent Party, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are obtained, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to any Parent Party or any of their respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Parent Party under, any of the terms, conditions or provisions of any Contract or Permit to which any Parent Party is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of any Parent Party, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, payments, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The affirmative vote of a majority of votes cast by Parent Stockholders entitled to vote thereon at the Parent Special Meeting at which a quorum is present or any adjournment or postponement thereof (the

“Parent Stockholder Approval”) is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, and no other vote of holders of any securities of Parent or its Subsidiaries is necessary to approve the transactions contemplated by this Agreement.

(d) The Parent Conflicts Committee, by unanimous vote, has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (iii) recommended to the Parent Board the approval by the Parent Board of this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, and (iv) resolved, and recommended that the Parent Board resolve, to (x) direct that the Parent Stock Issuance be submitted to a vote of the Parent Stockholders for approval at a special meeting of the Parent Stockholders, and (y) recommend approval of the Parent Stock Issuance by the Parent Stockholders at the Parent Special Meeting.

(e) Following receipt of the recommendation of the Parent Conflicts Committee, at a meeting duly called and held, the Parent Board (acting in part based upon the recommendation of the Parent Conflicts Committee), by unanimous vote, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the Parent Stock Issuance be submitted to a vote of the Parent Stockholders for approval at the Parent Special Meeting and (iv) resolved to recommend approval of the Parent Stock Issuance by the Parent Stockholders at the Parent Special Meeting.

Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing with the SEC of the Registration Statement and the Joint Proxy Statement constituting a part thereof, and the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing of a premerger notification report under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5 Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) Parent (or, in the case of the period from December 31, 2021 to March 13, 2022, HFC) has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, and including for the avoidance of doubt such filings and documents by HFC from December 31, 2021 to March 13, 2022, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the

Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of Parent (or HFC, as applicable) included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent has established and maintains internal control over financial reporting and disclosure controls and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to the Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for the Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(e) Since December 31, 2021, the principal executive officer and principal financial officer of Parent (or HFC, as applicable) have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent (or HFC, as applicable) or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, Parent has no Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 5.6 Available Funds. As of the date of this Agreement, Parent has, and at the Effective Time, Parent will have, available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Cash Consideration.

Section 5.7 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated by this Agreement, each Parent Party has carried on and operated its business in the ordinary course of business in all material respects.

Section 5.8 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to any Parent Party or Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any Parent Party, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.8 shall not apply to any Proceedings against any Parent Party or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.9 Compliance With Laws.

(a) Each of the Parent Parties is, and since the later of June 30, 2022 and its date of incorporation, formation or organization has been, in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Without limiting the generality of Section 5.9(a), within the last five years, neither Parent, its Subsidiaries, nor any of their respective officers, directors, employees, or, to the knowledge (as defined in the FCPA) of Parent, any consultant, agent, or other third party representing any of the foregoing (in their respective capacities as such), (i) has violated the FCPA or any other Applicable Anti-Corruption Laws; (ii) has, to the Knowledge of Parent, received written notice by any Governmental Authority of any facts which, if true, would constitute a violation of an Applicable Anti-Corruption Law; and (iii) to the Knowledge of Parent, is being (or has been) investigated by any Governmental Authority relating to an alleged, potential, or actual violation of the Applicable Anti-Corruption Laws, except, in each case of the foregoing clauses (i) through (iii), as would not be material to Parent and its Subsidiaries, taken as a whole.

Section 5.10 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.10, none of the information supplied (or to be supplied) in writing by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Joint Proxy Statement will, on the date it is first mailed to the Limited Partners and the Parent Stockholders, and at the time of the Partnership Special Meeting and the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Joint Proxy Statement, the Registration Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, none of the Parent Parties makes any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.11 Brokers and Other Advisors. Except for Barclays Capital Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any Parent Party or any of its Subsidiaries.

Section 5.12 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.13 Ownership of Partnership Interests. Parent and its Subsidiaries, taken together, are the beneficial owners of 59,630,030 Common Units, the General Partner Interest and the Special General Partner Interest.

Section 5.14 No Other Representations or Warranties. The Parent Parties acknowledge and agree that, except for the representations and warranties set forth in Article IV, neither the General Partner nor the Partnership, nor any other Person, makes or has made, and the Parent Parties disclaim reliance upon, any express or implied representation or warranty with respect to the General Partner or the Partnership or with respect to any other information provided to the Parent Parties or their Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including as to the accuracy or completeness thereof). Each of the Parent Parties acknowledges and agrees that, without limiting the generality of the foregoing, neither the General Partner nor the Partnership nor any other Person will have or be subject to any liability or other obligation to the Parent Parties or any other Person resulting from the distribution to the Parent Parties or their Representatives, or the Parent Parties’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Parent Parties in expectation of or in connection with the Merger, unless any such information is the subject of an express representation or warranty set forth in Article IV.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Registration Statement, the Joint Proxy Statement and the Schedule 13E-3.

(a) As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and the Partnership and Parent shall file with the SEC the Joint Proxy Statement, (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus and (iii) the Partnership and Parent shall jointly prepare and Parent, HoldCo, Merger Sub, the General Partner, HLH and the Partnership shall jointly file with the SEC the Schedule 13E-3. The Partnership and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement and the Schedule 13E-3. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Limited Partners and the Parent Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement, the Joint Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement, the Joint Proxy Statement or the Schedule 13E-3 will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement, the Joint Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners and the Parent Stockholders. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement, the Registration Statement or the Schedule 13E-3, or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Joint Proxy Statement or the Registration Statement.

(b) The Partnership shall, with the Parent Parties’ cooperation, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold the Partnership Special Meeting for the purpose of obtaining the Partnership Unitholder Approval. The Partnership shall, through the GP Board and the Partnership Conflicts Committee (unless the GP Board and/or the Partnership Conflicts Committee has made a Partnership Adverse Recommendation Change), recommend to the Limited Partners approval of this Agreement and the Merger (collectively, the “Partnership Board Recommendation”) and use the Partnership’s reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. Unless there has been a Partnership Adverse Recommendation Change, the Joint Proxy Statement shall include the Partnership Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of a quorum, (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Partnership Conflicts Committee or the GP Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Special Meeting and (iv) if the Partnership has delivered any notice contemplated by Section 6.1(g) and the time periods contemplated by Section 6.1(g) have not expired; provided, however, that in each case, without the written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), the Partnership shall not be permitted to postpone or adjourn the Partnership Special Meeting for more than 10 Business Days later than the most recently postponed or adjourned meeting or to a date after the date that is two Business Days prior to the Outside Date. The Partnership shall adjourn the Partnership Special Meeting at the request of Parent (but in no event for more than 30 days from the date the Partnership Special Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval or (ii) for the absence of a quorum. Without the written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Partnership Special Meeting except the approval of this Agreement, the Merger and matters reasonably related to this Agreement.

(c) Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold the Parent Special Meeting for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through the Parent Board and the Parent Conflicts Committee (unless the Parent Board and/or the Parent Conflicts Committee has made a Parent Adverse Recommendation Change), recommend that the Parent Stockholders approve the Parent Stock Issuance (collectively, the “Parent Board Recommendation”) and use Parent’s reasonable best efforts to obtain from the Parent Stockholders the Parent Stockholder Approval. Unless there has been a Parent Adverse Recommendation Change, the Joint Proxy Statement shall include the Parent Board Recommendation. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum, (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Parent Conflicts Committee or the Parent Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Parent Stockholders within the minimum amount of time reasonably practicable prior to the Parent Special Meeting and (iv) if Parent has delivered any notice contemplated by Section 6.1(i) and the time periods contemplated by Section 6.1(i) have not expired; provided, however, that in each case, without the written consent of the Partnership (which shall not be unreasonably withheld, delayed or conditioned), Parent shall not be permitted to postpone or adjourn the Parent Special Meeting for more than 10 Business Days later than the most recently postponed or adjourned meeting or to a date after the date that is two Business Days prior to the Outside Date. Parent shall adjourn the Parent Special Meeting at the request of the Partnership (but in no event for more than 30 days from the date the Parent Special Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval or (ii) for the absence of a quorum. Without the written consent of the Partnership (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Parent Special Meeting except the approval of the Parent Stock Issuance and matters reasonably related thereto.

(d) The parties shall use their reasonable best efforts to hold the Partnership Special Meeting and the Parent Special Meeting on the same day.

(e) Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement and the Merger to the Limited Partners for approval at the Partnership Special Meeting even if the GP Board and/or the Partnership Conflicts Committee shall have effected a Partnership Adverse Recommendation Change. Unless this Agreement is validly terminated in accordance with Article VIII, Parent shall submit the Parent Stock Issuance for approval at the Parent Special Meeting even if the Parent Board or the Parent Conflicts Committee has made a Parent Adverse Recommendation Change.

(f) Except as expressly permitted by this Section 6.1, the General Partner and the Partnership shall not, and shall cause their respective Subsidiaries and their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or (ii) fail to include the Partnership Board Recommendation in the Joint Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(g) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.1(g), either or both of the GP Board (upon the recommendation of the Partnership Conflicts Committee) or the Partnership Conflicts Committee may make a Partnership Adverse Recommendation Change if the GP Board (upon the recommendation of the Partnership Conflicts Committee) and/or the Partnership Conflicts Committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse Recommendation Change would be inconsistent with the duties of the GP Board or the Partnership Conflicts Committee, as applicable, under applicable Law, as modified by the Partnership Agreement; provided, however, that any Partnership Adverse Recommendation Change shall have no effect on the validity of the Special Approval granted by the Partnership Conflicts Committee, which shall remain in full force and effect for all purposes under the Partnership Agreement; and further provided, however, that the GP Board or the Partnership Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i) the GP Board or the Partnership Conflicts Committee, as applicable, has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least four Business Days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than four Business Days prior to the expected date of the Partnership Unitholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii) during the Partnership Notice Period, the GP Board or the Partnership Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Parent Conflicts Committee in good faith (to the extent the Parent Conflicts Committee desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with the duties of the GP Board or the Partnership Conflicts Committee, as applicable, under applicable Law, as modified by the Partnership Agreement; provided, however, that the GP Board and the Partnership Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by the Parent Conflicts Committee in determining whether to make a Partnership Adverse Recommendation Change.

(h) Except as expressly permitted by this Section 6.1, the Parent shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the General Partner and the Partnership, the Parent Board Recommendation or (ii) fail to include the Parent Board Recommendation in the Joint Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Parent Adverse Recommendation Change”).

(i) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance in all material respects with this Section 6.1(i), either or both of the Parent Board (upon the recommendation of the Parent Conflicts Committee) or the Parent Conflicts Committee may make a Parent Adverse Recommendation Change in response to a Parent Designated Proposal or the occurrence of a Parent Intervening Event if the Parent Board (upon the recommendation of the Parent Conflicts Committee) and/or the Parent Conflicts Committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Parent Adverse Recommendation Change would be inconsistent with the duties of the Parent Board or the Parent Conflicts Committee, as applicable, under applicable Law; provided, however, no such Parent Adverse Recommendation Change shall be made in response to a Parent Acquisition Proposal that does not constitute a Parent Designated Proposal; provided further, however, that the Parent Board or the Parent Conflicts Committee may not effect a Parent Adverse Recommendation Change pursuant to the foregoing unless:

(i) the Parent Board or the Parent Conflicts Committee, as applicable, has provided prior written notice to the General Partner and the Partnership Conflicts Committee specifying in reasonable detail the reasons for such action (including, in the case of a Parent Designated Proposal, a description of the material terms of such Parent Designated Proposal or, in the case of a Parent Intervening Event, a reasonably detailed description of such Parent Intervening Event) at least four Business Days in advance of its intention to make a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than four Business Days prior to the expected date of the Parent Stockholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Parent Notice Period”); and

(ii) during the Parent Notice Period, the Parent Board or the Parent Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Partnership Conflicts Committee in good faith (to the extent the Partnership Conflicts Committee desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change in response to a Parent Designated Proposal or the occurrence of a Parent Intervening Event would not be inconsistent with the duties of the Parent Board or the Parent Conflicts Committee, as applicable, under applicable Law; provided, however, that the Parent Board and the Parent Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by the Partnership Conflicts Committee in determining whether to make a Parent Adverse Recommendation Change; provided further that any material amendment to the terms of a Parent Designated Proposal, if applicable, shall require a new notice pursuant to the immediately preceding subsection (i) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one Business Day from the time the General Partner receives such notice (as opposed to four Business Days).

(j) It is understood and agreed that no actions or omissions taken at the direction of, or caused directly by, Parent, any of its Subsidiaries or any of their respective Representatives shall be imputed on the Partnership, the General Partner or their Subsidiaries, nor shall the Partnership, the General Partner or their Subsidiaries be deemed to have breached or violated any provision of this Section 6.1 by reason of any such action or omission.

Section 6.2 Conduct of Business.

(a) Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as required by any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries to: (A) conduct its business in the ordinary course of business consistent with past practice, provided, that this Section 6.2(a)(iv)(A) shall not prohibit the Partnership and the other Group Members from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any; (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Group Members, other than changes to such policies made in the ordinary course of business and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts; provided, that no action or inaction by the Partnership, the General Partner, or their respective Subsidiaries with respect to the matters specifically addressed by any portion of the remaining provisions of this Section 6.2(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of this Section 6.2(a). During the period from the date of this Agreement until the Effective Time, if permitted by applicable Law and the Partnership Agreement, the General Partner shall cause the Partnership to declare and pay regular quarterly cash distributions to the holders of the Common Units, consistent with past practice; provided, that, in no event shall the regular quarterly cash distributions declared or paid by the Partnership to the holders of the Common Units be less than $0.35 per Common Unit. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as required by any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement), or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the

Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries to:

(i) amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) with respect to the Partnership only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units, other than regular quarterly distributions that are declared and paid consistent with past practice and do not exceed $0.35 per Common Unit per quarter;

(iii) other than in the ordinary course of business consistent with past practice, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests, other than (A) issuances of Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement and (B) Partnership Permitted Liens;

(iv) make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than (x) acquisitions or dispositions in the ordinary course of business or (y) acquisitions or dispositions outside of the ordinary course of business not to exceed $10,000,000 in the aggregate;

(v) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s equity interests;

(vi) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(vii) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(viii) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;

(ix) except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (w) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material Partnership Benefit Plan (or any plan or arrangement that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (x) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (y) accelerate any material rights or benefits under any Partnership Benefit Plan or (z) grant or amend any Partnership LTIP Awards or other equity awards, except in each case in the ordinary course of business; or

(x) agree, in writing or otherwise, to take any of the foregoing actions.

(b) Except (i) as permitted by this Agreement, (ii) as required by applicable Laws, (iii) as provided in any Parent Material Contract in effect as of the date of this Agreement, or (iv) as consented to in writing by the

Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each other Parent Party and their respective Subsidiaries to: (A) conduct its business in the ordinary course of business consistent with past practice; provided, that this Section 6.2(b)(iv)(A) shall not prohibit Parent and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course of business consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees; (C) use commercially reasonable efforts to keep in full force and effect all material Permits of Parent and all material insurance policies maintained by such Parent Party, other than changes to such policies made in the ordinary course of business and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts; provided, that no action or inaction by any Parent Party or their respective Subsidiaries with respect to the matters specifically addressed by any portion of the remaining provisions of this Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of this Section 6.2(b). Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as required by applicable Laws, (iii) as provided in any Parent Material Contract in effect as of the date of this Agreement, or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of the other Parent Parties or their respective Subsidiaries to:

(i) amend any Parent Party’s Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (A) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (B) adversely affect (1) the economic benefits to be obtained by Partnership Unaffiliated Unitholders or (2) the terms of the Parent Common Stock in any material respect;

(ii) cause Parent to merge, consolidate or enter into any other business combination transaction or agreement with any Person in which such other Person is the surviving entity;

(iii) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring of Parent or a plan or agreement of reorganization of Parent under any bankruptcy or similar Law or take any action to cause the liquidation, winding up or dissolution of Merger Sub;

(iv) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, if such waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

(v) declare, authorize, set aside or pay any distribution payable in cash, stock or property in respect of any of Parent’s capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time, subject to Section 6.10; provided, however, that nothing contained herein shall prohibit Parent Board from increasing or decreasing the quarterly cash dividend on Parent Common Stock in the ordinary course of business consistent with past practice; or

(vi) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of, and other than as expressly contemplated by, this Agreement, each of the Parent Parties, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units, the General Partner Interest and the Special General Partner Interest in the Partnership beneficially owned by Parent, any of its Subsidiaries or the General Partner, as applicable, as of the date of this Agreement or acquired thereafter, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any Proceedings brought by any Governmental Authority challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

(b) Parent and the Partnership shall (i) make or cause to be made appropriate filings of “Notification and Report Forms” pursuant to the HSR Act, with respect to the transactions contemplated by this Agreement as promptly as practicable, but in no event later than 20 Business Days after the date of this Agreement, and Parent and the Partnership shall each bear their own costs and expenses incurred in connection with such filings, provided, that Parent shall bear fifty percent (50%) of, and the Partnership shall bear fifty percent (50%) of, all filing fees required to be paid in connection with any such filings, (ii) use reasonable best efforts to make an appropriate response at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”), and (iii) use reasonable best efforts to (x) cause the waiting periods required under the HSR Act and any other Laws to terminate or expire at the earliest possible date, and (y) to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated by this Agreement constitute a violation of any applicable Antitrust Laws, so as to enable the Closing to occur as soon as reasonably possible. In connection with this Section 6.3(b), the parties shall, to the extent permitted by applicable Law, (1) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (2) promptly inform the other party of any communication received by such party from, or given by such party to, the DOJ or the FTC and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated by this Agreement, (3) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or, in connection with any proceeding by a private party, any other person, in connection with the transactions contemplated by this Agreement and (4) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or other person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary in this Section 6.3 or otherwise, Parent shall not be required to, and shall not be required to cause its Affiliates to (and the Partnership shall not, and shall not agree to, without Parent’s prior written consent to) sell, divest, hold separate, license, relinquish, otherwise dispose of, or agree to any limitation on its freedom of action, ownership, or control with respect to any assets, businesses, properties, or interests in or of any Person, or agree or consent to any of the foregoing.

Section 6.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement

(to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which may be provided by an officer of such party or, in the case of the Partnership, an officer of the General Partner) (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules and regulations of the NYSE, (b) in connection with any Partnership Adverse Recommendation Change, any Parent Adverse Recommendation Change or any other action taken by the GP Board (upon the recommendation of the Partnership Conflicts Committee), the Partnership Conflicts Committee, the Parent Board (upon the recommendation of the Parent Conflicts Committee) or the Parent Conflicts Committee pursuant to, and in accordance with, Section 6.1, and (c) any disclosure of information concerning this Agreement in connection with any dispute between the parties hereto regarding this Agreement; provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4.

Section 6.5 Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for integration and operational planning related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party) and (ii) all information concerning Parent’s or the Partnership’s business, properties and personnel as the other party may reasonably request, including all information relating to environmental matters, for the purpose of completing the other party’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information (i) the disclosure of which the other party has concluded, in its reasonable judgment, may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation to a third party binding on such party or any of its Affiliates or (ii) regarding the deliberations of the GP Board or the Partnership Conflicts Committee, or the Parent Board or the Parent Conflicts Committee, as applicable, with respect to the transactions contemplated hereby or any similar transaction or transactions with any other Person, the entry into this Agreement, or any materials provided to such Persons in connection therewith, including materials prepared by any financial or legal advisors, except as required by applicable Laws, including the Securities Act and the Exchange Act in respect of the Registration Statement, the Joint Proxy Statement and the Schedule 13E-3.

Section 6.6 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Surviving Entity and the General Partner and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity, shall maintain in effect for a period of six years following the Effective Time the Parent’s current directors’ and officers’ liability insurance policies to the extent covering acts or omissions by the Partnership’s directors and officers occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that Parent or the Surviving Entity, or Parent on behalf of the Surviving Entity, may satisfy this requirement by renewing or extending such policies and may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are not materially less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums allocated to the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent or the Surviving Entity would be required to expend more than the Maximum Amount, Parent or the Surviving Entity, or Parent on behalf of the Surviving Entity, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent, in its sole discretion elects, then, in lieu of the obligations of Parent or the Surviving Entity under this Section 6.6(b), Parent or the Partnership may (but shall be under no obligation to), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.

Section 6.7 Fees and Expenses. Except as otherwise provided in Section 6.3, Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the filing, printing and mailing of the Registration Statement, the Joint Proxy Statement and the Schedule 13E-3 and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

Section 6.8 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units and Partnership LTIP Awards) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock and Parent RSUs) resulting from the transactions contemplated by this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Stock Exchange Listing, Delisting and Deregistration.

(a) Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Parent shall submit a supplemental listing application with the NYSE (the “NYSE Listing Application”) with respect to such Parent Shares in accordance with the requirements of the NYSE. Parent shall use its reasonable best efforts to have the NYSE Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE). The Partnership shall furnish all information as may be reasonably requested by Parent in connection with any such action and the preparation and submission of the NYSE Listing Application. No submission of, or amendment or supplement to, the NYSE Listing Application will be made by Parent without providing the Partnership with a reasonable opportunity to review and comment thereon. In addition, Parent agrees to provide the Partnership and its legal counsel with copies of any written comments, and shall inform the Partnership of any oral comments, that Parent or its counsel may receive from time to time from the NYSE or its staff with respect to the NYSE Listing Application promptly after receipt of such comments, and any written or oral responses thereto. The Partnership and its legal counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the additions, deletions or changes suggested thereto by the Partnership and its counsel.

(b) The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.10 Dividends and Distributions. Subject to Section 6.2(a), after the date of this Agreement and until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the timing of any declaration of any dividends or distributions in respect of Parent Common Stock and Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not receive, for any quarter, distributions both in respect of Common Units and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or (ii) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

Section 6.11 Partnership Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and it shall not permit any of its Subsidiaries to, take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then existing members of the Partnership Conflicts Committee, eliminate the Partnership Conflicts Committee, revoke or diminish the authority of the Partnership Conflicts Committee, increase the size of the Partnership Conflicts Committee, or remove or cause the removal of any director of the General Partner who is a member of the Partnership Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the removal of any director for Cause or the filling, in accordance with the provisions of the General Partner Company Agreement, of any vacancies in the Partnership Conflicts Committee, including any vacancies caused by the resignation, death or incapacity of any such director or any such removal of a director for Cause.

Section 6.12 Performance by the General Partner. The General Partner shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the written direction of Parent. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement, or shall any condition to the obligations of the Parent Parties to effect the Merger be deemed not satisfied, by reason of any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the written direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 6.13 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the holders of the Public Common Units as selling 100% of the Public Common Units to HoldCo in exchange for the Merger Consideration in a fully taxable sale. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.14 Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law (including, for the avoidance of doubt, Section 203 of the DGCL) to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated by this Agreement or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement or related thereto, Parent, the Parent Board, the Parent Conflicts Committee, the General Partner, the GP Board and the Partnership Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

Section 6.15 Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.16 Voting and Consent. Parent covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, (i) at the Partnership Special Meeting or any other meeting of Limited Partners or any vote or consent of Partnership Interests in connection with a vote or consent of the Limited Partners, however called or obtained, Parent will vote, or cause to be voted, or deliver or cause to be delivered a consent with respect to, all Partnership Interests then owned beneficially or of record by Parent or any of its Subsidiaries, as of the record date for such meeting or consent, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof and (ii) Parent will not, and will cause each of its Subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any Partnership Interests owned by Parent or its Subsidiaries, other than a transfer, assignment or disposition by and between Parent and its Subsidiaries. Parent consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the Organizational Documents thereof, each of its Subsidiaries to consent to, this Agreement and the transactions contemplated by this Agreement.

Section 6.17 Employee Matters. Prior to the Effective Time, the General Partner will cause the Partnership to terminate certain Partnership Benefit Plans that provide for the payment of severance benefits or change in control benefits and which are identified by name in Section 6.17 of the Partnership Disclosure Schedules (the “Terminated Partnership Plans”). Each Partnership Service Provider that continues providing service to the Parent or its Affiliates following the Effective Time and is deemed to have an employee category of M5 or above at the Parent or its Affiliates (the “Continuing Management Employees”) shall be eligible to participate in a corresponding severance or change in control Parent Benefit Plan, as applicable, immediately following the Effective Time. Following the Effective Time, Parent shall take all commercially reasonable efforts to credit each Partnership Service Provider that continues providing service to the Parent or its Affiliates following the Effective Time (the “Continuing Employees”) for purposes of vesting, eligibility, severance or other benefit accruals under the applicable Parent Benefit Plan in which the Continuing Employee participates for all service provided to the Partnership Group to the same extent that the service was taken into account under the corresponding Terminated Partnership Plan immediately prior to the Effective Time, to the extent that such credit does not result in duplicate benefits.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Partnership Unitholder Approval. The affirmative vote or consent of a Unit Majority, voting together as a single class at the Partnership Special Meeting or any adjournment or postponement thereof, in favor of the approval of this Agreement and the Merger (the “Partnership Unitholder Approval”) shall have been obtained in accordance with applicable Laws and the Partnership Agreement.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with the rules of the NYSE.

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(d) Regulatory Approval. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance, if required, or any notice for the use of treasury shares required in place of an approved listing application shall have been provided to the NYSE.

Section 7.2 Conditions to Obligations of the Parent Parties to Effect the Merger. The obligations of the Parent Parties to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1(a), Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a), Section 4.2(b) and Section 4.2(c) shall be true and correct in all respects except for any de minimis inaccuracies, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.10) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b) Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Parties contained in Section 5.1(a), Section 5.3(a), Section 5.3(c) and Section 5.7(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Parent Parties contained in Section 5.2(a), Section 5.2(b), Section 5.2(c) and Section 5.2(e) shall be true and correct in all respects except for any de minimis inaccuracies, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Parent Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.5 and Section 5.10) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of the Parent Parties. Each of the Parent Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing

Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) None of the Parent Parties may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board and the Partnership Conflicts Committee, respectively;

(b) by either of Parent or the Partnership:

(i) if the Closing shall not have been consummated on or before February 15, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the failure of the Closing to occur by the Outside Date was due to the failure of, in the case of Parent, a Parent Party, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, a Parent Party, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or

(ii) if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, a Parent Party, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement in any material respect;

(iii) if the Partnership Special Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained; or

(iv) if the Parent Special Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained.

(c) by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i), Section 7.2(a)(ii) or Section 7.2(b) and (ii) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if a Parent Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d) by the Partnership (which termination may be effected for the Partnership by the Partnership Conflicts Committee without the consent, authorization or approval of the GP Board) if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of any of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i), Section 7.3(a)(ii) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by the applicable Parent Party within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(e) by Parent, if a Partnership Adverse Recommendation Change shall have occurred; or

(f) by the Partnership, if a Parent Adverse Recommendation Change shall have occurred.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 4.18, Section 5.14, Section 6.7, this Section 8.2, Section 8.3, Article I, and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any Parent Party, HLH, the Partnership or the General Partner or their respective Representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Partnership Termination Fee, the Parent Termination Fee, the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner, HLH or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence or any further liability or obligation relating to or arising out of (i) this Agreement or the transactions contemplated thereby, (ii) the failure of the Merger or the other transactions hereby to be consummated or (iii) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, in each case, whether in contract or in tort or any other theory of liability whatsoever, for any action taken or omitted to be taken by the General Partner, HLH, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the express written direction of Parent or any of its Subsidiaries. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3 Termination Fees; Expenses.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(e) (Partnership Adverse Recommendation Change), then the Partnership shall promptly, but in no event later than five Business Days after the date of such termination, pay Parent’s designee an amount in cash equal to $10,000,000 (the “Partnership Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by Parent in writing.

(b) In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(f) (Parent Adverse Recommendation Change), then Parent shall promptly, but in no event later than five Business Days after the date of such termination, pay the Partnership’s designee an amount in cash equal to $20,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by the Partnership in writing; provided, that the Parent Termination Fee shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Parent Termination Fee as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Parent Termination Fee will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(c) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c), then the Partnership shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000 (the “Parent Expense Reimbursement”).

(d) In the event of termination of this Agreement (i) by Parent or the Partnership pursuant to Section 8.1(b)(iv) or (ii) by the Partnership pursuant to Section 8.1(d), then Parent shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(e) Each of the parties hereto acknowledges that the Partnership Termination Fee, Parent Termination Fee, Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather are in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Partnership Termination Fee, Parent Termination Fee, Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.6, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Partnership Conflicts Committee; provided, further, that there shall be no amendment or change to the provisions of this Agreement that under applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners or Parent Stockholders, unless such amendment is submitted to a vote of the Limited Partners and the Parent Stockholders.

Section 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the General Partner or the GP Board may not take or authorize any such action unless it has been approved in advance by the Partnership Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, or any Parent Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4 GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such approval, consent, waiver, decision or determination must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Partnership Conflicts Committee.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, exhibits and schedules hereto and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), (ii) the right of a holder of a Partnership LTIP Award as set forth in Section 3.6 (a claim by any holder of a Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (iii) the provisions of Section 6.6 and Section 9.12.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10 or any other manner permitted by applicable Law, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the

Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to any of the Parent Parties, to:

HF Sinclair Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention:	Chief Executive Officer

Email:

with a copy (which shall not constitute notice) to:

HF Sinclair Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention:	General Counsel

Email:

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention:	Katherine T. Frank

Alan J. Bogdanow

E. Ramey Layne

Email:

If to the Partnership or the General Partner, to:

Holly Logistics Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention:	President

Email:

with a copy (which shall not constitute notice) to:

Holly Logistic Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention:	General Counsel

Email:

with a copy (which shall not constitute notice) to each of:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention:	Hillary H. Holmes

Tull Florey

E-mail:

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

HF SINCLAIR CORPORATION

By:	/s/ Timothy Go
Name: Timothy Go
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

HOLDCO:

NAVAJO PIPELINE CO., L.P.

By:	/s/ Timothy Go
Name: Timothy Go
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

MERGER SUB:

HOLLY APPLE HOLDINGS LLC

By:	/s/ Timothy Go
Name: Timothy Go
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP LOGISTICS HOLDINGS, L.P., its General Partner

By:	HOLLY LOGISTIC SERVICES, L.L.C., its General Partner

By:	/s/ Michael C. Jennings
Name: Michael C. Jennings
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

HLH:

HEP LOGISTICS HOLDINGS, L.P.

By:	HOLLY LOGISTIC SERVICES, L.L.C., its General Partner

By:	/s/ Michael C. Jennings
Name: Michael C. Jennings
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

GENERAL PARTNER:

HOLLY LOGISTIC SERVICES, L.L.C.

By:	/s/ Michael C. Jennings
Name: Michael C. Jennings
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

Annex B

1201 Louisiana Street, Suite 600 Houston, TX 77002 713.292.0863 712 Fifth Avenue, 31st Floor New York, NY 10019 212.388.5020 www.intrepidfp.com

August 15, 2023

The Conflicts Committee of the Board of Directors of Holly Logistic Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, TX 75201

Members of the Committee:

We understand that Holly Energy Partners, L.P. (the “Partnership” or “HEP”), HEP Logistics Holdings, L.P. (“HLH”), the general partner of the Partnership, Holly Logistic Services, L.L.C. (the “General Partner”), the general partner of HLH, HF Sinclair Corporation (the “Parent”), Navajo Pipeline Co., L.P. (“HoldCo”) and Holly Apple Holdings LLC (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into the Partnership with the Partnership surviving the merger as an indirect, wholly owned subsidiary of Parent (such transaction, together with the other transactions contemplated by the Merger Agreement, the “Transaction”) and (ii) each common unit representing a limited partner interest in the Partnership (collectively, the “HEP Common Units”) issued and outstanding as of immediately prior to the Effective Time (as defined in the Merger Agreement) (other than any HEP Common Units owned by the Parent and its subsidiaries immediately prior to the Effective Time) will be converted into the right to receive (a) 0.3150 shares of common stock of the Parent, par value $0.01 per share (such exchange ratio, the “Exchange Ratio,” and such consideration, the “Stock Consideration”) and (b) $4.00 in cash, without any interest thereon (the “Cash Consideration” and, together with the Stock Consideration, in each case, with respect to each HEP Common Unit, the “Merger Consideration”). Holders of HEP Common Units other than the Parent, HoldCo, the General Partner, HLH and their respective affiliates are referred to herein as the “Partnership Unaffiliated Unitholders.” For the avoidance of doubt, REH Company (f/k/a The Sinclair Companies) is considered a Partnership Unaffiliated Unitholder for purposes of our opinion and the Merger Agreement. The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

The Conflicts Committee (the “Committee”) of the Board of Directors (the “Board of Directors”) of the General Partner has asked us whether, in our opinion, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed a draft of the Merger Agreement (draft dated August 14, 2023);

(ii)	reviewed the Partnership’s Second Amended and Restated Agreement of Limited Partnership, dated as of October 31, 2017 (the “Partnership Agreement”);

(iii)	reviewed certain presentations to the Committee from the management of the General Partner and the Parent;

(iv)

reviewed certain publicly available information relating to the Partnership and the Parent that we deemed relevant, including each of the Partnership’s and the Parent’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Reports on Form 10-Q for the three months ended March 31, 2023 and June 30, 2023, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission;

(v)

reviewed the Partnership’s and the Parent’s business plan with management of the General Partner and the Parent, including, but not limited to, a detailed review of business segments, certain material growth projects and commercial contracts and legal, environmental, regulatory and other matters;

(vi)	discussed the distribution policy for the Partnership and the dividend policy for the Parent with the management of the General Partner and the Parent;

(vii)	reviewed certain recent corporate announcements made by the Partnership and the Parent;

(viii)

reviewed certain non-public projected financial data and related assumptions of each of the Partnership and the Parent, as prepared and furnished to us by management of the General Partner and the Parent;

(ix)

discussed past and current operations and operational projections of each of the Partnership and the Parent with management of the General Partner and the Parent, including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided;

(x)	discussed the strategic rationale for, and potential benefits of, the Transaction with management of the General Partner and the Parent;

(xi)	performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner and the Parent;

(xii)

reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that we considered comparable to each of the Partnership and the Parent;

(xiii)	reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Transaction; and

(xiv)

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing the opinion expressed herein.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax, and other information and data provided to, discussed with or reviewed by us, or that was publicly available to us, and we have not assumed any responsibility for independent verification of the accuracy or completeness of any such information. We have further relied upon the assurances of management of the General Partner and the Parent that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts, projections and business plans of the Partnership and the Parent provided to us, we have relied, with your consent, upon the assurances of management of the General Partner and the Parent that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the General Partner and the Parent as to the future financial performance of the Partnership and the Parent, under the assumptions reflected therein. We express no view as to such financial forecasts or any judgments, estimates or assumptions on which they are based.

We have relied, with your consent, upon the assessments of management of the General Partner and the Parent as to (i) the potential impact on the Partnership and the Parent of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the refining and petroleum product and crude oil storage and transportation industries, and U.S. markets, (ii) the potential impact on the operations, results and prospects of the Partnership and the Parent of the Transaction, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of the Partnership and the Parent. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Partnership or the Parent is or may be a party or is or may be subject. We also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to the Partnership or the Parent since the date of the latest information relating to the Partnership or the Parent, as applicable, made available to us. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Partnership or the Parent and have not made or obtained any evaluations or appraisals of their respective assets or liabilities, nor have we been furnished with any such evaluations or appraisals.

In rendering our opinion, we have assumed (in all respects material to our analysis and with your consent) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any terms or conditions contained therein that are material to our analysis. We have assumed that the final executed and delivered versions of all documents reviewed by us in draft form will conform in all material respects to the most recent drafts reviewed by us. We have assumed that all governmental, regulatory or other consents, approvals or releases, including under the Partnership Agreement and any financing necessary for the consummation of the Transaction, will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Transaction or the consummation of the Transaction or materially reduce the benefits of the Transaction to the Partnership. We have assumed that the Transaction and the business of each of the Partnership, the General Partner and the other parties to the Transaction will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. We have assumed that the Partnership, the General Partner and the Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid Partners, LLC) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Transaction.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders. We have not been asked to, nor do we express any view on, and our opinion does not address, any other terms, conditions, aspects or implications of the Transaction or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Transaction, any potential adjustment to the Exchange Ratio and Cash Consideration under the Merger Agreement, and the covenants and undertakings of the Partnership and the Parent in the Merger Agreement. For purposes of our opinion and analyses, with your permission, the Merger Consideration is as defined herein and we give no effect or consideration to the potential adjustments to the Merger Consideration provided for in the Merger Agreement. Our opinion does not address any financing transactions associated with the Transaction. In addition, we do not express any view regarding the relative merits of the Transaction as compared to any other transaction or business strategy in which the Partnership might engage or the merits of the underlying decision by the Board of Directors to cause the Partnership to engage in the Transaction and enter into and perform the Merger Agreement. We express no view or opinion as to the fairness of the Transaction to any creditors, bondholders or other constituencies of the Partnership (other than the Partnership Unaffiliated Unitholders, as described above) or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or class of such persons, relative to the Merger Consideration or otherwise. Further, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to any alternative transaction.

Our opinion does not address accounting, legal, actuarial, regulatory or tax matters. We are not legal, tax, commercial or bankruptcy advisors. Our opinion does not constitute a solvency opinion and does not address the solvency or financial condition of the Partnership or any of the potential parties to the Transaction. Our opinion does not address whether the Partnership has sufficient cash available or other sources of funds to enable it to consummate any distributions. Our opinion does not constitute a tax opinion. Our opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

We do not express any opinion as to equity securities or debt securities of the Partnership or the Parent and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Transaction.

We have acted exclusively as financial advisor to the Committee in connection with an evaluation of the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion, regardless of the conclusion reached herein, and a portion of which is contingent (and payable) upon the consummation of the Transaction. The Partnership has agreed to reimburse certain of our expenses and the Partnership has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of our business, we and our affiliates may invest in debt and/or equity securities of the Partnership and/or the Parent. In the future, we may provide certain investment banking services to the Partnership, the General Partner, the Parent and/or their affiliates, for which we may receive compensation.

This letter, and the opinion expressed herein, (i) is addressed to, and is for the information and benefit of, the Committee (in its capacity as such) in connection with its evaluation of the Transaction, (ii) is not intended to be and does not constitute a recommendation to any unitholder of the Partnership as to how such unitholder should act or vote with respect to the Transaction or any other matter, and (iii) shall not be disclosed, quoted, referred to or communicated (in whole or in part) to, or made available to, any third party, nor shall any public reference to us or this opinion be made, for any purpose whatsoever except (a) with our prior written approval in each instance, (b) in accordance with our engagement letter with the Committee and (c) that the Partnership may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Partnership to its unitholders relating to the Transaction.

Our opinion is necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and have been evaluated as of, the date of this letter. We assume no responsibility for updating, revising or reaffirming our opinion based on developments, circumstances or events occurring, or information made available to us, after the date of this letter (regardless of when the Merger Agreement is executed). The issuance of this opinion has been approved by the Fairness Opinion Committee of Intrepid Partners, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Very truly yours,

/s/ Intrepid Partners, LLC
Intrepid Partners, LLC

HF SINCLAIR CORPORATION

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

HF Sinclair is incorporated under the laws of the State of Delaware.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that, unless ordered by a court, indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), or (2) by a majority vote of a designated committee of these directors (even though less than a quorum), or (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(c) of the DGCL provides that to the extent a present or former director or officer (as defined in Section 145(c) of the DGCL) of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) or (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in

Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

The HF Sinclair Charter and HF Sinclair Bylaws provide that HF Sinclair must, among other things, indemnify and advance expenses to each director and officer who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of HF Sinclair or is or was serving at the request of HF Sinclair as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with and to the fullest extent permitted by the DGCL, including the advancement of expenses incurred by the indemnified person in defending any such threatened, pending or completed action, suit or proceeding.

Section 102(b)(7) of the DGCL permits a corporation to, among other things, provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for (a) a breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) a violation of Section 174 of the DGCL (unlawful dividends or stock repurchases or redemptions) or (d) any transaction from which the director derived an improper personal benefit.

The HF Sinclair Charter limits the liability of its directors to it or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL. Specifically, HF Sinclair’s directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to HF Sinclair or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In the view of the SEC, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

HF Sinclair has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in HF Sinclair’s amended and restated by-laws and to provide additional procedural protections.

HF Sinclair has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

HF Sinclair may enter into one or more underwriting agreements which provide that the underwriters will be obligated, under some circumstances, to indemnify HF Sinclair’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

The Merger Agreement provides that from and after the Effective Time, to the fullest extent permitted under applicable laws, HF Sinclair will, and will cause HEP (as the Surviving Entity) to, (i) indemnify and hold harmless against any reasonable cost or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of HF Sinclair, HoldCo, HEP, the General Partner or any of their respective subsidiaries; and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of HEP and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of HEP and the General Partner or any of their respective successors or assigns, if applicable, will for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of HEP and the General Partner than are presently set forth in such organizational documents. In addition, HEP (as the Surviving Entity), or HF Sinclair, on behalf of HEP, will maintain in effect for six years following the Effective Time HEP’s current directors’ and officers’ liability insurance policies to the extent covering acts or omissions by HEP’s directors and officers occurring at or prior to the Effective Time with respect to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of HF Sinclair, HoldCo, HEP, the General Partner or any of their respective subsidiaries, provided that in no event will HEP or HF Sinclair, as applicable, be required to expend more than an amount per year equal to 300% of current annual premiums allocated to HEP for such insurance.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit

2.1†*	Agreement and Plan of Merger, dated August 15, 2023, by and among HF Sinclair Corporation, Navajo Pipeline Co., L.P., Holly Apple Holdings LLC, Holly Energy Partners, L.P., HEP Logistics Holdings, L.P., and Holly Logistic Services, L.L.C. (included as Annex A to the joint proxy statement/prospectus included in this registration statement and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of HF Sinclair Corporation (incorporated by reference to Exhibit 3.1 of HF Sinclair’s Current Report on Form 8-K filed March 14, 2022, File No. 001-41235).

3.2	Third Amended and Restated By-Laws of HF Sinclair Corporation (incorporated by reference to Exhibit 3.1 of HF Sinclair’s Current Report on Form 8-K filed September 19, 2023, File No. 001-41325).

3.3	Second Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of Holly Energy Partners, L.P.’s Current Form on Form 8-K dated November 1, 2017, File No. 001-32225).

5.1**	Legal Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP with respect to HF Sinclair Corporation.

23.2*	Consent of Ernst & Young LLP with respect to Holly Energy Partners, L.P.

23.3*	Consent of KPMG LLP.

23.4**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1*	Powers of Attorney (contained on the signature pages).

99.1*	Consent of Intrepid Partners, LLC.

Exhibit Number	Description of Exhibit

99.2*	Form of Proxy Card and Voting Instructions for the HF Sinclair Special Meeting.

99.3*	Form of Proxy Card and Voting Instructions for the HEP Special Meeting.

107*	Filing Fee Table.

*	Filed herewith.
**	To be filed by amendment.
†

Pursuant to Item 601(b)(2) of Regulation S-K, HF Sinclair Corporation agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

Item 22.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1)

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 22, 2023.

HF SINCLAIR CORPORATION

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Timothy Go and Atanas H. Atanasov, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for any offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on September 22, 2023.

Signature	Title
/s/ Timothy Go Timothy Go	Chief Executive Officer and President and Director

/s/ Atanas H. Atanasov Atanas H. Atanasov	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Indira Agarwal Indira Agarwal	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Franklin Myers Franklin Myers	Chairperson of the Board

/s/ Anne-Marie N. Ainsworth Anne-Marie N. Ainsworth	Director

/s/ Anna C. Catalano Anna C. Catalano	Director

/s/ Leldon E. Echols Leldon E. Echols	Director

/s/ Manuel J. Fernandez Manuel J. Fernandez	Director

Signature	Title

/s/ Rhoman J. Hardy Rhoman J. Hardy	Director

/s/ R. Craig Knocke R. Craig Knocke	Director

/s/ Robert J. Kostelnik Robert J. Kostelnik	Director

/s/ James H. Lee James H. Lee	Director

/s/ Ross B. Matthews Ross B. Matthews	Director

/s/ Norman J. Szydlowski Norman J. Szydlowski	Director